      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1999

                                                    REGISTRATION NO. 333-64047

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                          OCWEN ASSET INVESTMENT CORP.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          VIRGINIA                           6798                             65-0736120
----------------------------      ----------------------------      -------------------------------
(State or other Jurisdiction      (Primary Standard Industrial             (I.R.S. Employer
Incorporator or organization)      Classification Code Number)          Identification Number)

                           1675 PALM BEACH LAKES BLVD.
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 682-8000
     --------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                                WILLIAM C. ERBEY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          OCWEN ASSET INVESTMENT CORP.
                           1675 PALM BEACH LAKES BLVD.
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 682-8000
     --------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)

                                    COPY TO:
                             GERARD L. HAWKINS, ESQ.
                             KENNETH B. TABACH, ESQ.
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                              734 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005

    Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                 --------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.


                 SUBJECT TO COMPLETION, DATED JANUARY 28, 1999


PROSPECTUS

                          OCWEN ASSET INVESTMENT CORP.


                              OFFER TO EXCHANGE ITS
                      11 1/2% REDEEMABLE NOTES DUE 2005
   REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF
                ITS OUTSTANDING 11 1/2% REDEEMABLE NOTES DUE 2005
                          RESOLD PURSUANT TO RULE 144A


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON _______ __, 1999, UNLESS EXTENDED

                              --------------------


       Ocwen Asset Investment Corp. (the "Company"), a Virginia corporation, hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $142.5 million aggregate principal amount of its 11 1/2% Redeemable Notes due 2005 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of its outstanding 11 1/2% Redeemable Notes due 2005 which have been resold to certain "qualified institutional buyers" ("QIBs") in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act (the "Old Notes"), of which there are $142.5 million aggregate principal amount outstanding as of the date hereof. Outstanding 11 1/2% Redeemable Notes due 2005 which were concurrently issued with the Old Notes and have been resold in reliance on, and subject to the restrictions imposed pursuant to, Regulation S under the Securities Act (the "Regulation S Notes"), of which there are $500,000 aggregate principal amount outstanding as of the date hereof, are not eligible to participate in the Exchange Offer.



       The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer under federal securities laws applicable to the Old Notes and (ii) the holders of New Notes will not be entitled to registration rights that holders of Old Notes have, except under limited circumstances. See "Description of New Notes" and "Description of Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated July 14, 1998 (the "Registration Rights Agreement"), among the Company and Lehman Brothers, Inc., Morgan Stanley & Co., Inc., J.C. Bradford & Co. and Piper Jaffray Inc. (the "Initial Purchasers"). Except as the context may otherwise require or otherwise expressly stated, the term "Notes" herein means the Old Notes, the New Notes and the Regulation S Notes.


                                               (continued on the following page)

       This Prospectus and the Letter of Transmittal are first being mailed to all registered holders of Old Notes as of _____________ __, 1999.

       SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR MATERIAL RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                  EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

               The date of this Prospectus is __________ __, 1999.

(Continued from the previous page)

       Interest on the Notes will be payable in cash semi-annually in arrears on each January 1 and July 1, commencing on January 1, 1999, at a rate per annum of 11 1/2%. The Notes will mature on July 1, 2005 and will be redeemable, at the option of the Company, in whole or part, on or after July 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to July 14, 2001, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its common stock, par value $0.01 per share (the "Common Stock"), to redeem up to 25% of the aggregate principal amount of the Notes at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that, after any such redemption, the aggregate principal amount of the Notes outstanding must equal at least $112.5 million. Upon the occurrence of a Change of Control (as defined under "Description of New Notes - Repurchase at the Option of Holders - Certain Definitions"), the Company is required, subject to certain conditions, to offer to purchase all of the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

       The New Notes will be represented by one or more certificates in registered global form (the "Global Securities"), which will be deposited with a custodian for and registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Beneficial interests in New Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. See "Description of Notes - Book-Entry, Delivery and Form."

       Based on the position of the staff of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer or who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate")) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. Each holder of Old Notes wishing to accept the Exchange Offer must represent to the Company in the accompanying letter of transmittal (the "Letter of Transmittal") that such conditions have been met in connection with its proposed acquisition of New Notes. In addition, as described herein, if any broker-dealer (a "Participating Broker-Dealer") holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes then such Participating Broker-Dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes, which may be this Prospectus, as amended or supplemented from time to time. See "The Exchange Offer Resales of New Notes."

       Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there is no existing market. There can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation of the New Notes through any automated quotation system.

       Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture between the Company and Norwest Bank Minnesota, National Association (the "Indenture"), except for those rights which terminate upon consummation of the Exchange Offer. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof, and the Company will not have any further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them, except under limited circumstances. See "Registration Rights Agreement." To the extent that Old Notes

(Continued from the previous page)

are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors - Consequences of a Failure to Exchange Old Notes."

       THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.


       Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on ____________ __, 1999 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company to a date which is no later than 30 business days after the date hereof (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the provisions of the Registration Rights Agreement. Holders may tender their Old Notes in whole or in part in integral multiples of $1,000 principal amount. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Holders of New Notes as of the record date for the payment of interest on July 1, 1999 will be entitled to receive interest accumulated from January 1, 1999. Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes accumulated from and after January 1, 1999 and will be deemed to have waived the right to receive any such interest accumulated from January 1, 1999. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on July 1, 1999 that they would have received had they not accepted the Exchange Offer. See "The Exchange Offer - Interest on New Notes."

                                TABLE OF CONTENTS


                                                                                                                            Page
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
AVAILABLE INFORMATION......................................................................................................... 8
ORGANIZATIONAL CHART.......................................................................................................... 8
SUMMARY....................................................................................................................... 9
        The Company........................................................................................................... 9
        The Exchange Offer .................................................................................................. 11
        The New Notes........................................................................................................ 15
SELECTED CONSOLIDATED FINANCIAL DATA......................................................................................... 16
RECENT DEVELOPMENTS.......................................................................................................... 19
RISK FACTORS................................................................................................................. 20
        Recent Operating Losses of the Company and Decision to Discontinue Investment
              Activities Could Adversely Affect Future Operations of the Company............................................. 20
        The Company's Ability to Comply with Indebtedness Requirements Not Assured........................................... 21
        The Company's Dependence on Short-Term Financing May Require Additional Borrowings,
              Which May Not Be Available..................................................................................... 21
        Ownership of Subordinate and Residual Interests Subject to Credit, Prepayment and Liquidity Risks.................... 22
        Value and Revenues of Real Estate Dependent on Conditions Beyond the Company's Control............................... 23
        Real Properties with Environmental Problems Will Increase
              Costs and May Create Liability for the Company................................................................. 24
        Greater Risks of Loss from Commercial and Multifamily Construction and
              Renovation Lending Activities.................................................................................. 25
        Greater Risks of Loss from Distressed Mortgage Loans................................................................. 25
        Allowance for Loan Losses May Not Be Adequate to Cover Losses........................................................ 25
        Potential Adverse Effects of Changes in Interest Rates............................................................... 26
        Potential Adverse Effects of Hedging Strategies...................................................................... 26
        Foreign Investments Subject to Currency Conversion Risks and Uncertainty of Foreign Laws............................. 26
        The Company is Subject to Intense Competition........................................................................ 27
        Investment Policies of the Company May be Changed Without Approval of Shareholders or Noteholders.................... 27
        Potential Adverse Tax Consequences of Failure to Qualify as a REIT and Other Tax Liabilities......................... 27
        Loss of Investment Company Act Exemption Could Have Adverse Consequences............................................. 28
        Dependence of the Company Upon External Management................................................................... 29
        Manager Entitled to Broad Indemnification From the Company........................................................... 29
        Potential Conflicts of Interest Between the Company and Its Affiliates Could be
              Disadvantageous to the Company................................................................................. 30
        Limitations on the Company's Ability to Access to Cash Flow of Subsidiaries.......................................... 31
        No Assurance as to the Company's Ability to Purchase Notes Upon a Change in Control.................................. 31
        Absence of Market for the Notes...................................................................................... 31
        Failure of Computer Systems to Recognize the Year 2000 Could Adversely Affect
             the Company's Operations........................................................................................ 32
        Failure to Exchange Old Notes Could Adversely Affect the Marketability and
              Value of Old Notes............................................................................................. 32
        Exchange Offer Can Be Effected Only if a Holder Provides Requisite Documentation..................................... 33
THE COMPANY.................................................................................................................. 33
        General.............................................................................................................. 33
        Structure of the Company............................................................................................. 33
        The Manager and Ocwen Financial...................................................................................... 33
USE OF PROCEEDS.............................................................................................................. 34
RATIO OF EARNINGS TO FIXED CHARGES........................................................................................... 35
CAPITALIZATION............................................................................................................... 35

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
THE EXCHANGE OFFER........................................................................................................... 36
        Purpose and Effect of the Exchange Offer............................................................................. 36
        Terms of the Exchange Offer.......................................................................................... 36
        Expiration Date; Extensions; Amendments.............................................................................. 37
        Acceptance for Exchange and Issuance of New Notes.................................................................... 37
        Procedures for Tending Old Notes..................................................................................... 38
        Resales of New Notes................................................................................................. 40
        Withdrawal Rights.................................................................................................... 41
        Interest on New Notes................................................................................................ 42
        Conditions to the Exchange Offer..................................................................................... 42
        Certain Federal Income Tax Consequences of the Exchange Offer........................................................ 42
        Exchange Agent....................................................................................................... 43
        Fees and Expenses.................................................................................................... 43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS................................................................................................................ 45
         General............................................................................................................. 45
         Recent Operating Losses; Discontinuance of Investment Activities.................................................... 45
         Recent Developments................................................................................................. 46
         Results of Operations............................................................................................... 46
         Changes in Financial Condition...................................................................................... 51
         Funds from Operations............................................................................................... 74
         Capital Resources and Liquidity..................................................................................... 75
         Year 2000........................................................................................................... 78
         REIT Status......................................................................................................... 78
         Market Risk......................................................................................................... 78
         Asset and Liability Management...................................................................................... 80
         Miscellaneous....................................................................................................... 82
INVESTMENT GUIDELINES........................................................................................................ 84
         General............................................................................................................. 84
         Mortgage-Related Securities......................................................................................... 84
         Distressed Real Estate.............................................................................................. 88
         Mortgage Loans...................................................................................................... 89
FEDERAL INCOME TAX CONSIDERATIONS............................................................................................ 90
         Taxation of the Company............................................................................................. 91
         Requirements for Qualification...................................................................................... 92
         Distribution Requirements........................................................................................... 97
         Failure to Qualify.................................................................................................. 98
MANAGEMENT OF OPERATIONS..................................................................................................... 98
         The Manager; Ocwen Financial........................................................................................ 98
         The Management Agreement............................................................................................ 98
         Management Fees..................................................................................................... 99
         Stock Options...................................................................................................... 101
         Limits of Responsibility........................................................................................... 101
         Certain Relationships; Conflicts of Interest....................................................................... 101
         Certain Transactions............................................................................................... 102
MANAGEMENT OF THE COMPANY................................................................................................... 103
         General............................................................................................................ 103
         Directors and Executive Officers................................................................................... 104
         Compensation of Directors.......................................................................................... 106
         Executive Compensation............................................................................................. 106
         Limitation on Liability of Manager and Directors and Officers of the Company....................................... 106
BENEFICIAL OWNERSHIP OF COMMON STOCK........................................................................................ 107



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
DESCRIPTION OF NEW NOTES.................................................................................................... 108
         General............................................................................................................ 108
         Principal, Maturity and Interest................................................................................... 109
         Optional Redemption................................................................................................ 109
         Selection and Notice............................................................................................... 110
         Repurchase at the Option of Holders................................................................................ 110
         Certain Covenants.................................................................................................. 111
         Events of Default and Remedies..................................................................................... 116
         No Personal Liability of Directors, Officers, Employees and Shareholders........................................... 117
         Legal Defeasance and Covenant Defeasance........................................................................... 117
         Transfer and Exchange.............................................................................................. 118
         Amendment, Supplement and Waiver................................................................................... 118
         Concerning the Trustee............................................................................................. 118
         Certain Definitions................................................................................................ 119
         Book-Entry, Delivery and Form...................................................................................... 128
         Depository Procedures.............................................................................................. 128
         Exchange of Book-Entry Securities for Certificated Securities...................................................... 129
DESCRIPTION OF OLD NOTES.................................................................................................... 130
REGISTRATION RIGHTS AGREEMENT............................................................................................... 130
PLAN OF DISTRIBUTION........................................................................................................ 131
VALIDITY OF NEW NOTES....................................................................................................... 132
EXPERTS..................................................................................................................... 132
INDEX TO FINANCIAL STATEMENTS............................................................................................... F-1

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such reports and other information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). The Common Stock is traded on the New York Stock Exchange (the "NYSE") and, consequently, such reports, proxy statements and other information also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       This Prospectus constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                                -----------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              ORGANIZATIONAL CHART



       The following organizational chart sets forth the ownership structure and relationships among the Company, its affiliates and the Manager. Such structure does not reflect single-purpose subsidiaries of the Company or the Operating Partnership which have been formed to hold individual investments in securities and real estate.



                                                             Ocwen Financial Corporation
                                                                  (Ocwen Financial)


    Stockholders                                     100%               100%                   100%

        91.9%                                      Investors            Ocwen                  Ocwen
                                                    Mortgage           Capital                Federal
                                   8.1%            Insurance         Corporation             Bank FSB
                                                    Holding         (the Manager)           (the Bank)
Ocwen Asset Investment                              Company
 Corp. (the Company)                                (IMIHC)


                                                                          (1)                     (2)



        100%                    100%
Ocwen General, Inc.      Ocwen Limited, Inc.
(the General Partner)   (the Limited Partner)

        0.9%                    90.4%




                                   8.7%


       Ocwen Partnership, L.P.
       (the Operating Partnership)



(1) The Company and the Operating Partnership are managed and advised by the Manager pursuant to a management agreement.



(2) The Operating Partnership generally assigns the Bank special servicing rights and obligations (other than the right to direct foreclosure) received in connection with acquisitions of mortgage-related securities.

                                    SUMMARY


       The following summary is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements, including the notes thereto, appearing elsewhere herein or incorporated herein by reference. Unless the context otherwise requires, references herein to the Company include Ocwen Asset Investment Corp. and its subsidiaries.


                                   THE COMPANY

       GENERAL. The Company is a real estate investment trust ("REIT") based in West Palm Beach, Florida which specializes in investments in real estate and real estate-related assets. The Company was incorporated in Virginia on January 22, 1997 and was capitalized on May 19, 1997 with $283.7 million of net proceeds from the initial public offering (the "Initial Public Offering") of its Common Stock. The Company is externally managed and advised by Ocwen Capital Corporation (the "Manager"), which is a wholly-owned subsidiary of Ocwen Financial Corporation ("Ocwen Financial"), a diversified financial services company that is primarily engaged in the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans through Ocwen Federal Bank, FSB (the "Bank") and other subsidiaries.


       The Company conducts its business primarily through Ocwen Partnership, L.P. (the "Operating Partnership"), a Virginia limited partnership, and its other subsidiaries. Ocwen General, Inc. (the "General Partner"), a Virginia corporation and a wholly-owned qualified REIT subsidiary of the Company, holds an 0.9% interest in the Operating Partnership and is the general partner of and controls the Operating Partnership. In addition, Ocwen Limited, Inc. (the "Limited Partner"), a Virginia corporation and a wholly-owned qualified REIT subsidiary of the Company, currently owns a 90.4% limited partnership interest in the Operating Partnership. The remaining 8.7% partnership interests in the Operating Partnership are limited partnership interests held by Ocwen Financial through Investors Mortgage Insurance Holding Company ("IMIHC"), a wholly-owned subsidiary of Ocwen Financial.


       INVESTMENTS. The Company's investments consist primarily of (i) subordinate and residual interests in collateralized mortgage obligations and other mortgage-related securities (collectively, "mortgage-related securities"), which generally are the first to bear loss upon a default on the underlying mortgage collateral, more sensitive to changes in economic conditions than more senior classes, unrated or rated below investment grade by one or more credit rating agencies and are not actively traded and thus do not provide liquidity of investment, and (ii) underperforming commercial and multifamily real property, including properties acquired by mortgage lenders at foreclosure or through deed-in-lieu thereof. The Company's investments also include other real estate-related assets, including (i) commercial, multifamily and single-family mortgage loans, including construction and renovation loans and mezzanine loans, which comprise the Company's loan portfolio, and (ii) nonperforming and subperforming mortgage loans, which generally are purchased at a discount to their aggregate unpaid principal amount and comprise the Company's discount loan portfolio.

       At September 30, 1998, the Company's investments consisted primarily of
(i) $395.5 million of subordinate and residual mortgage-related securities, which amounted to 43.4% of the Company's total assets and consisted of $129.6 million of subordinate commercial and multifamily mortgage-related securities and $265.9 million of subordinate and residual residential mortgage-related securities, (ii) $261.2 million of net loans, which amounted to 28.7% of the Company's total assets and consisted of $197.5 million of single-family residential loans, $55.1 million of commercial and multifamily residential loans and $8.6 million of discount commercial real estate loans, and (iii) $209.9 million of net investments in real estate, which amounted to 23.1% of total assets,

       RECENT OPERATING LOSSES; DISCONTINUANCE OF INVESTMENT ACTIVITIES. The Company reported a loss of $7.6 million or $0.40 per fully diluted share for the three months ended September 30, 1998 and a loss of $11.5 million or $0.61 per fully diluted share for the nine months ended September 30, 1998. These losses were primarily attributable to (i) $17.1 million of losses incurred in connection with the Company's AAA-rated portfolio of agency interest only ("IO") and inverse floating rate interest only ("Inverse IO") classes of mortgage-related securities backed by single-family residential loans (the "IO Portfolio"), which were adversely affected in the first quarter of 1998 by a projected increase in prepayments of the underlying mortgages in response to a decrease in market interest rates, and
(ii) $15.6 million of losses on subordinate and residual interests in mortgage-related securities and derivatives, which were adversely affected by increased prepayments of the underlying mortgage loans and the substantial volatility in U.S. and foreign stock markets since mid-July 1998, which has resulted in widening mortgage spreads and declining market liquidity. Moreover, as a result of these conditions, in recent months there has been a general "flight to quality" by investors, with the result that the market for the subordinate and residual mortgage-related securities has been substantially reduced or eliminated. These factors have adversely affected the operations and financial condition of numerous companies in the financial service, real estate investment trust and mortgage-backed security sectors, including the Company.

       As a result of the foregoing developments, particularly as they relate to the Company's subordinate and residual mortgage-related securities, the Company has been receiving requests from its lenders to pledge additional collateral or post additional cash margins (referred to herein collectively as "collateral") pursuant to the terms of its loan agreements, which it has been able to meet as of the date hereof. In order to enhance its ability to meet its borrowings obligations, and in anticipation of a possible economic downturn, the Company has decided that, for the foreseeable future, it does not plan to acquire any additional assets or fund any additional loans (beyond those which are currently committed), and it will work to accelerate the stabilization of its existing assets and increase its overall liquidity position. As a result, the Company has curtailed each of its business lines, which include the acquisition of subordinate and residual interests in residential and commercial mortgage-related securities, underperforming real estate and residential and commercial real estate loans, including construction and renovation loans.


       RECENT DEVELOPMENTS. On December 21, 1998, the Company announced that its Board of Directors has approved a proposal to terminate the Company's status as a REIT effective for calendar 1999. The proposal, which requires amendment of the Company's Articles of Incorporation, is subject to shareholder approval. The Board currently anticipates that this proposal will be considered at the annual meeting of shareholders of the Company which is scheduled to be held in May 1999. If approved, the Company will be treated as a general corporation for federal, state and local tax purposes and will be subject to federal, state and local income tax on its taxable income.


       The Board's action is motivated by the desire to enhance shareholder value. Unlike general corporations, REITs are penalized for not distributing at least 95% of taxable income to their shareholders, although general corporations do pay corporate income tax on taxable income. By eliminating the dividend requirement, retained earnings can be used to enhance liquidity, improve shareholders' equity, and better realize asset values, as well as facilitate the transition of the Company to a growth strategy.


       Consistent with the Company's focus on enhancing shareholder value and improving liquidity, the Board of Directors has deferred payment of the Company's final 1998 dividend, which is expected to range from $14.6 million or $0.77 per share, to $16.1 million, or $0.85 per share. The Board expects to pay this dividend in 1999, although there can be no assurance as to whether or when that dividend will be paid. At December 18, 1998, the Company had cash and cash equivalents of $52.9 million. See "Recent Developments."

                               THE EXCHANGE OFFER


The Exchange Offer..........................   Up to $142.5 million aggregate principal amount of New Notes are being offered in exchange for a like aggregate principal amount of Old Notes resold in reliance on Rule 144A under the Securities Act.  Old Notes may be tendered for exchange in whole or in part.  The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes.  For a description of the procedures for tendering Old Notes, see "The Exchange Offer --
                                               Procedures for Tendering Old Notes."

Expiration Date.............................   5:00 p.m., New York City time, on ________, 1999 unless the Exchange Offer is extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended).  See "The Exchange
                                               Offer -- Terms of the Exchange Offer."

Conditions to the Exchange Offer............   The Exchange Offer is subject to certain conditions, which may be waived by the
                                               Company in its sole discretion.  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.  See "The Exchange
                                               Offer -- Conditions to the Exchange Offer."

Offer.......................................   The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration
                                               Date of the Exchange Offer and retain all Old Notes tendered pursuant to the
                                               Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect.  See  "The Exchange Offer
                                               -- Terms of the Exchange Offer."

Withdrawal Rights...........................   Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration
                                               Date by delivering a written notice of such withdrawal to Norwest Bank Minnesota,
                                               National Association (the "Exchange Agent ") in conformity with certain procedures set forth below under "The Exchange Offer-- Withdrawal Rights."

Procedures for Tendering Old Notes..........   Tendering holders of Old Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the
                                               Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed

                                               delivery of Old Notes.  Certain brokers, dealers, commercial banks, trust companies and other nominees also may effect tenders by book-entry transfer, including an
                                               Agent's Message (as defined herein) in lieu of a Letter of Transmittal.  Holders of
                                               Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old
                                               Notes pursuant to the Exchange Offer.  See "The Exchange Offer--Procedures for
                                               Tendering Old Notes." Letters of Transmittal and certificates representing Old Notes should not be sent to the Company.  Such documents should only be sent to the
                                               Exchange Agent.  See "The Exchange Offer - Exchange Agent."

Resales of New Notes........................   The Company is making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third
                                               parties in other transactions.   See, e.g., Exxon Capital Holdings Corp. (pub.
                                               avail. April 13, 1989), Morgan Stanley & Co. Inc. (pub. avail. June 5, 1991),
                                               Shearman & Sterling (pub. avail. July 2, 1993) and Brown & Wood (pub. avail.
                                               February 7, 1997).   However, the Company has not sought its own interpretive
                                               letter, and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties.  Based on these interpretations by the
                                               Staff of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the
                                               Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution
                                               (within the meaning of the Securities Act) of such New Notes.  However, any holder of Old Notes who is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to
                                               Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation
                                               Finance of the Commission set forth in the above-mentioned interpretive letters,
                                               (ii) will not be permitted or entitled to tender such Old Notes in the Exchange
                                               Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made

                                               pursuant to an exemption from such requirements.  In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New
                                               Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

                                               Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the
                                               Exchange Offer will be required to represent in the Letter of Transmittal or by transmission of an Agent's Message that (i) it is not an Affiliate of the
                                               Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
                                               Act) of such New Notes and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. The Letter of Transmittal contains the foregoing representations. Each Participating Broker-Dealer that receives New
                                               Notes for its own account pursuant to the Exchange Offer will be deemed to have acknowledged by execution of the Letter of Transmittal or delivery of an Agent's
                                               Message that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the
                                               Securities Act. Based on the position taken by the Staff of the Commission in the interpretive letters referred to above, the Company believes that Participating
                                               Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such
                                               Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such
                                               Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities.

                                               Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer--Resales of New Notes,"
                                               the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the date of this
                                               Prospectus (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating
                                               Broker-Dealer. Pursuant to the Registration Rights Agreement, the Company has
                                               agreed to amend or supplement this Prospectus, as required, during such 180-day period. See "Plan of Distribution." Any person, including any Participating
                                               Broker-Dealer, who is an Affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange
                                               Offer -- Resales of New Notes."

Certain Federal Income Tax
 Consequences...............................   Based upon current provisions of the Internal Revenue Code of 1986, as amended
                                               (the "Code"), applicable U.S. Treasury regulations, judicial authority and administrative rulings and practice, special counsel to the Company has issued an opinion to the effect that the exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a taxable event for federal income tax purposes.  For a description of the basis of counsel's opinion regarding the material federal income tax consequences of the Exchange Offer, see "The Exchange
                                               Offer - Certain Federal Income Tax Consequences of the Exchange Offer."  EACH
                                               HOLDER OF OLD NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE
                                               PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES,
                                               INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange Agent..............................   The Exchange Agent with respect to the Exchange Offer is Norwest Bank Minnesota,
                                               National Association.  The addresses, and telephone and facsimile numbers of the
                                               Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent" and in the
                                               Letter of Transmittal.

Use of Proceeds.............................   The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby.  See "Use of Proceeds."

                                  THE NEW NOTES


Securities Offered..........................   Up to $142.5 million aggregate principal amount of New Notes which have been registered under the Securities Act.  The New Notes will be issued, and the Old
                                               Notes were issued, under the Indenture.  The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New
                                               Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer under federal securities laws and (ii)
                                               the holders of New Notes will not be entitled to registration rights that holders of the Old Notes have under the Registration Rights Agreement, except under limited circumstances.  See "The Exchange Offer--Purpose and Effect of the
                                               Exchange Offer," "Description of New Notes" and "Description of Old Notes."

Maturity Date...............................   July 1, 2005.

Interest Rate...............................   The New Notes will bear interest at a rate of 111/2% per annum. Interest will be paid in cash. Interest will accrue from the most recent interest payment date for which interest has been paid or provided on the Old Notes.

Interest Payment Dates......................   Interest on the New Notes will be payable on each January 1 and July 1, commencing on July 1, 1999.

Ranking.....................................   The New Notes will rank on a parity with the Old Notes (and the Regulation S
                                               Notes).  The Notes are general unsecured obligations of the Company.  Because the
                                               Company conducts all of its operations through the Operating Partnership and its qualified REIT subsidiaries, the right of the Company (and therefore the right of the Company's creditors and shareholders) to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of such subsidiaries, including any claims of the Company as a creditor to the extent such claims may be recognized.

Optional Redemption.........................   The New Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after July 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, during the first 36 months after the Closing Date, the Company may, on one or more occasions, use the net proceeds of one or more offerings of its Common Stock to redeem up to 25% of the aggregate principal amount of the Notes then outstanding at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Notes outstanding must equal at least $112.5 million and that such redemption occurs within 90 days following the closing of such offering of Common Stock.
                                               See "Description of New Notes - Optional Redemption."

Change of Control...........................   In the event of a Change of Control, the Company will, subject to certain conditions, be required to offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds to purchase all of the Notes in the event of a Change of
                                               Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.  See "Description of New Notes -Repurchase at the
                                               Option of Holders - Change of Control."

Certain Covenants...........................   The Indenture pursuant to which the New Notes will be issued and the Old Notes
                                               (and Regulation S Notes) were issued contains certain covenants that will, among other things, and subject to certain exceptions, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a
                                               Restricted Subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets to any other person.  See "Description of New Notes - Certain Covenants."

Risk Factors................................   For a discussion of material risks that should be considered in deciding whether to accept the Exchange Offer, including, among other things, the following, see
                                               "Risk Factors":

                                               -   Recent operating losses by the Company and its decision to discontinue further investment activities, which could adversely affect the Company's future results of operations;

                                               -   Uncertainty regarding the Company's ability to meet its indebtedness obligations;

                                               -   The Company's investments in subordinate and residual interests in mortgage-related securities, which are sensitive to events of loss, changes in interest rates and liquidity considerations;

                                               -   The Company's investments in underperforming real estate, which are subject to various risks which are incident to the ownership of real property;

                                               -   The Company's  concentration of real estate investments in San Francisco,
                                                   California, and thus its vulnerability to economic conditions in that area;

                                               -   The Company's commercial and multi-family construction and renovation activities, which generally are much riskier than other types of lending activities;

                                               -   The vulnerability of the Company's assets and operations to changes in interest rates;

                                               -   The consequences of the Company failing to qualify as a REIT or being required to register as an investment company;

                                               -   Potential conflicts of interest between the Company and Ocwen Financial and its affiliates; and

                                               -   Limitations on the ability of the Company to obtain funds from its subsidiaries.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)

       The following table presents selected consolidated historical financial data of the Company and its subsidiaries at the dates and for the periods indicated. The selected consolidated historical financial data at December 31, 1997 and for the period from May 14, 1997 to December 31, 1997 have been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent certified public accountants. The selected consolidated historical financial data at September 30, 1998 and for the period from May 14, 1997 to September 30, 1997 and the nine months ended September 30, 1998 is unaudited but in the opinion of management reflects all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of the Company's financial data at such date and for such period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998. The selected consolidated historical financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the Consolidated Financial Statements and related notes included elsewhere herein.

                                                                                  SEPTEMBER 30,                     DECEMBER 31,
                                                                                      1998                             1997
                                                                                      ----                             ----
BALANCE SHEET DATA:
Total assets..................................................                      $910,398                         $288,003
Cash and cash equivalents.....................................                        18,330                           48,677
Securities available for sale.................................                       395,495                          146,027
Residential loan portfolio, net...............................                       197,495                           15,831
Commercial and multifamily loan portfolio.....................                        55,116                               --
Discount loans, net...........................................                         8,589                           26,979
Investments in real estate, net...............................                       209,851                           45,430
Securities sold under agreements to repurchase................                       143,059                               --
Obligations outstanding under lines of credit.................                       189,137                               --
Obligations outstanding under lines of credit -
    real estate...............................................                       142,445                               --
11 1/2 % Redeemable Notes due 2005............................                       143,000                               --
Minority interest.............................................                        28,370(1)                         2,942
Shareholders' equity..........................................                       242,981                          271,258

                                                                  NINE MONTHS ENDED      MAY 14, 1997 TO        MAY 14, 1997 TO
                                                                  SEPTEMBER 30, 1998    SEPTEMBER 30, 1997     DECEMBER 31, 1997
                                                                  ------------------    ------------------     -----------------
OPERATIONS DATA:
Interest income.........................................               $43,088              $ 7,995              $13,462
Interest expense........................................                16,838                  --                    --
                                                                      --------               ------              -------
Net interest income.....................................                26,250                7,995               13,462
Provision for loan losses...............................                   557                  --                    --
                                                                      --------               ------              -------
Net interest income after provision for loan losses.....                25,693                7,995               13,462
Real estate income, net ................................                 1,092                   65                1,482
Other expenses..........................................                 6,573                1,649                3,143
Net loss on securities and derivatives..................                32,723(2)                --                   --
                                                                       -------               ------              -------
Income (loss) before minority interest..................               (12,511)               6,410               11,801
Minority interest in net (income) loss of operating
    partnership.........................................                   399                  --                     9
                                                                       -------               ------              -------
Net income (loss) before extraordinary item.............               (12,112)               6,410               11,792
Extraordinary gain on repurchase of debt................                   615                  --                   ---
                                                                       -------               ------              -------
Net income (loss).......................................              $(11,497)             $ 6,410             $ 11,792
                                                                       =======               ======              =======

PER SHARE DATA(3):
Net income (loss) before extraordinary item.............                $(0.64)               $0.33                $0.60
Net income (loss).......................................                 (0.61)                0.33                 0.60
Book value..............................................                 12.81                14.91                14.30
Dividends...............................................                  0.44                 0.34                 0.73

OTHER DATA:
Average equity to average assets........................                42.22%               97.22%               98.29%
Dividend payout ratio...................................                   N/A              100.00%              117.74%

--------------------

(1) Reflects the Operating Partnership's issuance of limited partnership units to IMIHC. Includes 1,473,733 limited partnership units in the Operating Partnership issued to IMIHC for a capital contribution of $24.5 million in May 1998.

(2) Reflects a $3.1 million impairment write-down of the Company's IO Portfolio in the first quarter of 1998.

(3)    Based on diluted weighted average shares outstanding.

                               RECENT DEVELOPMENTS



       On December 21, 1998, the Company announced that its Board of Directors has approved a proposal to terminate the Company's status as a REIT effective for calendar 1999. The proposal, which requires amendment of the Company's Articles of Incorporation, is subject to shareholder approval. The Board currently anticipates that this proposal will be considered at the annual meeting of shareholders of the Company which is scheduled to be held in May 1999. If approved, the Company will be treated as a general corporation for federal, state and local tax purposes and will be subject to federal, state and local income tax on its taxable income. In addition, the Company would not be eligible to re-elect REIT status until 2004.


       The Board's action is motivated by the desire to enhance shareholder value. Unlike general corporations, REITs are penalized for not distributing at least 95% of taxable income to their shareholders, although general corporations do pay corporate income tax on taxable income. By eliminating the dividend requirement, retained earnings can be used to enhance liquidity, improve shareholders' equity, and better realize asset values, as well as facilitate the transition of the Company to a growth strategy.


       Currently, it is not anticipated that the proposal to terminate the Company's status as a REIT, if adopted by shareholders, will result in any material change in the Company's current plans to cease to acquire additional assets or fund additional loans or, in the event that the Company resumes investment activities, in the Company's investment guidelines and practices or corporate structure, although there can be no assurance that this will be the case. See "Risk Factors - Investment Policies of the Company May Be Changed By It Without Approval of Shareholders or Noteholders."


       Consistent with the Company's focus on enhancing shareholder value and improving liquidity, the Board of Directors has deferred payment of the Company's final 1998 dividend, which is expected to range from $14.6 million or $0.77 per share, to $16.1 million, or $0.85 per share. The Board expects to pay this dividend in 1999, although there can be no assurance as to whether or when that dividend will be paid. At December 18, 1998, the Company had cash and cash equivalents of $52.9 million.

       Assuming that the Company's status as a REIT will terminate for 1999 and that the Company will be taxed as a general corporation for 1999 and future years, the Company will be subject to federal income taxes on taxable income earned during 1999 and thereafter and will no longer be entitled to a deduction for any dividends paid to shareholders. In addition, the Company will not be subject to the distribution rules applicable to REITs. Corporate shareholders that satisfy certain holding period requirements will be entitled to a dividends received deduction on dividends paid out of current or accumulated earnings and profits. The Company, however, generally does not currently anticipate paying dividends on its Common Stock following termination of REIT status (except to the extent necessary to meet the remainder of the REIT distribution requirement for 1998). Any distributions on the Common Stock will be treated as dividends for federal income tax purposes to the extent of the Company's current or accumulated earnings and profits and, as such, will be eligible for any applicable dividends received deduction for corporate shareholders (except to the extent that such dividends constitute all or a portion of the remainder of the Company's REIT distribution requirement for 1998) and will be treated as ordinary dividend income for other shareholders.

       The Company anticipates that as a result of the deferral of its quarterly dividend it will be subject to a 4% non-deductible excise tax imposed by Section 4981 of the Code on REITs that fail to make certain distributions by calendar year-end. Pursuant to Section 4981 of the Code, if the Company should fail to distribute during each calendar year (or, in the case of distribution with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of
(i) 85% of the Company's ordinary income for the calendar year, (ii) 95% of the Company's capital gain net income for the calendar year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company currently estimates that the deferral of its quarterly dividend will result in the incurrence of an excise tax liability under Section 4981 of the Code of approximately $400,000, which is due on or before March 15, 1999.

                                  RISK FACTORS

       Prospective investors should carefully review the following factors, as well as the other information contained in this Prospectus, in connection with the Exchange Offer and the New Notes offered hereby. Each of the factors set forth below could, directly or indirectly, affect the Company's results of operations and financial condition and, thus, the Company's obligations to make payments on the Notes.

       Certain statements contained herein are not, and certain statements contained in future filings by the Company with the Commission, in the Company's press releases or in the Company's other public or shareholder communications, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period(s) or by the use of forward-looking terminology such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "expect," "intend," "may," "plan," "present," "propose," "prospect," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although the Company believes the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, those described below and other factors generally affecting the real estate acquisition, mortgage and leasing markets and securities markets.


RECENT OPERATING LOSSES OF THE COMPANY AND DECISION TO DISCONTINUE INVESTMENT ACTIVITIES COULD ADVERSELY AFFECT FUTURE OPERATIONS OF THE COMPANY


       The Company reported a loss of $7.6 million or $0.40 per fully diluted share for the three months ended September 30, 1998 and a loss of $11.5 million or $0.61 per fully diluted share for the nine months ended September 30, 1998. These losses were primarily attributable to (i) an aggregate of $17.1 million of losses incurred in connection with the Company's IO Portfolio, which was adversely affected in the first quarter of 1998 by a projected increase in prepayments of the underlying mortgages in response to a decrease in market interest rates, and (ii) $15.6 million of losses on subordinate and residual interests in mortgage-related securities and derivatives (consisting of a $13.6 million loss on securities and a $2.0 million loss on derivatives), which were adversely affected by increased prepayments of the underlying mortgage loans and the substantial volatility in U.S. and foreign stock markets since mid-July 1998, which has resulted in widening mortgage spreads and declining market liquidity. Moreover, as a result of these conditions, in recent months there has been a general "flight to quality" by investors, with the result that the market for subordinate and residual interests in mortgage-related securities has been substantially reduced or eliminated. These factors have adversely affected the operations and financial condition of numerous companies in the financial service, real estate investment trust and mortgage-backed security sectors, including the Company.

       As a result of the foregoing developments, particularly as they relate to the Company's subordinate and residual interests in mortgage-related securities, the Company has received requests from its lenders to pledge additional collateral pursuant to the terms of its indebtedness, which it has been able to meet as of the date hereof. In order to enhance its ability to meet the obligations under its indebtedness, and in anticipation of a possible economic downturn, the Company has decided that, for the foreseeable future, it does not plan to acquire any additional assets or fund any additional loans (beyond those which are currently committed), and it will work to accelerate the stabilization of its existing assets and increase its overall liquidity position. As a result, the Company has curtailed each of its business lines, which include the acquisition of subordinate and residual interests in residential and commercial mortgage-related securities, underperforming real estate and residential and commercial real estate loans, including construction and renovation loans.

       At September 30, 1998, the Company's shareholder's equity amounted to $243.0 million or $12.81 per fully diluted share. This amount was comprised of $295.0 million of stated capital and additional paid-in capital related to the Company's Common Stock, less distributions in excess of earnings of $36.0 million, unrealized losses on securities available for sale of $13.7 million and accumulative translation adjustments of $2.0 million.

       The future success of the Company will be primarily dependent on its ability to continue to be able to meet its obligations under its indebtedness, including without limitation the Notes. This ability will depend largely on the Company's future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control, including levels of interest rates. This ability also could be significantly adversely affected by the Company's decision to discontinue future investment activities, which effectively means that the Company's future profitability, and its ability to meet its indebtedness obligations, will be dependent on its existing assets. There can be no assurance that the Company's existing assets will be sufficient to ensure future profitable operations or enable the Company to meet its indebtedness obligations, or that such assets will not be further significantly adversely affected by changes in market and economic conditions and other factors. Moreover, it can be anticipated that unless and until the Company resumes investment activities, income from the Company's portfolio of investment securities and loans, which along with investments in real estate comprise the Company's three principal business lines, will decrease as securities and loans mature and are repaid in the ordinary course of business.



THE COMPANY'S ABILITY TO COMPLY WITH INDEBTEDNESS REQUIREMENTS NOT ASSURED



       The Company has significant debt service obligations. At September 30, 1998, the Company had total consolidated indebtedness of $617.6 million, of which all but the $143.0 million of outstanding Old Notes and Regulation S Notes was secured indebtedness, as well as $21.4 million of other liabilities. This indebtedness consisted of (i) $143.1 million of securities sold to investment dealers under agreements to repurchase ("repurchase agreements"), of which $17.8 million, $73.9 million and $51.4 million were scheduled to mature within 30 days, within six to 12 months and in 18 months or over, respectively, (ii) lines of credit aggregating $331.6 million, $136.0 million of which was repaid in November 1998 and the remainder of which matures in 2001 (which in certain cases, and subject to certain conditions, may be extended by the Company until
2002) and are secured by real estate, loans and/or securities and (iii) $143.0 million of outstanding Old Notes and Regulation S Notes.


       As a result of market and economic conditions, in recent months the Company has been required to provide additional collateral to secure its short-term floating rate borrowing facilities. During July, August, September and October 1998, the Company was required to and did fund requests by its lenders for additional collateral in the amount of $2.3 million, $1.4 million, $3.9 million and $13.7 million, respectively. Although to date the Company has had adequate cash and unencumbered assets to meet such calls for additional collateral and its other operating and financing requirements, there can be no assurance that sufficient levels of unencumbered assets will continue to be available. If the Company is unable to fund additional collateral needs or to repay, renew or replace maturing indebtedness on terms reasonably satisfactory to the Company, the Company would be required to sell, under adverse market conditions, a portion of its assets, and could incur losses as a result. Furthermore, an extremely limited market for subordinate and residual interests in mortgage-related securities exists and there can be no assurance that one will fully develop, thereby limiting the Company's ability to dispose of such securities promptly for fair value in such situations.


       In addition to payment and, in the case of the Company's secured indebtedness, collateralization requirements, the Company is subject to various other covenants in the agreements evidencing its indebtedness, including financial covenants which require the maintenance of specified amounts of equity. Other covenants affirmatively impose standards of management, administration, and reporting with respect to the real property assets of the Company, and require the observance of certain administrative activities, loan to value ratios, and advance limitations with respect to mortgage loans. With respect to the securities available for sale, certain covenants also seek to control the debt exposure of the lender based on the default and prepayment experience of the loans that comprise the mortgage pools underlying the securities, factors which are outside of the Company's control. For a description of the covenants in the Indenture relating to the Notes, which limit the Company's ability to incur indebtedness except under specified circumstances, among other things, but do not impose ongoing financial requirements to be met by the Company, see "Description of New Notes-Certain Covenants." At September 30, 1998, the Company was in compliance with all obligations under the agreements evidencing its indebtedness with respect to the Company's equity and the Operating Partnership's equity, as defined in the applicable agreement. As of October 31, 1998, the Company exceeded the highest applicable requirement by in excess of $19.7 million. The Company's ability to continue to meet these financial requirements will be dependent on its results of operations.


       In the event of a default in the Company's covenants or other terms of the Company's indebtedness, the lender generally would be able to accelerate repayment of the subject indebtedness and pursue other available remedies, which could result in defaults on other indebtedness of the Company, unless the applicable lender or lenders allowed the Company to remain in violation of the agreements. Were a default to be declared, the Company would not be able to continue to operate without the consent of its lenders.

       For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Financial Condition" and "- Capital Resources and Liquidity."


THE COMPANY'S DEPENDENCE ON SHORT-TERM FINANCING MAY REQUIRE ADDITIONAL BORROWINGS, WHICH MAY NOT BE AVAILABLE


       The Company's investments in real estate, subordinate and residual interests in mortgage-related securities and other assets, such as single-family residential loans, generally depend upon short-term borrowings such as repurchase agreements and warehouse facilities/lines of credit with financial institutions or institutional lenders to finance the Company's acquisition of such assets on a short-term in the case of repurchase agreements and on a one to three-year basis in the case of warehouse facilities/lines of credit. There can be no assurance that such financing will continue to be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional borrowings such as repurchase agreements and warehouse facilities/lines of credit or to extend, repay or replace existing borrowings when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

OWNERSHIP OF SUBORDINATE AND RESIDUAL INTERESTS SUBJECT TO CREDIT, PREPAYMENT AND LIQUIDITY RISKS

       The Company invests in subordinate and residual interests in collateralized mortgage obligations ("CMOs"), including CMOs which have qualified as real estate mortgage investment conduits ("REMICs") under Section 860D of the Code. These securities are subject to a number of risks, as outlined below.

       CREDIT RISK. Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, the Company may not recover the full amount or, indeed, any of its initial investment in such subordinate and residual interests. The Company generally owns the most subordinate classes of the securities in which it invests and therefor will be the first to bear any credit losses.

       The degree of credit risk is affected by the nature of the underlying mortgage loans. In this regard, the risk of loss on securities backed by commercial and multifamily loans and single-family residential loans made to borrowers who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under guidelines established by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") for purchases of loans by such agencies ("non-conforming residential loans"), generally involve more risk than securities backed by single-family residential loans which conform to the requirements established by FHLMC and FNMA for their purchase by such agencies. At September 30, 1998, the Company's securities available for sale consisted of
(i) non-investment grade and unrated subordinate commercial backed securities having a book value of $134.1 million and a market value of $129.6 million, (ii) unrated residuals in securities backed by non-conforming residential loans having a book value of $254.7 million and a market value of $245.2 million and
(iii) unrated subordinate interests in residential mortgage-related securities having a book value of $20.4 million and a market value of $20.7 million.


       For information on how credit risk impacts net portfolio value, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk."



       PREPAYMENT RISK. Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchases, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates generally will be positively affected and the yield on residuals generally will be negatively affected.
For example, under current market conditions, a 100 basis point decline in the market interest rate is estimated to result in a 200 basis point increase in the prepayment rate of a typical subprime residential loan. Accelerated prepayment speeds as a result of declining market interest rates were a significant factor in the $15.6 million loss on securities and derivatives recorded by the Company during the three months ended September 30, 1998. For information on the level of funding for overcollateralization reserves, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Financial Condition - Securities Available for Sale."


       Accelerated prepayment speeds also significantly affect IOs, which are classes of mortgage-related securities that are entitled to payments of interest but no (or only nominal) payments of principal, and Inverse IOs, which bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified index. As a result of an increase in prepayment speeds due to declining interest rates in the first quarter of 1998, the Company incurred $17.1 million of losses on its IO Portfolio and, following the sale of the IO Portfolio to two affiliates of the Company and/or Ocwen Financial in May 1998 at a price equal to its amortized cost plus accrued interest, the Company discontinued investing in IOs and Inverse IOs.


       For information on the impact of changes in interest rates and prepayment speeds on the Company's net portfolio value, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in
Financial Condition - Securities Available for Sale" and "- Market Risk."


       LIQUIDITY RISK. As a result of the risks associated with subordinate and residual interests in mortgage-related securities, and because they generally are unrated or rated non-investment grade, such securities generally are traded less frequently than investment-grade securities and may not provide holders thereof with liquidity of investment. This is particularly the case since U.S. and foreign stock markets began experiencing substantial volatility in mid-July 1998, which has substantially adversely affected the market for subordinate interests in mortgage-related securities.

       SUBORDINATE AND RESIDUAL INTERESTS MAY GENERATE TAXABLE INCOME EXCEEDING CASH FLOW. Subordinate and residual interests, including residual interests which are designated as REMIC residual interests under Section 860D of the Code, receive cash flow in excess of amounts needed to make payments on other classes of the security or to fund a related reserve account. Cash flow otherwise allocable to subordinate or residual interests is used to protect senior classes of securities from credit losses on the underlying mortgage loans. Moreover, in any given year, the taxable income produced by a subordinate or residual interest may exceed its cash flow. If the Company was deemed to have a substantial amount of such "phantom income" in any particular year, the Company could be required to borrow funds or to liquidate assets in order to meet the REIT distribution requirement for such year. See "-Potential Adverse Consequences of Failure to Qualify as a REIT and Other Tax Liabilities."

       For additional information regarding the risks associated with the Company's mortgage-related securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Financial Condition - Securities Available for Sale" and "Investment Guidelines."

VALUE AND REVENUES OF REAL ESTATE DEPENDENT ON CONDITIONS BEYOND THE COMPANY'S CONTROL

       GENERAL. Investment in underperforming real estate is subject to varying degrees of risk which are generally incident to the ownership of real property. Revenues may be adversely affected by adverse changes in national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future laws and regulations, including without limitation those dealing with zoning, the environment, access by disabled persons and taxation, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of nature, including earthquakes, hurricanes and other natural disasters, acts of war and other factors which are beyond the control of the Company. Revenues also may be affected by problems experienced by lessees, which may weaken their financial condition and result in failure to make rental payments when due. At any time, a lessee of the Company's properties may seek the protection of bankruptcy laws, which could result in rejection and termination of the lessee's lease and thereby cause a reduction in cash flow available for distribution to the Company. As a result of the foregoing factors, no assurances can be given that the fair market value and/or revenues of the Company's investments in real estate, which amounted to $209.9 million or 28.7% of total assets at September 30, 1998, will not decrease in the future or that the Company will be able to vary its real estate portfolio in response to changes in economic or other conditions.

       VALUE AND REVENUES OF REAL ESTATE DEPENDENT IN PART ON EXTERNAL MANAGEMENT. The value and revenues of underperforming real estate acquired by the Company is dependent in part upon the ability of the Manager to operate the real estate in a manner which is sufficient to maintain or increase revenues in excess of operating expenses and debt service requirements, which will be affected by many of the risks which are inherent in investments in real estate and over which the Company has no control. The underperforming real estate acquired by the Company to date generally has had significant amounts of unleased space or restrictive or below market rents in place. As part of its initial repositioning of a property after an acquisition, the Company, in addition to making any necessary capital expenditures, generally pursues a policy of replacing some existing tenants with tenants which have higher lease payments and/or a higher probability of expansion and renewal. Although this strategy may adversely affect tenant retention rates in the early years of ownership of a property, management believes that the strategy will be beneficial to the Company in the long term. There can be no assurance, however, that the Company's tenant retention rate will increase as each property is repositioned or stabilized or that the net present value of new or renewed leases will substantially exceed the net present value of leases with existing tenants. At September 30, 1998, approximately 8.9%, 13.0% and 8.4% of the aggregate square feet of expiring leases for the Company's investments in real estate was scheduled to expire in 1998, 1999 and 2000, respectively.

       GEOGRAPHIC CONCENTRATION OF REAL ESTATE SUBJECT TO LOCAL MARKET RISK. Geographic locations can have a substantial effect on the market value of and revenues from real estate and on the ability of borrowers to repay loans secured by properties in such a location. Value and revenues can be affected by national and local economic conditions and other factors which are beyond the control of the Company. At September 30, 1998, the Company's investments in real estate included four properties with an aggregate varying value of $143.4 million located in San Francisco, California. In addition, at the same date the Company had a $11.6 million loan for the construction of an apartment building in San Francisco, of which $3.2 million had been disbursed at such date. As a result of this concentration of investments, the Company's operations will be dependent to a large extent on the economic conditions in this area.

       INSURANCE MAY NOT COVER ALL REAL ESTATE LOSSES. The Company maintains comprehensive insurance coverage on its real estate, including coverage against events of a catastrophic nature, such as earthquakes, hurricanes and other natural disasters. There can be no assurance that insurance against such events will continue to be obtainable on terms which are acceptable to the Company or at all. Moreover, changes in building codes and ordinances, environmental considerations and other factors also might make it not feasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the affected distressed real property.

       The Company's earthquake insurance relating to its four properties in San Francisco, California is in the amount of $50 million, which is the probable maximum loss estimated to be sustained in the event the most powerful earthquake recorded in California were to occur at the properties, as determined by an independent structural engineer. In the event of such probable maximum loss of $50 million, such damage would be insured, less a deductible of approximately $12.8 million. In the event of a more catastrophic earthquake or damages in excess of $50 million, the Company would not be insured for such losses.

       For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Financial Condition - Investments in Real Estate."

REAL PROPERTIES WITH ENVIRONMENTAL PROBLEMS WILL INCREASE COSTS AND MAY CREATE LIABILITY FOR THE COMPANY




       Operating costs and the value of real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of a real property, and the revenue therefrom. Although the Company believes that its pre-acquisition due diligence identified all material environmental concerns which relate to its current investments in real estate and accurately assessed the costs and liabilities to be concurred by it in this regard, there can be no assurance that such investments will not involve unknown material environmental concerns or material unanticipated environmental costs in the future.

       The Company also evaluates the potential for significant environmental problems prior to acquiring or originating a loan because there is a risk for any mortgage loan, particularly a multifamily residential and commercial real estate loan, that hazardous substances or other environmentally restricted substances could be discovered on the related real estate. Through foreclosure, the Company could become the owner of the real estate which secured its loan and might be required to remove such substances from the affected properties or to engage in abatement procedures at its sole cost and expense. There can be no assurance that the cost of such removal or abatement will not substantially exceed the value of the affected properties or the loans secured by such properties, that the Company would have adequate remedies against the prior owners or other responsible parties or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally will not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced, and as a result, the Company may suffer a loss upon collection of the loan.

GREATER RISKS OF LOSS FROM COMMERCIAL AND MULTIFAMILY CONSTRUCTION AND RENOVATION LENDING ACTIVITIES

       The Company's investments include loans for the construction or renovation of commercial and multifamily real estate, including a mezzanine loan which is subordinate to the first lien on the property which secures the loan. Multifamily and commercial real estate lending, particularly construction and renovation lending, is generally considered to involve a higher degree of risk than single-family residential lending because of a variety of factors, including generally larger loan balances, dependency on successful completion or operation of the project for repayment, difficulties in estimating construction and renovation costs and loan terms that often require little or no amortization of the loan over its term (typically five years) and, instead, provide for a balloon payment at stated maturity. Furthermore, mezzanine loans, which are subordinate to a senior loan or loans, and construction loans generally have higher loan-to-value ratios than conventional loans. Although the Company's borrowers generally have an equity investment of 10% to 15% of total project costs, such equity may not be sufficient to protect the Company's investment in these higher-yielding loans. At September 30, 1998, the Company had originated $106.8 million of commercial and multifamily loans, of which $56.2 million had been disbursed. At September 30, 1998, $56.2 million of the Company's funded commercial and multifamily loans were current, as compared to $9.8 million at December 31, 1997, respectively, and no loans were past due more than 31 days.

GREATER RISKS OF LOSS FROM DISTRESSED MORTGAGE LOANS

       Nonperforming and subperforming mortgage loans may presently be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly-originated, high-quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on the borrower's ability to make required payments or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgage loan. There can be no assurance that the servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion. At September 30, 1998, the Company's gross discount loan portfolio amounted to $12.1 million ($8.6 million net) and consisted of (i) an $8.2 million or 13.8% interest in a loan pool which is secured primarily by three office buildings located in midtown New York and which is performing in accordance with its terms and (ii) a $3.9 million loan secured by a shopping center in Havre, Montana which was acquired by foreclosure in October 1998.

ALLOWANCES FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER LOSSES

       At September 30, 1998, the Company had established a $557,000 allowance for loan losses on its commercial and multifamily loan portfolio and had not established such an allowance on its single-family residential or discount loan portfolio. Although the Company believes that these actions were adequate at such date and in accordance with generally accepted accounting principles, future additions to allowances for loan losses may be necessary due to changes in economic conditions, increases in loans and the performance of the Company's loan portfolios. Increases in the Company's provisions for losses on loans would adversely affect the Company's results of operations.




POTENTIAL ADVERSE EFFECTS OF CHANGES IN INTEREST RATES

       The Company's operations are significantly affected by current interest rates, which are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Changes in the general level of interest rates will affect the Company's net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities, by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities. The Company uses short-term, floating-rate borrowings such as repurchase agreements and lines of credit to acquire long-term interest-earning assets such as mortgage loans and subordinate and residual interests in mortgage-related securities, some of which will have a fixed rate of interest and/or longer effective maturities than the related borrowings and thus may expose the Company to a maturity mismatch. As a consequence, in an increasing interest rate environment the Company's borrowing costs could exceed the income earned on the Company's interest-earning assets acquired with borrowed funds, thereby reducing the Company's net interest income and ability to make payments on its indebtedness, including the Notes. Based on the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at September 30, 1998, the Company's interest-bearing liabilities which were estimated to mature or reprice within three months and from four to 12 months exceeded the Company's interest-earning assets with comparable characteristics by $219.0 million, or 32.6% of total assets, and by $109.3 million, or 16.3% of total assets, respectively.

       Changes in the level of interest rates also affect the value and average life of the Company's mortgage-related securities, which are substantially affected by prepayment rates on the underlying mortgage loans, and other interest-earning assets and the Company's ability to realize gains from the sale of such assets. In periods of declining mortgage interest rates, prepayments on mortgage-related securities generally increase. If general interest rates also decline, the amounts available for reinvestment by the Company during such periods are likely to be reinvested at lower interest rates than the Company was earning on the securities that were prepaid. Mortgage-related securities, particularly residual interests, may decrease in value as a result of increases in interest rates and may benefit less than other fixed-income securities from declining interest rates because of the risk of prepayment. If general interest rates increase, the credit risk associated with subordinate and residual interests could be increased if borrowers with adjustable or floating-rate loans are unable to meet increased debt service requirements and default on the underlying mortgages.

By reducing the likelihood of loan prepayments, increases in interest rates also could extend the weighted average maturity of a security, which could adversely affect the Company to the extent that the cost of the borrowings incurred by the Company to fund the security are increasing faster than the yield on the security is increasing, if at all. In general, changes in both prepayment rates and interest rates will change the total return on mortgage-related securities, which will in turn affect the Company's ability to make payments on its indebtedness, including the Notes. Declining interest rates contributed significantly to the losses incurred by the Company on the IO Portfolio and its subordinate and residual interests during the nine months ended September 30, 1998.

       Changes in interest rates also affect the costs of financing the acquisition of real estate and thus the value of real estate, as well as the Company's ability to originate and acquire loans, although it is not looking to do so at this time. Changes in interest rates also may affect the Company's ability to incur additional indebtedness or raise capital on acceptable terms.

       For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk" and "- Asset and Liability Management."

POTENTIAL ADVERSE EFFECTS OF HEDGING STRATEGIES

       The Company may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts, in order to limit the effects of interest rates on its operations. Among the risks inherent with respect to the purchase and/or sale of such derivative instruments are (i) interest rate risk, which consists of the risks relating to fluctuating interest rates; (ii) basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge costs; (iii) credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; (iv) prepayment risk, which consists of reinvestment risk to the extent the Company is not able to reinvest repayments, if any, at a yield which is comparable to the yield being generated on the particular security; (v) liquidity risk, which consists of the risk that the Company may not be able to sell a particular security at a particular price;
(vi) legal enforceability risk, which consists of the risks related to Company's ability to enforce the terms of a particular instrument or to obtain or collect upon a legal judgment in the United States in the event that the counterparty to the transaction is a foreign entity or the underlying collateral is located in a foreign jurisdiction; and (vii) volatility risk, which consists of the risk that actual volatility (i.e., the degree of uncertainty relating to the price of the underlying asset) differs from the historical volatility or "implied" volatility of the instrument.


       During the three months ended September 30, 1998, the Company incurred a $2.0 million charge on futures used to hedge the Company's portfolio of single-family residential loans. At September 30, 1998, the Company's derivatives consisted of $200.8 million notional amount of interest rate swap agreements, pursuant to which the Company receives payments from a counterparty based on a floating rate of interest equal to the London Interbank Offered Rate ("LIBOR") and agrees to pay a fixed rate of interest to such party on a specified notional amount. At September 30, 1998, the Company had a foreign currency swap contract to hedge currency exposure in connection with its investment in residual interests backed by residential mortgage loans originated in the United Kingdom, which are held by a wholly-owned subsidiary of the Company. Under the terms of the agreement, the Company will swap 14.7 million British Pounds Sterling for $23.5 million on January 29, 1999 based on the exchange rate on the date the contract became effective. In addition, the Company entered into a foreign exchange currency swap agreement on November 12, 1998 to hedge its exposure in connection with its investment in the shopping center located in Halifax, Nova Scotia. Under the terms of the agreement, the Company will swap 20 million Canadian Dollars for $12.9 million U.S. Dollars on January 15, 1999 based on the exchange rate on the date the contract became effective. There can be no assurance that the Company will not be required to recognize losses in connection with its use of these or other derivatives, which could adversely affect its results of operations.


       For additional information, see Note 6 to the Interim Consolidated Financial Statements.

FOREIGN INVESTMENTS SUBJECT TO CURRENCY CONVERSION RISKS AND UNCERTAINTY OF FOREIGN LAWS

       The Company currently has investments in real estate and mortgage-related securities backed by real estate located outside the United States. At September 30, 1998, these investments consisted of (i) a shopping center located in Halifax, Nova Scotia, which was acquired by foreclosure on a discount loan purchased by the Company and had a carrying value of $15.1 million, and (ii) residual interests in six securitizations backed by single-family residential loans secured by properties located in the United Kingdom, which interests had a carrying value of $45.3 million and secured a line of credit obtained by the Company to fund their acquisition which had a U.S. dollar equivalent of $24.2 million.

       Foreign investments are subject to most of the same risks faced by the Company's domestic operations, as well as risks customarily associated with United States corporations conducting foreign activities. These risks include fluctuations in foreign exchange rates and controls (which the Company attempts to mitigate with currency hedging agreements as available and economical, as noted above), expropriation, nationalization and other economic, tax and regulatory policies of foreign governments and policies of the United States affecting foreign investments. During the nine months ended September 30, 1998, the Company incurred a $117,000 foreign currency gain in connection with the discount loan on the property located in Halifax, Nova Scotia. Additionally, the Company reports gains and losses on foreign currency translation from operations for which the functional currency is other than the U.S. dollar in shareholders' equity under "accumulative translation adjustments." For the nine months ended September 30, 1998, the accumulative translation adjustment account was comprised of a loss of $1.2 million at the subsidiary which holds the property located in Halifax, Nova Scotia and $800,000 at the subsidiary which holds the United Kingdom residuals.

THE COMPANY IS SUBJECT TO INTENSE COMPETITION

       GENERAL. The Company's competition varies by business line and geographic market. In many cases, the acquisition of mortgage-related securities, real estate and commercial and multi-family loans is based on competitive bidding, which involves the risk that the Company may bid too low (which generates no business) or too high (which could result in an acquisition at an economically unattractive price). Many of the Company's competitors are larger and have greater financial resources than the Company, and thus may be better able than the Company to pursue business opportunities or to survive periods of industry consolidation.

       MORTGAGE-RELATED SECURITIES. Until recently the competition for subordinate interests in mortgage-related securities was intense and dominated by a relatively few large entities, including Criimi Mae, Inc. Other significant purchasers of these securities from time to time include General Electric Capital Corporation, First Chicago Commercial Assets, Wilshire Real Estate Investment Trust, Amresco, Inc., Clarion Capital Corp. and Anthracite Capital, Inc. Recent volatility in the U.S. and foreign stock markets in general and the market for high-risk debt securities in particular has significantly decreased the number of entities which are willing to purchase subordinate interests at current prices and resulted in Criimi Mae, Inc. filing for bankruptcy. Currently, the Company is unable to predict the market for such securities in the future or the nature of any competition which it may encounter for such securities in the event that it resumes investment activities.

       REAL ESTATE. The markets in which the Company invests in commercial and multi-family real estate are located nationwide and characterized by competitive factors that vary based upon the type of real estate and geographic region. In general, in periods of increasing real estate values the market for commercial and multifamily real estate is highly competitive. The Company's competitors for investments in real estate include Goldman Sach's Whitehall Street Real Estate Funds, Cargill Financial Services, Colony Capital Management, Lone Star Financial and other real estate investment trusts, insurance companies and institutional lenders.

       COMMERCIAL AND MULTIFAMILY LENDING ACTIVITIES. The markets in which the Company conducts commercial and multifamily lending activities are located nationwide and characterized by competitive factors that vary based upon the type of loan product and geographic region. The Company's competitors for commercial and multifamily loans include commercial banks, thrift institutions, insurance companies, finance companies, asset-based lenders and other real estate investment trusts.


INVESTMENT POLICIES OF THE COMPANY MAY BE CHANGED BY IT WITHOUT APPROVAL OF SHAREHOLDERS OR NOTEHOLDERS



       The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by the Board of Directors. These policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company or holders of Notes. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest, provided that such changes are consistent with applicable requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of its outstanding securities.


POTENTIAL ADVERSE TAX CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX LIABILITIES

       CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. The Company believes that it has been organized and operated so as to qualify as a REIT under Sections 856 to 860 of the Code, commencing with its short taxable year ended December 31, 1997. The Company intends to continue to operate as a REIT for calendar 1998 and, subject to shareholder approval, to change its status to a taxable corporation commencing in calendar 1999. See "Recent Developments." The Company has received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to the Company, to the effect that, based on certain representations and assumptions, including without limitation that the Company will meet the 95% distribution requirement described below for calendar 1998 (as to which there can be no assurance), the Company has been organized and operated in a manner that has enabled it to qualify and to be taxed as a REIT under the Code, and that its proposed method of operation will enable it to continue to so qualify through calendar 1998. Opinions of counsel are not binding on the Internal Revenue Service and as a result there can be no assurance that the Company is now or will continue to be organized and operated in a manner so as to so qualify or remain so qualified. Moreover, qualification and taxation as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company's qualification and taxation as a REIT depends on the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification and distribution tests imposed under the Code. No assurances can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification and taxation as a REIT or the federal income tax consequences of such qualification and taxation. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Because distributions to shareholders would no longer be deductible in determining taxable income, this treatment would significantly reduce the earnings of the Company available for distribution to Holders because of the additional tax liability of the Company for the years involved.

       95% DISTRIBUTION REQUIREMENT AND OTHER TAX LIABILITIES. The Company must distribute annually at least 95% of its net taxable income (excluding any net capital gains) to avoid corporate income taxation on the earnings that it distributes. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and
(iii) 100% of its undistributed taxable income from prior years.

       The Company currently expects to make distributions to its shareholders to comply with the 95% distribution requirement for calendar 1998 but anticipates that it will incur a nondeductible excise tax for such year. See "Recent Developments." There can be no assurance as to whether or when the Company will make such distribution and satisfy this requirement, which could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital or (iii) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. Gain from the disposition of any asset held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

       The Company acquires subordinate and residual interests and other debt obligations that are deemed to have original issue discount ("OID") for federal income tax purposes, which is generally equal to the difference between an obligation's issue price and its redemption price. The Company also acquires subordinate and residual interests and other debt obligations that are deemed to have market discount for federal income tax purposes, which generally is equal to the excess of an obligation's redemption price over the basis of the obligation at the time of purchase. The income generated by such instruments for federal income tax purposes consists of amortization of the OID and the market discount, and the coupon interest associated with the instruments. The Company is required to recognize as income each year the portion of the OID and market discount that accrues during that year, which increases the REIT distribution requirement for that year, notwithstanding the fact that there may be no corresponding contemporaneous receipt of cash by the Company. REMIC residual interests also may generate taxable income in excess of cash flow or economic income in any year. Consequently, an acquisition by the Company of subordinate and residual interests, other debt obligations that are deemed to have OID or market discount or REMIC residual interests could have the effect of requiring the Company to incur borrowings or to liquidate a portion of its portfolio at rates or times that the Company regards as unfavorable to meet the REIT distribution requirement, notwithstanding that depreciation deductions associated with the Company's distressed real properties help offset the adverse tax effects of the OID and market discount generated by the Company's other holdings.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION COULD HAVE ADVERSE CONSEQUENCES

       The Company believes that it is not, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Commission and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment

Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the staff of the Commission, in order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that the Company may acquire therefore may be limited by the provisions of the Investment Company Act. The Company's investments in real estate and mortgage loans generally constitute Qualifying Interests. In addition, the Company believes that subordinate and residual interests in mortgage-related securities constitute Qualifying Interests for purposes of the Investment Company Act when the Company has certain rights regarding foreclosure on the loans which back its interests in such securities. In this regard, the Company generally emphasizes subordinate and residual interests in mortgage-related securities in which the Company acquires the right to (i) direct the foreclosure upon any defaulted loan which backs such securities and to take all other actions that a servicer generally may take in connection with a defaulted loan and/or (ii) designate the Bank (or another party) as special servicer with respect to any defaulted mortgage loan, subject to the Company's right to exercise the rights set forth in clause (i). When such arrangements exist, the Company believes that the related subordinate and residual security constitutes a Qualifying Interest for purposes of the Investment Company Act. At September 30, 1998, the Company believes that its Qualifying Interests, including subordinate and residual interests in mortgage-related securities which the Company believes meet the criteria set forth above, comprised over 86% of the Company's total assets and that the Company's Qualifying Interests and other real-estate related assets comprised over 95% of the Company's total assets. As a result, the Company believes that it was not required to register as an investment company under the Investment Company Act. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or staff on this position. If the Commission or its staff were to take a different position with respect to whether the Company's subordinate and residual interests constitute Qualifying Interests, the Company could be required either
(a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company, the price of its securities and the ability to make payments to Holders. Further, if it were established that the Company were an unregistered investment company, there would be a risk that the Company would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recision of transactions undertaken during the period it was established that the Company was an unregistered investment company.

DEPENDENCE OF THE COMPANY UPON EXTERNAL MANAGEMENT

       The Company is managed by the Manager, subject to the supervision of the Board of Directors of the Company. Thus, the Company is dependent on the services of the Manager and its officers and employees for the success of the Company. Moreover, the Manager's personnel are employees of the Bank, and accordingly, the Company's success depends in part on the continuing ability of Ocwen Financial to hire and retain knowledgeable personnel. This ability may be affected, in turn, by Ocwen Financial's continued financial health. Finally, the Company is subject to the risk that the Manager will terminate the Management Agreement and that no suitable replacement can be found to manage the Company.

       The Manager is a wholly-owned subsidiary of Ocwen Financial, a registered savings and loan holding company that conducts substantial operations through the Bank, a federally-chartered savings bank. Both Ocwen Financial and the Bank are subject to extensive government supervision and regulation, which is intended primarily for the protection of depositors. In addition, each of Ocwen Financial and the Bank are subject to changes in federal and state laws, including changes in tax laws that could materially affect the real estate industry, as well as changes in regulations, governmental policies and accounting principles. Such changes may increase Ocwen Financial's and the Bank's costs of doing business and assist their competitors. Any such added burdens may adversely affect the Manager's ability to carry out its management functions and/or the Bank's ability to provide mortgage loan servicing for the Company, as well as affect the ability of the Manager and its affiliates to enter into other arrangements with the Company.

MANAGER ENTITLED TO BROAD INDEMNIFICATION FROM THE COMPANY

       Pursuant to the Management Agreement between the Company and the Manager (the "Management Agreement"), the Company is obligated to indemnify the Manager and its directors and officers from any action or claim that they are accountable or liable for the debts or obligations of the Company. In addition, the Company is required to indemnify the Manager and its directors and officers for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. There can be no assurance that these requirements, which have not been applicable to date, will not adversely affect the Company's operations in the future.

POTENTIAL CONFLICTS OF INTEREST BETWEEN THE COMPANY AND ITS AFFILIATES COULD BE DISADVANTAGEOUS TO THE COMPANY

       The Company is subject to the following potential conflicts of interest arising from its relationship with the Manager and its affiliates:

              (i) Ocwen Financial beneficially owns 1,540,000 shares or 8.1% of the outstanding Common Stock, as well as options to purchase 1,912,500 shares of Common Stock. Ocwen Financial also indirectly holds an 8.7% limited partnership interest in the Operating Partnership.


              (ii) Two of the members of the Board of Directors of the Company and all of its officers are employed by the Bank and generally devote a majority or more of their time to the affairs of the Bank and Ocwen Financial. As a result of their positions with the Company and the Bank, two directors and the officers of the Company have fiduciary duties to both the Company and the Bank and must consider the same in making decisions on behalf of these respective entities, including without limitation decisions of the type referred to in paragraphs (iv), (v) and
       (vi) below.


              (iii) Pursuant to the Management Agreement, the Manager renders management services to the Company for a management fee based on average invested assets, which also benefits the Manager as the asset size of the Company increases, regardless of the performance of the Company's assets. In addition, the incentive portion of the management fee, which is based on the Company's funds from operations, as adjusted, may create an incentive for the Manager to recommend investments that have greater income potential but are generally more speculative than if the management fee did not include a performance component.

              (iv) Although the Manager has granted to the Company the first option to acquire underperforming real estate and subordinate and residual interests backed by loans which were not formerly owned by the Manager and its affiliates, Ocwen Financial, the Bank and other affiliates of the Manager invest in other assets that the Company invests in, including a wide variety of mortgage-related securities and single-family, multifamily and commercial real estate loans, including subperforming and nonperforming loans. The Manager and its affiliates have no obligation to make investment opportunities available to the Company, and as a result, the Company's ability to invest in certain real estate related assets may be limited to the extent that such assets are attractive to Ocwen Financial or one of its affiliates.


              (v) Because they share certain investment strategies, from time to time the Company may acquire assets from Ocwen Financial, the Bank and other affiliates of the Manager and co-participate in investment transactions with these entities. To date, such transactions have consisted of (i) the Company's purchase of several subordinate and other interests in mortgage-related securities from Ocwen Financial and the Bank for an aggregate of $45.1 million in connection with the Initial Public Offering, (ii) the Company's acquisition of a 13.83% participation in a pool of commercial real estate loans at the same time that the remaining participation interest in such loan pool was acquired by the Bank, which participation interest had a balance of $8.6 million at September 30, 1998, (iii) the Company's acquisition of residuals in six securitizations backed by single-family residential loans secured by properties located in the United Kingdom for approximately Pound Sterling33.7 million (approximately $56.3 million) at the same time that Ocwen Financial acquired substantially all of the assets and certain of the liabilities of the United Kingdom company that effected such securitizations, and (iv) the Company's acquisition from time to time of a total of 19 residential whole loan portfolios that were co-bid with the Bank for an aggregate purchase price of $88.2 million.


              (vi) From time to time there may be circumstances in which the Company sells assets to Ocwen Financial, the Bank and other affiliates of the Manager. To date, the only such transaction was the Company's sale of the IO Portfolio to two affiliates of the Company and/or Ocwen Financial in May 1998. The purchase price of the IO Portfolio exceeded its estimated fair market value by approximately $14.0 million.

       The Board of Directors of the Company, which includes a majority of Independent Directors (as defined in the Company's Articles of Incorporation) have established general guidelines for the Company's investments, borrowings and operations and potential conflicts of interest (the "Guidelines"). The Independent Directors review transactions engaged in by the Company on a quarterly basis to monitor compliance with the Guidelines and review the Company's investment policies annually. The Independent Directors rely primarily on information provided to them by the Manager in conducting these reviews and do not otherwise participate in the Company's daily operations.

       The Management Agreement and the Guidelines do not limit or restrict the right of the Manager or any of its directors, officers, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of or rendering advice to others purchasing real estate assets that meet the Company's policies and criteria.


LIMITATIONS ON THE COMPANY'S ABILITY TO ACCESS TO CASH FLOW OF SUBSIDIARIES


       The Company conducts its business primarily through the Operating Partnership and its qualified REIT subsidiaries and its ability to make payments on the Notes is dependent upon the receipt of dividends from its direct and indirect subsidiaries. All of the assets of the Company are held by subsidiaries and all of the Company's operating revenues are derived from operations of such subsidiaries. Therefore, the Company's ability to pay interest on, principal of and redemption payments when due on the Notes is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its direct and indirect subsidiaries to the Company. The Company's subsidiaries have no obligation, contingent or otherwise, to make any funds available to the Company for payments on the Notes and are not guarantors of the Notes. Moreover, to the extent that assets of the Company held through subsidiaries of the Company secure borrowings incurred by such subsidiaries, the ability of such subsidiaries to declare dividends or make distributions to the Company will be limited.

       Because the Company conducts all of its operations through the Operating Partnership and its qualified REIT subsidiaries, the right of the Company (and therefore the right of the Company's creditors and shareholders) to participate in any distribution of the assets or earnings of its subsidiaries is subject to the prior claims of creditors of such subsidiaries, including any claims of the Company as a creditor to the extent such claims may be recognized.

NO ASSURANCE AS TO THE COMPANY'S ABILITY TO PURCHASE NOTES UPON A CHANGE IN CONTROL

       Upon a Change of Control, the Company will be required to offer to purchase all of the Notes then outstanding at 101% of their aggregate principal amount, plus accrued and unpaid interest, if any. The repurchase price is payable in cash. There can be no assurance that, were a Change of Control to occur, the Company would have sufficient funds to pay the purchase price for all Notes which the Company might be required to purchase by Holders who exercise their option in connection with such an offer.

       In the event the Company does not have sufficient funds to pay the purchase price of the Notes upon a Change of Control, the Company may be required to seek third party financing to the extent it did not have sufficient funds available to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing on favorable terms or at all.

       The occurrence of a Change of Control would be determined by the Company. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under the laws of Virginia, under which the Company is incorporated, or the laws of New York, which governs the Indenture. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company taken as a whole to another person or group may be uncertain. For a definition of the term Change of Control, see "Description of New Notes - Certain Definitions."

ABSENCE OF A MARKET FOR THE NOTES

       The New Notes will not be listed on any national securities exchange or approved for quotation on a national inter-dealer quotation system. There can be no assurance as to the liquidity of any markets that may develop for the New Notes or the Old Notes, or at what price holders of the New Notes or the Old Notes will be able to sell their New Notes or their Old Notes, as the case may be. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. In connection with the offering of the Old Notes, each Initial Purchaser informed the Company that it intends to make a market in the New Notes and the Old Notes. However, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the New Notes or the Old Notes, as applicable. In addition, such market making activity will be subject to the limits of the Exchange Act and the regulations thereunder and may be limited during the pendency of the Exchange Offer and during the period a shelf registration statement required to be filed pursuant to the Registration Rights Agreement is required to remain effective. See "Description of Old Notes" and "Registration Rights Agreement."

FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS


       As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with year 2000 requirements.

       The Company is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed, purchased and maintained by the Manager, as well as Ocwen Financial and its other subsidiaries, which provide management services to the Company. The Company does not own or maintain computer equipment or software.

       Ocwen Financial has established a project plan to achieve year 2000 readiness of its mission critical and non-mission critical systems, including hardware infrastructure and software applications. The project plan is divided into six phases: identification, evaluation, remediation, validation, risk assessment and contingency planning. As of September 30, 1998, the systems identification and evaluation phases of the project were completed. At December 17, 1998, Ocwen Financial had substantially completed the remediation and validation phases of the project.


       As part of the identification and evaluation phases of the project, the Company has documented critical operating functions within each business unit, as well as strategic third-party and vendor relationships. Ocwen Financial has retained a business continuity expert to prepare contingency plans and assist with the testing and validation of these plans. Ocwen Financial expects to complete its year 2000 risks assessment and contingency planning efforts during the first quarter of 1999. The cost of Ocwen Financial's year 2000 project, which is budgeted at $2.0 million, will be borne by Ocwen Financial. The Company does not expect to incur any costs in connection with achieving year 2000 compliance. Until the risk assessment phase is completed, the Company will not know the complete extent of the risks associated with year 2000 issues, including an analysis of the most reasonably likely worst case year 2000 scenario, nor can the Company prepare a contingency plan. As a result, neither is ready at this time. There can be no assurance that the failure of the Manager, the Company or third parties to adequately address their respective year 2000 issues will not have a material adverse effect on the Company.



FAILURE TO EXCHANGE OLD NOTES COULD ADVERSELY AFFECT THE MARKETABILITY AND VALUE OF OLD NOTES


       The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement, except under limited circumstances.


       To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading by QIBs (generally, a designated entity under Rule 144A under the Securities Act acting for its own account or the accounts of other QIBs which, in the aggregate, owns and invests on a discretionary basis at least $100 million in securities of issuers not affiliated with the entity and certain registered broker-dealers) in the Private Offerings, Resale and Trading through Automated Linkages Market ("PORTAL") of the National Association of Securities Dealers, Inc., an automated quotation and communications system that facilitates private offerings, resales, trading, clearance and settlement by its participants, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.



       The Old Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by October 12, 1998, declared effective by January 10, 1999, or the New Notes are not issued on or prior to 30 business days after the Registration Statement is declared effective, the interest rate borne by the Old Notes upon the date of such default will increase by specified amounts until such default is cured. For information about an increase in the interest rate on the Old Notes for the period from January 10, 1999 to ____________ __, 1999, the effective date of the Registration Statement relating to the Exchange Offer, see "Description of Old Notes" and "Registration Rights Agreement." Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any prospective increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. The New Notes will not be entitled to any such prospective increase in the interest rate thereon. See "Description of New Notes" and "Description of Old Notes."


EXCHANGE OFFER CAN BE EFFECTED ONLY IF A HOLDER PROVIDES REQUISITE DOCUMENTATION


       Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message in lieu thereof and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is not under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

                                   THE COMPANY

GENERAL

       The Company is a REIT based in West Palm Beach, Florida which specializes in investments in real estate and real estate-related assets. The Company was incorporated in Virginia on January 22, 1997 and was capitalized on May 19, 1997 with $283.7 million of net proceeds from the Initial Public Offering. The Company is externally managed and advised by the Manager, which is a wholly-owned subsidiary of Ocwen Financial, a diversified financial services company that is primarily engaged in the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans. As a result, the Company does not maintain an office and does not employ full-time personnel.

       The Company's investments consist primarily of (i) subordinate and residual interests in mortgage-related securities and (ii) underperforming or otherwise distressed commercial and multifamily real property, including properties acquired by mortgage lenders at foreclosure or through deed-in-lieu thereof. The Company's investments also include (i) commercial, multifamily and single-family residential mortgage loans, including construction and renovation loans and mezzanine loans, which comprise the Company's loan portfolio, and (ii) nonperforming and subperforming mortgage loans, which generally are purchased at a discount to their aggregate unpaid principal amount and comprise the Company's discount loan portfolio.

STRUCTURE OF THE COMPANY


            The Company conducts its business primarily through the Operating Partnership, a Virginia limited partnership. The General Partner, a Virginia corporation and a wholly-owned qualified REIT subsidiary of the Company, holds an 0.9% interest in the Operating Partnership and is the general partner of and controls the Operating Partnership. In addition, the Limited Partner, a Virginia corporation and a wholly-owned qualified REIT subsidiary of the Company, currently owns a 90.4% limited partnership interest in the Operating Partnership. The remaining 8.7% partnership interests in the Operating Partnership are limited partnership interests held by Ocwen Financial through IMIHC.


       The relationship among the Company, the Operating Partnership, the General Partner and the Limited Partner is commonly referred to as an umbrella partnership REIT (or "UPREIT") structure. In this structure, the Company holds the same number of units in the Operating Partnership (through the General Partner and the Limited Partner) as the number of shares of Common Stock which the Company has issued and outstanding. As a result, any additional units issued by the Operating Partnership share ratably with the Common Stock of the Company in any distributions made by the Operating Partnership. The benefit of this structure is that owners of real estate assets may transfer them to the UPREIT while deferring the recognition of the built-in gain for tax purposes.

THE MANAGER AND OCWEN FINANCIAL

       The Company's business and investment affairs are managed by the Manager, a Florida corporation and a wholly-owned subsidiary of Ocwen Financial, which also is a Florida corporation. Ocwen Financial is a diversified financial services company that is primarily engaged in the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans and other servicing intensive assets and in diverse mortgage lending activities. At September 30, 1998, Ocwen Financial had $3.4 billion of total assets and shareholders' equity of $444.1 million.

       Ocwen Financial has been actively involved since its formation in 1988 in the real estate and mortgage markets and brings significant expertise to the Company in acquiring and managing distressed real estate and real estate-related assets. Since commencing its business of acquiring and resolving subperforming and nonperforming mortgage loans in mid-1991, Ocwen Financial has acquired over $6.2 billion aggregate principal amount of distressed single-family residential, multifamily and commercial real estate loans and currently ranks (based on 1997 and 1996 loan acquisition volumes) as the largest purchaser of domestic distressed residential and commercial real estate loan portfolios in the United States. These activities have given the Bank substantial expertise in resolving defaulted mortgage loans and managing the residential and commercial real estate which it may acquire in connection with resolving such loans. The Bank also services mortgage loans for others on a fee basis. These services include (i) special servicing, which generally involves asset management and resolution services with respect to defaulted mortgage loans within a pool of mortgage loans and with respect to the management and disposal of foreclosed properties,
(ii) primary servicing, which involves the monitoring of assets and collection and distribution of cash flow with respect to a pool of mortgage loans and also may include special servicing functions, and (iii) sub-servicing, which generally involves performing primary servicing and/or special servicing functions for a master servicer through a sub-servicing arrangement. The Bank believes that it is currently a leading servicer of defaulted mortgage loans in the United States. At September 30, 1998, the Bank had a servicing portfolio of 91,678 loans for others aggregating approximately $8.2 billion in gross principal amount, substantially all of which are nonperforming, subperforming and subprime mortgage loans.

       The Company's relationship with Ocwen Financial provides a number of advantages. First, Ocwen Financial's primary operating subsidiary, the Bank, is in management's view a leading servicer of problem loans and distressed real estate. The Bank is one of a select few firms in the United States to be rated by Standard & Poor's as a "Strong" Special Servicer for commercial loans, its highest rating category. The Bank is designated as a Special Servicer for residential mortgage loans by Duff & Phelps Credit Rating Co., Fitch Investor Service, Inc., Moody's and Standard & Poor's. As a result of the foregoing, the Company is able to benefit from Ocwen Financial's experience in managing and repositioning underperforming real estate and real estate-related assets. In addition, these strengths also enhance the Company's ability to invest in subordinate and residual interests in circumstances in which the Company acquires the right to control the foreclosure process and appoint the Bank as special servicer of the underlying loans. Second, the Company benefits from Ocwen Financial's technology and proprietary software applications, which include asset acquisition, loss mitigation and default management systems. Third, the Company's relationship with Ocwen Financial provides it with access to markets, positive name recognition and the opportunity to co-bid on transactions with Ocwen Financial. And finally, the Company's relationship with Ocwen Financial generally allows the Company to leverage the substantial infrastructure and expertise which has been developed by Ocwen Financial in connection with its substantial and diverse experience in dealing with real estate and real estate-related investments.

       The Company attempts to minimize potential conflicts of interest between it and the Manager and its affiliates, which also invest in real estate related investments, by assigning investments by asset class. In this regard, the Management Agreement gives the Company the first option to invest in subordinate and residual interests collateralized by loans originated by third parties and distressed real estate. The Company also seeks to minimize potential conflicts of interest by maintaining a majority of directors who are independent of the Manager and its affiliates.

       Ocwen Financial is a registered savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS"). The Bank is subject to regulation by the OTS, as its chartering authority, and by the Federal Deposit Insurance Corporation, which insures the Bank's deposits up to the maximum extent permitted by law.

       Ocwen Financial's executive offices are located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, and the telephone number of its executive offices is (561) 682-8000.

                                 USE OF PROCEEDS

       The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. Old Notes surrendered in exchange for New Notes will be retired and cancelled.


       The net proceeds to the Company from the sale of the Old Notes and the Regulation S Notes amounted to approximately $144.4 million. The Company contributed the net proceeds from the offering of the Old Notes and the Regulation S Notes to the Operating Partnership (through the purchase of an unsecured, unsubordinated note), which used such proceeds for general corporate purposes, including the acquisition of mortgage-related securities, underperforming and otherwise distressed multifamily and commercial real estate properties, commercial, multifamily and single-family mortgage loans, nonperforming and subperforming mortgage loans and other assets and payments under repurchase agreements.

                       RATIOS OF EARNINGS TO FIXED CHARGES


       The Company's ratio of earnings to fixed charges for the period from May 14, 1997 to December 31, 1997 and the period from May 14, 1997 to September 30, 1997 was not meaningful because there were no fixed charges during these periods. The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1998, was (.46) (earnings were insufficient to cover fixed charges of $21.2 million by $11.5 million). For purposes of computing this information, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss). Fixed charges consist of interest costs, whether expensed or capitalized, and amortization relating to any indebtedness, whether expensed or capitalized.


                                 CAPITALIZATION


       The following table sets forth the capitalization of the Company at September 30, 1998, which reflects the issuance of the Old Notes and the Regulation S Notes.


                                                                                            September 30, 1998
                                                                                         ------------------------
                                                                                          (Dollars in Thousands,
                                                                                            Except Share Data)
Liabilities:
    11 1/2% Senior Notes due 2005(1).................................                            $143,000
    Securities sold under agreements to repurchase...................                             143,059
    Obligations outstanding under lines of credit....................                             189,137
    Obligations outstanding under lines of credit-
       real estate...................................................                             142,445
    Dividends and distributions payable..............................                               9,140
    Accrued expenses, payables and other liabilities.................                              12,267
                                                                                                 --------
       Total liabilities.............................................                             639,048

Minority interest....................................................                              28,370

Shareholders' Equity:
    Preferred stock, $.01 par value; 25,000,000 shares
        authorized; no shares issued and outstanding.................                                  --
    Common Stock, $.01 par value; 200,000,000 shares
        authorized; 19,125,000 shares issued (18,965,000
        shares outstanding)(2).......................................                                 190
    Additional paid-in capital.......................................                             294,461
    Distributions in excess of earnings..............................                             (35,983)
    Unrealized loss on securities available for sale.................                             (13,719)
    Cumulative translation adjustments...............................                              (1,968)
                                                                                                  -------
          Total shareholders' equity.................................                             242,981
                                                                                                 --------
          Total capitalization.......................................                            $910,398
                                                                                                  =======

-------------------

(1) For a description of the Notes, see "Description of Notes" and "Description of Old Notes."

(2) Does not reflect shares issuable upon exercise of options to purchase 1,912,500 shares of Common Stock which have been granted by the Company to the Manager pursuant to the Option Plan.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

       In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to file and to use its best efforts to cause to be declared effective by the Commission a registration statement with respect to the exchange of the Old Notes for New Notes with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

       The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer under the Securities Act and (ii) holders of New Notes will not be entitled to registration rights that holders of the Old Notes have under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Old Notes."

       The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

       Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any participant in the DTC system whose name appears on a security position listing as the holder of such Old Notes and who desires to deliver such Old Notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER


       The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $142.5 million aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, $142.5 million aggregate principal amount of New Notes in exchange for a like aggregate principal amount of Old Notes tendered and accepted in connection with the Exchange Offer. Holders of Old Notes may tender their Old Notes in whole or in part.



       The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered. As of the date of this Prospectus, $142.5 million aggregate principal amount of Old Notes are outstanding.


       Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Old Notes."

       If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

       Holders of Old Notes who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

       THE COMPANY DOES NOT MAKE ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN

AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE NUMBER OF OLD NOTES TO TENDER BASED ON SUCH HOLDER'S OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

       The term "Expiration Date" means 5:00 p.m., New York City time, on ___________ __, 1999 unless the Exchange Offer is extended by the Company to a date which is no later than 30 business days after the date hereof (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

       The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and
(iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

       Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

       Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn promptly after the Expiration Date.

       In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

       The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

       Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If, for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes, and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

       Pursuant to the Letter of Transmittal, or Agent's Message in lieu thereof, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

       VALID TENDER. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent," and (i) tendered Old Notes must be received by the Exchange Agent, (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal, must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

       If less than all of a tendering holder's Old Notes are tendered, the holder should fill in the aggregate principal amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal or so indicate in an Agent's Message in lieu of the Letter of Transmittal. All Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

       THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN-RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

       BOOK-ENTRY TRANSFER. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

       DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

       SIGNATURE GUARANTEES. Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (i) the Old Notes are registered in a name other than that of the person surrendering the Old Notes or (ii) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (i) or (ii) above, such Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

       GUARANTEED DELIVERY. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

       (i) such tenders are made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

       (iii) all tendered Old Notes (or a book-entry confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or Agent's Message in lieu thereof, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

       The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail, to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

       Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or Agent's Message in lieu thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

       The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

       DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

       The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. None of the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

       If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

       A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

       The Company is making the Exchange Offer for the New Notes in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. See, e.g., Exxon Capital Holdings Corp. (pub. avail. April 13, 1989), Morgan Stanley & Co. Inc. (pub. avail. June 5, 1991), Shearman & Sterling (pub. avail. July 2, 1993) and Brown & Wood (pub. avail. February 7, 1997). However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes, unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, Participating Broker-Dealers must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes.

       Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an Affiliate of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. The Letter of Transmittal contains the foregoing representations. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Old Notes to be exchanged in the Exchange Offer. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer will be deemed to have acknowledged by execution of the Letter of Transmittal or delivery of an Agent's Message that it acquired the Old Notes exchanged therefor for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180-days after the date of this Prospectus (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. Pursuant to the Registration Rights Agreement, the Company has agreed to amend or supplement this Prospectus, as required, during such 180-day period. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "--Exchange Agent." Any person, including any Participating Broker-Dealer, who is an Affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

       Each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal or delivery of an Agent's Message in lieu thereof, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

       Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

       In order for a withdrawal to be effective a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the certificate evidencing such Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the certificate numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

       All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. None of the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON NEW NOTES


       Holders of New Notes as of the record date for the payment of interest on July 1, 1999 will be entitled to receive interest accumulated from and after January 1, 1999. Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes accumulated from and after January 1, 1999 and will be deemed to have waived the right to receive any interest on such Old Notes accumulated from and after January 1, 1999. Consequently, holders of Old Notes who exchange their Old Notes for New Notes will receive the same interest payment on July 1, 1999 that they would have received had they not accepted the Exchange Offer.


CONDITIONS TO THE EXCHANGE OFFER

       Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

       (a) there shall occur a change in the current interpretation by the Staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an Affiliate of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes;

       (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer;

       (c) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

       (d) a banking moratorium shall have been declared by United States, Florida or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

       (e) trading on the NYSE or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

       (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose, or any governmental approval which the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby has not been obtained.

       If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

       In the opinion of Elias, Matz, Tiernan & Herrick, L.L.P., special counsel to the Company, the following is a summary of the material United States federal income tax consequences of the Exchange Offer. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Notes as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Notes. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This summary is based on the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

       The exchange of Old Notes for New Notes should not be a taxable event to holders for United States federal income tax purposes. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for United States federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

       EACH HOLDER OF OLD NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE AGENT

       Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                  By Registered or Certified Mail:                                                   In Person:

                      Norwest Bank Minnesota,                                                   Northstar East Bldg.
                        National Association                                                      608 2nd Ave. S.
                     Corporate Trust Operations                                                      12th Floor
                           P.O. Box 1517                                                      Corporate Trust Services
                     Minneapolis, MN 55480-1517                                              Minneapolis, MN 55479-0113


                   By Hand or Overnight Courier:                                   By Facsimile (for Eligible Institutions only):

                      Norwest Bank Minnesota,                                                      (612) 667-4927
                        National Association
                     Corporate Trust Operations                                             Confirm Receipt of Notice of
                           Norwest Center                                                Guaranteed Delivery by Telephone:
                        Sixth and Marquette
                     Minneapolis, MN 55479-0113                                                    (612) 667-9764

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

       The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

       Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

       The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

       The Company is a Virginia corporation, formed in the first quarter of 1997, that has elected to be taxed as a REIT under Sections 856 through 860 of the Code. The Company's primary investments include:

       - commercial and residential subordinate and residual interests CMOs and other mortgage-related securities; and

       - underperforming or otherwise distressed commercial and multifamily real property, including properties acquired by mortgage lenders at foreclosure or through deed-in-lieu thereof.

       The Company also has invested, by way of purchase or origination, in other real estate related assets, including:

       - commercial, multifamily and single-family mortgage loans, including construction and renovation loans and mezzanine loans, which comprise the Company's loan portfolio, and

       - nonperforming and subperforming mortgage loans, which generally are purchased at a discount to their aggregate unpaid principal amount and comprise the Company's discount loan portfolio.


RECENT OPERATING LOSSES; DISCONTINUANCE OF INVESTMENT ACTIVITIES

       The Company reported a loss of $7.6 million or ($0.40) per fully diluted share for the three months ended September 30, 1998 and a loss of $11.5 million or ($0.61) per fully diluted share for the nine months ended September 30, 1998. These losses were primarily attributable to: (i) an aggregate of $17.1 million of losses incurred in connection with the Company's IO Portfolio, which was adversely affected in the first quarter of 1998 by an increase in prepayments of the underlying mortgages in response to a decrease in market interest rates; and
(ii) $15.6 million of losses on subordinate and residual interests in mortgage-related securities and derivatives (consisting of a $13.6 million loss on securities and a $2.0 million loss on derivatives), which were adversely affected by increased prepayments of the underlying mortgage loans and the substantial volatility in U.S. and foreign securities markets which has resulted in widening mortgage spreads and declining market liquidity. Moreover, as a result of these conditions, in recent months there has been a general "flight to quality" by investors, with the result that the market or demand for subordinate and residual interests in mortgage-related securities has been substantially reduced or eliminated. These factors have adversely affected the operations and financial condition of numerous companies in the financial service, REIT and mortgage-backed security sectors, including the Company.

       As a result of the foregoing developments, particularly as they relate to the Company's subordinate and residual interests in mortgage-related securities, the Company has received requests from its lenders to pledge additional collateral or repay certain portions of its debt pursuant to the terms of its indebtedness, which it has been able to meet as of the date hereof. See " - Capital Resources and Liquidity." In anticipation of a possible economic downturn and in order to enhance its ability to meet the obligations under its indebtedness, the Company has decided that, for the foreseeable future, it does not plan to acquire any additional assets or fund any additional loans (beyond those which are currently committed), and it will work to accelerate the stabilization of its existing assets and increase its overall liquidity position. As a result, the Company has currently curtailed each of its business lines, which include the acquisition of subordinate and residual interests in residential and commercial mortgage-related securities, underperforming real estate and commercial real estate loans, including construction and renovation loans.

       At September 30, 1998, the Company's shareholders' equity amounted to $243.0 million or $12.81 per fully diluted share. This amount was comprised of $295.0 million of stated capital and additional paid-in capital related to the Company's Common Stock, less distributions in excess of earnings of $36.0 million, unrealized losses on securities available for sale of $13.7 million and accumulative translation adjustments of $2.0 million.

       The future success of the Company will be primarily dependent on its ability to continue to be able to meet its obligations under its indebtedness, including without limitation the Notes. This ability will depend largely on the Company's future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control, including levels of interest rates. This ability also could be significantly adversely affected by the Company's decision to discontinue future investment activities, which effectively means that the Company's future profitability, and its ability to meet its indebtedness obligations, will be dependent on its existing assets. There can be no assurance that the Company's existing assets will be sufficient to ensure future profitable operations or enable the Company to meet its indebtedness obligations, or that such assets will not be further significantly adversely affected by changes in market and economic conditions and other factors.

RECENT DEVELOPMENTS

       On December 21, 1998, the Company announced that its Board of Directors has approved a proposal to terminate the Company's status as a REIT effective for calendar 1999, subject to shareholder approval. See "Recent Developments."

       On November 13, 1998, the Company completed the securitization of 1,808 first and second single family residential mortgage loans having an aggregate unpaid principal balance of $182.2 million. The mortgage loans were acquired by the Operating Partnership during 1997 and 1998. After the payment in full of all transaction expenses and the repayment in full of the approximately $136.0 million warehouse facility secured by such mortgage loans, the securitization will net the Company approximately $35.0 million in cash. The Company retained an approximately $10.1 million non-investment grade equity certificate, which will entitle the Company to the available excess cash flow, and the Bank will continue to service the mortgage loans.

       During October 1998, the Company closed an existing commitment to finance a hotel construction loan in the amount of $17.7 million, of which $1.2 million has been funded.

RESULTS OF OPERATIONS

       The following discussion of the Company's consolidated financial condition, results from operations and capital resources and liquidity should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

       GENERAL. The Company reported a net loss of $7.6 million for the quarter ended September 30, 1998, or ($0.40) per diluted share, compared to net income of $4.4 million, or $0.22 per diluted share, for that same period a year ago. During the third quarter of 1998, the Company recognized a charge of $15.6 million, or ($0.75) per diluted share after minority interest, related primarily to its commercial and residential mortgage-backed securities. For the nine months ended September 30, 1998, the Company reported a net loss of $11.5 million, or ($0.61) per diluted share.

       INTEREST INCOME. Interest income increased by $14.8 million from $5.5 million in the third quarter of 1997 to $20.3 million for the three months ended September 30, 1998. This increase was primarily the result of a $346.6 million increase in the average balance of securities available for sale during the quarter ended September 30, 1998 as compared to the quarter ended September 30, 1997 and a $231.6 million increase in the average balances of the loan portfolios during the third quarter of 1998 as compared to the third quarter of 1997. Likewise, interest income increased $35.1 million to $43.1 million for the nine months ended September 30, 1998, compared to $8.0 million for the same period a year ago. This increase was primarily attributable to a $223.8 million increase in the average balance of securities available for sale during the nine months ended September 30, 1998, as compared to the same period in 1997, and a $146.6 million increase in the average balance of loan portfolios during the same respective periods.

       INTEREST EXPENSE. The Company had no interest expense during the three months or nine months ended September 30, 1997 compared to $10.6 million and $16.8 million during the three months and nine months ended September 30, 1998, respectively. This increase was the result of the Company being newly formed and unleveraged during the three and nine months ended September 30, 1997. For purposes of these financial statements, interest expense does not include the expense associated with the borrowings secured by investments in real estate which is included in determining the operations of the Company's real estate. See " - Real Estate Income, Net" below.

       NET INTEREST INCOME. Net interest income before provision for loan losses increased by $4.2 million to $9.7 million in the third quarter of 1998 versus the same period a year ago. This increase was largely due to an $11.3 million increase in interest income from securities available for sale and a $3.9 million increase in interest income from residential loans, which were partially offset by a $2.0 million decrease in interest income from repurchase agreements and interest earning deposits and a $10.6 million increase in interest expense. These increases in interest income and interest expense versus the same period a year ago were largely the result of The Company being newly formed, only partially invested and not levered in the third quarter of 1997. Net interest income before provision for loan losses increased $18.3 million to $26.2 million for the nine months ended September 30, 1998, versus the same period a year ago.

       Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. The following table sets forth certain information relating to the Company's consolidated statements of financial condition and consolidated statements of operations for the three and nine months ended September 30, 1998, for the three months ended September 30, 1997 and for the period May 14, 1997 to September 30, 1997, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees which are considered adjustments to yields.

                                                                         For the Three Months Ended September 30,
                                                                  -----------------------------------------------------
                                                                                        1998
                                                                  -----------------------------------------------------
                                                                    Average                            Annualized
                                                                    Balance           Interest        Yield/Rates
                                                                  -----------------------------------------------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
    Repurchase agreements and interest-bearing
      deposits                                                          $ 54,861           $   714             5.16%
    Securities available for sale                                        412,265            13,807             13.29
    Commercial and multifamily loan portfolio, net                        50,323             1,512             11.92
    Residential loan portfolio, net                                      181,545             3,863              8.44
    Discount loans, net                                                    8,527               393             18.29
                                                                         -------            ------             -----
      Total interest-earning assets                                      707,521            20,289             11.38

Interest-bearing liabilities:
    Securities sold under agreements to repurchase                       163,253             3,082              7.49
    Obligations outstanding under lines of credit                        189,414             3,828              8.02
    11.5% Notes due 2005                                                 128,255             3,687             11.50
                                                                         -------            ------             -----
      Total interest-bearing liabilities                                 480,922            10,597              8.74

Net interest income/spread (1)                                                               9,692             2.64%
Net interest margin (2)                                                                                        5.43%


                                                                         For the Three Months Ended September 30,
                                                                  -----------------------------------------------------
                                                                                        1997
                                                                  -----------------------------------------------------
                                                                    Average                           Annualized
                                                                    Balance          Interest        Yield/Rates
                                                                  -----------------------------------------------------
                                                                               (Dollars in Thousands)
Interest-earning assets:
    Repurchase agreements and interest-bearing
      deposits                                                      $193,835         $2,754             5.70%
    Securities available for sale                                     65,699          2,492             15.17
    Commercial and multifamily loan portfolio, net                       ---            ---               ---
    Residential loan portfolio, net                                      294              6              7.58
    Discount loans, net                                               11,480            260              9.08
                                                                     -------          -----              ----
      Total interest-earning assets                                  270,858          5,512              8.14

Interest-bearing liabilities:
    Securities sold under agreements to repurchase                       ---            ---               ---
    Obligations outstanding under lines of credit                        ---            ---               ---
    11.5% Notes due 2005                                                 ---            ---               ---
                                                                     -------          -----              ----
      Total interest-bearing liabilities                                 ---            ---               ---

Net interest income/spread (1)                                                        5,512             8.14%
Net interest margin (2)                                                                                 8.14%

                                                                             For the Nine Months Ended
                                                                                 September 30, 1998
                                                                -----------------------------------------------------
                                                                    Average                            Annualized
                                                                    Balance           Interest        Yield/Rates
                                                                ----------------- ----------------- -----------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
    Repurchase agreements and interest-bearing
      deposits                                                     $ 26,375           $ 1,010           5.12%
    Securities available for trading                                 28,702               107            0.50
    Securities available for sale                                   285,298            29,990           14.05
    Commercial and multifamily loan portfolio, net                   38,815             3,786           13.04
    Residential loan portfolio, net                                 108,017             6,476            8.02
    Discount loans, net                                              14,845             1,719           15.48
                                                                     ------             -----           -----
      Total interest-earning assets                                 502,052            43,088           11.47

Interest-bearing liabilities:
    Securities sold under agreements to repurchase                  126,071             7,049            7.48
    Obligations outstanding under lines of credit                   108,514             6,102            7.52
    11.5% Notes due 2005                                             42,752             3,687           11.50
                                                                     ------             -----           -----
      Total interest-bearing liabilities                            277,337            16,838            8.12

Net interest income/spread (1)                                                         26,250           3.35%
Net interest margin (2)                                                                                 6.99%

                                                                            For the Period May 14, 1997 to
                                                                                  September 30, 1997
                                                                 -----------------------------------------------------
                                                                      Average                           Annualized
                                                                      Balance          Interest        Yield/Rates
                                                                 ------------------ ---------------- -----------------
                                                                                  (Dollars in Thousands)
Interest-earning assets:
    Repurchase agreements and interest-bearing
      deposits                                                       $203,527          $4,151             5.58%
    Securities available for trading                                      ---             ---               ---
    Securities available for sale                                      61,525           3,497             15.55
    Commercial and multifamily loan portfolio, net                        ---             ---               ---
    Residential loan portfolio, net                                       201               6              7.58
    Discount loans, net                                                 9,632             341              9.68
                                                                      -------           -----              ----
      Total interest-earning assets                                   274,885           7,995              7.96

Interest-bearing liabilities:
    Securities sold under agreements to repurchase                        ---             ---               ---
    Obligations outstanding under lines of credit                         ---             ---               ---
    11.5% Notes due 2005                                              -------           -----              ----
                                                                          ---             ---               ---
      Total interest-bearing liabilities                                  ---             ---               ---

Net interest income/spread (1)                                                           7,995             7.96%
Net interest margin (2)                                                                                    7.96%

--------------------

(1)Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

(2)Net interest income divided by average interest-earning assets.

       PROVISION FOR LOAN LOSSES. The allowance for loan losses was established in 1998. The provision for loan losses amounted to $351,000 during the three months ended September 30, 1998, which reflects the Company's evaluation of current economic conditions, a credit review of loans, an analysis of specific loan situations and the size and composition of the commercial and multi-family loan portfolio. At September 30, 1998, the allowance for loan losses amounted to $0.6 million or 1.0% of the net commercial and multifamily loan portfolio. At the same date, the Company had not established an allowance for loan losses on the single-family residential loan portfolio or the discount loan portfolio because the loans in these portfolios were relatively recent acquisitions and generally were performing in accordance with management's expectations at the date of origination or acquisition.

       REAL ESTATE INCOME, NET. Real estate income, net increased $479,000 to $543,000 for the three months ended September 30, 1998, versus the same period a year ago. This increase was largely due to a $7.9 million increase in rental income offset by a $3.6 million increase in rental operation expense, a $1.1 million increase in depreciation and amortization expense and a $2.7 million increase in interest expense. These increases in real estate operating income and expenses versus the same period a year ago were largely the result of an increase in The Company's investment in real estate, net of $209.8 million at September 30, 1998, versus $26.3 million at September 30, 1997. For the same reason, real estate income, net increased $1.0 million to $1.1 million for the nine months ended September 30, 1998, versus the same period a year ago.


       OTHER EXPENSES. Other expenses increased $2.0 million to $3.2 million for the three months ended September 30, 1998, versus the same period a year ago. This increase was largely due to a $0.9 million increase in management fees and a $0.8 million increase in other expenses (which consisted generally of servicing, legal, and accounting expenses). These increases in other expenses versus the same period a year ago are largely the result of the Company becoming fully invested and leveraging its assets in 1998. Other expenses increased $4.9 million to $6.6 million for the nine months ended September 30, 1998, versus the same period a year ago. The management fees payable by the Company to the Manager totaled $1.6 million for the quarter ended September 30, 1998 and $4.1 million for nine months ended September 30, 1998. The Manager advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. See Note 2 to the Interim Consolidated Financial Statements included elsewhere herein. In addition, the Company reimbursed the Manager for due diligence expenses of $568,000 and $936,000 in connection with its asset acquisitions during the three and nine months ended September 30, 1998 (which amounts are likely to be substantially reduced or eliminated to the extent the Company does not review or acquire assets in the future).


       LOSSES ON SECURITIES AND DERIVATIVES. Due to accelerated prepayment speeds, widening mortgage spreads and declining market liquidity, The Company recognized a $15.6 million charge to earnings during the third quarter of 1998. This charge was comprised of a $13.6 million writedown of the securities available for sale portfolio (which is comprised of residential and commercial subordinate and residual mortgage-backed securities) and a $2.0 million charge on futures losses incurred on short positions in U.S. Treasury futures used to hedge the residential loan portfolio. Total losses on securities and derivatives for the nine months ended September 30, 1998, were $32.7 million.

       The Company recognized net losses on securities and derivatives of $32.7 million during the nine months ended September 30, 1998, which consisted of the above - discussed losses and $17.1 million of losses recognized by the Company in connection with the IO Portfolio. See "- Changes in Financial Condition - Securities Available for Sale."

       MINORITY INTEREST IN NET LOSS OF CONSOLIDATED SUBSIDIARY. Minority interest in net loss of $0.7 million and $0.4 million for the three and nine months ended September 30, 1998, respectively, arose from the investment by IMIHC in the Operating Partnership which conducts the majority of The Company's business activities. The Company has a 91.3% ownership interest in the Operating Partnership.

       EXTRAORDINARY GAIN ON REPURCHASE OF DEBT. On September 30, 1998, The Company repurchased in the open market $7.0 million of its $150.0 million outstanding Notes. This resulted in The Company realizing an extraordinary gain of $615,000 during the third quarter of 1998. At September 30, 1998, the outstanding balance of the Notes was $143.0 million.

       NET INCOME/LOSS AND OTHER COMPREHENSIVE INCOME/LOSS. The Company's net loss before extraordinary item amounted to $8.3 million and $12.1 million during the three and nine months ended September 30, 1998, respectively, as compared to a comprehensive loss before extraordinary item during the same periods of $22.4 million and $19.9 million, respectively. The comprehensive loss exceeded the Company's net loss during the three and nine months ended September 30, 1998 primarily because of $13.8 million and $6.4 million of unrealized losses on securities which were not included in the Company's net loss during the respective periods, and to a lesser extent $917,000 and $2.0 million of foreign currency translation losses which were not included in the Company's net loss during the respective periods. For further information, see Note 5 to the Interim Consolidated Financial Statements included elsewhere herein.

       Although the Company had a net loss of $11.5 million for financial reporting purposes for the nine months ended September 30, 1998, it had income of approximately $23.2 million for federal income tax purposes. The principal reasons for the difference between the Company's loss for financial reporting purposes and income for federal income tax purposes were (1) capital losses incurred in connection with the Company's IO Portfolio only may be used to offset capital gains, (2) write-downs of investment securities for financial reporting purposes generally may not be recognized for federal income tax purposes until sale of the securities and (3) certain of the requirements relating to determination of taxable income from mortgage-backed securities may result in the recognition of income thereon for federal income tax purposes earlier than income thereon is recognized for financial reporting purposes. REITs such as the Company which have taxable income are subject to certain distribution requirements in order to avoid corporate income taxation. See "Federal Income Tax Considerations - Distribution Requirements" and "Recent Developments."

RESULTS OF OPERATIONS FOR THE PERIOD MAY 14, 1997 TO DECEMBER 31, 1997

       The Company priced the Initial Public Offering on May 14, 1997 and commenced operations thereon. Net income for the period from May 14, 1997 to December 31, 1997 amounted to $11.8 million. Diluted earnings per weighted average common share was $0.60 for the period.

       The following table presents the contribution by investment activity to the Company's net income before minority interest for the period indicated.

                                                                                  May 14, 1997 to
                                                                                  December 31, 1997
                                                                          ---------------------------------
                                                                             Amount             Percentage
                                                                          ------------          -----------
                                                                                (Dollars in Thousands)
           Mortgage-related securities and other
              short-term investments                                        $ 9,949                 84%
           Commercial real estate                                             1,376                 12
           Commercial discount loans                                            394                  3
           Commercial and residential loans                                      82                  1
                                                                             ------             ------
                                                                            $11,801                100%
                                                                             ======                ===

       INTEREST INCOME. Interest income for the period from May 14, 1997 to December 31, 1997 amounted to $13.5 million. The following table sets forth the total amount of interest income generated from interest-earning assets and the resultant annualized yields. The average balance is based on average daily balances for the indicated period.


                                                                                May 14, 1997 to
                                                                               December 31, 1997
                                                            -----------------------------------------------------
                                                               Average           Interest           Annualized
                                                               Balance            Income              Yield
                                                            -------------     --------------     ----------------
                                                                          (Dollars in Thousands)
           Repurchase agreements and interest-
             earning deposits                                  $155,757            $5,539               5.72%
           Securities for sale                                   76,423             6,363              13.39
           Loans                                                  4,294               311              11.65
           Discount loans                                        16,453             1,249               12.2
                                                                -------            ------               ----
                 Total                                         $252,927           $13,462               8.56%
                                                                =======            ======               ====

       The amount of interest income from interest-bearing deposits and repurchase agreements was attributable to initial investments of net proceeds from the Initial Public Offering.

       PROVISION FOR LOAN LOSSES. The Company did not establish a provision for loan losses during the period May 14, 1997 to December 31, 1997 because all loans held by the Company were recent acquisitions and were performing in accordance with management's expectation at the date of origination or acquisition.

       OPERATING INCOME. Operating income was comprised primarily of $1.5 million in income earned on investments in real estate during the period from May 14, 1997 to December 31, 1997. Such income represents rental income, net of operating expenses and depreciation, and $890,000 of income realized from the early termination of a lease by a tenant, generated from the Company's investment in two office buildings located in California and a retail shopping center located in Florida.

       OPERATING EXPENSES. The following table sets forth the principal components of the Company's operating expenses during the period from May 14, 1997 to December 31, 1997.

                                                        May 14, 1997 to
                                                       December 31, 1997
                                                    -----------------------
                                                        (In Thousands)
           Management                                       $1,796
           Due diligence                                       326
           Foreign currency loss                               569
           Other                                               464
                                                            ------
               Total                                        $3,155
                                                            ======

       Management fees totaling $1.8 million for the period from May 14, 1997 to December 31, 1997 were comprised solely of a base management fee (1% per annum of average invested assets) earned by the Manager pursuant to the terms of the Management Agreement entered into between the Company and the Manager. In addition, the Company incurred $326,000 of due diligence expense in connection with its asset acquisitions. Foreign currency loss for the period was a result of the strengthening U.S. dollar versus the Canadian dollar and relates to the Company's investment in a Canadian commercial discount loan. See "-- Changes in Financial Condition -Discount Loan Portfolio." Other expenses were comprised of auditing fees, insurance premiums and other miscellaneous expenses.

CHANGES IN FINANCIAL CONDITION

       GENERAL. From December 31, 1997 to September 30, 1998, total assets increased $622.4 million or 216.1% to $910.4 million. This increase was primarily due to a $55.1 million increase in the commercial and multifamily loan portfolio, a $191.1 million increase in the residential loan portfolio, a $164.4 million increase in investments in real estate and a $249.5 million increase in securities available for sale, which were offset in part by a $18.4 million decrease in the discount loan portfolio. Total liabilities increased $625.2 million during the period, primarily as a result of $143.1 million increase in securities sold under agreements to repurchase, $189.1 million of obligations outstanding under lines of credit, $142.4 million of obligations outstanding under lines of credit secured by real estate and a $143.0 million obligation with respect to the Notes.

       Total assets amounted to $288.0 million at December 31, 1997 and consisted primarily of $48.3 million of interest-earning deposits, $146.0 million of securities available for sale, $15.8 million of loans held in the loan portfolio, $27.0 million of discount loans and $45.4 million of investments in real estate. These assets were the result of the Company's investment of the $283.7 million of proceeds received from the Initial Public Offering in May 1997.

       CASH AND INTEREST-EARNING DEPOSITS. At September 30, 1998, cash and interest-earning deposits amounted to $18.3 million or 2.0% of total assets and were comprised of deposits at various banks. Interest-bearing deposits declined by $30.4 million or 62% from December 31, 1997 to September 30, 1998 due to the reinvestment of cash and cash equivalents into long-term assets. At December 31, 1997, total interest-earning deposits amounted to $48.3 million or 17% of total assets and were comprised of deposits at various banks, including $16,000 on deposit in an account at the Bank.

       Although the Company had no repurchase agreements at September 30, 1998 or December 31, 1997, it enters into such agreements from time to time. In these transactions, the Company purchases securities from a counterparty, and agrees to sell the securities back to the counterparty at a specified future date. Repurchase agreements are carried at the amounts at which the securities will be subsequently resold to the counterparty plus accrued interest, as specified in the respective agreements. The Company monitors the market value of the underlying securities relative to the amounts due under the agreements and, when necessary, requires prompt additional collateral or reduction in loan balance to ensure that the market value remains sufficient to protect itself in the event of default by the counterparty. At October 31, 1998, The Company had cash and cash equivalents of approximately $26.6 million.

       SECURITIES AVAILABLE FOR SALE. The Company's investment in securities available for sale at September 30, 1998 increased by $249.5 million to $395.5 million from $146.0 million at December 31, 1997. The $146.0 million of securities available for sale at December 31, 1997 was the result of purchases of $166.3 million during the period May 14, 1997 to December 31, 1997, which were offset in part by $6.7 million of principal payments and maturities, $6.3 million of net premium amortization and net unrealized losses of $7.3 million.

       At September 30, 1998, the Company's securities available for sale portfolio of $395.5 million consisted of:

       - Non-investment grade and unrated subordinate commercial mortgage-backed securities having a book value of $134.1 million and a market value of $129.6 million;

       - Unrated residential subprime residuals having a book value of $254.7 million and a market value of $245.2 million; and

       - Unrated subordinate residential mortgage-backed securities having a book value of $20.4 million and a market value of $20.7 million.

       At September 30, 1998, the Company's unrated subprime residual portfolio of $245.2 million consisted of:

       - $112.8 million of seasoned residuals (i.e., securitized between 1994 and 1997) with overcollateralization reserves funded at approximately $125.3 million.

       - $132.4 million of unseasoned residuals (i.e., securitized in 1998) with overcollateralization reserves funded at approximately $23.3 million.

       At October 31, 1998, the market value and book value of the Company's securities available for sale was approximately $362.1 million and $397.2, which consisted of the following:

       - Non-investment grade and unrated subordinate commercial mortgage-backed securities having a book value of $133.4 million and a market value of $120.3 million;

       - Unrated residential subprime residuals having a book value of $243.6 million and a market value of $222.0 million; and

       - Unrated subordinate residential mortgage-backed securities having a book value of $20.2 million and a market value of $19.8 million.

       At October 31, 1998, the Company's unrated subprime residual portfolio of $222.0 million consisted of:

       - $107.3 million of seasoned residuals (i.e., securitized between 1994 and 1997) with overcollateralization reserves funded at approximately $120.9 million.

       - $114.7 million of unseasoned residuals (i.e., securitized in 1998) with overcollateralization reserves funded at approximately $24.8 million.

       The following table describes the composition of the securities available for sale at the dates indicated.

                                                                   September 30,        December 31,
                                                                        1998                1997
                                                                -------------------   -----------------
                                                                            (In Thousands)
Single-family residential:
  FHLMC interest-only                                                $   ---              $ 21,178
  FNMA interest-only                                                     ---                22,573
  AAA-rated interest-only                                                ---                   729
  Subordinates                                                        20,743                 9,444
  Subprime residuals                                                 245,181                   ---
                                                                     -------                ------
                                                                     265,924                53,924
                                                                     -------                ------

Multifamily residential and commercial:
  AAA-rated interest-only                                                508                   866
  A-rated interest-only                                                  265                   480
  Non-rated interest-only                                              3,951                 4,803
  Non-rated principal-only                                               608                   960
  Subordinates                                                       124,239                84,994
                                                                     -------                ------
                                                                     129,571                92,103
                                                                     -------                ------
    Total                                                           $395,495              $146,027
                                                                     =======               =======


The following tables detail the Company's securities available for sale portfolio at September 30, 1998, and its estimates of expected yields on such securities, taking into consideration expected prepayment and loss rates together with other factors. Included in the tables are the following terms:



ACTUAL DELINQUENCY - Represents the total unpaid principal balance of loans more than 30 days delinquent at the indicated date as a percentage of the unpaid principal balance of the collateral at such date.



ACTUAL LIFE-TO-DATE LOSSES - Represents cumulative losses expressed as a percentage of the unpaid balance of the original collateral at the indicated date.



OVER-COLLATERALIZATION LEVEL - For residual interests in residential mortgage-backed securities, over-collateralization ("OC") is the amount by which the collateral balance exceeds the sum of the bond principal amounts. OC is achieved by applying monthly a portion of the interest payments on the underlying mortgages toward the reduction of the class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. The OC percentage, expressed as a percentage of the outstanding collateral balance, represents the first tier of loss protection afforded to the non-residual holders. The OC percentage also determines whether the over-collateralization target has been satisfied as of a specific date, such that warrant cash flows to the residual holder are warranted. To the extent consumed by losses on more highly rated bonds, OC is remitted to the residual holders.



CLASS DESIGNATION LETTER - Refers to the credit rating designated by the rating agency for each securitization transaction. Classes designated "A" have a superior claim on payment to those rated "B," which are superior to those rated "C." Additionally, multiple letters have a superior claim to designations with fewer letters. Thus, for example, "BBB" is superior to "BB," which in turn is superior to "B." The lower class designations in any securitization will receive interest payments subsequent to senior classes and will experience losses prior to any senior class. The lowest potential class designation is not rated ("NR") which, if included in a securitization, will always receive interest last and experience losses first. IO securities receive the excess interest remaining after the interest payments have been made on all senior classes of bonds based on their respective principal balances. There is no principal associated with IO securities and they are considered liquidated when the particular class they are contractually tied to is paid down to zero. Principal only ("PO") securities receive excess principal payments after the principal has been made on all classes of bonds based on their respective payment schedules. There is no interest associated with PO securities and they are sold at a discount. The return on PO securities is earned through the receipt of the payments and the collection of the discounted amount.

CLASS SIZE - Represents the percentage size of a particular class relative to the total outstanding balance of all classes.



COLLATERAL BALANCE - Represents, in the case of residuals, the unpaid principal balance of the collateral of the entire securitization at the indicated date and, in the case of subordinates, the outstanding principal balance of the entire securitization at the indicated date.



ACTUAL LIFE-TO-DATE CPR - The lifetime Constant Prepayment Rate is used to measure the average prepayment rate for the underlying mortgage pool(s) over the period of time elapsed since the issuance of the securities through the date indicated, and is calculated as follows:



                                                                         12
                             Final Aggregate Balance(actual)     (----------------)
Actual Life-to-Date  CPR=100x[(1- -----------------------      )  months in period  ].
                             Final Aggregate Balance(scheduled)




DEAL NAME - Series description.



WEIGHTED-AVERAGE DSCR - Represents debt service coverage ratio, which is calculated by dividing cash flow available for debt service by debt service.



ISSUE DATE - Represents the date on which the indicated securities were issued.



WEIGHTED-AVERAGE LTV - Represents the ratio of the loan amount to the value of the underlying collateral.






RATING - Represents the rating, if any, on the security or securities by the indicated rating agencies.



SECURITY - Represents the name of the class associated with each securitization held by the Company. This has no relationship to a formal rating but is for identification purposes (although the names are usually in alphabetical or numeric order from the highest rated to the lowest rated).



SUBORDINATION LEVEL - Represents the credit support for each mortgage-backed security by indicating the percentage of outstanding bonds whose right to receive payment is subordinate to the referenced security. The subordinate classes must experience a complete loss before any additional losses would affect the particular referenced security.



YIELD TO MATURITY - represents a measure of the average rate of return that is earned on a security if held to maturity.

RESIDENTIAL MORTGAGE BACKED SECURITIES PORTFOLIO


                                                             Class
                                                          Designation
     Securitization           Security        Issue Date     Letter        Rating Agencies
----------------------     --------------    ------------ ------------- ---------------------
Residuals
SASCO 1998-2(1)                   X             Jan-98         NR              S&P, Fitch
SASCO 1998-3(1)                   X             Mar-98         NR              S&P, Fitch
MLMI 1998-FF1(2)                  X             Jun-98         NR              S&P, Fitch
PANAM 1997-1(3)                   X             Dec-97         NR             S&P, Moody's
                            Prepay Pen.
LHELT 1998-2(4)                   X             Jun-98         NR            Moody's, Fitch
EQUICON 1994-2(5)            B Fix, B-2         Oct-94         NR         S&P, Moody's, Fitch
                           QS Fix, QS-2                        NR
                             B Var, B-2                        NR
EQUICON 1995-1(5)            B Fix, B-2         May-95         NR         S&P, Moody's, Fitch
                             B Var, B-2                        NR
EQUICON 1995-2(5)            B Fix, B-2         Oct-95         NR             S&P, Moody's
                             B Var, B-2                        NR
ACCESS 1996-1(6)             B Fix, B-2         Feb-96         NR             S&P, Moody's
                             B Var, B-2                        NR
ACCESS1996-2(6)                B-1, B-1         May-96         NR             S&P, Moody's
                           B1-S, B1-S-1                        NR
                              B-11, B-1                        NR
                          B11-S, B11-S-1                       NR
ACCESS 1996-3(6)              B-1, B-1          Aug-96         NR             S&P, Moody's
                            B1-S,B1-S-1                        NR
                              B-11,B-1                         NR
                           B11-S,B11-S-1                       NR
ACCESS 1996-4(6)               B,B-1            Nov-96         NR             S&P, Moody's
                             B-S, B-S-1                        NR
ACCESS 1997-1(6)               B,B-1            Feb-97         NR             S&P, Moody's
                             B-S,B-S-1                         NR
ACCESS 1997-2(6)               B,B-1            May-97         NR             S&P, Moody's
                             B-S,B-S-1                         NR
ACCESS 1997-3(6)               B,B-1            Oct-97         NR             S&P, Moody's
                             B-S,B-S-1                         NR

Subordinates

SBMS 1997-HUD1(7)               B5              Apr-97   B2, (Moody's)    Moody's, Duff&Phelps
                                B6              Apr-97         NR
ORMBS 1998-R1(8)                B4              Mar-98         NR         Moody's, Duff&Phelps
GECMS 1994-12(9)                B4              Mar-94         NR         Moody's, Fitch, S&P



                                                                   Weighted                                   Actual
                                                                   Average     Weighted                       Life to
                                    Collateral Balance at          Interest     Average        Actual          Date
                                -----------------------------      Rate at      LTV at     Delinquency at     CPR at
        Deal Name                Issuance         9/30/98          9/30/98      9/30/98        9/30/98        9/30/98
------------------------        ----------     --------------     ----------   ---------  ----------------   ---------
Residuals                                                               (Dollars in Thousands)
SASCO 1998-2(1)                  $600,052         $524,294          10.17%       74.61%         6.96%         17.70%
SASCO 1998-3(1)                   769,671          695,254           9.77        76.15          5.21          17.90
MLMI 1998-FF1(2)                  198,155          190,695           9.15        77.16          1.95          10.30
PANAM 1997-1(3)                   113,544          101,346           9.92        76.02          5.80          15.00

LHELT 1998-2(4)                   209,225          198,060          10.04        76.14          4.66          15.10
EQUICON 1994-2(5)                  78,846           30,481           9.94        69.01          4.82          31.19

                                   32,306            8,084          11.17        74.82         14.09          44.63
EQUICON 1995-1(5)                  70,024           24,208          12.06        68.52          6.56          27.50
                                   70,519            9,589          11.80        73.74          5.60          33.93
EQUICON 1995-2(5)                  79,288           33,731          10.85        72.20          7.82          33.67
                                   39,667           11,037          11.81        73.17         11.74          41.63
ACCESS 1996-1(6)                  120,015           55,023          10.86        72.46         40.52          30.22
                                   55,362           16,760          11.77        75.29          9.14          39.21
ACCESS1996-2(6)                   142,259           69,355          10.85        72.90          8.45          31.08

                                   68,345           20,646          11.02        74.86         24.60          50.62

ACCESS 1996-3(6)                  107,712           52,972          11.38        74.97          9.36          33.85

                                   99,885           31,453          12.05        76.86         13.27          53.52

ACCESS 1996-4(6)                  239,778          103,063          11.83        75.04         20.63          43.88

ACCESS 1997-1(6)                  276,442          147,923          11.44        76.38         11.96          42.02

ACCESS 1997-2(6)                  185,197          109,074          11.31        75.17         13.82          42.06

ACCESS 1997-3(6)                  199,884          137,081          11.13        75.85         32.95          37.87


Subordinates

SBMS 1997-HUD1(7)                   9,785            9,525           9.77       113.59          8.62          12.91
                                   16,998           13,015
ORMBS 1998-R1(8)                  101,774          100,144           8.92       113.82         12.82           3.55
GECMS 1994-12(9)                    2,069            1,594           6.83        50.50          0.27           6.20





                          Actual
                       Life to Date         Over-                                                           Yield to Maturity at
                         Losses at    Collateralization            Product Type at                       --------------------------
        Deal Name         9/30/98     Level at 9/30/98                 9/30/98                            Purchase         9/30/98
--------------------   ------------   -----------------   ---------------------------------------        --------------------------
Residuals
SASCO 1998-2(1)           $    0            1.01%OC        24% Fixed, 69% 2/28 ARM                         16.00%           5.66%
SASCO 1998-3(1)                0            1.90%OC         9% Fixed, 74% 2/28 ARM                         17.04            5.60
MLMI 1998-FF1(2)               0            1.03%OC        18% 1/29 ARM, 78% 2/28 ARM                      18.57            9.95
PANAM 1997-1(3)               25           31.21%OC        33% 6 mo. ARM, 61% 2/28 ARM                     22.45           24.65
                                                                                                           25.69           49.33
LHELT 1998-2(4)                0            1.59%OC        40% Fixed, 37% 2/28 ARM                         18.55           17.59
EQUICON 1994-2(5)            462            8.42%OC       100% Fixed                                       18.00           19.38

                             237           15.34%OC       100% 6 mo. ARM                                   18.00           20.98
EQUICON 1995-1(5)            439           16.34%OC       100% Fixed                                       18.00           21.62
                             579           24.88%OC       100% 6 mo. ARM                                   18.00           23.72
EQUICON 1995-2(5)            432           11.90%OC       100% Fixed                                       18.00           31.49
                             329           16.20%OC       100% 6 mo. ARM                                   18.00           34.39
ACCESS 1996-1(6)             926            9.04%OC       100% Fixed                                       18.00           29.59
                             423           10.42%OC       100% 6 mo. ARM                                   18.00           46.36
ACCESS1996-2(6)              678           10.48%OC       100% Fixed                                       18.00           18.77

                             259           12.98%OC        96% 6  mo. ARM                                  18.00           31.74

ACCESS 1996-3(6)             361            8.54%OC       100% Fixed                                       18.00           23.98

                             433           13.86%OC        99% 6  mo. ARM                                  18.00           16.21

ACCESS 1996-4(6)             490           10.90%OC        48% Fixed, 19% 6 mo. ARM, 33% 2/28 ARM          18.00           17.44

ACCESS 1997-1(6)             883           11.25%OC        55% Fixed, 40% 2/28 ARM                         18.00           15.08

ACCESS 1997-2(6)             173            7.10%OC        49% Fixed, 25% 6 mo. ARM, 26% 2/28 ARM          18.00            9.67

ACCESS 1997-3(6)              70            4.50%OC        43% Fixed, 23% 6 mo. ARM, 34% 2/28 ARM          18.00           15.32


Subordinates

SBMS 1997-HUD1(7)          3,665            5.06%*         97% Fixed, 3% ARM                               16.87           18.82
                                            0.00%*                                                         22.86           24.75
ORMBS 1998-R1(8)             679            0.00%*         98% Fixed, 2% ARM                               13.75            8.58
GECMS 1994-12(9)               0            0.00%*        100% Fixed                                       19.37           20.50



Issuers:



(1)Structured Asset Securities Corp.



(2)Merrill Lynch Mortgage Investors, Inc.



(3)Pan American Bank, FSB



(4)Lehman Home Equity Loan Trust



(5)Equicon Mortgage Loan Trust



(6)Access Financial Mortgage Loan Trust



(7)Salomon Brothers Mortgage Securities



(8)Ocwen Residential Mortgage-Backed Securities



(9)GE Capital Mortgage Services, Inc.



*Subordination level at 9/30/98

COMMERCIAL MORTGAGE BACKED SECURITIES PORTFOLIO


                                                       CLASS
                                                       DESIGNATION
     SECURITIZATION      SECURITY        ISSUE DATE    LETTER        RATING AGENCIES
 --------------------- -------------  ---------------  -----------   -----------------------
 NASC 1996 MD-V (1)      B-2             Apr-96          B           S&P, Duff, Fitch
                         E                               BB
 CSFB 1995-AEW1 (2)      F-1             Oct-95          B           S&P, Fitch
                         G-1                             NR
                         G-2                             NR
                         K                               B-
                         L-1                             NR-PO
 MRAC 1996-C2 (3)        L-2             Dec-96          NR-IO       Fitch, Moody's
                         E, F                            BB/B
                         Equity                          NR
 BTC 1997-S1 (4)         B-2             Dec-97          BB          S&P, Fitch
                         B-3                             B
 DLJ 1993-MF17 (5)       C-1             Nov-93          NR          Moody's, Duff
                         S-1                             AAA-IO
                         S-2                             A-IO
                         B                               NR

 MLMCI 1993-M1 (6)                       Sep-93                      Moody's, S&P





                                                             WEIGHTED          WEIGHTED
                             COLLATERAL BALANCE AT            AVERAGE           AVERAGE              ACTUAL
                        --------------------------------      DSCR AT            LTV AT           DELINQUENCY
     SECURITIZATION        ISSUANCE         9/30/98           ISSUANCE          ISSUANCE            9/30/98
 ---------------------  -------------   ----------------  ----------------- ----------------- -------------------
 NASC 1996 MD-V (1)        $773,693          $757,235            1.69              62.0%                0.0%

 CSFB 1995-AEW1 (2)         288,906           152,734            1.26              71.8                 8.6




 MRAC 1996-C2 (3)           512,102           476,691            1.36              69.1                 0.8


 BTC 1997-S1 (4)            328,659           230,410            1.27             106                  22.7

 DLJ 1993-MF17 (5)          139,183           122,209            1.36              73.7                 0



 MLMCI 1993-M1 (6)
                           258,765            13,266            1.51              56                  34.8




                                                          SUBORDINATION
        ACTUAL                                              LEVEL AT
     LIFE TO DATE         ACTUAL LIFE TO         --------------------------------
         CPR               DATE LOSSES
      AT 9/30/98            AT 9/30/98              ISSUANCE         9/30/98
  ------------------   ----------------------    --------------- ----------------
                       (Dollars in Thousands)
             0.0%                 $    0                   0.00%            0.00%
            19                       739                  13.75            25.44
                                                           4.80             8.86
                                                           0.00             0.00
                                                           0.00             0.00
             0.8                       0                   2.50             2.68
                                                           0.00             0.00
                                                           0.00             0.00
            31.44                  3,007                  19.00            25.77
                                                           0.00             0.00
             0                         0                   4.59             5.22
                                                           1.28             1.46
                                                           0.00             0.00
                                                          32.18            36.64
                                                          18.02            20.52
            80.4                       0                   2.00             6.19





        CLASS SIZE % OF
           TOTAL AS OF                  YIELD TO MATURITY AT
 --------------- ---------------- ----------------- ---------------

    ISSUANCE         9/30/98          PURCHASE         9/30/98
 --------------- ---------------- ----------------- ---------------
        4.36%            4.45%             9.90%           9.78%
       11.00            20.31              7.93            7.75
        1.80             3.32              9.75            9.65
        4.80             8.86             12.84           12.77
        5.72            10.11             14.87           14.6
        1.50             1.61             12.1            12.14
        2.50             2.68             12.31           14.32
        2.50             2.68             12.82           16.25
       14.50            19.66              8.36            8.36
       19.00            25.77             21.19           27.19
        9.41            10.72             12.29           12.29
        3.31             3.76             11.39           14.93
        1.28             1.46            (29.82)          29.25
       67.82            63.36             16.69           (3.67)
       14.15            16.12             14.46           (8.84)
        9.00            26.9              13.65            6.85



ISSUERS:



(1)   Nomura Asset Securities Corporation



(2)   CS First Boston Mortgage Securities Corp.



(3)   Midland Realty Acceptance Corp.



(4)   BTC Mortgage Investors Trust 1997-S1



(5)   DLJ Mortgage Acceptance Corp.



(6)   Merrill Lynch Mortgage Capital, Inc.

     The foregoing tables indicate that yields on securities available for sale have been adversely affected by the general decline in interest rates in the case of those residual interests in residential mortgage-backed securities where the actual prepayment experience exceeded the levels assumed at acquisition. Subordinate interests in commercial mortgage- backed securities, however, generally, have not been adversely affected by the decline in interest rates, delinquency or loss experience. The principal risk associated with declines in interest rates is acceleration in the rate of prepayments, which decreases the future cashflows accruing to bondholders. This risk generally does not have a significant effect on commercial mortgage-backed securities as their loan collateral generally has contractual prohibitions or substantial financial penalties associated with prepayments and their losses and delinquencies have been in accordance with, or an improvement on, the assumptions made by the Company at acquisition. As a result, the recent declines in market value experienced in both the commercial and residential mortgage-backed securities portfolio were primarily the result of widening mortgage spreads and declining market liquidity, exacerbated by the impact of an increase in prepayment speeds on the yields on residential mortgage-backed securities. See "- Recent Operating Losses; Discontinuance of Investment Activities."


      The following table summarizes information relating to the Company's mortgage-related securities available for sale at September 30, 1998.

                                                                   Original
                                                                  Anticipated                                   Anticipated
                                                                  Unleveraged     Anticipated                     Weighted
                                                                   Yield to       Unleveraged                      Average
                              Amortized       Fair     Percent     Maturity    Yield to Maturity                  Remaining
Rating/Description              Cost          Value     Owned     at 9/30/98      at 9/30/98          Coupon       Life(3)
-------------------------  -------------  ----------  ---------  ------------  ------------------  -----------  -----------
                                                                   (Dollars in Thousands)
Single-family Residential:
  Unrated residuals           $254,652      $245,181      100%      17.90%          13.48%           0.00%          2.57%
  B-rated subordinates           5,143         5,143      100       16.87           18.82            7.75           7.11
  Unrated subordinates          15,205        15,600       41       15.16           11.19            7.03           6.27
                             ---------      --------
                               275,000       265,924


Multifamily and
  Commercial:
  BB-rated subordinates         66,070        66,567       68        8.67            8.62            7.86           4.38
  B-rated subordinates          33,460        32,308       80       10.42           10.65            8.39          10.09
  Unrated subordinates          27,984        25,364       89       14.04           15.80            9.97           5.56
  AAA-Rated IOs                    508           508      100       16.69           (3.67)           0.34           6.11
  A-Rated IOs                      265           265      100       14.46           (8.84)           0.65           2.22
  Unrated IOs (1)                4,811         3,951      100       12.82           16.25            7.23          11.18
  Unrated principal only

   ("POs") (1)                   1,117           608      100       12.31           14.32            0.00          11.21
                               -------       -------
                               134,215       129,571
                               -------       -------
                              $409,215      $395,495
                               =======       =======

----------------

(1)These securities relate to the same mortgage-related security, thus giving the Company both the principal and interest components to the particular class.

(2)Changes in the September 30, 1998 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and to a lesser extent loss assumptions.

(3)Equals the weighted average duration based off of September 30, 1998 book value.

     The following table sets forth information regarding the geographic location underlying the Company's securities portfolio at September 30, 1998, based upon the notional amount of the residual and par amount of the class of subordinate securities held.

        Description       California        Florida         Texas       New York         Ohio           Other(1)
---------------------  ---------------  --------------  -----------  --------------  -------------   -------------
                                                   (Dollars in Thousands)
Single-family residential  $244,511        $283,801        $179,629     $101,726        $122,276        $2,655,499
          Multifamily and
               commercial   209,663         131,793         166,496      112,286          54,303         1,024,357
                            -------        --------        --------     --------        --------        ----------
                    Total  $454,174        $415,594        $346,125     $214,012        $176,579        $3,679,856
            Percentage (2)      8.6%            7.9%            6.5%         4.1%            3.3%             69.6%
                                ===             ===             ===          ===             ===              ====

------------------

(1)  No other individual state makes up more than 5% of total.

(2) Based on a percentage of the total unpaid principal balance of the underlying loans.




    The following table sets forth the property types of the Company's commercial mortgage-backed securities at September 30, 1998.


                   Property type      Percentage Invested
              --------------------   ---------------------
              Multifamily                  27.4%
              Retail                       25.7
              Hotel                        20.6
              Office                       16.5
              Industrial                    5.3
              Mixed use                     2.8
              Other                         1.7
                                          -----
                Total                     100.0%
                                          =====


     Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, the Company may not recover the full amount or, indeed, any of its initial investment in such subordinate and residual interests the Company generally owns the most subordinate classes of the securities in which it invests and therefore will be the first to bear any credit losses.


     The Company determines the present value of anticipated cash flows of its mortgage-related securities utilizing valuation assumptions appropriate at the time of each acquisition or securitization transaction. The significant valuation assumptions include the anticipated prepayment speeds and the anticipated credit losses related to the underlying mortgages. In order to determine the present value of this estimated excess cash flow, the Company currently applies a discount rate of 18% to the projected cash flows on the unrated classes of securities. The annual prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. The Company makes assumptions as to the prepayment rates of the underlying loans, which the Company believes are reasonable, in estimating fair values of the subordinate securities and residual securities retained. During 1998, the Company utilized proprietary prepayment curves generated by the Company (reaching an approximate range of annualized rates of 30%-40%). In its estimates of annual loss rates, the Company utilizes assumptions that it believes are reasonable. The Company estimates annual losses of between 0.22% and 2.06% of the underlying loans.

     The credit risk of mortgage related securities is affected by the nature of the underlying mortgage loans. In this regard, the risk of loss on securities backed by commercial and multifamily loans and single-family residential loans made to borrowers who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under guidelines established by the FHLMC and the FNMA for purchases of loans by such agencies, generally involve more risk than securities backed by single-family residential loans which conform to the requirements established by FHLMC and FNMA for their purchase by such agencies.


     Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls all subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates will be positively affected and the yield on residuals will be negatively affected. Accelerated prepayment speeds on residential mortgage-backed securities were a significant factor in the $15.6 million loss on securities and derivatives recorded by the Company during the three months ended September 30, 1998.


     Accelerated prepayment speeds also significantly affected the IO Portfolio in the first half of 1998 at which time the portfolio was sold. The IO Portfolio consisted of IOs, which are classes of mortgage-related securities that are entitled to payments of interest but no (or only nominal) payments of principal, and Inverse IOs, which bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified index. As a result of an increase in prepayment speeds due to declining interest rates in the first quarter of 1998, the Company incurred $17.1 million of losses on its IO Portfolio and, following the sale of the IO Portfolio to affiliates of the Company in May 1998 at a price equal to its amortized cost plus accrued interest, the Company discontinued investing in the Ios and Inverse IOs.

     The Company marks its securities portfolio to fair value at the end of each month based upon broker/dealer marks, subject to an internal review process. For those securities which do not have an available market quotation, the Company requests market values and underlying assumptions from the various broker/dealers that underwrote, are currently financing the securities, or have had prior experience with the type of securities. Because the Company's subordinate and residual securities are not readily marketable, trades can be infrequent (and under some market conditions, non-existent) and most broker/dealers do not have the securities modeled and the market value is typically available from only a small group of broker/dealers, and in most cases only one broker/dealer. When valuations are obtained from two or more broker/dealers, the average dealer mark will be utilized. As of each reporting period, the Company evaluates whether and to what extent any unrealized loss is to be recognized as other than temporary. During the third quarter of 1998, the Company valued its securities available for sale portfolio and net unrealized losses thereon at the end of each month as follows.

                                 July 31, 1998            August 31, 1998                September 30, 1998
                             ----------------------   ----------------------         -------------------------
                                       Unrealized                Unrealized                        Unrealized
                              Value    Loss (Gain)     Value     Loss (Gain)          Value        Loss (Gain)
                             -------  -------------   -------   ------------         -------      ------------
                                                          (In Thousands)
Single-family
 residential:
 Subordinates               $  20,331      $ 8,508    $ 21,413    $     720         $  20,743        $  (396)
 Residuals                    260,197        1,901     253,160       16,026           245,181          9,569
                              -------        -----     -------       ------           -------          -----
 Total single-family          280,528       10,409     274,573       16,746           265,924          9,173



Commercial:

 AAA-rated interest-only          584          255         534           299              508            ---
 A-rated interest-only            296          175         271           198              265            ---
 Non-rated interest-only        5,023         (218)      4,427           381            3,951            859
 Non-rated principal-only       1,248         (163)        864           236              608            509
 Subordinates                 114,349       (2,643)    131,578       (2,354)          124,239          3,178
                              -------       -------    -------       ------          --------          -----
 Total commercial             121,500       (2,594)    137,674       (1,240)          129,571          4,546
                              -------       -------    -------       ------          --------         ------
   Total                     $402,028       $7,815    $412,247      $15,506          $395,495        $13,719
                             ========       ======    ========      =======          ========        =======


     COMMERCIAL AND MULTIFAMILY LOAN PORTFOLIO. The Company's investment in commercial and Multifamily loans amounted to $55.1 million at September 30, 1998, a $45.6 million increase over the $9.5 million investment at December 31, 1997. During the period May 14, 1997 to December 31, 1997, the Company originated one Multifamily residential loan in the amount of $3.5 million, two hotel acquisition and renovation loans in the aggregate amount of $21.0 million, and one office building renovation and construction loan in the amount of $33.1 million.

     The Company's commercial lending activities focuses on real estate lending opportunities in selected major metropolitan markets throughout the United States where the Company believes there are significant supply constraints and where employment and/or population growth and other demand generators are expected to remain strong. The Company's general approach to commercial lending is to capitalize on the core capabilities of the Manager and its affiliates, which include an ability to assess the value creation potential of underutilized real estate and to oversee and manage the conversion, rehabilitation and/or construction process. The Company seeks to make loans to borrowers who have a proven ability to acquire such assets and enhance value through a process of repositioning or development. Loans are usually structured to provide current income along with either exit fees or gross revenue participation features. Loans may be originated as first mortgage loans or structured as subordinated debt or mezzanine financing.

     The following table sets forth the composition of the Company's commercial and multifamily loan portfolio by type of loan at the dates indicated.


                           September 30,   December 31,
                              1998            1997
                          --------------  -------------
                                (In Thousands)
Multifamily                   $ 45,285     $  3,455
Commercial real estate:
    Office                      33,058       33,058
    Hotel                       28,581       20,952
                                ------       ------
        Total loans            106,924       57,465
Deferred origination
 fees, net                        (665)        (344)
Loans in progress (1)          (50,586)     (47,640)
Allowance for loan losses         (557)         ---
                              --------     --------
    Commercial and
     multifamily loans, net   $ 55,116     $  9,481
                              ========     ========

-----------

 (1) Represents the unfunded balance of closed loan agreements.

     The Company maintains an allowance for loan losses at a level which management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks. At September 30, 1998, the Company had an allowance for loan losses in the amount of $0.6 million on the commercial and Multifamily loan portfolio. At December 31, 1997, no allowance for loan losses had been provided.

     The following table sets forth certain information regarding the loans in the Company's commercial and multifamily loan portfolio at September 30, 1998.










                                                      Loan Amount
                                                      Outstanding
                                           Loan           at             Type of
    Loan                Location          Amount      September 30,       Loan
---------------   --------------------  ----------  ----------------   ---------
                                          (Dollars in Thousands)
Multifamily
 residential:

Fourth &            San Francisco, CA    $11,550        $  3,228       Construction
Harrison

241 Church          New York, NY          30,280          13,684       Conversion
Street

459 Washington      New York, NY           3,455           2,026       Conversion
Street

Commercial:

Doubletree Hotel    Lowell, MA             7,652           7,447       Renovation

Hawthorn Suites     Schaumburg,  IL        7,629             ---       Construction
Hotel

Wyndham             Wilmington, DE        13,300          10,555       Renovation
Garden Hotel


Landmark III-       Burlington, MA        33,058          19,281       Renovation
                                        --------        --------
GTE

                                        $106,924         $56,221
                                        ========        ========

                           Loan per    Stabilized
               Ratio of      Unit/        Debt
               Loan to      Square      Coverage     Coupon
                 Cost        Foot        Ratio        Rate       Size
              ---------   ---------   ------------  --------    ------
                                       (Dollars in Thousands)
Multifamily
 residential:

Fourth &          85%        $201          1.22      9.630%     160 units
Harrison

241 Church        88          582           N/A      9.000       52 units
Street

459 Washington    61          314           N/A     10.500       11 units
Street

Commercial:

Doubletree Hotel  85           31           1.9     10.000       249 rooms

Hawthorn Suites   65           56          1.59      8.750       136 suites
Hotel

Wyndham           67           61           2.2      8.650       291 rooms
Garden Hotel


Landmark III-     85          114          1.18      9.250       291,007 sq.ft.
GTE




---------------

(1) Represents the net income of the stabilized property divided by debt service required by the loan.

     The following table sets forth the activity in the Company's gross commercial and multifamily loan portfolio during the periods indicated.

                                            Three Months                Nine Months
                                                Ended                      Ended
                                         September 30, 1998         September 30, 1998
                                       ----------------------     ----------------------
                                       Balance   No. of Loans     Balance   No. of Loans
                                       -------  -------------     -------  -------------
                                                    (Dollars In Thousands)
Balance at beginning of period        $106,924         7          $57,465        4
Originations:
  Multifamily loans                        ---       ---           41,830        2

  Hotel loan                               ---       ---            7,629        1
                                       -------   -------          -------        -
  Net (decrease) increase in loans         ---       ---           49,459        3
                                       -------   -------          -------        -

Balance at end of period              $106,924         7         $106,924        7
                                       =======   =======          =======        =

     During October 1998, the Company closed a commitment to finance a hotel construction loan in New York, New York in the amount of $17.7 million, of which $1.2 million has been funded.

     The following table sets forth certain information relating to the payment status of funded loans in the Company's commercial and multifamily loan portfolio at the dates indicated.

                           September 30, 1998           December 31, 1997
                           ------------------           -----------------
                                           (In Thousands)
Past due less than 31 days        $56,221                     $9,825

Past due 31 days to 89 days           ---                        ---

Past due 90 days or more              ---                        ---
                                   ------                     ------
                                  $56,221                     $9,825
                                   ======                      =====


     RESIDENTIAL LOAN PORTFOLIO. The Company's investment in residential loans amounted to $197.5 million at September 30, 1998, a $191.1 million increase over the $6.4 million investment at December 31, 1997. These loans were acquired with the intent of accumulating such loans, executing a securitization and effectively retaining a subordinate interest.


     The following table sets forth the composition of the Company's residential loan portfolio at the dates indicated.



                           September 30, 1998           December 31, 1997
                           ------------------           -----------------
                                           (In Thousands)
Single-family residential     $196,111                        $6,465
  Premium (discount), net        1,039                           115
  Deferred hedge loss              345                           ---
                               -------                         -----
  Residential loans, net      $197,495                        $6,350
                               =======                         =====


     On November 13, 1998, the Company securitized approximately $182.2 million of its single-family residential loans through a special purpose entity which issued mortgage-related securities backed by such loans. See " - Recent Developments."

     The following table sets forth the geographic location of the residential loan portfolio at September 30, 1998.

                  Geographic Location    Balance  Percentage
                  -------------------    -------  ----------
                           (Dollars in Thousands)
                  Michigan              $ 50,282    26.2%
                  California              19,710    10.3
                  Florida                 10,032     5.2
                  Ohio                     9,387     4.9
                  Texas                    9,259     4.8
                  Other                   97,441    48.6
                                        --------  ------
                                        $196,111   100.0%
                                         =======   =====

     The following table sets forth the activity in the Company's gross residential loan portfolio during the periods indicated.

                                            Three Months Ended                    Nine Months Ended
                                            September 30, 1998                    September 30, 1998
                                         ------------------------             --------------------------
                                         Balance     No. of Loans             Balance       No. of Loans
                                         --------   -------------             --------     -------------
                                                            (Dollars in Thousands)
        Balance at beginning of period     $137,462     1,392                 $   6,465            50
        Purchases                            70,644       673                   210,524         2,041
        Sales                                  (131)       (5)                     (131)           (5)
        Principal repayments                (11,864)     (128)                  (20,747)         (154)
                                           --------     -----                  --------        ------
         Net increase in loans               58,649       540                   189,646         1,882
                                             ------      ----                   -------         -----
        Balance at end of period           $196,111     1,932                  $196,111         1,932
                                            =======     =====                   =======         =====

     The following table sets forth certain information relating to the payment status of loans in the Company's residential loan portfolio at the dates indicated.



                               September 30, 1998  December 31, 1997
                               ------------------  -----------------
                                          (In Thousands)
Current to past due 30 days          $183,253            $6,196
Past due 31 days to 89 days             6,080               ---
Past due 90 days or more                6,778               269
                                     --------            ------
                                     $196,111            $6,465
                                      =======             =====



     DISCOUNT LOAN PORTFOLIO. The discount loan portfolio consists of nonperforming and subperforming mortgage loans that are in default or for which default is likely or imminent or for which the borrower is currently making monthly payments in accordance with a forbearance plan, which generally are purchased at a discount to both the unpaid principal amount of the loan and the estimated value of the security property. At September 30, 1998, the Company's gross discount loan portfolio amounted to $12.1 million, exclusive of $3.5 million of discount recorded in connection with the acquisition of discount loans. At December 31, 1997, the Company's gross discount loan portfolio amounted to $42.5 million, exclusive of $15.6 million of discount recorded in connection with the acquisition of discount loans.

     The following table sets forth the composition of the Company's discount loan portfolio by type of loan at the dates indicated.

                       September 30, 1998  December 31, 1997
                       ------------------  -----------------
                                    (In Thousands)
Commercial real estate
loans:

  Office                        $8,246      $11,893
  Retail                         3,873       30,636
                                 -----       ------
   Total unpaid
    principal balance           12,119       42,529
Discount                        (3,530)     (15,550)
                                ------      -------
  Discount loans, net           $8,589      $26,979
                                 =====       ======


     During the period May 14, 1997 to December 31, 1997, the Company acquired three discount loans. During June 1997 the Company acquired a 13.83% pari passu interest in four subperforming commercial loans with an aggregate unpaid principal balance of $10.5 million. At the time of acquisition the loans were collateralized by three office buildings located in New York, New York and one shopping center in Yorktown, New York. The Bank acquired the remaining interest in these loans. During September 1997, the Company acquired a Canadian commercial loan with an unpaid principal balance of $27.6 million, ($38.3 million Canadian). The loan is collateralized by a 395,000 square foot shopping center located in Halifax, Nova Scotia, Canada. During November 1997, the Company acquired two loans secured by a 195,445 square foot shopping center in Havre, Montana and a 43,205 square foot office building in Dayton, Ohio with an aggregate unpaid principal balance of $6.6 million.

     During the nine months ended September 30, 1998, the Company acquired through foreclosure the shopping center located in Halifax, Nova Scotia and the office building located in Dayton, Ohio, which secured discount loans with a balance of $15.4 million and $1.5 million, respectively. These foreclosures were the primary reason for the decrease in the discount loan portfolio during the nine months ended September 30, 1998.

     At September 30, 1998, the Company's discount loans included:


     - a 13.83% interest in two loans, which interest had an aggregate outstanding principal balance of $8.2 million. The collateral for the loans consist of two office buildings located in Manhattan, New York. In September 1998, the maturity date of one of these loans were extended to June 1, 1999. As of September 30, 1998, these loans were performing in accordance with their terms.



     - a loan secured by a shopping center located in Havre, Montana with an unpaid principal amount of $3.9 million. The shopping center has 195,445 gross rentable square feet. As of September 30, 1998, the loan was nonperforming and foreclosure proceedings were in process. During the month of October 1998, this property was acquired by the Company through foreclosure sale.


     The following table sets forth certain information relating to the payment status of loans in the Company's discount loan portfolio at the dates indicated.

                                September 30,     December 31,
                                    1998             1997
                                ------------      -----------
                                         (In Thousands)
Current to past due 30 days          $8,246          $7,964
Past due 31 days to 89 days             ---             ---
Past due 90 days or more              3,873          34,565
                                      -----          ------
                                    $12,119         $42,529
                                     ======          ======



     INVESTMENTS IN REAL ESTATE. The Company's real estate investment approach had sought value creation opportunities that can be realized through increased management focus and capital investment. The Company generally sought underperforming properties that can be acquired and renovated at discounts to replacement cost. In evaluating opportunities, the Company has focused on a series of key investment criteria. These include analysis of the level of proposed new supply and development constraints in the markets where it is considering investing. An underlying premise of the Company's real estate investment philosophy is that, while demand for real estate has remained relatively constant over time, sudden and dramatic increases in supply have driven boom and bust real estate cycles.

     At September 30, 1998, the Company's investments in real estate consisted of eight properties which had an aggregate carrying value of $209.9 million. A total of four of the properties currently owned by the Company with an aggregate carrying value of approximately $143.4 million are located in San Francisco, California. Three of these properties are located in the financial district of San Francisco, and one property is located in the adjacent civic center district of San Francisco. The Company believes that the office market in San Francisco, particularly the financial district, satisfies its general real estate investment philosophy because in management's view it is characterized by limited new supply and significant barriers to entry. Low vacancy rates, coupled with lack of new construction, currently are increasing rental rates. Government regulation of development in conjunction with local construction costs and a lack of developable land provide significant barriers to entry to this area. The Company believes that its investments in real estate in San Francisco are well located and benefit from their proximity to the majority of the city's office, retail and hotel accommodations.

     The Company's net investment in real estate increased to $209.9 million at September 30, 1998 from $45.4 million at December 31, 1997 and is comprised of the following properties.


  Date                                                                                              Book Value at
Acquired     Property                       Location         Square Feet    Property Type        September 30, 1998
--------     --------                       --------         -----------    -------------        -------------------
                                                  (Dollars in Thousands)
04/08/98    225 Bush Street            San Francisco, CA        536,382         Office Bldg.            $102,870

09/23/97    450 Sansome St.            San Francisco, CA        130,437         Office Bldg.              17,588

01/23/97    690 Market St.             San Francisco, CA        124,692         Office Bldg.              13,772

09/03/97    10 U.N. Plaza              San Francisco, CA         71,636         Office Bldg.               9,155

07/22/98    841 Prudential Drive       Jacksonville, FL         488,080         Office Bldg.              32,827

11/10/97    Cortez Plaza               Bradenton, FL            289,686         Shopping Ctr.             19,288

04/09/98    7075 Bayers Rd.            Halifax, Nova Scotia     402,259         Shopping Ctr.             15,219

04/03/98    Park Center I              Dayton, OH                44,000         Office Bldg.               1,534

                                                                Accumulated depreciation                  (2,402)
                                                                                                         -------
                                                                                                        $209,851
                                                                                                         =======

     The following table sets forth the cost of improvements for each investment in real estate during the nine months ended September 30, 1998.






                                      Budgeted        Actual         Carrying
                                       Cost of        Cost of         Value                          Rents due and
                  Initial Cost to   Improvements   Improvements    at September     Accumulated      Accrued at end     Total Rental
    Property          Company            (1)          to Date        30, 1998       Depreciation       of Period           Income
---------------   ---------------   ------------   ------------    ------------     ------------     --------------     ------------
                                                          (In Thousands)
225 Bush Street      $101,632        $  3,701         $1,238        $102,870         $   890          $   530              $4,787

450 Sansome St.        17,205             496            383          17,588             361              179               1,783

690 Market St.         13,707           4,072             65          13,772             189               45               1,419

10 United
Nations Plaza           9,080           2,417             75           9,185             196               66                 999

Prudential
Building               32,827             465            ---          32,827             190               71               1,586

Cortez Plaza           19,244             197             44          19,288             398              345               2,173

Bayers Road            15,219             609            ---          15,219             162            1,208               1,838

Park Center I           1,534             ---            ---           1,534              16              ---                 ---
                     --------         -------       --------        --------          ------           ------            --------
           Total     $210,448         $11,957         $1,805        $212,253          $2,402           $2,444            $ 14,585
                                                                    ========
----------------------


(1) Projected through December 1999.

      Set forth below is a brief description of each of the Company's investments in real estate at September 30, 1998.

      BUSH STREET. In April 1998, the Company acquired an existing 536,382 square foot, 22-story, Class A office building located at 225 Bush Street in the financial district of San Francisco, California for $100.2 million. Bush Street was originally constructed in 1923, expanded in 1994 and brought up to 1992 building code seismic standards during 1992-94. Originally built as the world headquarters of Chevron of USA, Inc. ("Chevron"), it was sold in 1994 as Chevron sought to relocate its executive offices. The Company is projecting to make an additional investment of approximately $11.1 million to pay tenants improvements and leasing commissions and to install a sprinkler system, life/safety systems, ADA upgrades and cosmetic improvements to the entrance lobby. As of September 30, 1998, the Bush Street Property was 89% leased and the average rent per square foot amounted to approximately $18.30. A new 25,000 square foot lease has been executed and is projected for occupancy in October 1998, with an effective rate of $38 per square foot.

      450 SANSOME STREET. In September 1997, the Company acquired a 130,437 square foot, 16-story, Class B office building located at 450 Sansome Street in the financial district of San Francisco, California. The Company purchased this property for $17.2 million. The building was 77% leased as of September 30, 1998. The property was built in 1967 and upgraded in certain respects in 1989 and 1990. The property was acquired from a lender who had taken title through foreclosure. As a result, average rent per square foot amounted to approximately $18.00 at the date of acquisition. During the next five years, 86% of the leased space in the property expires. The Company plans to invest approximately $6.7 million in this property to renovate the entrance lobby, elevator cabs, bathrooms and hallways, install a sprinkler system, install various upgrades to enhance compliance with the Americans with Disabilities Act of 1990 (the "ADA"), fund deferred maintenance and various tenant improvements and pay leasing commissions.

      690 MARKET STREET. In January 1998, the Company acquired a 124,692 square foot, 16-story, Class C office building located at 690 Market Street in the financial district of San Francisco, California. The property was purchased for $13.7 million. The property was originally constructed in 1888 and has undergone numerous renovations. At the date of acquisition, approximately 41% of the building was available for re-leasing by the end of 1998 and existing rents averaged $14.06 per square foot. The building was 72% leased as of September 30, 1998. The Company is investing approximately $4.3 million to install structural upgrades, a sprinkler system and ADA upgrades, fund deferred maintenance and tenant improvements and pay leasing commissions. The Company is currently implementing a new leasing program at the property to coincide with the renovation schedule and has executed nine new leases totaling approximately 13,800 square feet.

      10 UNITED NATIONS PLAZA. In September 1997, the Company acquired a 71,636 square foot, six-story, Class B office building located at 10 United Nations Plaza in the civic center district of San Francisco. The Company purchased this property, which was built in 1982, for $9.1 million. At the date of acquisition, the property was substantially leased and the average rent per square foot was $13.76. The building was 9% leased as of September 30, 1998, which is consistent with the acquisition strategy to retenant the building. The property is currently being marketed for lease to tenants with full floor or full building space requirements. The Company is investing approximately $3.5 million in this property to fund cosmetic improvements to enhance the lobby and hallways, install ADA upgrades, fund deferred maintenance and tenant improvements and pay leasing commissions.

      PRUDENTIAL BUILDING. On July 22, 1998, the Company purchased the Prudential Building, a 488,080 square foot, 22 story office building in the central business district of Jacksonville, Florida for an aggregate purchase price of $36.0 million, plus closing costs. The purchase price was funded with cash on hand and advances from the Company's line of credit. Simultaneously with this closing, the Company also leased 97% of the building back to the Prudential Insurance Co. of America, and sold two adjacent parking areas to a neighboring hospital for approximately $4.1 million. The Prudential lease has a term of four years with options to vacate the premises during the term of the lease, as well as three subsequent five year extension options. The Company also entered into an agreement with the hospital pursuant to which the hospital is to lease up to 150,000 square feet in the Prudential Building for a nine-year period should Prudential exercise its termination option.

      CORTEZ PLAZA. In November 1997, the Company purchased Cortez Plaza, a 289,686 square foot shopping center located in Bradenton, Florida, a suburb of Tampa. The Company purchased this property, which was built in 1956 and renovated in 1988, for $18.4 million. In a separate transaction, the fee simple title to a large portion of the shopping center that had been subject to a ground lease was purchased simultaneously for $650,000, which resulted in a total investment in this property of $19.1 million. By simultaneously acquiring fee simple title to a ground lease that encumbered a large part of the shopping center's parking lot, the Company believes that it immediately improved the value and marketability of the project. As of September 30, 1998, the shopping center was 97% leased, and national and regional tenants, including Publix, PetSmart, Circuit City and Montgomery Ward, which currently is in bankruptcy, comprised a majority of the complex. Below market leases covering approximately 14% of the center expire during 1998, 1999 and 2000.

      BAYERS ROAD SHOPPING CENTRE. In April 1998, the Company acquired the Bayers Road Shopping Centre, which is located at 7075 Bayers Road in Halifax, Nova Scotia. The property was acquired by foreclosure on the loans secured by the property, which were acquired by the Company at a discount in September 1997. The property contains 402,529 square feet of space, which consists primarily of retail space but also includes some office space and storage space. The original buildings were built in 1956 and were enclosed and expanded in several phases between 1971 and

1987. Major tenants of the property currently consist of Zellers, Lawton's and Mark's Work Wearhouse. The property was approximately 81% leased at September 30, 1998. The Company currently is implementing an operating plan for this investment that will include the relocation of existing major tenants to higher visibility areas in order to improve pedestrian traffic flow.

      PARK CENTER I. In April 1998, the Company acquired Park Center I, a suburban office building located on a frontage road to Interstate 75 in Dayton, Ohio. The building was constructed in 1981 and has four stories and approximately 44,000 square feet of rentable space. The property was acquired by foreclosure on the loan secured by the property, which was acquired by the Company at a discount in September 1997. The building is currently vacant and configured for single tenant use, but may be converted to multi-tenant use.

      The following table sets forth a summary schedule of the total lease expirations for the Company's investments in real estate for leases in place as of September 30, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.


                                                      Percentage of                              Average Base        Percentage of
                                                        Aggregate              Annualized          Rent per            Aggregate
                   Number of   Square Footage           Portfolio             Base Rent of      Square Foot of         Portfolio
Year of Lease       Leases       of Expiring          Leased Square             Expiring           Expiring         Annualized Base
Expiration(1)      Expiring        Leases                 Feet                  Leases(2)          Leases(3)             Rent
-------------      ---------   --------------         -------------           ------------      --------------      ---------------
                                                   (Dollars in Thousands)
     1998             36           75,627                 4.39%               $  320,170           $  4.23              1.69%
     1999             45          166,888                 9.68                 1,996,059             11.96             10.52
     2000             37          110,400                 6.41                 1,644,278             14.89              8.67
     2001             44          160,075                 9.29                 2,038,016             12.73             10.74
     2002             43          585,294                33.96                 7,981,246             13.64             42.08
     2003              9           37,496                 2.18                   737,511             19.67              3.89
     2004              5           48,770                 2.83                   640,189             13.13              3.38
     2005              5           32,960                 1.91                   128,563              3.90              0.68
     2006              5          127,804                 7.42                   677,470              5.30              3.57
     2007              5          113,492                 6.59                 1,359,321             11.98              7.17
2008 & beyond         12          264,496                15.35                 1,445,298              5.46              7.62
                      --       ----------               ------                ----------                                ----
                     246        1,723,302               100.00%              $18,968,121                              100.00%
                     ===        =========               ======                ==========                              ======

-------------------

(1) Lease year runs from January 1 to December 31 for all years except for 1998, in which the lease year is October 1 to December 31, 1998.

(2) Annualized base rent is calculated based on the amount of rent scheduled from January 1 of the listed year to the lease expiration, except for 1998 in which the amount is based on the amount of rent scheduled from October 1 to lease expiration.

(3) Average base rent per square foot is calculated using the annualized base rent divided by the square footage.

     As part of its initial repositioning of a property after an acquisition, the Company generally pursues a policy of replacing some existing tenants with tenants which have higher lease payments and/or a higher probability of expansion and renewal. This policy, which is in accordance with the Company's philosophy of investing in distressed real estate, may affect a number of existing tenants at acquired properties. Although the Company's repositioning strategy may adversely affect tenant retention rates in the early years of ownership of a property, management believes that the strategy will be beneficial to the Company in the long term. There can be no assurance, however, that the Company's tenant retention rate will increase as each property is repositioned or stabilized or that the net present value of new or renewed leases will substantially exceed the net present value of leases with existing tenants.

     The Company's leases generally contain provisions designed to mitigate the adverse impact of inflation on net income. These provisions include clauses enabling the Company to pass through to tenants certain operating costs, including real estate taxes, common area maintenance, utilities and insurance, thereby reducing the Company's exposure to increases in costs and operating expense resulting from inflation. In addition, many of the Company's leases are for terms of less than ten years, which permits the Company to seek increased rents upon re-leasing at higher market rates.

     SIGNIFICANT PROPERTIES. Set forth below is additional information with respect to the Bush Street Property and the Prudential Building, which are deemed "significant" under Commission requirements.

     BUSH STREET PROPERTY

     DEPRECIATION. For federal income tax purposes, the basis, net of accumulated depreciation, of the Bush Street Property aggregated approximately $102.9 million at September 30, 1998. A land only valuation of this property has been ordered, which may modify the tax basis of this property. The real property associated with the Bush Street Property (other than land) generally will be depreciated for federal income tax purposes over 39 years using the straight line method. For financial reporting purposes, the Bush Street Property is recorded at its historical cost and is depreciated using the straight line method over its estimated useful life, which is estimated to be 39 years.

     REAL ESTATE TAXES. The 1997 annual real estate taxes paid on the Bush Street Property were approximately $343,701. The city of San Francisco real estate tax is 1.19% of assessed value.

     OCCUPANCY. At September 30, 1998, the Bush Street Property was leased to 33 tenants which are engaged in a variety of businesses, including oil, law, technology, engineering, publication, consulting and philanthropy. The following table sets forth information relating to occupancy of and net effective rent for the Bush Street Property for the periods indicated.

                                Average Occupancy*
                                ------------------

  Property                      1997  1996  1995
  --------                      ----  ----- ----
Bush Street Property......      94%   78%   82%



                                          Net Effective Rent
                                          per Square Foot*
                                          ----------------

                                        1997     1996    1995
                                        ----     ----    ----
Bush Street Property........            $16.35  $16.17   $*


----------

* Data is not available for periods prior to 1995 or as indicated.

     LEASE EXPIRATIONS.   The following table sets forth a summary schedule of
the total lease expirations for the Bush Street Property for leases in place as of September 30, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.



Year of Lease
Expiration            1998        1999         2000        2001       2002      2003
----------            ----        ----         ----        ----       ----      ----

No. of leases
expiring                3           8           7            8        7          1

Square footage of
expiring leases       5,681     128,362      69,026       21,446    28,994      812

Percent of total
leased square feet    1.45%      25.91%       13.93%      4.32%     5.85%      0.16%

Annualized rent
of expiring leases    $88,422   $2,532,710   $1,085,351  $460,580  $457,677    $14,726

Percent of total
annualized rent       0.81%      23.16%       9.93%       4.21%     4.19%       0.13%

Annualized rent
per square foot of
expiring leases       $15.56    $19.73       $15.72      $21.51    $15.79      $18.14


Year of Lease                                                    2008 &
Expiration                2004      2005     2006      2007      Beyond
----------                ----      ----     ----      ----      ------

No. of leases
expiring                   1         1        1         4         5

Square footage of
expiring leases          45,996    1,574    2,210    88,519      102,898

Percent of total
leased square feet       9.28%     0.32%    0.45%    17.87%      20.77%

Annualized rent
of expiring leases       $909,120  $47,220  $44,752  $2,028,888  $3,264,282

Percent of total
annualized rent           8.31%     0.43%    0.41%    18.56%      29.86%

Annualized rent
per square foot of
expiring leases          $19.77    $30.00   $20.25   $22.92      $31.72

     At September 30, 1998, the only tenant of the Bush Street Property which occupied 10% or more of the rentable square footage in the building was Chevron USA, Inc. ("Chevron"), which is engaged in the oil business. Chevron leases 139,348 rentable square feet on nine floors. Chevron has subleased all of its space except for three floors totaling 63,021 square feet. Of the 63,031 square feet that Chevron occupies, 45,674 square feet expires in June 1999. Management is in negotiations with Chevron to extend its term. The remaining space comprising 17,347 square feet on the 22nd floor expires in June 2000. Space sub-leased by Chevron totals 76,327 square feet. These sub-leases extend beyond Chevron's term (at the end of which they will become direct leases with the Company), and have varying terms, as reflected in the lease expiration schedule.

     PRUDENTIAL BUILDING

     DEPRECIATION. For federal income tax purposes, the basis, net of accumulated depreciation, of the Prudential Building aggregated approximately $32.8 million at September 30, 1998. A land only valuation of this property has been ordered, which may modify the tax basis of this property. The real property associated with the Prudential Building (other than land) generally will be depreciated for federal income tax purposes over 39 years using the straight-line method. For financial reporting purposes, the Prudential Building is recorded at its historical cost and is depreciated using the straight-line method over its estimated useful life, which is estimated to be 39 years.

     REAL ESTATE TAXES. The 1997 annual real estate taxes paid on the Prudential Building were approximately $631,729. The Duval county real estate tax is 1.92 percent of assessed value.


     OCCUPANCY. At September 30, 1998, the Prudential Building was leased to five tenants engaged in insurance and food services. Information about the occupancy rate and the average effective annual rental per square foot for the Prudential Building for the last five years is not meaningful because the building was substantially occupied by its owner, Prudential Insurance Company of America ("Prudential"), during this period.

     LEASE EXPIRATIONS. The following table sets forth a summary schedule of the total lease expirations for the Prudential Building for leases in place as of September 30, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.


Year of Lease                                                                                                 2008 &
Expiration              1998    1999     2000     2001        2002    2003    2004    2005    2006    2007    Beyond
----------              ----    ----     ----     ----        ----    ----    ----    ----    ----    ----    ------
No. of leases
expiring                ---        1         2        1           1    ---     ---     ---    ---      ---      ---

Square footage of
expiring leases         ---      ---     3,022    2,832      47,570    ---     ---     ---    ---      ---      ---

Percent of total
leased square feet      ---      ---     0.63%    0.59%      98.78%    ---     ---     ---    ---      ---      ---

Annualized rent of
expiring leases         ---   $3,936   $39,041  $43,324  $7,585,154    ---     ---     ---    ---      ---      ---

Percent of total
annualized rent         ---    0.05%     0.51%    0.57%      98.87%    ---     ---     ---    ---      ---      ---


Annualized rent
per square foot of
expiring leases         ---     ---     $12.92   $15.30      $15.92    ---     ---     ---    ---      ---      ---

     At September 30, 1998, the only tenant of the Prudential Building which occupied 10% or more of the rentable square footage in the building was Prudential, which is engaged in the insurance business. Prudential leases 474,570 rentable square feet on 22 floors. The other two minor leases totaling 5,749 square feet, provide support services for Prudential. As noted above, the Company has entered into an agreement with a local hospital pursuant to which the hospital is to lease up to 150,000 square feet in the Prudential Building for a nine-year period should Prudential exercise its termination option.


     INDEBTEDNESS-GENERAL. The Company's investments in real estate, subordinate and residual interests in mortgage-related securities and other assets, such as single-family residential loans, generally depend upon short-term borrowings such as repurchase agreements and warehouse facilities/lines of credit with financial institutions or institutional lenders to finance the Company's acquisition of such assets on a short-term basis in the case of repurchase agreements and on a one to three-year basis in the case of warehouse facilities/lines of credit. There can be no assurance that such financing will continue to be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional borrowings such as repurchase agreements and warehouse facilities/lines of credit or to repay, extend or replace existing borrowings when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. Securities sold under agreements to repurchase were $143.1 million at September 30, 1998, a decrease from $223.8 million at June 30, 1998. The Company had no securities sold under agreements to repurchase at December 31, 1997. These obligations are secured by certain of the Company's investments in subordinated interests in commercial mortgage-backed securities and residual interests in subprime residential loan securitizations. The following table summarizes the maturity dates of the Company's repurchase agreements and the market value of the related collateral securities as of September 30, 1998.


                Outstanding  Commercial Securities  Residential Securities
Maturity Date    Borrowing     Collateral Value        Collateral Value
-------------   -----------  ---------------------  ----------------------
                          (Dollars in Millions)
0-30 days        $17.8              $20.9                 $  ---
6-12 months       73.9               60.5                   58.0
18 months
 and over         51.4                 --                  104.7
                ------               ----                  -----
    Total       $143.1              $81.4                 $162.7
                 =====               ====                  =====


     At September 30, 1998, interest payments with respect to these obligations were approximately $0.6 million per month (which assumes that the repurchase agreements which mature within 30 days are renewed at approximately the same rate of interest).

     The following table summarizes the maturity dates of the Company's repurchase agreements and the market value of the related collateral securities as of October 31, 1998.


                Outstanding  Commercial Securities  Residential Securities
Maturity Date    Borrowing     Collateral Value        Collateral Value
-------------   -----------  ---------------------  ----------------------
                          (Dollars in Millions)
0-30 days         $28.2           $34.6                 $15.1
31-180 days        53.7            40.9                  51.9
6-12 months        13.7            18.3                   ---
                   42.5             ---                  88.5
                  -----            ----                 -----
18 months and
 over Total      $138.1           $93.8                $155.5
                  =====            ====                 =====

     At October 31, 1998, interest payments with respect to these obligations were approximately $0.56 million per month (which assumes that the repurchase agreements which mature within 30 days are renewed at approximately the same rate of interest).

     OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT. Obligations outstanding under lines of credit amounted to $189.1 million at September 30, 1998, as compared to $154.2 million at June 30, 1998. The Company had no obligations outstanding under lines of credit at December 31, 1997. These borrowings at September 30, 1998, include:


     - $28.9 million pursuant to a three-year agreement which matures in July 2001, which is collateralized by commercial loans, with respect to which, the monthly interest payments were $0.18 million and which is described below under "Obligations Outstanding Under Lines of Credit - Real Estate;"



     - the U.S. dollar equivalent of $24.2 million pursuant to a three year agreement which matures in June 2001, which is denominated in Pounds Sterling with respect to which the monthly interest payments were $0.20 million and collateralized by certain U.K. mortgage loan residual securities; and



     - $136.0 million pursuant to an agreement which matures in April 1999, and on which monthly interest payments were $0.67 million. The obligation was collateralized by single-family residential mortgages but was repaid on November 13, 1998, in conjunction with the securitization of 1,808 first and second single-family residential mortgage loans (as discussed above).


     At October 31, 1998, the outstanding balances with respect to these borrowings were $34.5 million, $22.3 million, and $136.0 million, respectively, and the monthly interest payments with respect to these borrowings were approximately $0.17 million $0.20 million and $0.67 million, respectively.

     OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT - REAL ESTATE. Obligations outstanding under lines of credit secured by real estate amounted to $142.4 million at September 30, 1998, as compared to $115.2 million at June 30, 1998 and $0 at December 31, 1997. These borrowings have a three-year term and an interest rate that floats in accordance with LIBOR. Set forth below is information regarding the Company's mortgage indebtedness relating to its investment in real estate at September 30, 1998.


                        Principal          Interest               Maturity        Annual
Property                 Amount              Rate                  Date          Payments
--------------------   ----------         ----------             ---------      ----------
                                    (Dollars in Millions)
Bush Street Property     $ 75.0(1)      LIBOR plus 1.75%        April 2001 (3)    $5.5 (4)
Other                      67.4(2)      LIBOR plus 1.75%        June 2001 (3)     $5.0 (4)
                         ======
                         $142.4
                         ======

---------------

(1) Plus up to $5.0 million of additional advances for capital improvements to Bush Street.

(2) Represents the portion of the outstanding balance under a $200 million loan that is secured by real estate. As of September 30, 1998, the Company's investments in Cortez Plaza, 450 Sansome Street, 10 U.N. Plaza, Prudential Plaza and 690 Market Street secured this loan, and an additional $28.9 million was borrowed and secured by commercial mortgage loans under this line of credit.

(3) Subject to certain conditions, the Company may extend the maturity date by one year.

(4)   Based on the interest rate in effect as of September 30, 1998.

      At October 31, 1998, the obligations under lines of credit-real estate had not changed materially.

      DERIVATIVE AND FOREIGN EXCHANGE FINANCIAL INSTRUMENTS. Derivative and foreign exchange transactions involve credit and market risk. Because of changing market environments, the monitoring and managing of these risks is a continual process. For a further discussion of market risk, see " - Market Risk." The Company believes the true measure of credit risk is the replacement cost of the derivative or foreign exchange contract. This is also referred to as repayment risk or the mark-to-market exposure amount. While notional amount is the most commonly used volume measure in the derivative and foreign exchange markets, it is not a measure of credit or market risk. The notional amount typically does not change hands, but is simply a quantity upon which interest and other payments are calculated. The notional amounts of the Company's derivative and foreign exchange products exceed the possible credit and market loss that could arise from such transactions. For a further discussion of the Company's derivative and foreign exchange instruments, see Note 6 to the Interim Consolidated Financial Statements included elsewhere herein.

      The following table indicates the interest rate swaps outstanding at October 31, 1998.



                Notional     LIBOR                 Floating Rate at
     Maturity    Amount      Index    Fixed Rate    End of Period      Fair Value
   -----------  --------    -------   ----------   ----------------    ----------
                                (In Thousands)
       2003    $100,000     1-month    5.75%            5.22%          $(3,327)
       2001      17,000     1-month    6.00             5.34              (522)
       2001      75,000     1-month    6.00             5.38            (2,292)
       2002       8,780     1-month    6.04             5.34              (349)
               --------                                                -------
               $200,780                                                $(6,490)
                =======                                                =======

     At October 31, 1998, there were no futures contracts outstanding.

     MINORITY INTEREST. At September 30, 1998, minority interest totaled $28.4 million and represented Ocwen Financial's ownership through IMIHC of 1,808,733 units in the Operating Partnership. On May 7, 1998, the Company sold 1,473,733 units in the Operating Partnership to IMIHC for $24.5 million. On February 17, 1998, the Company sold 175,000 shares of common stock for cash in an aggregate amount of approximately $3.1 million to certain officers and directors of the Company and Ocwen Financial. In connection with this stock issuance, IMIHC sold a like number of shares of the Company's common stock to the Company and invested in a like number of units in the Operating Partnership in order to comply with the stock ownership restrictions imposed on REITs under the Code. See Notes 1 and 2 to the Interim Consolidated Financial Statements included elsewhere herein.

     SHAREHOLDERS' EQUITY. Shareholders' equity decreased by $28.3 million from December 31, 1997 to September 30, 1998. The decrease was due to a $6.4 million increase in unrealized losses on securities available for sale, a net loss of $11.5 million, a cumulative currency translation adjustment of $2.0 million, $22.4 million in cash dividends paid during 1998, which were offset by a $14.0 million capital contribution in connection with the sale of the IO Portfolio. Shareholders' equity increased to $271.3 million from May 14, 1997 to December 31, 1997 as a result of the net proceeds from the Initial Public Offering in May 1997 and net income of $11.8 million during the period, which were offset in part by net unrealized losses on securities available for sale of $7.3 million, the repurchase of 160,000 shares of Common Stock (the effect of which was offset by a concurrent issuance of limited partnership units in the Operating Partnership) for $3.0 million and dividends declared on the Common
Stock of $13.9 million.   See the Consolidated Statement of Changes in
Shareholders' Equity in the Consolidated Financial Statements included elsewhere herein.

FUNDS FROM OPERATIONS

     The Company generally considers Funds From Operations ("FFO") to be a useful financial performance measure of the operating performance of a REIT because such measure does not recognize (i) depreciation and amortization of real estate assets as operating expenses, which management believes are not meaningful in evaluating income-producing real estate because such real estate historically has not depreciated and (ii) gains/losses from debt restructuring and sales of property. In addition, FFO together with net income and cash flow, provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent cash provided by operating activities in accordance with generally accepted accounting principles ("GAAP") and should not be considered an alternative to net income as an indication of the results of the Company's performance or to cash flows as a measure of liquidity. For a discussion of the Company's operating, investing and financing activities under GAAP, see "-Capital Resources and Liquidity" below. In 1995, the National Association of Real Estate Investment Trusts ("NAREIT") established new guidelines clarifying its definition of FFO and requested that REITs adopt this new definition beginning in 1996. FFO consists of net income applicable to common shareholders (computed in accordance with GAAP) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Because other REITs may calculate FFO in a different manner, however, there can be no assurance that the Company's FFO is comparable with the FFO reported by other entities.

     FFO for the three months ended September 30, 1998 was ($7.1) million compared to $4.4 million for the same period a year ago. FFO for the nine months ended September 30, 1998, was $4.1 million, as compared to $6.4 million for the period May 14, 1997 to September 30, 1997, which began on the date the Company completed the Initial Public Offering.

     FFO differs from cash made available to holders of the Company's common stock, which is based on the Company's net taxable income. Distributions of dividends to shareholders amounted to $6.5 million or $0.34 per share for the period May 14, 1997 to September 30, 1997 and $22.4 million or $1.10 per share for the nine months ended September 30, 1998.

     The following table reconciles FFO and net income during the periods indicated.

                                      For the Three         For the Three        For the Nine      For the Period   For the Period
                                      Months Ended          Months Ended         Months Ended      May 14, 1997 to  May 14, 1997 to
                                      September 30,         September 30,        September 30,      September 30,    December 31,
                                          1998                  1997                 1998               1997             1997
                                      -------------         -------------        -------------     ---------------  ---------------
                                                                                (In Thousands)
Net income                              $(7,639)                $4,350          $(11,497)            $6,410             $11,792
Depreciation and amortization             1,160                     22             2,223                 22                 179
        Loss on sale of IO Portfolio        ---                    ---            13,957                ---                 ---
        Extraordinary gain on
          repurchase of debt               (615)                   ---              (615)               ---                 ---
                                         ------                  -----            ------              -----              ------
FFO                                     $(7,094)                $4,372         $   4,068             $6,432             $11,971
                                         ======                  =====            ======              =====              ======


CAPITAL RESOURCES AND LIQUIDITY

     Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments, engage in loan acquisition and lending activities and for other general business purposes. Additionally, to maintain its status as a REIT under the Code, the Company must distribute annually at least 95% of its taxable income. The primary sources of funds for liquidity during the first nine months of 1998 consisted of net cash provided by operating activities, reverse repurchase agreements, proceeds from issuance of the Notes, other secured borrowings, maturities and principal payments on loans and securities and proceeds from the sale of Operating Partnership units to IMIHC. The primary sources of funds for liquidity during the period May 14, 1997 to December 31, 1997 consisted of proceeds from the Initial Public Offering, net income and reverse repurchase agreements.

     The Company's operating activities provided cash flows of $43.7 million and $344,000 during the nine months and three months ended September 30, 1998, respectively. The Company's investing activities used cash flows of $711.5 million and $110.2 million during the nine months and three months ended September 30, 1998, respectively. During both of the foregoing periods, cash flows from investing activities were used primarily to purchase securities available for sale, originate or purchase loans, and purchase commercial real estate. The Company's financing activities provided cash flows of $637.5 million and $129.0 million during the nine months and three months ended September 30, 1998, respectively, and primarily consisted of proceeds from lines of credit and repurchase agreements of $474.6 million and proceeds from the issuance of the Notes of $150.0 million.

     Cash and cash equivalents were $48.7 million at December 31, 1997. The Company's operating activities provided cash flows of $21.1 million during the period from May 14, 1997 to December 31, 1997. During the foregoing period, cash resources from operating activities were provided primarily by net income. The Company's investing activities used cash flows of $249.6 million during the period from May 14, 1997 to December 31, 1997. During the foregoing period, cash flows from investing activities were used primarily to purchase securities available for sale, discount loans, loans and investments in real estate. The Company's financing activities provided cash flows of $277.2 million during the period from May 14, 1997 to December 31, 1997 and consisted of $283.7 million net proceeds from the issuance of Common Stock, net of $6.5 million of dividends paid during the period.


     Fluctuations in interest rates will continue to impact the Company's net interest income to the extent the Company's fixed rate assets are funded by variable rate debt or the Company's variable rate asset reprice on a different schedule or in relation to a different index than its floating rate debt which in turn could impact potential returns to shareholders. At September 30, 1998, the Company had interest rate swap agreements with a notional amount of approximately $200.8 million and a fair value of ($6.3) million in order to partially limit the adverse effects of rising interest rates on the remaining floating-rate debt. When the Company's swap agreements expire, the Company will have interest rate risk to the extent interest rates increase on any floating-rate borrowings unless the swaps are replaced or other steps are taken to mitigate this risk. The flexibility in the Company's leverage is dependent upon, among other things, the levels of unencumbered assets, which are inherently linked to prevailing interest rates and changes in the credit of the underlying asset. At September 30, 1998, the Company had unencumbered residential loans and securities having a market value totaling approximately $167.6 million ($57.9 million of subordinate and residual mortgage-backed securities, $48.2 million of commercial mortgage-backed securities, and $61.5 million of residential loans). In certain circumstances, including, among other things, increases in interest rates, changes in market spreads or decreases in credit quality of underlying assets, the Company would be required to provide additional collateral in connection with its short-term, floating-rate borrowing facilities. During the third quarter of 1998, the Company was required to and did fund requests by its lenders for additional collateral calls on outstanding reverse repurchase agreements collateralized by securities available for sale which aggregated $2.3 million in July 1998, $1.4 million in August 1998 and $3.9 million in September 1998 and $13.7 million in October 1998. The Company funded requests for additional margin deposits in connection with its swaps and future positions which aggregated $0.7 million in July 1998, $1.0 million in August 1998, $4.6 million in September 1998 and $3.3 million in October 1998. At October 31, 1998, the Company had unencumbered securities having a market value totaling approximately $67.0 million, which was comprised of $40.5 million of subordinate and residual mortgage-backed securities and $26.5 million of commercial mortgage-backed securities. For additional information with respect to the Company's monthly mark-to-market of its securities available for sale portfolio, see "- Changes in Financial Condition
- Securities Available for Sale."



     The Company has significant debt service obligations, as discussed above. At September 30, 1998, the Company had total consolidated indebtedness of $617.6 million, of which all but the $143.0 million of outstanding Notes was secured indebtedness, as well as $21.4 million of other liabilities. This consolidated indebtedness consisted of (i) $143.1 million of repurchase agreements, of which $91.7 million was scheduled to mature in one year, (ii) lines of credit aggregating $331.6 million, $136.0 million of which was repaid in November 1998 and the remainder of which matures in 2001 (which in certain cases, and subject to certain conditions, may be extended by the Company until
2002) and are secured by real estate, loans and/or securities and (iii) $143.0 million of outstanding Notes, which mature in 2005. The monthly interest payments on the Company's total consolidated indebtedness were $4.1 million, $5.2 million and $4.0 million for the months of July, August and September 1998, respectively. One line of credit which amounted to $136.0 million at September 30, 1998 was repaid on November 13, 1998 (in connection with the securitization of the residential mortgage loans which secured this line of credit, which resulted in $173.4 million of net proceeds to the Company prior to repayment of this line of credit).

See " - Recent Developments." In light of the repayment of this line of credit, the only indebtedness of the Company which matures within one year of September 30, 1998 is approximately $91.7 million of repurchase agreements.



      The Company's recent decision to discontinue future investment activities effectively means that the Company's future profitability, and its ability to meet its indebtedness obligations, will be dependent on its existing assets. Circumstances which result in decreased income from the Company's assets, including without limitation market and economic conditions which adversely affect leasing income from the Company's investments in real estate, payments on its loans and yield on its investment securities, could adversely effect the ability of the Company to meet its indebtedness obligations, as could market and economic conditions which increase the cost of the Company's variable rate or short-term liabilities, as noted above. In addition, mortgage-related securities which are subject to repurchase agreements, as well as loans and real estate which secure other indebtedness, periodically are revalued by the lender, and a decline in such value may result in the lender requiring the Company to provide additional collateral to secure the indebtedness. Although to date the Company has had adequate cash, cash equivalents and other unencumbered assets to meet calls for additional collateral, to repay a portion of the related indebtedness or to meet its other operating and financing requirements, including its current capital expenditure plans, there can be no assurance that sufficient levels of such assets will continue to be available.


     If the Company is unable to fund additional collateral needs or to repay, renew or replace maturing indebtedness on terms reasonably satisfactory to the Company, the Company would be required to sell, under adverse market conditions, a portion of its assets, and could incur losses as a result. Furthermore, an extremely limited market for subordinate and residual interests in mortgage-related securities exists and there can be no assurance that one will fully develop, thereby limiting the Company's ability to dispose of such securities promptly for fair value in such situations.


     In addition to payment and, in the case of the Company's secured indebtedness, collateralization requirements, the Company is subject to various other covenants in the agreements evidencing its indebtedness, including the maintenance of specified amounts of equity. At September 30, 1998, the Company was in compliance with all obligations under the agreements evidencing its indebtedness with respect to the Company's equity and the Operating Partnership's equity, as defined in the applicable agreement. As of October 31, 1998, the Company exceeded the highest applicable requirement by in excess of $19.7 million. There can be no assurance that additional operating losses will not result in the Company's violation of its financial covenants in the future. In the event of a default in such covenants, the lender generally would be able to accelerate repayment of the subject indebtedness and pursue other available remedies, which could result in defaults on other indebtedness of the Company, unless the applicable lender or lenders allowed the Company to remain in violation of the agreements. Were a default to be declared, the Company would not be able to continue to operate without the consent of its lenders. The Company currently is considering various alternatives to enhance its ability to meet its payment and other obligations under its indebtedness and the funding requirements discussed below, including the sale of certain assets and the potential tax and other consequences associated therewith. There can be no assurance that the Company will have sufficient liquidity to meet these obligations on a short-term (one year or less) or long-term basis.


     For the quarter ended September 30, 1998, the Company closed transactions totaling approximately $114.6 million, all of which were funded. This activity brings the Company's total closed transactions since the Initial Public Offering, net of repayment, to $917.1 million as of September 30, 1998. Of this amount, $866.5 million has been funded and the remaining $50.6 million is to be funded over the construction and renovation periods, which range from two to 18 months. In addition, at September 30, 1998, the Company had budgeted $11.9 million of capital expenditures on its investments in real estate in order to improve such properties for reposition in the market, of which $4.8 million is anticipated to be spent in the fourth quarter of 1998 and $7.1 million is anticipated to be spent in 1999.


     Based on its monthly interest and other expenses, monthly cash receipts, existing commitments, capital expenditure plans and rate of collateral calls through October 31, 1998, the Company believes that its existing sources of funds will be adequate for purposes of meeting its short-term (one year or less) and long-term liquidity needs, assuming the renewal of existing indebtedness as it becomes due. There can be no assurance that this will be the case, however. Material increases in monthly interest expense or in collateral calls, or material decreases in monthly cash receipts, generally would negatively impact the Company's liquidity. On the other hand, material decreases in monthly interest expense or in collateral calls generally would positively affect the Company's liquidity.


YEAR 2000

     As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit date entries.
Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with such Year 2000 requirements.

     The Company is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed, purchased and maintained by The Manager, as well as Ocwen Financial and its other subsidiaries, which provide management services to the Company. The Company does not own nor maintain computer equipment or software.

     Ocwen Financial has established a project plan to achieve year 2000 readiness of its mission critical and non-mission critical systems, including hardware infrastructure and software applications. The project plan is divided into six phases: identification, evaluation, remediation, validation, risk assessment and contingency planning. As of September 30, 1998, the systems identification and evaluation phases of the project were completed. At December 17, 1998, Ocwen Financial had substantially completed the remediation and validation phases of the project.


     As part of the identification and evaluation phases of the project, the Company has documented critical operating functions within each business unit, as well as strategic third-party and vendor relationships. Ocwen Financial has retained a business continuity expert to prepare contingency plans and assist with the testing and validation of these plans. Ocwen Financial expects to complete its year 2000 risks assessment and contingency planning efforts during the first quarter of 1999. The cost of Ocwen Financial's year 2000 project, which is budgeted at $2.0 million, will be borne by Ocwen Financial. The Company does not expect to incur any costs in connection with achieving year 2000 compliance. Until the risk assessment phase is completed, the Company will not know the complete extent of the risks associated with year 2000 issues, including an analysis of the most reasonably likely worst case year 2000 scenario, nor can the Company prepare a contingency plan. As a result, neither is ready at this time.


REIT STATUS

     The Company has qualified and intends to continue to qualify through calendar 1998 as a REIT under Sections 856 through 860 of the Code. See "Recent Developments." Qualification for treatment as a REIT requires the Company to meet certain criteria, including certain requirements regarding the nature of its ownership, assets and income. A REIT generally will not be subject to federal income taxation on that portion of its income that is distributed to its shareholders if it meets those tests and distributes at least 95 percent of its taxable income. The Company has until the filing of its tax return to satisfy the distribution requirement. Since the Company plans to distribute 100% of its taxable income for all reported periods, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying Interim Consolidated Financial Statements. As taxable income is finalized and the tax return is filed, an additional distribution may be required which may be significant. The Company may be subject to tax at normal corporate rates on net income or capital gains not distributed. For additional information about an anticipated excise tax liability to be incurred by the Company in connection with the distribution requirements, see "Recent Developments."

MARKET RISK


     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices.
The primary market risk to which the Company is exposed is interest rate risk, which is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Changes in the general level of interest rates can affect the Company's net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities, by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, the ability of the Company to originate and acquire loans, the value of the Company's mortgage-related securities and other interest-earning assets and its ability to realize gains from the sale of such assets.


     The Company may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts, in order to limit the effects of interest rates on its operations. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of securities and, indeed, that such losses may exceed the amount invested in such instruments. A hedge may not perform its intended purpose of offsetting losses or increased costs. Moreover, with respect to certain of the instruments used as hedges, the Company is exposed to the risk that the counterparties with which the Company trades may cease making markets and quoting prices in such instruments, which may render the Company unable to enter into an offsetting transaction with respect to an open position. If the Company anticipates that the income from any such hedging transaction will not be qualifying income for REIT income test purposes, the Company may conduct part or all of its hedging activities through a to-be-formed corporate subsidiary that is fully subject to federal corporate income taxation. The profitability of the Company may be adversely affected during any period as a result of changing interest rates.


     The following table quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked)
400 basis points, assuming the yield curves of the rate shocks will be parallel to each other. Net portfolio value is calculated as the sum of the value of off-balance sheet instruments and the present value of cash in-flows generated from interest-earning assets net of cash out-flows in respect of interest-bearing liabilities. The cash flows associated with the loan portfolios and securities available for sale are calculated based on prepayment and default rates that vary by asset. Projected losses, as well as prepayments, are generated based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, loan characteristics such as loan- to-value ratio, interest rate, credit history, prepayment penalty term and product types are used to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When interest rates are shocked, these projected loss and prepayment assumptions are further adjusted. For example, under current market conditions, a 100 basis point decline in the market interest rate is estimated to result in a 200 basis point increase in the prepayment rate of a typical subprime residential loan. Most commercial and multi-family loans are not subject to prepayments as a result of prepayment penalties and contractual terms which prohibit prepayments during specified periods. However, for those commercial and multi-family loans where prepayments are not currently precluded by contract, declines in interest rates are associated with steep increases in prepayment speeds in computing cash flows. A risk premium is then calculated for each asset, which, when added to the interest rate being modeled, results in a matrix of discount rates that are applied to the cash flows computed by the model. The base interest rate scenario assumes interest rates at September 30, 1998. Actual results could differ significantly from those estimated in the table.

                                      Projected Percentage Change In
                            -------------------------------------------------
Change in Interest Rate     Net Interest Income(1)        Net Portfolio Value
-----------------------     ---------------------         -------------------
-400 Basis Points               38.53%                         25.00%
-300 Basis Points               28.90                          17.60
-200 Basis Points               19.26                          10.26
-100 Basis Points                9.63                           3.67
Base Interest Rate                  0                              0
+100 Basis Points               (9.63)                         (4.26)
+200 Basis Points              (19.26)                         (8.52)
+300 Basis Points              (28.90)                        (15.05)
+400 Basis Points              (38.53)                        (21.68)


-------------


(1) Represents the estimated percentage change in net interest income over the next twelve months, assuming that balances are rolled over and reinvested at the shocked level of interest rate. For purposes of this calculation, net interest income includes as a deduction interest expense associated with real estate.


ASSET AND LIABILITY MANAGEMENT

     Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time.

     The Company utilizes a variety of off-balance sheet financial techniques to assist it in the management of interest rate risk. These techniques include interest rate exchange agreements, pursuant to which the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period without the exchange of the underlying principal amount. Interest rate exchange agreements are utilized by the Company to protect against the increase in borrowing cost from floating rate debt or a short-term, fixed-rate liability, such as reverse repurchase agreements, in an increasing interest-rate environment. At September 30, 1998, the Company had entered into interest rate exchange agreements with an aggregate notional amount of $200.8 million. See Note 6 to the Interim Consolidated Financial Statements included elsewhere herein.


     The Company currently has a foreign currency swap with a counterparty to hedge currency exposure in connection with its investment in residual interests originated in the U.K. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows will be adversely affected by changes in exchange rates. Under the terms of the agreement, the Company will settle in U.S. dollars on January 29, 1999 on the difference between the exchange rate on the effective date of the contract and the exchange rate on January 29, 1999, on a notional amount of
14.7 million British Pounds Sterling. In addition, the Company entered into a foreign exchange currency swap agreement on November 12, 1998 to hedge its exposure in connection with its investment in the shopping center located in Halifax, Nova Scotia. Under the terms of the agreement, the Company will swap 20 million Canadian Dollars for $12.9 million U.S. Dollars on January 15, 1999
based on the exchange rate on the date the contract became effective.   See
Note 6 to the Interim Consolidated Financial Statements included elsewhere herein.



     Methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

     The following table sets forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at September 30, 1998. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, and securities are included in the period in which their interest rates are first scheduled to adjust and not in the period in which they mature, (ii) fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company and empirical data, (iii) non-performing discount loans reflect the estimated timing of resolutions which result in repayment to the Company and
(iv) fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayment. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.


                                                                             September 30, 1998
                                              --------------------------------------------------------------------------------------
                                                                             More than 1
                                              Within  3        4 to 12        Year to 3             3 Years and
                                               Months           Months          Years                   Over                Total
                                              -----------  --------------  -----------------  ---------------------     ------------
Rate-Sensitive Assets:                                                        (In Thousands)
  Interest-earning cash and repurchase
           agreements                        $  15,194        $    ---         $     ---             $      ---            $  15,194
  Securities available for sale                 15,116          44,512            99,345                236,522              395,495
Loan portfolio, net (1)                         23,316          63,418            98,910                 66,968              252,612
Discount loan portfolio, net (1)                 1,201           1,770             5,618                    ---                8,589
                                               -------        --------          --------              ---------             --------
Total rate-sensitive assets                     54,827         109,700           203,873                303,490              671,890
                                               -------        --------          --------              ---------             --------
Rate-Sensitive Liabilities:
Securities sold under agreements
   to repurchase                               143,059             ---               ---                    ---              143,059
Obligations outstanding under lines of
   credit                                      331,581             ---               ---                    ---              331,581
Notes, debentures and other interest-
   bearing obligations                             ---             ---               ---                143,000              143,000
                                               -------        --------          --------              ---------             --------
   Total rate-sensitive liabilities            474,640             ---               ---                143,000              617,640

  Interest rate sensitivity gap before
   off-balance sheet financial instruments    (419,813)        109,700           203,873                160,490               54,250
Off-Balance Sheet Financial Instruments:
  Futures contracts and interest rate swaps    200,780             ---           (92,000)              (108,780)                 ---
                                               -------        --------          --------              ---------             --------

Interest rate sensitivity gap                 (219,033)        109,700           111,873                 51,710              $54,250
                                               -------        --------          --------              ---------             ========
Cumulative interest rate sensitivity gap     $(219,033)      $(109,333)        $   2,540              $  54,250
                                               =======        ========          ========              =========
Cumulative interest rate sensitivity
gap as a percentage of total rate-sensitive
assets                                          (32.60)%        (16.27)%           0.38%                   8.07%



--------------------

(1)  Balances have not been reduced for non-performing loans.



     As shown by the preceding table, at September 30, 1998, the Company had a cumulative excess of interest-rate sensitive liabilities over assets of $109.3 million (equivalent to 16.27% of total assets) that are scheduled to reprice within one year (including net repricing effects of derivative instruments). As discussed above, should interest rates increase, net interest income would be adversely effected by this negative gap; conversely, should interest rates decrease net interest income would tend to improve during the next twelve
months.   A decrease in net interest income, in turn, would adversely impact short-term liquidity. See  " - Capital Resources and Liquidity."



MISCELLANEOUS



     On September 22, 1998, the Company announced that its Board of Directors authorized a program to repurchase up to $10 million of its issued and outstanding shares of Common Stock. Any such repurchases will be at times, at prices per share, in amounts and through solicited or unsolicited transactions in the open market, on the New York Stock Exchange or in privately negotiated transactions, in each case as the Company deems appropriate depending on market conditions, corporate requirements, and applicable securities laws. The Company has not repurchased any Common Stock as of the date hereof.



     On September 30, 1998, the Company filed with the Commission a shelf registration statement allowing for the issuance of up to $250 million of Common Stock and Preferred Stock, senior and subordinated debt and other securities. The Company has no plans to conduct a registered offering of securities in the foreseeable future.

                             INVESTMENT GUIDELINES


GENERAL

     The Company invests primarily in (i) subordinate and residual interests in mortgage-related securities and (ii) distressed commercial and multifamily residential real estate, including real estate acquired in connection with foreclosure on non-performing loans or by deed-in-lieu thereof. Although the Company's primary emphasis is on the acquisition of subordinate and residual interests and distressed real properties, the Company has acquired and will continue to acquire other real estate-related assets.

     The discussion below describes the principal categories of assets that the Company is authorized to acquire under the Guidelines, which may be amended at any time by the Board of Directors of the Company to reflect competitive conditions and other business considerations. As noted above, the Company has decided that, for the foreseeable future, it does not plan to acquire any additional assets or to fund any additional loans (beyond those which are currently committed) in order to enhance its ability to meet its obligations under its indebtedness. See "Risk Factors - Recent Operating Losses; Discontinuance of Investment Activities."

MORTGAGE-RELATED SECURITIES

     SUBORDINATE AND RESIDUAL INTERESTS. The Company has the authority to acquire subordinate and residual interests in mortgage-related securities backed by single-family residential, multifamily residential and commercial real estate loans. Mortgage-related securities typically are divided into two or more classes, sometimes called "tranches." The senior classes are higher "rated" securities, which are rated from low investment grade "BBB" to higher investment grade "AA" or "AAA." The junior, subordinated classes typically include one or more lower rated, non-investment grade classes, and an unrated, higher-yielding, credit support class (which generally is required to absorb the first losses on the underlying mortgage loans).

     Mortgage-related securities generally are issued either as CMOs or pass-through certificates. CMOs are debt obligations of special purpose corporations, owner trusts or other special purpose entities secured by multifamily and commercial mortgage loans or mortgage-related securities. Pass-through certificates evidence interests in trusts, the primary assets of which are mortgage loans. CMOs and pass-through certificates may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities.

     In most mortgage loan securitizations, a series of mortgage-related securities is issued in multiple classes in order to obtain investment-grade ratings for the senior classes and thus increase their marketability. Each class of mortgage-related securities is generally issued with a specific fixed or variable coupon rate and has a stated maturity or final scheduled distribution date. Principal prepayments on the underlying mortgage loans may cause the mortgage- related securities to be retired substantially earlier than their stated maturities or final scheduled distribution dates, although in many instances mortgage loans may have penalties for or limitations on the ability of the borrower to prepay the loan. Interest is paid or accrued on mortgage-related securities on a periodic basis, typically monthly.

     The credit quality of mortgage-related securities depends on the credit quality of the underlying mortgage loans. Among the factors determining the credit quality of the underlying mortgage loans are the creditworthiness of the borrowers, the ratio of the mortgage loan balances to the value of the properties securing the mortgage loans, the purpose of the mortgage loans (e.g., refinancing or new purchase), the balance of the mortgage loans, their terms and the geographic diversification of the location of the properties, and, in the case of commercial mortgage loans, the creditworthiness of the tenants.

     The principal of and interest on the underlying mortgage loans may be allocated among the several classes of a mortgage-related security in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of cash flow generated from the underlying mortgage loans. Subordinate and residual interests carry significant credit risks. Typically, in a "senior/subordinate" structure, the subordinate and residual interests provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before such losses are allocated to senior classes. Moreover, typically, as long as the more senior tranches of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior tranches, at least until the end of a lock-out period. In some instances, particularly with respect to subordinate interests in commercial securitizations, the holders of subordinate interests are not entitled to receive scheduled payments of principal until the more senior tranches are paid in full or until the end of a lock-out period. Because of this structuring of the cash flows from the underlying mortgage loans, subordinate and residual interests in a typical securitization are subject to a substantially greater risk of non-payment than the senior tranches. Accordingly, subordinate and residual interests are assigned lower credit ratings, or no ratings at all. Neither the subordinate and residual interests nor the underlying mortgage loans are guaranteed by agencies or instrumentalities of the U.S. Government or by other governmental entities and accordingly are subject, among other things, to credit risks.

     A subordinate and residual interest will be extremely sensitive to losses on the underlying mortgage loans. For example, if the Company owns a $10 million subordinate interest in a mortgage-related security consisting of $100 million of underlying mortgage loans, a 7% loss on all the underlying mortgage loans (assuming no principal paydown on such loans) will result in a 70% loss on the subordinate interest. Accordingly, the holder of a subordinate and residual interest is particularly interested in minimizing the loss frequency (the percentage of the loan balances that default over the life of the mortgage collateral) and the loss severity (the amount of loss on a defaulted mortgage loan, i.e., the principal amount of the mortgage loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest) on the underlying mortgage loans.

     The loss frequency on a pool of mortgage loans depends upon a number of factors, most of which are beyond the control of the Company or the applicable servicer. Among other things, the default frequency reflects broad conditions in the economy generally and real estate particularly, economic conditions in the local area in which the underlying mortgage property is located, the loan-to-value ratio of the mortgage loan, the purpose of the loan, and the debt service coverage ratio (with respect to commercial mortgage loans). The loss severity depends upon many of the same factors described above, and also is influenced by the servicer's ability to promptly return the loan to performing status or to foreclose on the defaulted mortgage loan and sell the underlying mortgaged property. Various legal issues may extend the time of foreclosure proceedings or may require the expenditure of additional sums to sell the underlying mortgaged property, in either case increasing the amount of loss with respect to the loan.

     Before acquiring a subordinate and residual interest, the Company performs a number of due diligence tasks to evaluate the investment and to verify the information and material provided by the seller. With respect to mortgage-related securities backed by single-family residential loans, the Manager creates two sample pools: 1) a random sample and 2) an adverse sample, with characteristics (such as high loan-to-value ratios or poor delinquency histories) that make them likely to perform more poorly than the average loan in the pool. The Manager obtains a broker's price opinion ("BPO") from one of its approved brokers for each of the loans in the sample pools. The Manager evaluates each BPO to verify its reasonableness, and, if appropriate, additional information is obtained until the Manager is satisfied that a reasonable determination of the value of the loan can be made. The Manager also estimates the potential for increases or decreases in estimated property values based on local real estate trends.

     Losses on mortgage loans are measured in two ways, loss frequency and loss severity. Loss frequency is estimated by using industry standard predictive models, supplemented by Ocwen Financial's historical data and experience. Loss severity is estimated by projecting the net resolution proceeds expected to be derived from the defaulted loans based upon Ocwen Financial's proprietary in-house computer models. This net resolution analysis reviews all potential forms of resolution, including full payoff, discounted payoff, reinstatement, foreclosure and sale, deed-in-lieu and sale, and takes into account, among other things, real estate value, carrying costs (that is, property taxes, insurance and maintenance) and average months to foreclose in the particular state.

     With respect to mortgage-related securities backed by multifamily residential and commercial real estate loans, the Company determines on a loan-by-loan basis which loans will undergo a full-scope review and which loans will undergo a more streamlined "desktop analysis." Although the choice is a subjective one, considerations that influence the choice for scope of review often include loan size, debt service coverage ratio, loan to value ratio, loan maturity, lease rollover, property type and geographic location. A full-scope review may include, among other factors, a property site inspection, tenant-by-tenant rent roll analysis, review of historical income and expenses for each property securing the loan, a review of major leases for each property (if available); recent appraisals (if available), engineering and environmental reports (if available), and a BPO review. For those loans that are selected for the more streamlined desktop analysis, the Manager's evaluation may include a review of the property operating statements, summary loan level data and third party reports, each as available. If the Manager's review of such information does not reveal any unusual or unexpected characteristics or factors, no further due diligence is performed. After completing the review of the documentation and the property inspection, the information compiled is analyzed to determine collateral value for each property securing the loans. Based on these factors, the Manager determines a resolution value for each loan for purposes of projecting future cash flows after adjustments for estimated future losses.

     Determining a resolution value is a subjective process, requiring, ultimately, a business judgment. In making this determination, the Manager often evaluates some of the following characteristics of the mortgage-related security: (i) the type of collateral (e.g., conforming or subprime single-family residential mortgage collateral, multifamily residential mortgage collateral, or office, hotel, industrial or retail mortgage collateral); (ii) the payment status of the underlying mortgage (performing, nonperforming or subperforming); (iii) the actual mortgage prepayment and default history; (iv) the ratio of the unpaid mortgage balance to the current property value; (v) the current income and cash flows generated by multifamily and commercial real estate as compared to the debt service requirements; and (vi) the region of the country in which the collateral is concentrated. However, which of these characteristics (if any) are important and how important each characteristic may be to the evaluation of a particular mortgage-related security depends on the individual circumstances. Because there are so many characteristics to consider, each subordinate and residual interest must be analyzed individually, taking into consideration both objective data as well as subjective analysis.

     After completing the foregoing evaluations, the Manager models the structure of the mortgage-related security based on the disclosure documents that reveal its payment structure and the characteristics of the underlying mortgage collateral. This modeling is done in order to estimate future cash flows to be received by the subordinate or residual interests, after adjustments for estimated future losses. Using that information, the Manager determines the price at which it would effect the purchase of the subordinate or residual interest on behalf of the Company.

     Although there are some exceptions, most issuers of multi-class mortgage-related securities elect to be treated, for federal income tax purposes, as REMICs. The Company acquires subordinate and residual interests that are treated as regular interests in REMICs, and also may acquire residual interests that are designated as REMIC residual interests for federal income tax purposes. Unlike regular interests in REMICs, REMIC residual interests typically generate Excess Inclusion or other forms of "phantom income" that bear no relationship to the actual economic income that is generated by a REMIC. Consequently, if a residual interest that is designated as a REMIC residual interest generates a significant amount of phantom income in any taxable year, the Company could be required to borrow funds or to liquidate assets in order to meet the REIT distribution requirement for such taxable year.

     Subordinate interests generally are issued at a significant discount to their outstanding principal balance, which gives rise to OID for federal income tax purposes. The Company will be required to accrue the OID as taxable income over the life of the related subordinate interest on a level-yield method in advance of the receipt of the related cash flow. The OID income attributable to a subordinate interest generally increases the Company's REIT distribution




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requirement in the early years of the Company's ownership of the subordinate interest even though the Company may not receive the related cash flow from the subordinate interest until a later taxable year. As a result, the Company could be required to borrow funds or to liquidate assets in order to satisfy the REIT distribution requirement for any taxable year.

     Unlike residential mortgage-related securities, which typically are backed by thousands of single-family mortgage loans, commercial mortgage-related securities are backed generally by a more limited number of commercial or multifamily mortgage loans with larger principal balances than those of single-family residential loans. As a result, a loss on a single mortgage loan underlying a commercial mortgage-related security will have a greater negative effect on the yield of such security, especially the subordinate interests.

     Subordinate and residual interests in residential mortgage-related securities may be backed by "non-conforming" mortgage loans, that is, single-family residential loans that do not qualify for sale to FHLMC or FNMA. Subordinate and residual interests in residential mortgage-related securities also may be backed by subprime mortgage loans, which also are known as "B," "C" and "D" mortgage loans. B, C and D mortgage loans are loans made to borrowers who have credit histories of a lower overall quality than "A" borrowers. These credit histories generally result from previous repayment difficulties, brief job histories, previous bankruptcies or other causes. Except with respect to loans originated under programs sponsored by HUD, the loan-to-value ratio for a B, C and D mortgage loan is typically significantly lower than the loan-to-value ratio of an "A" mortgage loan, and the pass-through coupon of a B, C and D mortgage loan is typically higher than the coupon on an A mortgage loan. As a result of the typically lower loan-to-value ratios and higher yields on B, C and D mortgage loans, the Company believes these residential mortgage-related securities with B, C and D mortgage loan collateral may justify accepting the higher credit risk associated with such borrowers.

     Although the owner of subordinate and residual interests in mortgage-related securities ordinarily cannot control the servicing of the underlying mortgage loans, the Company generally emphasizes investments in subordinate and residual interests in which the Company acquires the right to
(i) direct the foreclosure upon any defaulted loan which backs such securities and to take all other actions that a servicer generally may take in connection with a defaulted loan and/or (ii) designate the Bank (or another party) as special servicer with respect to any defaulted mortgage loan, subject to the Company's right to exercise the rights set forth in clause (i). The Company believes that these arrangements allow it to obtain the servicing expertise of the Bank and enable the related subordinate and residual interests to constitute Qualifying Interests for purposes of the Investment Company Act. See "Risk Factors -- Loss of Investment Company Act Exemption Could have Adverse Consequences." As a result of the foregoing arrangements, however, the Company does not benefit from receipt of material amounts of special servicing fees.

     Because the acquisition and special servicing of problem loans and distressed real estate is one of the Bank's business focuses, the Bank has an established network of real estate professionals throughout the United States to assist its asset management activities. The Bank maintains working relationships with approved engineers, environmental consultants and real estate brokers nationwide, and calls upon these local advisors for assistance when appropriate.

     OTHER MORTGAGE-RELATED SECURITIES. The Company has the authority to invest not only in subordinate and residual interests but also in other classes of mortgage-related securities, including without limitation, more senior tranches or combined tranches of first-loss and more senior tranches and IOs and Inverse IOs. The Company currently has no intention of acquiring IOs and Inverse IOs and recently sold its portfolio of IOs and Inverse IOs backed by single-family residential loans.

     Because IOs often pay at a relatively small rate of interest on a large notional principal balance, an accelerated reduction of that principal balance will have an adverse effect on the anticipated yield to maturity of the related IO. Accordingly, if the underlying mortgage collateral prepays (including prepayments as a result of default and repurchases by the seller) at a rate faster than anticipated, the weighted average life of the IO will be reduced, and the




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yield to maturity adversely affected. Conversely, if the underlying mortgage collateral prepays at a rate slower than anticipated, the weighted average life of the IO will be extended, with the consequent positive effect on the anticipated yield to maturity.

     Residential mortgage loans typically do not have any prepayment penalty, with the result that prepayments tend to increase during periods of falling interest rates, and decrease during periods of rising interest rates. However, prepayments are dependent upon a number of other factors as well (such as the number of jobs available in the area, general economic conditions and the borrower's need for additional cash). Commercial loans often carry prepayment restrictions, or require that the borrower pay a prepayment penalty (which generally is not for the benefit of the holder of the IO). In any event, it is very difficult to predict the prepayment pattern for any particular mortgage collateral, which makes it harder to predict the actual yield with respect an IO.

     Inverse IOs bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified index. The yield to maturity of a class of Inverse IOs is not only very sensitive to the rate of prepayments on the underlying mortgage collateral, but also changes in the related index.

DISTRESSED REAL ESTATE

     The Company has the authority to acquire commercial and multifamily real estate acquired at foreclosure or by receipt of a deed-in-lieu thereof and other underperforming and otherwise distressed commercial and multifamily real estate. Commercial and multifamily properties are acquired individually or in pools. The Company's policy is to conduct an investigation and evaluation of a distressed real property before purchase. Prior to purchase, the Manager identifies and contacts real estate brokers and/or appraisers in the market area of the subject properties to obtain rent and sale comparables and develops pro forma cash flows and estimates of value for each property. The Company also engages construction engineering and environmental professionals to estimate the scope and costs of potential renovation and other capital improvement costs. This information is used to supplement due diligence that is performed by the Manager's employees.

     The Company's due diligence generally includes the review of market studies for each applicable market. The studies typically include area economic data, employment trends, absorption rates and market rental rates. Due diligence also includes site inspections by the Manager's employees or agents and a review of all available asset files and documentation. To the extent possible those will include examinations of available legal documents, litigation files, correspondence, title reports, operating statements, appraisals and engineering and environmental reports. The information compiled is then analyzed to determine a valuation for each property.

     The property valuation process utilizes a variety of tools which may include various proprietary financial models that have been developed by Ocwen Financial and are available to the Company through the management agreement with the Manager. Sources of information examined to determine value generally include: (a) current and historical operating statements; (b) existing appraisals; (c) rent and sales comparables; (d) industry statistics and reports regarding operating expenses such as those compiled by the Institute of Real Estate Management; (e) leases; and (f) deferred maintenance observed during site inspections or described in structural reports, reports and correspondence found in the asset files or by professionals engaged by the Manager.

     The Manager develops projections of net operating income and cash flows taking into account lease rollovers, tenant improvement costs and leasing commissions. The Manager compares its estimates of revenue and expenses to historical operating statements and estimates provided in appraisals and general industry and regional statistics. Market capitalization rates and discount rates are then applied to the cash flow projections to estimate values. These values are then compared to available appraisals and market sale comparables to determine recommended bid prices for each asset. The bids take into account projected holding periods, capital costs and projected profit expectations. Recommended bid prices are then reviewed with senior management and a decision whether to bid is made. The




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



amount offered by the Company generally will be the price that the Manager estimates is sufficient to generate an acceptable risk-adjusted return on the Company's investment.

     After the Company acquires distressed real property, the Company's goal generally is to improve the positioning and management of the property so as to increase the cash flow from the property. If cash flows can be increased and the property stabilized, the Company may begin to seek an opportunity to sell the property. Although the period during which the Company will hold distressed real properties will vary considerably from asset to asset, the Company believes that most such properties will be held in its portfolio more than four years and generally fewer than ten years.


     If the Company is offered the opportunity to purchase a distressed real property that is likely to be held for fewer than four years, the Company generally will establish a corporation in which the Operating Partnership will hold a 95% non-voting ownership interest to make the purchase. Such a corporation is not eligible for taxation as a qualified REIT subsidiary, and any profits that it earns on its activities are subject to federal corporate income tax before they are distributable to the Company. If the Company purchases a distressed real property with the intent to hold it in the Operating Partnership for more than four years, but an opportunity arises to sell the property sooner, the Company will consider certain strategies, such as a like-kind exchange, to reduce any negative tax consequences relating to the sale.


     The Company has the authority to acquire real estate located throughout the United States or outside the United States or loans secured by such real estate. The Company may not invest more than 25% of the Company's total assets in foreign real estate.



     The Company also has the authority to acquire real estate with known environmental problems that materially impair the value of the property or loans secured by such real estate. The Company may not invest more than 10% of its total assets in environmentally distressed real estate.


     The Company has the authority to participate in sale leaseback transactions in which the Company purchases improved or unimproved real estate and then leases such real estate back to the seller under a long-term triple net lease. The Company also may provide financing necessary to build commercial improvements on the land, to refinance existing debt on the property or to provide additional funds to operate the business. After participating in a number of these transactions, the Company may pool the leased real estate, and issue debt backed by the real estate and the related leases in a securitization transaction.


      The Company has the authority to acquire real estate in exchange for limited partnership interests in the Operating Partnership.


MORTGAGE LOANS

     CONSTRUCTION LOANS AND MEZZANINE LOANS. The Company has the authority to provide construction or rehabilitation financing on commercial property, lending generally 85% to 90% of total project costs, and taking a first lien mortgage to secure the debt ("construction loans"). The Company also may invest in loans that are subordinate to first lien mortgage loans on commercial real estate ("mezzanine loans"). For example, on a commercial property subject to a first lien mortgage loan with a principal balance equal to 70% of the value of the property, the Company could lend the owner of the property (typically a partnership) an additional 15% to 20% of the value of the property. Typically the loan is secured, either by the property subject to the first lien (giving the Company a second lien position) or by a controlling equity interest in the owner. Construction and mezzanine loans provide the Company with the right to receive a stated interest rate on the loan balance, and also may provide the Company with the right to receive a percentage of gross revenues from the property, payable to the Company on an ongoing basis, and/or a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or otherwise allow the Company to charge an interest rate that provides an attractive risk-adjusted return.

     DISTRESSED MORTGAGE LOANS. The Company has the authority to purchase nonperforming and subperforming mortgage loans, particularly those secured by commercial properties, that are in default or for which default is likely or imminent or for which the borrower is currently making monthly payments in accordance with a forbearance plan. Because nonperforming and subperforming loans generally are purchased at a discount to both the unpaid principal amount of the loan and the estimated value of the security property, successful resolution can provide total returns which are in excess of an equivalent investment in performing mortgage loans. The Company classifies such loans as discount loans and maintains them in a separate portfolio from its other loans.

     The Company believes that it has a competitive advantage relative to many of its competitors as a result of the Manager's experience in managing and resolving discount loans, the Manager's large investment in the computer systems, technology and other resources which are necessary to conduct this business, the Manager's national reputation and the strategic relationships and contacts developed by the Manager in connection with these activities.

     Commercial and multifamily discount loans generally are reviewed individually. Prior to making an offer to purchase discount loans, the Manager conducts an extensive investigation and evaluation of the loan. Evaluations of potential discount loans are conducted primarily by the Manager's employees who specialize in the analysis of nonperforming loans, often with further specialization based on geographic or collateral specific factors. The Manager's employees regularly use third parties, such as brokers, who are familiar with the property's type and location, to assist them in conducting an evaluation of the collateral property, and depending on the circumstances, particularly in the case of commercial real estate loans, may use subcontractors, such as local counsel and engineering and environmental experts, to assist in the evaluation and verification of information and the gathering of other information not previously made available by the potential seller.

     The Company determines the amount to offer to acquire discount loans by using the Manager's proprietary modeling system and loan information database which focuses on the anticipated recovery amount, timing and cost of resolving the loan. The amount offered by the Company generally is at a discount from both the stated value of the loan and the value of the underlying collateral and is sufficient to generate an acceptable return on the Company's investment. Upon acquisition, the servicing of the loan is transferred to the Manager.

     After a discount loan is acquired, the Manager utilizes its computer software system to resolve the loan as expeditiously as possible in accordance with specified procedures. The various resolution alternatives generally include the following: (i) the borrower brings the loan current in accordance with original or modified terms, (ii) the borrower repays the loan or a negotiated amount of the loan, (iii) the borrower agrees to deed the property to the Company in lieu of foreclosure, in which case it is classified as real estate, or (iv) the Company forecloses on the loan and the property is acquired at the foreclosure sale either by a third party or by the Company, in which case it is classified as real estate.

     PERFORMING MORTGAGE LOANS FOR SECURITIZATION. The Company has the authority to purchase single-family residential loans to pool in a special purpose entity and to issue mortgage-related securities backed by such loans. The Company generally intends to retain the subordinate and residual interests in any such mortgage-related securities and the right to service (by assignment to the Bank) the loans which back such securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The statements in this discussion are based on current provisions of the Code, regulations promulgated under the Code by the U.S. Treasury (the "Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements




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in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     The Company has received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to the Company, to the effect that, based on certain representations and assumptions, including without limitation that the Company will meet the 95% distribution requirement described below for calendar 1998 (as to which there can be no assurance), the Company has been organized and operated in a manner that has enabled it to qualify and to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its short taxable year ended December 31, 1997, and that the Company's proposed method of operation will enable it to continue to so qualify and to be taxed through calendar 1998. See "Recent Developments." Holders should be aware, however, that opinions of counsel are not binding on the IRS or any court. The Company's ability to qualify and to be taxed as a REIT under the requirements of the Code and the Treasury Regulations promulgated thereunder is dependent upon actual operating results and compliance with distribution and other requirements. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see " -- Failure to Qualify" below.

TAXATION OF THE COMPANY

     The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its short taxable year beginning on the day prior to the closing of the Initial Public Offering, and ending on December 31, 1997, and intends to continue to maintain such election through calendar 1998. See "Recent Developments." The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders, which are highly technical and complex. The discussion does not address taxation of the Company in the event that it ceases to qualify as a REIT. The discussion is qualified in its entirety by the applicable Code provisions, the Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     The Company generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. A shared appreciation provision may give rise to income from a prohibited transaction if the debt instrument was in default, or default was imminent, when the instrument was acquired. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year




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period beginning on the date on which it acquired such asset, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), the Company will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that the Company will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition. Finally, the Company will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by the Company from REMIC residual interests equal to the percentage of the stock of the Company held by the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer's cooperative described in Section 521 of the Code) that is exempt from taxation under the unrelated business taxable income provisions of the Code, or any rural electrical or telephone cooperative (each, a "Disqualified Organization"). Any such tax on the portion of any Excess Inclusion allocable to stock of the Company held by a Disqualified Organization will reduce the cash available for distribution from the Company to all shareholders.


REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code Section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company's subsidiaries include the General Partner and the Limited Partner. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of the Company will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the Company. The General Partner and the Limited Partner are "qualified REIT subsidiaries." Accordingly, neither the General Partner nor the Limited Partner is subject to federal corporate income taxation, although each may be subject to state and local taxation.




                                      92
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     In the case of a REIT that is a partner in a partnership, Treasury
Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Because the Company is a partner in the Operating Partnership, the Company's proportionate share of the assets and gross income of the Operating Partnership are treated as assets and gross income of the Company for purposes of applying the requirements described herein.

     INCOME TESTS. In order for the Company to qualify and to maintain its qualification as a REIT, two requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interests in real property) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property, mortgages on real property or temporary investments, and from dividends, other types of interest, certain payments under hedging instruments and gain from the sale or disposition of stock, securities and certain hedging instruments, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.


     The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as rents from real property if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

     Interest on obligations secured by mortgages on real property or on interests in real property is qualifying income for purposes of the 75% gross income test. Any amount includible in gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if the Company held such assets), the Company will be treated as receiving directly its proportionate share of the income of the REMIC. In addition, if the Company receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date the Company purchased the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test.

     Interest, OID and market discount income that the Company derives from its investments in subordinate and residual interests generally will be qualifying interest income for purposes of both the 75% and the 95% gross income tests, except to the extent that less than 95% of the assets of a REMIC in which the Company holds an interest consists of real estate assets (determined as if the Company held such assets), and the Company's proportionate share of the income of the REMIC includes income that is not qualifying income for purposes of the 75% and 95% gross income tests. Most of the income that the Company recognizes with respect to its investments in loans will be qualifying income for purposes of both gross income tests. In some cases, however, the loan amount may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. It is also possible that, in some instances, the interest income from a loan may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and the 95% gross income tests.

     The Company may originate or acquire construction loans or mezzanine loans that have shared appreciation provisions. The Company generally will be required to recognize income from a shared appreciation provision over the term of the related loan using the constant yield method pursuant to certain Treasury Regulations. The Company may also acquire distressed mortgage loans with shared appreciation provisions. Such loans may be subject to the 100% tax on net income. See "-- Taxation of the Company."

     The Company may originate or acquire and securitize loans through the issuance of non-REMIC CMOs. As a result of such transactions, the Company will retain an equity ownership interest in the loans that, after considering the notes issued in the securitization, has economic characteristics similar to those of a subordinate interest. In addition, the Company may resecuritize mortgage-related securities (or non-REMIC CMOs) through the issuance of non-REMIC CMOs, retaining an equity interest in the mortgage-related securities used as collateral in the resecuritization transaction. The Company does not intend to enter into any such transactions that could cause the Company to fail to satisfy the gross income tests or the asset tests described herein.

     The Company may receive income not described above that is not qualifying income for purposes of the 75% and 95% gross income tests. For example, certain fees for services rendered by the Operating Partnership will not be qualifying income for purposes of the gross income tests. It is not anticipated that the Operating Partnership will receive a significant amount of such fees. Such fees include, without limitation, (i) fees for servicing loans, (ii) fees for performing underwriting or appraisal services for others and (iii) fees for managing property owned by others. The Company will monitor the amount of nonqualifying income produced by its assets and intends to manage its portfolio in order to comply at all times with the two gross income tests.

     The rent received by the Company from the tenants of its real property ("Rent") will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that the Rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or a direct or indirect owner of 10% or more of the Company, owns 10% or more of such tenant, taking into account both direct and constructive ownership (a "Related Party Tenant"). Third, if Rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total Rent received under the lease, then the portion of Rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," the Company generally must not operate or manage the real property or furnish or render services to the tenants of such real property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no
revenue.   (An "independent contractor" for this purpose generally means a service provider that is not (i) an employee of the Company or (ii) in general, an entity which owns 35% or more of the Company or an entity of which the persons owning a greater than 35% equity interest also own 35% or more of the Company.) The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Pursuant to a de minimus exception, the Company may provide non-customary services to its tenants other than through an independent contractor without disqualifying the income from the property as long as the amount the Company receives for the impermissible services does not exceed 1% of the Company's gross income from the property. The amount that the Company receives that is attributable to impermissible services cannot be valued at less than 150% of the direct cost to the Company of providing the services.




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


     It is the Company's policy that it will not charge Rent for any portion of any Real Property that is based, in whole or in part, on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts of sales, as described above) to the extent that the receipt of such Rent would jeopardize the Company's status as a REIT. In addition, it is the Company's intention that, to the extent that it receives Rent from a Related Party Tenant, such Rent will not cause the Company to fail to satisfy either the 75% or 95% gross income test. It is also the Company's intention that it will not allow the Rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total Rent received under the lease, if the receipt of such Rent would cause the Company to fail to satisfy either the 75% or 95% gross income test. Finally, the Company intends that it will not operate or manage its real property or furnish or render noncustomary services to the tenants of its real property other than through an "independent contractor," to the extent that such operation or the provision of such services would jeopardize the Company's status as a REIT.

     REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Company does receive any such income, the Company intends to make an election to treat the related property as foreclosure property.


     If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test. The Company anticipates that any income it receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

     Net income derived from a "prohibited transaction" is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Company or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the Company's or the Operating Partnership's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     From time to time the Company enters into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. To the extent that the Company enters into an interest rate swap or cap contract to hedge its interest rate risk with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the




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Company hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Accordingly, the Company may conduct some or all of its hedging activities through a corporate subsidiary that is fully subject to federal corporate income tax.

     If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above, even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

     ASSET TESTS. The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). An "interest" in real property also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the General Partner, the Limited Partner, any other qualified REIT subsidiary, partnership or any other REIT).

     The Company expects that any distressed real properties, subordinate and residual interests, IOs, Inverse IOs and temporary investments that it acquires generally will be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which the Company owns an interest consists of "real estate assets" and the Company's proportionate share of those assets includes assets that are nonqualifying assets for purposes of the 75% asset test. Loans also will be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property. The Company will monitor the status of the assets that it acquires for purposes of the various asset tests and intends to manage its portfolio in order to comply at all times with such tests.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.




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

     RECORDKEEPING REQUIREMENTS. Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with such requirements.

 DISTRIBUTION REQUIREMENTS

     The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gains) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make distributions sufficient to satisfy the annual distribution requirements, although it anticipates incurring a liability as a result of the above-mentioned excise tax in connection with a decision to defer payment of a dividend on the Common Stock in the fourth quarter of 1998. See "Recent Developments."

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company will recognize taxable income in excess of its cash receipts when, as generally happens, OID accrues with respect to its subordinated interests. Furthermore, some loans, IOs and Inverse IOs may be deemed to have OID, in which case the Company will be required to recognize taxable income in advance of the related cash flow. In addition, pursuant to certain Treasury Regulations, the Company may be required to recognize the amount of any payment to be made pursuant to a shared appreciation provision over the term of the related loan using the constant yield method. OID generally will be accrued using a methodology that does not allow credit losses to be reflected until they are actually incurred. In addition, the Company may recognize taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, subordinated interests and loans that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than the Company's tax basis in such obligations), although such proceeds often will be used to make non-deductible principal payments on related borrowings. The Company also may recognize Excess Inclusion or other "phantom" taxable income from REMIC residual interests. It also is possible that, from time to time, the Company may recognize net capital gains attributable to the sale of depreciated property that exceeds its cash receipts from the sale. Finally, the Company may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a "significant modification" (as defined in Treasury Regulations Section 1.1001-3(e)) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds the Company's basis in the original loan. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of capital stock.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in



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

the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.


FAILURE TO QUALIFY

If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Company's shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

                            MANAGEMENT OF OPERATIONS

THE MANAGER; OCWEN FINANCIAL

The Manager is a wholly-owned subsidiary of Ocwen Financial. Ocwen Financial, a diversified financial services company that is primarily engaged in the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans and other servicing-intensive assets and in diverse mortgage lending activities through the Bank and other subsidiaries. At September 30, 1998, Ocwen Financial had $3.4 billion of total assets and shareholders' equity of $444.1 million. For additional information regarding the Manager and Ocwen Financial, see "The Company."

THE MANAGEMENT AGREEMENT

       GENERAL. The Company has entered into the Management Agreement with the Manager for an initial term expiring on May 19, 1999, the second anniversary of the closing date of the Initial Public Offering. Thereafter, successive extensions, each for a period not to exceed one year, may be made by agreement between the Company and the Manager, subject to the affirmative vote of a majority of the Independent Directors. The Company may terminate, or decline to extend the term of, the Management Agreement without cause at any time after the first two years upon 60 days written notice by a majority vote of the Independent Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock; provided, that a termination fee, equal to the sum of the base management fee and incentive management fee earned during the twelve months preceding such termination, will be due. In addition, the Company has the right to terminate the Management Agreement upon the occurrence of certain specified events, including a material breach by the Manager of any provision contained in the Management Agreement, without the payment of any termination fee. If the Management Agreement is terminated for any reason, Ocwen Financial will have certain registration rights with respect to the Common Stock held by it.

       The Manager at all times is subject to the supervision of the Company's Board of Directors and has only such functions and authority as the Company delegates to it. The Manager is responsible for the day-to-day operations of the Company and performs (or causes to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including: (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy Guidelines by the Board of Directors; (ii) representing the Company in connection with the purchase and commitment to purchase assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of assets; (iii) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;
(iv) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;
(v) providing executive and administrative personnel, office space and office services required in rendering services to the Company; (vi) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions; (vii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders; (viii) to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for mortgage loans sold to the Company and arranging for the monitoring and administering of such servicers; (ix) counseling the Company in connection with policy decisions to be made by the Board of Directors; (x) engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT and with the Guidelines; (xi) upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company; and (xii) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations (as herein defined) thereunder.

       PORTFOLIO MANAGEMENT. The Manager performs portfolio management services on behalf of the Company and the Operating Partnership pursuant to the Management Agreement. Such services include, but are not limited to, consulting with the Company on purchase and sale opportunities, collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of the Company's portfolio of assets, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to portfolio management. The Manager may enter into subcontracts with other parties, including its affiliates, to provide any such services to the Company.

       MONITORING SERVICING. The Manager performs monitoring services on behalf of the Company pursuant to the Management Agreement with respect to the Company's portfolio of mortgage loans. Such monitoring services include, but are not limited to, the following activities: negotiating servicing agreements; serving as the Company's consultant with respect to the servicing of mortgage loans; collection of information and submission of reports pertaining to the mortgage loans and to moneys remitted to the Manager or the Company; acting as a liaison between the servicers of the mortgage loans and the Company and working with servicers to the extent necessary to improve their servicing performance; with respect to mortgage loans for which the Company is servicer, periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the related servicing agreement; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to mortgage loans; review of servicers' delinquency, foreclosures and other reports on mortgage loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase mortgage loans. The Manager may enter into subcontracts with other parties, including its affiliates, to provide any such services for the Manager.

MANAGEMENT FEES

       BASE AND INCENTIVE FEES. The Manager receives a base management fee, calculated and paid quarterly, in an amount equal to 0.25% per quarter (1% per annum), based upon the Average Invested Assets of the Company for such quarter. The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period.




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       The Manager is entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) FFO (before the incentive fee) of the Company per share of Common Stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the initial offering and the prices per share at any secondary offerings by the Company multiplied by (b) the ten-year U.S. Treasury rate plus five percent per annum multiplied by (B) the weighted average number of shares of Common Stock outstanding during such period. FFO, as defined by NAREIT, means net income (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. Government securities selected by the Company.

       The ability of the Company to generate FFO in excess of the Ten Year U.S. Treasury Rate, and of the Manager to earn the incentive compensation described in the preceding paragraph, is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within the Company's control.

       Because the Manager's employees perform certain due diligence tasks that purchasers of real estate (including managers of REITs) typically hire outside consultants to perform, the Manager is reimbursed for (or charges the Company directly for) the Manager's out-of-pocket costs in performing such due diligence on assets purchased or considered for purchase by the Company. Moreover, the Manager tracks the time its employees spend in performing such due diligence tasks and is entitled to reimbursement for the allocated portion of the salary and benefits of such employees.

       EXPENSES. The Company does not, and does not expect to, maintain an office or to employ full-time personnel. Instead it relies on the facilities and resources of the Manager to conduct its operations, and it is required to pay out-of-pocket expenses and an allocated portion of salary and benefits of the Manager attributable to the operations of the Company. Expense reimbursement is made quarterly.

       PAYMENT OF FEES AND EXPENSES. The management fees are payable in arrears. The Manager's base and incentive fees and due diligence and other expenses are calculated by the Manager within 45 days after the end of each quarter, and such calculation is promptly delivered to the Company. The Company is obligated to pay such fees and expenses within 60 days after the end of each fiscal quarter.

       For the period from May 14, 1997 to December 31, 1997, the Manager earned from the Company $1.8 million in base management fees and no incentive compensation. In addition, for such period, the Manager was reimbursed $625,000 for out-of-pocket costs and salary allocations for due diligence tasks.

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STOCK OPTIONS

       The Company has adopted a non-qualified Option Plan which provides for the grant of options to purchase shares of Common Stock (or, at the election of the Company, limited partnership interests in the Operating Partnership that may be redeemed for cash, or, at the election of the General Partner, shares of Common Stock on a one-for-one basis). The maximum aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Option Plan is 5,000,000. The purpose of the Option Plan is to provide a means of performance-based compensation in order to provide incentive for the Manager to enhance the value of the Company's stock.

       The Company has granted to the Manager under the Option Plan options to acquire 1,912,500 shares of Common Stock (or, at the election of the Company, an equivalent number of units of limited partnership interests in the Operating Partnership) at an exercise price per share equal to $16.00, the per share price of the Common Stock in the Initial Public Offering. One quarter of these options vest and become exercisable on each of the first four anniversaries following May 19, 1997, the closing date of the Initial Public Offering. Accordingly, options to acquire 478,125 shares of Common Stock vested on May 19, 1998. Such options terminate on May 19, 2007.

       The Board of Directors may amend the Option Plan any time, except that approval by the Company's shareholders is required for any amendment that increases the aggregate number of shares of Common Stock that may be issued pursuant to the Option Plan, increases the maximum number of shares of Common Stock that may be issued to any person, changes the class of persons eligible to receive such options, modifies the period within which the options may be granted, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Option Plan. Unless previously terminated by the Board of Directors, the Option Plan will terminate on May 19, 2007.

LIMITS OF RESPONSIBILITY

       Pursuant to the Management Agreement, the Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. The Manager, its directors and its officers are not liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's shareholders or any subsidiary's shareholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify the Manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

       The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, assets that meet the Company's policies and criteria. The Manager has agreed, however, to give the Company an exclusive right to invest in subordinate and residual interests and distressed real properties, subject to certain exceptions. See "Risk Factors - Potential Conflicts of Interest between the Company and its Affiliates Could Be Disadvantageous to the Company" and "- Certain Relationships; Conflicts of Interest" and "- Certain Transactions."


CERTAIN RELATIONSHIPS; CONFLICTS OF INTEREST


       The Company, on the one hand, and the Manager and its affiliates, on the other, are subject to various potential conflicts of interest arising by virtue of the Management Agreement and the Company's other relationships with the Manager and its affiliates.

       Ocwen Financial currently beneficially owns 1,540,000 shares or approximately 8.1% of the outstanding Common Stock (exclusive of presently exercisable stock options). These shares are indirectly held by the Company through IMIHC, a wholly-owned subsidiary of the Company which also holds an 8.7% limited partnership interest in the Operating Partnership. Except in certain circumstances resulting in a termination of the Management Agreement, Ocwen Financial will retain its shares of Common Stock for at least two years after the Initial Public Offering, but may dispose of its shares any time thereafter in accordance with the provisions of Rule 144 under the Securities Act. The Manager also has received stock options pursuant to the Company's Option Plan. See "- Stock Options."

       In addition to being Chairman of the Board of Directors and Chief Executive Office of the Company, William C. Erbey is Chairman of the Board and Chief Executive Officer of the Manager and of the Manager's parent, Ocwen Financial. As of September 30, 1998, William C. Erbey owned or had voting power over approximately 31.8% of the outstanding common stock, including options exercisable within 60 days, of Ocwen Financial. Christine A. Reich is President and a member of the Board of Directors of the Company and is President of both the Manager and Ocwen Financial. Similarly, each of the Company's executive officers also serves as an executive officer of the Manager and is employed by Ocwen Financial.

       The relationships between the Company, on the one hand, and the Manager and its affiliates, on the other, are governed by policy Guidelines which have been approved by a majority of the Independent Directors. The Guidelines establish certain parameters for the operations of the Company, including quantitative and qualitative limitations on the Company's assets that may be acquired. The Guidelines are to assist and instruct the Manager and to establish restrictions applicable to transactions with affiliates of the Manager. Pursuant to the Guidelines, any acquisition of assets from the Manager or one of its affiliates must be approved by a majority of the Independent Directors. Other transactions with the Manager and its affiliates that fall within the provisions of the Guidelines need not be specifically approved by a majority of the Independent Directors. The Independent Directors review the Company's transactions on a quarterly basis to monitor compliance with the Guidelines, however, and review the Company's investment policies annually. The Independent Directors rely primarily on information provided to them by the Manager in conducting such reviews.

       If the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Independent Directors will consider what corrective action, if any, can be taken. If the transaction is one with the Manager or an affiliate of the Manager, then the Manager will be required to repurchase the asset at the purchase price to the Company. Moreover, if transactions are consummated that deviate from the Guidelines, then the Independent Directors will have the option, under the terms of the Management Agreement, to terminate the Manager.

       For a description of certain provisions of the Management Agreement which are intended to address certain potential conflicts of interest between the Company and the Manager and its affiliates, see "Risk Factors -Potential Conflicts of Interest between the Company and its Affiliates Could Be Disadvantageous to the Company."

CERTAIN TRANSACTIONS

       In 1997, the Company entered into a number of transactions with Ocwen Financial and the Bank, in addition to the services rendered by the Manager to the Company pursuant to the Management Agreement, as discussed above under "- The Management Agreement." In this regard, the Bank services all of the Company's mortgage loans pursuant to servicing agreements (one for commercial loans and one for residential loans), the forms of which were approved by the Independent Directors. In addition to servicing the Company's mortgage loans, the Bank is the special servicer for the loans underlying most of the mortgage-backed securities owned by the Company, and the Independent Directors have approved those transactions in their quarterly meetings.

       After closing the Initial Public Offering, the Company purchased from Ocwen Financial and the Bank several subordinate interests and other classes of mortgage-related securities for an aggregate purchase price of approximately $45.1 million, which was disclosed in the prospectus for the Initial Public Offering. In addition, in June 1997, the Company entered into a participation agreement in which the Company purchased a 13.8% participation interest in four commercial subperforming and nonperforming loans for a purchase price of approximately $8.54 million. Additionally, during 1997 the Bank and the Company were co-bidders on four pools of residential mortgages (with an aggregate principal amount of $4.7 million, of which the Company purchased $3.2 million) and one pool of commercial mortgages (with an aggregate principal amount of $75.9 million, of which the Company purchased $10.5 million).

       In December 1997, the Company repurchased 160,000 shares of Common Stock held by IMIHC. On the same day, IMIHC acquired 160,000 units of limited partnership interest in the Operating Partnership. These transactions reduced IMIHC's voting power with respect to the Company, but left in place IMIHC's economic investment in the Company.

       On February 17, 1998, the Company issued an aggregate of 175,000 shares of Common Stock to William C. Erbey, Christine A. Reich, Jordan C. Paul and Barry N. Wish, a director of Ocwen Financial, who acquired 113,300 shares, 2,500 shares, 2,500 shares and 56,700 shares, respectively. The per share purchase price for the Common Stock was the weighted average sales price per share of Common Stock on the last trading day before the transaction. In connection with this stock issuance, IMIHC exchanged 175,000 shares of Common Stock for a like number of limited partnership units in the Operating Partnership in order to comply with the stock ownership restrictions imposed on REITs under the Code.

       In April 1998, the Company sold the IO Portfolio to William C. Erbey and Barry N. Wish, a director of Ocwen Financial, and in May 1998 IMIHC acquired 1,473,733 limited partnership units from the Operating Partnership in exchange for a capital contribution of $24.5 million.

       The Company may purchase additional assets from or engage in other transactions with the Manager and its affiliates in the future and may participate on a joint basis with the Manager and its affiliates in investments. Any such purchases or transactions will be in accordance with the Guidelines approved by a majority of the Company's Independent Directors.

       The market in which the Company purchases assets is characterized by rapid evolution of products and services, and thus, in the future there may be relationships between the Company, the Manager and affiliates of the Manager in addition to those described herein.

                            MANAGEMENT OF THE COMPANY


GENERAL


       Pursuant to a resolution adopted by the Board of Directors of the Company, the Board of Directors consists of five persons. All directors are elected at each annual meeting of the Company's shareholders for a term of one year and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

       The Articles of Incorporation of the Company provide that, except in the case of an unfilled vacancy, the majority of the members of the Board of Directors will at all times be Independent Directors. Vacancies occurring on the Board of Directors among the Independent Directors will be filled by the vote of a majority of the directors, including a majority of the Independent Directors.

       The Company currently does not have employees and does not expect to employ anyone as long as the Management Agreement is in force.

       Executive officers of the Company are required to devote only so much of their time to the Company's affairs as is necessary or required for the effective conduct and operation of the Company's business. Because the Management Agreement provides that the Manager will assume principal responsibility for managing the affairs of the Company, the officers of the Company, in their capacities as such, do not devote substantial portions of their time to the affairs of the Company. However, in their capacities as officers or employees of the Manager, or its affiliates, they will devote such portion of their time to the affairs of the Manager as is required for the performance of the duties of the Manager under the Management Agreement.

DIRECTORS AND EXECUTIVE OFFICERS

       The following tables set forth certain information about the directors and executive officers of the Company. Other than William C. Erbey and John R. Erbey, who are brothers, no director or executive officer is related by blood, marriage or adoption to any other director or executive officer of the Company or any of its affiliates.

Directors


Name                                                    Age         Position(s) Held
----                                                    ---         -----------------

William C. Erbey                                        48          Chairman and Chief Executive Officer

Christine A. Reich                                      37          President

Benjamin W. Navarro                                     35          Director

Stuart L. Silpe                                         40          Director

Peter M. Small                                          55          Director



Executive Officers Who Are Not Directors


Name                                                    Age         Position(s) Held
----                                                    ---         -----------------

John R. Erbey                                           56          Senior Managing Director and Secretary

John R. Barnes                                          56          Senior Vice President

Mark S. Zeidman                                         46          Senior Vice President and Chief Financial Officer


       The principal occupation for the last five years of each director and executive officer of the Company, as well as some other information, is set forth below.

       Mr. William C. Erbey has served as Chairman, Chief Executive Officer and Treasurer of the Company since May 1997. Mr. Erbey also has served as Chief Executive Officer of Ocwen Financial since January 1988 and Chairman of the Board of Ocwen Financial since September 1996. Mr. Erbey served as President of Ocwen Financial from January 1988 to May 1998. Mr. Erbey has served as Chairman of the Board of the Bank, since February 1988 and as President and Chief Executive Officer of the Bank since June 1990 and serves as a director and/or officer of many subsidiaries of the Company and Ocwen Financial. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group ("Oxford"), a private investment company, in charge of merchant banking. From 1975 to 1983, he served at General Electric Capital Corporation ("GECC") in various capacities, most recently as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation, a subsidiary of the General Electric Company engaged in the mortgage insurance business. Mr. Erbey also served as program general manager of GECC's Commercial Financial Services Department and its subsidiary, Acquisition Funding Corporation.

       Ms. Christine A. Reich has served as a director and President of the Company since January 1997. Ms. Reich also has served as President of Ocwen Financial since May 1998 and as a Managing Director of Ocwen Financial since June 1994, and serves as a director and/or officer of many subsidiaries of the Company and Ocwen Financial. Ms. Reich served as Chief Financial Officer of Ocwen Financial from January 1990 to May 1997, as Senior Vice President of Ocwen Financial from January 1993 until June 1994 and as Vice President of Ocwen Financial from January 1990 until January 1993. Ms. Reich has served as a director of the Bank since 1993 and as a Managing Director of the Bank since June 1994, and served as Chief Financial Officer of the Bank from May 1990 to May 1997. Ms. Reich served as Senior Vice President of the Bank from May 1993 to June 1994 and Vice President of the Bank from January 1990 to May 1993. From 1987 to 1990, Ms. Reich served as an officer of another subsidiary of Ocwen Financial. Prior to 1987, Ms. Reich was employed by KPMG Peat Marwick LLP, most recently in the position of Manager.

       Mr. Benjamin W. Navarro has been a director of the Company since May 1998. Mr. Navarro is Managing Director of Sherman Financial Group, LLC, a company founded by Mr. Navarro in early 1997 to purchase and securitize distressed debt. From 1988 to 1997, Mr. Navarro served as a Vice President and as the Co-Head of Mortgage Sales and Trading for Citicorp, with responsibility for the purchase and sale of residential and commercial mortgages to and from institutional clients such as thrifts, insurance companies, commercial banks, pension funds and money managers. Prior to joining Citicorp, Mr. Navarro was an associate with Goldman Sachs & Co. from 1986 to 1988, where he worked in both the Sales and Trading areas of the mortgage group.

       Mr. Stuart L. Silpe has served as a director of the Company since November 1998. Mr. Silpe has served as Executive Director, Financial Institutions Group, CIBC Oppenheimer, New York since 1996. Prior to this appointment, he has had almost 17 years of mortgage finance experience, including senior positions with several major financial institutions such as:
Prudential Securities, from 1991 to 1995, Morgan Stanley and Merrill Lynch. At Prudential Securities, he was Director, Real Estate and Financial Services Group with business development responsibilities for depository institutions and specialty finance companies such as banks, savings and loans and mortgage banking companies.

       Mr. Peter M. Small has been a director of the Company since May 1997. Mr. Small served as President and Chief Executive Officer of Spaulding and Slye Company, a commercial real estate company, for fifteen years and served as Chairman of its Board of directors from 1992 to 1996. While he was president of Spaulding and Slye Company, Mr. Small directed the development of over 100 commercial projects and later repositioned the company from a development company to a service company providing consulting, asset management and real estate services to major corporations and financial institutions. Currently, Mr. Small manages a property portfolio, advises and invests in young companies and consults and speaks about planning and managing real estate organizations in changing environments. He serves as a director of Bariston Partners, LLC, Benchmark Assisted Living, LLC, Spaulding and Slye Properties Company and the United Way of Massachusetts Bay. Mr. Small also serves as a Trustee of Bowdoin College.

       The background for the last five years of each executive officer of the Company who is not a director is set forth below.

       Mr. John R. Erbey has served as Senior Managing Director of the Company since May 1998 and as Secretary of the Company since May 1997, and served as Managing Director of the Company from May 1997 to May 1998. Mr. Erbey also has served as Senior Managing Director of Ocwen Financial since May 1998 and Secretary of Ocwen Financial since June 1989 and serves as a director and/or officer of many subsidiaries of the Company and Ocwen Financial. Mr. Erbey served as Managing Director of Ocwen Financial from January 1988 to May 1998 and served as Senior Vice President of Ocwen Financial from June 1989 until January 1993. Mr. Erbey also serves as Chairman,

General Counsel and Chief Executive Officer of Ocwen Technology Xchange, a newly-formed subsidiary of Ocwen Financial which will provide software products to the mortgage and real estate industries. Mr. Erbey has served as a director of the Bank since 1990, as a Managing Director of the Bank since May 1993 and as Secretary of the Bank since July 1989. Previously, he served as Senior Vice President of the Bank from June 1989 until May 1993. From 1971 to 1989, he was a member of the Law Department of Westinghouse Electric Corporation and held various management positions, including Associate General Counsel and Assistant Secretary from 1984 to 1989. Previously, he held the positions of Assistant General Counsel of the Industries and International Group and Assistant General Counsel of the Power Systems Group of Westinghouse.

       Mr. John R. Barnes has served as Senior Vice President of the Company since May 1997. Mr. Barnes also has served as Senior Vice President of Ocwen Financial and the Bank since May 1994 and served as Vice President of the same from October 1989 to May 1994 and serves as an officer and/or director of many subsidiaries of the Company and Ocwen Financial. Mr. Barnes was a Tax Partner in the firm of Deloitte Haskins & Sells from 1986 to 1989 and in the firm of Arthur Young & Co. from 1979 to 1986. Mr. Barnes was the Partner in Charge of the Cleveland Office Tax Department of Arthur Young & Co. from 1979 to 1984.

       Mr. Mark S. Zeidman has served as Senior Vice President and Chief Financial Officer of the Company since June 1997. Mr. Zeidman also has served as Senior Vice President and Chief Financial Officer of Ocwen Financial and the Bank since May 1997, and he serves as an officer of many subsidiaries of the Company and Ocwen Financial. From 1986 until May 1997, Mr. Zeidman was employed by Nomura Securities International, Inc., most recently as Managing Director. Prior to 1986, Mr. Zeidman held positions with Shearson Lehman Brothers and Coopers & Lybrand. Mr. Zeidman is a Certified Public Accountant.

COMPENSATION OF DIRECTORS

       The Company pays the Independent Directors an annual fee of $20,000, plus an additional fee of $1,000 for each additional meeting of the Board of Directors attended in person after the first four meetings. In addition, an annual fee of $2,000 is paid to the chair of any committee of the Board. The Company currently pays no cash compensation to its directors who are not Independent Directors. The Company reimburses all directors for their out-of-pocket expenses in connection with their service on the Board of Directors.

EXECUTIVE COMPENSATION

       The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. Moreover, the Company has not granted, and does not intend to grant, any options to purchase shares of stock to the executive officers or directors. Notwithstanding that the Company has no employees and does not pay its executive officers any compensation, the Board of Directors has formed a Compensation Committee, comprised of the Independent Directors, to handle any compensation matters. The Board of Directors has the discretion, among other things, to change the base management fee payable to the Manager.

LIMITATION ON LIABILITY OF MANAGER AND DIRECTORS AND OFFICERS OF THE COMPANY

       The Articles of Incorporation of the Company contain a provision which, subject to certain exceptions, eliminates the liability of a director or officer to the Company or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

       The Company will indemnify the Manager and its directors and officers from any action or claim brought or asserted by any party by reason of any allegation that the Manager or one or more of its directors or officers is otherwise accountable or liable for the debts or obligations of the Company or its affiliates. In addition, the Manager and its directors and officers will not be liable to the Company, and the Company will indemnify the Manager and its directors and officers, for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. See "Management of Operations-Limits of Responsibility."

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

       The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date indicated by (i) each director of the Company, (ii) all directors and current executive officers of the Company as a group and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding Common Stock. The table is based upon information supplied to the Company by directors, officers and principal stockholders and filings under the Exchange Act.

                                                                                     Shares of Common Stock
                                                                                    Beneficially Owned as of
                                                                                        December 31, 1998
                                                                  --------------------------------------------------------------
                            Name of Beneficial Owner                          Amount(1)                      Percent(1)
  --------------------------------------------------------------  ----------------------------------  --------------------------
  Ocwen Financial Corporation
     1675 Palm Beach Lakes Blvd.
     West Palm Beach, FL 33401                                              2,131,425(2)                        11.0%


  The Capital Group Companies, Inc.
     333 South Hope Street
     Los Angeles, CA 90071                                                  1,264,500(3)                         6.7


  J. P. Morgan & Co. Incorporated
     60 Wall Street
     New York, NY 10260                                                     1,017,300(4)                         5.4

  Directors:

     William C. Erbey                                                       2,131,425(5)                        11.0

     Benjamin W. Navarro                                                       10,000                              *

     Christine A. Reich                                                        15,500(6)                           *

     Stuart L. Silpe(7)                                                             0                              *

     Peter M. Small                                                            60,000                              *


  All directors and executive officers as a
     group (9 persons)                                                      2,220,125                           11.4%

                                                 (Footnotes on following page)
----------------
*   Less than 1%

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, (i) an individual has sole voting power and sole investment power with respect to the indicated shares and (ii) individual holdings amount to less than 1% of the outstanding shares of Common Stock.

(2) Based on records available to the Company as well as information contained in a Schedule 13D filed with the Commission by Ocwen Financial, the Manager, IMIHC and William C. Erbey on March 4, 1998. Includes: (a) 113,300 shares held by FF Plaza Partners ("FF Plaza"), a partnership of which Mr. Erbey, his spouse and Delaware Permanent Corporation, a corporation wholly-owned by Mr. Erbey, are general partners; (b) 1,540,000 shares owned directly by IMIHC and as to which Ocwen Financial and Mr. Erbey share voting and investment power; and
(c) options granted to the Manager to acquire 478,125 shares. See "Management of Operations - Stock Options." Mr. Erbey has disclaimed beneficial ownership of the 1,540,000 shares owned of record by IMIHC and the options granted to the Manager to acquire 478,125 shares.

(3) Based on information contained in Schedule 13D filed with the Commission as of December 31, 1997 by The Capital Group Companies, Inc. ("Capital Group"), the parent of a group of investment management companies, and Capital Guardian Trust Company ("Capital Group Trust"), one of those investment management companies. Includes: 1,227,500 shares owned by Capital Group Trust and 37,000 shares owned by direct or indirect subsidiaries of Capital Group ("Capital Subsidiaries"). All such shares are owned by accounts under the discretionary investment management of Capital Group Trust or the Subsidiaries. Capital Group has no investment or voting power over any of such securities.

(4) Based on information contained in Schedule 13G filed with the Commission as of December 31, 1997 by J.P. Morgan & Co. Incorporated, a parent holding company of subsidiaries, including Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank. Includes: 887,250 shares as to which sole voting power is claimed, 977,700 shares as to which sole disposal power is claimed and 39,600 shares as to which shared voting and disposal power is claimed.

(5) Includes: (a) 113,300 shares held by FF Plaza; (b) 1,540,000 shares owned directly by IMIHC and as to which William C. Erbey shares voting and investment power; and (c) options granted to the Manager to acquire 478,125 shares. Mr. Erbey has disclaimed beneficial ownership of the 1,540,000 shares owned of record by IMIHC and the options granted to the Manager to acquire 478,125 shares.

(6) The shares are held by the CPR Family Limited Partnership pursuant to which Christine A. Reich and her husband share voting and investment power. Ms. Reich has disclaimed beneficial ownership of such shares.

(7)    Elected a director of the Company in November 1998.

                            DESCRIPTION OF NEW NOTES

GENERAL


       Pursuant to the terms of the Indenture between the Company and Norwest Bank Minnesota, National Association (the "Trustee"), the Company has issued the Old Notes and the Regulation S Notes and will issue the New Notes. The Indenture has been qualified under the Trust Indenture Act and the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture are available as set forth below under the caption "-- Additional Information." The definitions of certain terms used in the Indenture and in the following summary are set forth below under "-- Certain Definitions."

       The Notes are limited in aggregate original principal amount to $150 million, including the Old Notes, the Regulation S Notes and the New Notes. Upon any exchange of Old Notes for New Notes pursuant to the Exchange Offer, the Old Notes so exchanged shall be canceled and shall no longer be deemed outstanding for any purpose. The New Notes will rank on a parity with the Old Notes. The Old Notes, the Regulation S Notes and the New Notes constitute one class for all purposes under the Indenture, including without limitation amendments, waivers, redemptions and Offers to Purchase, and for purposes of this description of the Notes all references herein to "Notes" shall be deemed to refer collectively to Old Notes and New Notes, unless the context otherwise requires.



       The Notes rank on a parity in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes are effectively subordinated to the claims of any secured lender to the extent of the value of the collateral securing such indebtedness. Because the Company conducts all of its operations through the Operating Partnership and its qualified REIT subsidiaries, the right of the Company (and therefore the right of the Company's creditors and shareholders) to participate in any distribution of the assets or earnings of its subsidiaries is subject to the prior claims of creditors of such subsidiaries, including any claims of the Company as a creditor (including pursuant to the Operating Partnership Note) to the extent such claims may be recognized. As of September 30, 1998, the aggregate amount of Debt and other obligations of the Company's Subsidiaries that would effectively rank senior in right of payment to the obligations of the Company under the Notes was approximately $503.0 million.

PRINCIPAL, MATURITY AND INTEREST

       The Notes are limited in aggregate principal amount to $150 million and will mature on July 1, 2005. Interest on the Notes accrues at the rate of 11 1/2% per annum and will be payable semi-annually in arrears on each January 1 and July 1 (each, an "Interest Payment Date") to Holders of record on the immediately preceding December 15 and June 15, respectively (each a "Record Date"). Interest is payable in cash. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. The Notes are issuable in principal amounts of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

       The Notes are not redeemable at the Company's option prior to July 1, 2002. The Notes may be redeemed in whole or in part at the option of the Company on or after July 1, 2002, at the redemption prices specified below (expressed as percentages of the principal amount thereof), in each case, together with accrued and unpaid interest, if any, thereon to the date of redemption, upon not less than 30 nor more than 60 days' notice, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:


                                                REDEMPTION
YEAR                                               RATE
----                                               ----
2002...............................              105.750%
2003...............................              102.875
2004 and thereafter................              100.000


Notwithstanding the foregoing, during the first 36 months after the Closing Date, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its Common Stock to redeem up to 25% of the aggregate principal amount of the Notes at the redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that, after any such redemption, the aggregate principal amount of the Notes outstanding must equal at least $112.5 million; and provided further, that any such redemption shall occur within 90 days of the date of closing of such offering of Common Stock of the Company.

SELECTION AND NOTICE

       If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption generally will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.


REPURCHASE AT THE OPTION OF HOLDERS

       Upon the occurrence of a Change of Control (as defined under "- Certain Definitions"), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 10 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

       On the date on which such Change of Control Payment Date is required to be made, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent designated by the Company (the "Paying Agent") an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes or portions thereof being repurchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date on which such Change of Control occurs.

       The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The Change of Control provisions of the Indenture and the Company's obligation to repurchase or redeem the Notes pursuant to a Change of Control offer may not be amended or waived without the consent of the Holders of a majority in principal amount of the then outstanding Notes. See "-Amendment, Supplement and Waiver."

       The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under the laws of Virginia, under which the Company is incorporated, or the laws of New York, which governs the Indenture. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.


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

       Any future credit agreements or other agreements relating to Debt to which the Company becomes a party may prohibit the Company from purchasing any Note prior to its maturity, and may also provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company would seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

       The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.


CERTAIN COVENANTS

       LIMITATION ON RESTRICTED PAYMENTS. (a) The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions:

       (i) declare or pay any dividend or make any payment or distribution on account of the Company's Capital Stock or the Capital Stock of Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or make any payment or distribution to or for the benefit of the direct or indirect holders of the Company's Capital Stock or the Capital Stock of Restricted Subsidiaries (other than (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

       (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or the Capital Stock of Restricted Subsidiaries (other than any such Capital Stock owned by the Company or any of its Restricted Subsidiaries and other than the acquisition of Capital Stock in Restricted Subsidiaries of the Company solely in exchange for Capital Stock (other than Disqualified Stock) of the Company);

       (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt; or

       (iv)  make any Investment in any Person other than a Permitted
Investment;

(each of the foregoing actions described in clauses (i) through (iii) above, other than any such action that is a Permitted Payment (as defined below), is referred to herein as a "Restricted Payment"), unless immediately after giving effect to the proposed Restricted Payment (in the event such Restricted Payment is made in other than cash, the amount of such Restricted Payment shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (2) the Company could, at the time of such Restricted Payment and after giving pro forma effect thereto, incur at least $1.00 of additional Debt (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Debt" covenant, and (3) the aggregate amount of all such Restricted Payments by the Company and its Restricted Subsidiaries declared or made after the Closing Date does not exceed the sum of:

       (A) (i) so long as the Company maintains its status as a REIT under the Code, 100% of the "real estate investment trust taxable income" of the Company as determined under Section 857(b)(2) of the Code or any successor provision computed prior to taking into account any deductions or exclusions allowed pursuant to Section 857(b)(2) of the Code

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

and computed after giving effect to any net deficit in "real estate investment trust taxable income" for prior years, to the extent such deficit is deductible as a net operating loss carryforward for the year of determination, accrued on a cumulative basis during the period commencing on July 1, 1998 and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment or (ii) in the event the Company no longer qualifies as a REIT under the Code, the sum of (a) 50% of the aggregate cumulative Adjusted Consolidated FFO (or if such aggregate cumulative Adjusted Consolidated FFO shall be a loss, minus 100% of such loss) accrued on a cumulative basis during the period commencing on the first day of the fiscal quarter following the failure of the Company to qualify as a REIT under the Code and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment and (b) 100% of any cumulative amount available under clause (i) above for the period commencing on July 1, 1998 and ending on the last day of the Company's most recent fiscal quarter ending prior to the failure of the Company to qualify as a REIT under the Code (or minus 100% of any such amount if a deficit); plus


       (B) the aggregate of the Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company or the Operating Partnership after the Closing Date from the issuance or sale (other than to the Company or any of its Restricted Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Company or the Operating Partnership or other capital contributions subsequent to the Closing Date (other than the Net Cash Proceeds received from an issuance or sale of such Capital Stock to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to date of determination); plus

       (C) the aggregate of the Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company or the Operating Partnership after the Closing Date from the issuance or sale (other than to the Company or any of its Restricted Subsidiaries) of Disqualified Stock or debt securities of the Company or the Operating Partnership that have been converted into Capital Stock (other than Disqualified Stock) of the Company or the Operating Partnership, plus or minus, as applicable, the amount of any cash, or other property (other than Capital Stock) received or distributed, as applicable, upon such conversion or exchange; plus


       (D) 100% of the net reduction in Restricted Investments, subsequent to the Closing Date, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of property (but only to the extent such interest, dividends, repayments or other transfers of property are not included in the calculation of "real estate investment trust taxable income" or Adjusted Consolidated FFO, as the case may be), in each case to the Company or any Restricted Subsidiary from any Person or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments in such Person which were made subsequent to the Closing Date by the Company or any Restricted Subsidiary and which were treated as a Restricted Payment; plus


       (E) $10.0 million.

(b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions (each being referred to as a "Permitted Payment"):

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date such declaration complied with the provisions of paragraph (a) above and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the foregoing paragraph (a);

       (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale of other Capital Stock of the Company (other than any Disqualified Stock);

       (iii) any distribution which is necessary to maintain the Company's status as a REIT under the Code;

       (iv) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock of the Company (other than Disqualified Stock); and

       (v) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (referred to herein as the "Subordinated Debt being refinanced") in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Debt of the Company so long as (A) the principal amount of such new Subordinated Debt does not exceed the principal amount (or, if such Subordinated Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Debt being refinanced, plus the amount of any stated premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Debt being refinanced or the amount of any premium actually paid at such time to refinance the Subordinated Debt as determined in good faith as being necessary by the Company, or less the amount of any discount from the principal amount of such Subordinated Notes expected to be deducted from the amount payable to the holders of such Subordinated Debt in connection with such refinancing, plus, in either case, the amount of reasonable legal, accounting, printing and other similar expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Debt is subordinated to the Notes to the same extent as such Subordinated Debt being refinanced and (C) (1) if the Subordinated Debt being refinanced has an Average Life shorter than that of the Notes or a final maturity date earlier than the final maturity date of the Notes, such new Subordinated Debt shall have an Average Life no shorter than the Average Life of such refinanced Subordinated Debt and a final maturity date no earlier than the final maturity date of such refinanced Subordinated Debt or (2) in all other cases, each maturity of principal (or any required repurchase, redemption or sinking fund payments) of such new Subordinated Debt shall be on or after the final maturity date of principal of the Notes.

The actions described in clauses (i) and (iii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph (a), and the actions described in clauses
(ii), (iv) and (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (a).

       LIMITATION ON INCURRENCE OF DEBT. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur or issue any Debt (including Acquired Debt) other than Permitted Indebtedness, provided, however, that the Company and Restricted Subsidiaries may incur or issue Debt if at the time of such incurrence or issuance each of the following is satisfied:

       (a) the ratio of Adjusted FFO Available for Fixed Charges to Adjusted Fixed Charges for the period consisting of the four full consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred or issued (after giving pro forma effect to (i) the incurrence or issuance of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred or issued, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, issuance, repayment or retirement of any other Debt by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Debt was incurred, issued, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average balance of such Debt during such four-quarter period), and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries (including the operations thereof), as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period) shall be greater than 1.25 to 1;

       (b) the Company's Adjusted Total Debt to Capital Ratio as of the end of the quarter most recently ended prior to the date of such incurrence or issuance is less than 4.0 to 1 (after giving pro forma effect to the incurrence or issuance of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred or issued, and the application of such proceeds occurred, on the last day of such quarter); and

       (c) the Company's Adjusted Senior Debt to Capital Ratio as of the end of the quarter most recently ended prior to the date of such incurrence or issuance is less than 3.5 to 1 (after giving pro forma effect to the incurrence or issuance of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred or issued, and the application of such proceeds occurred, on the last day of such quarter).

       LIMITATIONS ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to

       (a) pay any dividends or make any other distribution on its Capital Stock to the Company or any of its Restricted Subsidiaries;

       (b) make payments in respect of any Debt owed to the Company or any other Restricted Subsidiary; or

       (c) make loans or advances to the Company or any Restricted Subsidiary or to guarantee Debt of the Company or any other Restricted Subsidiary;

other than, in the case of (a), (b) and (c),

       (1) restrictions existing under agreements in effect on the date of the Indenture;

       (2) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of the Company so long as such encumbrances or restrictions (i) are not created, incurred or assumed in contemplation of such Person becoming a Restricted Subsidiary and (ii) do not encumber or restrict the Company or any other Restricted Subsidiary of the Company;

       (3) restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the assets (which term may include the Capital Stock) of such Restricted Subsidiary;

       (4) restrictions on the transfer of assets which are subject to Liens;
and

       (5) restrictions existing under any agreement which refinances or replaces any of the agreements containing the restrictions in clauses (1) and
(2); provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders than those under the agreement evidencing or relating to the Debt or Disqualified Stock refinanced.

       LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (except that the Company and any of its Restricted Subsidiaries may enter into any transaction or series of related transactions with any Restricted Subsidiary of the Company without limitation under this covenant) unless: (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in an arm's length dealing with a Person that is not such an Affiliate or, in the absence of such a comparable transaction, on terms that the Disinterested Directors determine in good faith (whose determination shall be conclusive) would be offered to a Person that is not an Affiliate; (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $3.0 million, such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company; and (iii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $10.0 million,
(x) in the case of a transaction involving real property, the aggregate rental or sale price of such real property shall be the fair market value of such real property as determined in a written opinion by an independent, nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which approval is required and (y) in all other cases, the Company shall have received a written opinion of an independent, nationally-recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which approval is required to the effect that the transaction or series of related transactions are fair to the Company or such Restricted Subsidiary from a financial point of view. The limitations set forth in this paragraph will not apply to (i) transactions entered into pursuant to any agreement already in effect on the date of the Indenture and any renewals or extensions thereof not involving modifications materially adverse to the Company or any Restricted Subsidiary, (ii) normal banking relationships with an Affiliate on an arms' length basis, (iii) any employment agreement, stock option, employee benefit, indemnification, compensation, business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Restricted Subsidiaries either (a) in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary or (b) which agreement, arrangement or plan was adopted by the Board of Directors of the Company or such Restricted Subsidiary (including a majority of the Disinterested Directors), as the case may be, (iv) any payment made in accordance with the covenant entitled "-- Limitation on Restricted Payments," (v) transactions pursuant to the Management Agreement which are in compliance with the terms of the Management Agreement and the Guidelines as in effect on the Closing Date and (vi) any transaction or series of related transactions in which the total amount involved does not exceed $250,000.

       MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS. The Indenture provides that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another corporation, person or entity unless (i) the Company is the surviving corporation or the entity or the Persons formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other deposition shall have been made (the "Surviving Entity") is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
(ii) if the Company is not the Surviving Entity, the Surviving Entity expressly and unconditionally assumes by supplemental indenture, executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all obligations of the Company on the Notes; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of a Wholly-Owned Subsidiary of the Company with or into the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred as of the end of the applicable quarter, be permitted to incur at least $1.00 of additional Debt pursuant to the covenant described above under the caption "-- Limitation on Incurrence of Debt;" and (v) the Company or the Surviving Entity, as applicable, shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the Indenture and all conditions precedent provided in clauses (i) through (v) above have been complied with.

       MAINTENANCE OF GENERAL PARTNER INTEREST. The Indenture provides that the Company will at all times own, directly or indirectly through one or more Wholly-Owned Subsidiaries which are Restricted Subsidiaries, all of the outstanding general partnership interests in the Operating Partnership (and any successor thereto).

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       BUSINESS ACTIVITIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any businesses other than Permitted Businesses, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

       REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

EVENTS OF DEFAULT AND REMEDIES

       The Indenture provides that each of the following constitutes an Event of
Default: (1) default by the Company in the payment of interest on the Notes when the same becomes due and payable and the default continues for a period of 30 days; (2) default by the Company in the payment of the principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (3) failure by the Company to comply with the provisions described under the caption "-- Change of Control;" (4) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Debt or guarantee now exists, or shall be created hereafter, which default is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default (a "Payment Default") and the principal amount of such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default, aggregates $10.0 million or more; (6) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments remain unpaid, undischarged or unstayed for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million; and (7) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary.

       If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

       The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

       The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

       No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

       The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and to hold money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

       In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, any interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the IRS a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to rights of holders of Debt other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver


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to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

       A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

AMENDMENT, SUPPLEMENT AND WAIVER

       Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

       Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Change of Control"), (iii) reduce the rate or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a recision of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Note, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Change of Control") or (viii) make any change in the foregoing amendment and waiver provisions.

       Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

       The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.




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CERTAIN DEFINITIONS

       "Acquired Debt" means with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person.

       "Adjusted Consolidated FFO" means Consolidated FFO, plus or minus (as the case may be) (i) gains (losses) from sales of property in the ordinary course of business, and (ii) minority interests in net income (loss) of the Operating Partnership, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) the cumulative effect of a change in accounting principles during such period,
(c) the portion of FFO of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the FFO of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the FFO of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders. In the case of any calculation of "Adjusted Consolidated FFO" which includes the first quarter of 1998, Adjusted Consolidated FFO shall be increased by, without duplication, $16.9 million, representing the aggregate costs related to the Company's IO Portfolio during such quarter.

       "Adjusted Senior Debt to Capital Ratio" means the ratio of total Debt (other than Match Funded Debt and Subordinated Debt) of the Company and its Restricted Subsidiaries on a consolidated basis to the sum of (i) Consolidated Net Worth and (ii) Subordinated Debt of the Company and its Restricted Subsidiaries. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Debt or issues or redeems any Capital Stock subsequent to the end of the quarter for which the Adjusted Senior Debt to Capital Ratio is being calculated but prior to the event for which the calculation of Adjusted Senior Debt to Capital Ratio is made, then the Adjusted Senior Debt to Capital Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Debt or such issuance or redemption of Capital Stock, and the application of the net proceeds therefrom, as if the same had occurred at the end of the applicable quarter (except that, in making such computation, the amount of Debt incurred or redeemed under any revolving credit facility shall be deemed to be the difference between (i) the average balance of such Debt during the period commencing on the last day of such applicable quarter and ending on the date of such computation, and (ii) the outstanding balance of such Debt on the last day of such applicable quarter).

       "Adjusted Total Debt to Capital Ratio" means the ratio of total Debt (other than Match Funded Debt) of the Company and its Restricted Subsidiaries on a consolidated basis to Consolidated Net Worth. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Debt or issues or redeems any Capital Stock subsequent to the end of the quarter for which the Adjusted Total Debt to Capital Ratio is being calculated but prior to the event for which the calculation of Adjusted Total Debt to Capital Ratio is made, then the Adjusted Total Debt to Capital Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Debt or such issuance or redemption of Capital Stock, and the application of the net proceeds therefrom, as if the same had occurred at the end of the applicable quarter (except that, in making such computation, the amount of Debt incurred or redeemed under any revolving credit facility shall be deemed to be the difference between (i) the average balance of such Debt during the period commencing on the last day of such applicable quarter and ending on the date of such computation, and (ii) the outstanding balance of such Debt on the last day of such applicable quarter).

       "Adjusted FFO Available for Fixed Charges" is defined as the sum of, without duplication, (1) Adjusted Consolidated FFO, plus (2) Consolidated Interest Expense, plus (3) Consolidated Income Tax Expense.



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       "Adjusted Fixed Charges" means the amount which is expensed in any period for Consolidated Interest Expense of the Company and its Restricted
Subsidiaries, dividends of the Company (other than dividends paid in shares of Capital Stock (other than Disqualified Stock)) declared and paid or payable during such period on Disqualified Stock and dividends declared and paid or payable during such period on Preferred Stock of the Company's Restricted Subsidiaries (other than Preferred Stock held by the Company or another Restricted Subsidiary).

       "Affiliate" means, with respect to any specified Person(s) (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no Securitization Entity shall be deemed to be an Affiliate of any Person.

       "Average Life" means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Debt multiplied by (ii) the amount of each such principal payment, by (b) the sum of all principal payments.

       "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

       "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity, including any preferred stock, and any rights (other than debt securities convertible into or exchangeable or exercisable for such equity), warrants or options exchangeable or exercisable for or convertible into such equity, whether now outstanding or issued after the Closing Date.

       "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit, bankers acceptances and Eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000; (c) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody's; (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivisions or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody's; or
(e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

       "Change of Control" means an event or series of events by which

       (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes after the Closing Date the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of more than 40% of the total voting power of all Voting Stock of the Company then outstanding;

       (b) (1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or



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       (2) the Company and its Restricted Subsidiaries taken as a whole, convey, transfer or lease all or substantially all of their assets to any person or group, in one transaction or a series of transactions, other than any conveyance, transfer or lease between the Company and a Wholly-Owned Subsidiary of the Company,

       in the case of each of clauses (1) and (2) with the effect that a person or group, other than the Permitted Holders, is or becomes the beneficial owner of more than 40% of the total voting power of all Voting Stock of the surviving or transferee corporation of such transaction or series of transactions;

       (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors, or whose nomination for election by the Company's shareholders was approved by a vote of a majority of the Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Directors then in office;

       (d) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

       (e) the Management Agreement is terminated and is not replaced by a similar agreement between the Company and the Manager or another Subsidiary of Ocwen Financial.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Consolidated FFO" for any period means the amount of FFO of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis.

       "Consolidated Income Tax Expense" for any period means the provisions for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

       "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rental expenses reflected in accordance with GAAP as capitalized leases on the consolidated balance sheet of the Company and its Restricted Subsidiaries, letter of credit fees, Interest Rate Agreement fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment in kind, zero coupon and other securities) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP, less interest expense attributable to Match Funded Debt, provided that (x) the Consolidated Interest Expense attributable to interest on any Debt computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period.

       "Consolidated Net Worth" means, at any date of determination, the sum of
(i) the consolidated shareholders' equity of the Company and any Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP (excluding for this purpose any Disqualified Stock), and, without duplication,
(ii) any limited partnership interests in the Operating Partnership owned by Persons other than the Company and its Restricted Subsidiaries which are shown as minority interests in consolidated subsidiary on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP (and having for this purpose the value as set forth on such consolidated balance sheet).



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       "Currency Agreement" means any foreign exchange contract, currency swap or cap agreement or other similar agreement designed to protect against or manage exposure to fluctuations in currency exchange rates relating to any asset of the Company or its Restricted Subsidiaries which is denominated in, or purchased with, a currency other than U.S. dollars.

       "Debt" of any Person means, without duplication, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by such Person, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued, bankers acceptances or other similar instruments, or amounts representing the balance deferred and unpaid of the purchase price of any property or services except any such balance that constitutes an accrued expense or trade payable, (iv) net obligations under or in respect of Interest Rate Agreements and Currency Agreements, if and to the extent such obligations would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, (v) all Debt referred to in the preceding clauses, of other persons and all dividends of other Persons, the payment of which is secured by (or for which the holders of such Debt have an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset (as determined in good faith by the Person's Board of Directors whose determination shall be conclusive) or the amount of the obligation so secured), (vi) any lease of property by such Person as lessee which is reflected in such Person's consolidated balance sheet as a capitalized lease in accordance with GAAP, (vii) all Disqualified Stock of the Company and Preferred Stock of any Restricted Subsidiary (other than Preferred Stock of a Restricted Subsidiary held by the Company or another Restricted Subsidiary) valued at the greater of its voluntary or involuntary maximum fixed redemption, repayment or repurchase price plus accrued and unpaid dividends (for purposes hereof, the "maximum fixed redemption, repayment or repurchase price" of any Disqualified Stock or Preferred Stock which does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Stock, whose determination shall be conclusive), (viii) all guarantees by such Person of Debt referred to in this definition of any other Person or (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Debt of the types referred to in clauses (i) through (viii) above; Debt of a Restricted Subsidiary of the Person existing prior to the time it became a Restricted Subsidiary of the Person shall be deemed to be incurred upon such Restricted Subsidiary's becoming a Restricted Subsidiary of the Person; and Debt of a person existing prior to a merger or consolidation of such person with the Person or any Restricted Subsidiary of the Person in which such person is the successor to the Person or such Restricted Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation; provided, however that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP. The amount of Debt of any Person at any date will be the outstanding balance as of such date of all unconditional obligations, as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligation at such date.

       In addition, "Debt" of any Person shall include Debt described in the foregoing paragraph that would not appear as a liability on the balance sheet of such Person if (1) such Debt is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture"), (2) such Person or a Restricted Subsidiary is a general partner of the Joint Venture (a "General Partner") and (3) there is recourse, by contract or operation of law, with respect to the payment of such Debt to property or assets of such Person or a Restricted Subsidiary of such Person; and such Debt shall be included in an amount not to exceed (x) the greater of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person (other than the General Partner) or (y) if less than the amount determined pursuant to clause (x) immediately above, the actual amount of such Debt that is recourse to such Person, if the Debt is evidenced by a writing and is for a determinable amount.



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       "Disinterested Director" of any Person means, with respect to any transaction or series of related transactions, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

       "Disqualified Stock" means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase such Capital Stock upon the occurrence of a Change of Control shall not constitute Disqualified Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under "-- Limitations on Restricted Payments."

       "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction as determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a resolution of such Board of Directors delivered to the Trustee (which determination by the Board of Directors shall be conclusive and binding).

       "FFO" of any Person means funds from operations of such Person (as such term is defined in the guidelines issued by the National Association of Real Estate Investment Trusts as in effect on the Closing Date).

       "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

       "Guidelines" means the general guidelines for the Company's investments, borrowings and operations established by the Company's Board of Directors, including a majority of the Independent Directors.

       "Independent Director" means a director of the Company who within the last two years has not, directly or indirectly, (i) owned an interest in the Manager or any of its affiliates, (ii) been employed by the Manager or any of its affiliates, (iii) been an officer or director of the Manager or any of its affiliates, (iv) performed services for the Manager or (v) held any material business or professional relationship with the Manager or any of its affiliates; provided that if the definition of "Independent Director" set forth in the Company's Articles of Incorporation shall be changed or amended after the Closing Date in accordance with Virginia law and such Articles, the definition of "Independent Director" as used herein shall be deemed to be correspondingly changed or amended.

       "Interest Rate Agreements" means interest rate protection agreements in the form of a swap, cap, collar, floor, rate lock or similar agreement designed to protect against or manage exposure to fluctuations in interest rates for the purpose of risk management and not for speculation.

       "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of a transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the "Limitation on Restricted Payments" covenant described above, any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive.

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       "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance (whether or not filed, recorded or otherwise perfected under applicable law) upon or with respect to any property owned on the Closing Date or thereafter acquired.

       "Management Agreement" means the management agreement between the Manager and the Company.

       "Manager" means Ocwen Capital Corporation.

       "Match Funded Debt" means Debt of a special purpose, bankruptcy remote Subsidiary as to which no recourse exists either to the Company or any other Restricted Subsidiary, on which (i) the aggregate principal amortization and maturity of such Debt are based upon the principal amortization and maturity of a like or greater amount of the funded assets, and (ii) the interest rate of such Debt is at a fixed rate; provided however, that the interest rate of such Debt may be at a floating rate if (x) the funded assets include adjustable rate assets or (y) the funded assets have been effectively swapped under an Interest Rate Agreement.

       "Mortgage" means a mortgage or deed of trust on real property which has been improved by a completed single or multifamily dwelling unit or commercial real estate property.

       "Mortgage Warehouse Debt" means Debt of any Person under any warehouse line of credit, mortgage loan repurchase agreement or similar facility or under any commercial paper program (a) that is incurred for the purpose of funding the origination or purchase of mortgage loans or mortgage notes that are intended to be sold to investors, (b) that in the case of any warehouse line of credit or similar facility is, or, in the case of any commercial paper program, the letters of credit or revolving credit facility providing credit enhancement or liquidity backup for such commercial paper program are, secured by mortgage loans, mortgage notes, residential or commercial mortgage-backed securities or any combination thereof owned by such Person, (c) the outstanding amount of which shall not exceed 100% of the principal amount of the mortgage notes securing such Debt and (d) the underlying mortgage loans, mortgage notes and residential or commercial mortgage-backed securities are subject to binding take-out commitments by investors or are being accumulated by the Company with the intention of securitizing and disposing thereof within a reasonable period of time.

       "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock or debt securities, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

       "Permitted Business" means acquiring, developing, selling, owning, managing, operating and leasing real estate; acquiring, originating, owning, servicing and collecting real estate mortgages and related loans; investing in real estate and mortgage related securities and securities of companies engaged primarily in real estate related activities; and other activities related to or arising out of any of those activities.

       "Permitted Holders" means Ocwen Financial and its Affiliates.

       "Permitted Indebtedness" means:

       (a) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date;

       (b) Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary of the Company; provided that any such Debt is made pursuant to an unsubordinated intercompany obligation; provided, further, that (i) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Debt by such Restricted Subsidiary not permitted by this clause (b) and (ii) any transaction pursuant to which any Restricted Subsidiary, which is owed Debt by any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be an incurrence of such Debt not permitted by this clause (b);

       (c) the endorsement of negotiable instruments by the Company or any Restricted Subsidiary for deposit or collection or similar transactions in the ordinary course of business;

       (d) Debt under Interest Rate Agreements or Currency Agreements incurred in the ordinary course of business for the purpose of risk management and not for the purpose of speculation;

       (e) Match Funded Debt;

       (f) the incurrence by the Company or any of its Restricted Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

       (g) Mortgage Warehouse Debt not to exceed $150.0 million at any time outstanding;

       (h) additional Debt not to exceed $50.0 million at any time outstanding;

       (i) the Notes and Debt issued in exchange for or the Net Cash Proceeds from the issuance of which are used to fund the substantially concurrent redemption or repayment of Notes; and

       (j) any renewals, extensions, substitutions, refinancings or replacements (each, for purpose of this clause, a "refinancing") of any Debt described in clause (a) of this definition, including any successive refinancings, so long as (i) any such new Debt shall be in a principal amount that does not exceed the principal amount (or, if such Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium actually paid at such time to refinance the Debt as determined by the Company in good faith (whose determination shall be conclusive), plus, in either case, the amount of reasonable expenses incurred in connection with such refinancing, (ii) such new Debt has a final maturity date which is the same or later than the final maturity date of, and has an Average Life equal to or greater than the Average Life of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded and (iii) such new Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

       "Permitted Investment" means any of the following:

       (a) Investments in Cash Equivalents;

       (b) Investments by the Company in real estate or real estate related assets or in any Restricted Subsidiary engaged in Permitted Businesses;

       (c) intercompany Debt to the extent permitted under clause (b) of the definition of Permitted Indebtedness;

       (d) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent that they would constitute Investments in Affiliates;

       (e) Investments in stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien, in each case in the ordinary course of business;

       (f) travel, moving and other advances made to officers, employees and consultants in the ordinary course of business;

       (g) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

       (h) Investments in any Person other than a Subsidiary (i) which was formed for the purpose of engaging in a Permitted Business, and (ii) the assets of which are managed by the Company (or by the Manager on behalf of the Company) under a management agreement that gives the Company or the Manager (as the case may be) control over the use, condition, operation, improvement and disposition of all real properties and other real-estate related assets acquired or to be acquired by such Person, provided that, in the event the Company or the Manager no longer has control over such assets, any Investment in such Person shall no longer be a Permitted Investment and shall be deemed to have been a Restricted Payment solely for purposes of determining the amount of Restricted Payments that the Company may thereafter make pursuant to the covenant described under "-- Limitations on Restricted Payments."

       (i) Investments in any one or more interests in real property or mortgages on real property (including obligations secured by or representing pass-through interests in real property or mortgages on real property), or such other assets or instruments (other than Capital Stock) in which the Company may at such time invest without impairing its qualification as a REIT under the Code, in each case made in the ordinary course of business; and

       (j) Investments, when taken together with all other Investments made pursuant to this clause (j), in an amount not to exceed 2.0% of Total Assets in any Person engaged in real estate related activities.

       "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

       "Preferred Stock" means Capital Stock of any class or classes (however designated) that has a preference or priority as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the issuer of such Capital Stock, over shares of Capital Stock of any other class or classes of such corporation.

       "REIT" means a real estate investment trust qualified as such under Sections 856 through 860 of the Code (or any successor provisions).

       "Restricted Investment" shall mean any Investment other than a Permitted Investment.

       "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.


       "Securitization Entity" means any pooling arrangement or entity formed or originated for the purpose of holding, and/or issuing securities representing interests in, one or more pools of mortgages, leases, credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables or other financial assets of the Company or any Subsidiary, and shall include, without limitation, any partnership, limited liability company, liquidating trust, grantor trust, owner trust or real estate mortgage investment conduit.

       "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

       "Subordinated Debt" means Debt of the Company that is expressly subordinated by its terms in right of payment to the Notes.

       "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

       "Total Assets" means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

       "Unrestricted Subsidiary" means (i) any Subsidiary (other than the Operating Partnership or any successor thereto) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Debt other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise provided credit support for any Debt of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Debt is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Limitation on Incurrence of Debt," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Debt is permitted under the covenant described under the caption "-- Certain Covenants -- Limitation on Incurrence of Debt," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period or end of the relevant quarter, as the case may be, and (ii) no Default or Event of Default would be in existence following such designation.

       "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees or other voting members of the governing body of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

       "Wholly-Owned Subsidiary" means a Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM


       As of the date hereof, $142.5 million aggregate principal amount of Old Notes have been resold to QIBs in reliance on Rule 144A and an additional $500,000 aggregate principal amount of Regulation S Securities have been resold on offshore transactions in reliance on Regulations S.



       Old Notes initially were represented by one Note in registered, global form (the "Old Restricted Global Securities") and the Regulation S Securities initially were represented by one Note in registered, global form (the "Old Regulation S Global Securities" and, together with the Old Restricted Global Securities, the "Old Global Securities"). The Old Global Securities were deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.



       The Old Restricted Global Securities, to the extent directed by holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one or more certificates in registered, global form representing the New Notes (collectively, the "New Global Securities," and together with the Old Global Securities, the "Global Securities"). Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Securities for Certificated Securities."


DEPOSITARY PROCEDURES

       DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

       DTC has also advised the Company that, pursuant to procedures established by it, DTC will credit the accounts of Participants with portions of the principal amount of the Global Securities and ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Securities).

       The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "-- Exchange of Book-Entry Securities for Certificated Securities."

       Except as described below, owners of interests in the Global Securities will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof for any purpose.

       Payments in respect of the Global Security registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder. The Trustee will treat the persons in whose names the Notes, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

       Interests in the Global Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

       DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Securities are credited. However, if there is an Event of Default with respect to the Notes, DTC reserves the right to exchange the Global Securities for legended Notes in certificated form and to distribute such Notes to its Participants.

       The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

       Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Securities among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

       A Global Security is exchangeable for securities in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Security and the Company thereupon fails to appoint a successor Depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificate form, or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. In all cases, certificated securities delivered in exchange for any Global Security or beneficial interests therein


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

will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

                            DESCRIPTION OF OLD NOTES


       The terms of the Old Notes are identical in all materials respects to the terms of the New Notes, except that (i) the Old Notes have not been registered under the Securities Act or applicable state securities laws and therefore are subject to restrictions on transfer under federal and state securities laws and
(ii) the holders of Old Notes are entitled to certain rights under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances, as discussed under "Registration Rights Agreement." The Old Notes provide that, in the event that a registration statement relating to the Exchange Offer has not been filed by October 12, 1998 and declared effective by January 10, 1999 or the New Notes are not issued on or prior to 30 business days after the registration statement is declared effective, or, in certain circumstances, in the event a shelf registration statement with respect to the resale of the Old Notes is not filed within 90 days after such filing obligation arises and the shelf registration statement is not declared effective by the Commission on or prior to 180 days after such obligation arises, then interest will accrue (in addition to the stated interest rate on the Old Notes) with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the additional interest will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of Liquidated Damages for all registration defaults of $.50 per week per $1,000 principal amount of Old Notes. The New Notes are not entitled to any such prospective additional interest. Accordingly, holders of Old Notes should review the information set forth under "Risk Factors -- Consequences of a Failure to Exchange Old Notes" and "Description of New Notes."



       Pursuant to the Registration Rights Agreement, because the registration statement for the Exchange Offer was not declared effective by the Commission on or prior to January 10, 1999 (180 days from July 14, 1998, the closing date for the issuance of the Notes), the interest rate on the Old Notes increased by the rate of $.05 per week per $1,000 principal amount of Notes for the period from January 10, 1999 to ______ __, 1999, the date that the Registration Statement was declared effective, resulting in additional interest payable to the holders of Old Notes in the amount of $___ per $1,000 principal amount of Old Notes.


                          REGISTRATION RIGHTS AGREEMENT

       Pursuant to the Registration Rights Agreement, the Company agreed to file the Exchange Offer Registration Statement and conduct the Exchange Offer within specified periods.

       Pursuant to the Registration Rights Agreement, the Company will offer to the Holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resale or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will be required to file with the Commission a shelf registration statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means all Old Notes until (i) the date on which any such security has been exchanged by a person other than a broker-dealer for New Notes in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of Old Notes for New Notes, the date on which such new security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Registration

Statement, (iii) the date on which such Old Notes have been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which such Old Notes are distributed to the public pursuant to Rule 144 under the Securities Act or may be sold to the public without compliance with the requirements of such rule.


       Pursuant to the Registration Rights Agreement, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission the New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (ii) if obligated to file the shelf registration statement, the Company will use its reasonable best efforts to file the shelf registration statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 180 days after such obligation arises. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement or (d) the shelf registration statement or the Registration Statement is declared effective but thereafter ceases to be so effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company to the holders of Global Securities in the manner set forth under "Description of Notes -- Depositary Procedures." Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. For information about Liquidated Damages payable by the Company on the Old Notes prior to the time that the Registration Statement relating to the Exchange Offer was declared effective by the Commission, see "Description of Old Notes."


                              PLAN OF DISTRIBUTION

       Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the date of this Prospectus (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." See "The Exchange Offer--Resales of New Notes."

       The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

       Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                              VALIDITY OF NEW NOTES

       The validity of the New Notes will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                     EXPERTS


       The financial statements of the Company as of December 31, 1997 and for the period from May 14, 1997 to December 31, 1997, the Statement of Revenue and Certain Expenses for the 225 Bush Street Property for the year ended December 31, 1997, and the Statements of Revenue and Certain Expenses for: (i) the 841 Prudential Drive Property for the year ended December 31, 1997; (ii) the 450 Sansome Street Property for the year ended December 31, 1996; (iii) the Cortez Plaza Property for the year ended December 31, 1997; (iv) the Bayers Road Shopping Centre Property for the year ended December 31, 1997, and (v) the 10 U.N. Plaza Property for the year ended December 31, 1996, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their reports which are included elsewhere herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                            PAGE
                                                                                                                            ----
Ocwen Asset Investment Corp.:
  Report of Management...................................................................................................    F-3
  Report of Independent Certified Public Accountants.....................................................................    F-4
  Consolidated Statement of Financial Condition at December 31, 1997.....................................................    F-5
  Consolidated Statement of Operations for the period from May 14, 1997 to December  31, 1997............................    F-6
  Consolidated Statement of Changes in Shareholders' Equity for the period from May 14, 1997 to December 31, 1997........    F-7
  Consolidated Statement of Cash Flows for the period from May 14, 1997 to December 31, 1997.............................    F-8
  Notes to Consolidated Financial Statements.............................................................................    F-9

  Interim Consolidated Financial Statements (Unaudited):
    Consolidated Statement of Financial Condition at September 30, 1998 and December 31, 1997............................    F-22
    Consolidated Statement of Operations for the three and nine months ended September 30, 1998, the three months ended September 30, 1997 and for
       the period from May 14, 1997 to September 30, 1997................................................................    F-23
    Consolidated Statement of Changes in Shareholders' Equity for the nine months
       ended September 30, 1998 and for the period from May 14, 1997 to December 31, 1997................................    F-24
    Consolidated Statement of Cash Flows for the nine months ended September 30, 1998 and for
        the period from May 14, 1997 to September 30, 1997...............................................................    F-25
    Notes to Interim Consolidated Financial Statements...................................................................    F-26

225 Bush Street Property:
  Report of Independent Accountants......................................................................................    F-32
  Statements of Revenue and Certain Expenses for:
     The year ended December 31, 1997....................................................................................    F-33
     The three months ended March 31, 1998 (unaudited)...................................................................    F-34
  Notes to Statements of Revenue and Certain Expenses....................................................................    F-35

841 Prudential Drive  Property:
  Report of Independent Accountants......................................................................................    F-38
  Statements of Revenue and Certain Expenses for:
     The year ended December 31, 1997....................................................................................    F-39
     The six months ended June 30, 1998 (unaudited)......................................................................    F-40
  Notes to Statements of Revenue and Certain Expenses....................................................................    F-41

450 Sansome Street Property:
  Report of Independent Accountants......................................................................................    F-44
  Statements of Revenue and Certain Expenses for:
     The year ended December 31, 1996....................................................................................    F-45
     The six months ended June 30, 1997 (unaudited)......................................................................    F-46
  Notes to Statements of Revenue and Certain Expenses....................................................................    F-47

Cortez Plaza Property:
  Report of Independent Accountants......................................................................................    F-50
  Statements of Revenue and Certain Expenses for:
     The year ended December 31, 1996....................................................................................    F-51
     The nine months ended September 30, 1997 (unaudited)................................................................    F-52
  Notes to Statements of Revenue and Certain Expenses....................................................................    F-52


                                                                                                                             PAGE
                                                                                                                             ----
Bayers Road Shopping Centre  Property:
  Report of Independent Accountants......................................................................................    F-56
  Statements of Revenue and Certain Expenses for:
     The year ended December 31, 1997....................................................................................    F-57
     The three months ended March 31, 1998 (unaudited) and for the period from May 14, 1997
       to December 31, 1997 (unaudited)..................................................................................    F-58
  Notes to Statements of Revenue and Certain Expenses....................................................................    F-60

10 U.N. Plaza Property:
  Report of Independent Accountants......................................................................................    F-63
  Statements of Revenue and Certain Expenses for:
     The year ended December 31, 1996....................................................................................    F-64
     The six months ended June 30, 1997 (unaudited)......................................................................    F-65
  Notes to Statements of Revenue and Certain Expenses....................................................................    F-66

SUPPLEMENTAL FINANCIAL DATA

690 Market Street Property:
     Statement of Revenue and Certain Expenses for the nine months ended September 30, 1998
     (unaudited), with accompanying notes................................................................................    F-69

Park Center I Property:
     Statement of Revenue and Certain Expenses for the nine months ended September 30, 1998
     (unaudited), with accompanying notes ...............................................................................    F-73


PRO FORMA FINANCIAL INFORMATION

  Unaudited Condensed Pro Forma Consolidated Statements of Operations for the Period from
    May 14, 1997 to December 31, 1997....................................................................................    F-
  Unaudited Condensed Pro Forma Consolidated Statement of Operations for the nine months ended
    September 30, 1998...................................................................................................    F-
  Unaudited Condensed Pro Forma Consolidated Statements of Operations for the Period from
    October 1, 1997 to September 30, 1998................................................................................    F-

REPORT OF MANAGEMENT

The management of Ocwen Asset Investment Corp. is responsible for the preparation and fair presentation of the financial statements and other financial information contained herein. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts based on management's best estimates and judgments. Nonfinancial information included herein has also been prepared by management and is consistent with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect the Company's financial position, results of operations and cash flows.

To assure that financial information is reliable and assets are safeguarded, management has established and maintains an effective system of internal accounting controls and procedures that provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets against loss from unauthorized use or disposition and the prevention and detection of errors and irregularities on a timely basis.

Price Waterhouse LLP conducts its audit of the consolidated financial statements in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of its examination of the consolidated financial statements. In addition to the use of independent certified public accountants, Ocwen maintains a professional staff of internal auditors who conduct financial, procedural and special audits of the Company. To ensure their independence, both Price Waterhouse LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

The Audit Committee, which consists solely of independent directors of the Company, makes recommendations to the Board of Directors concerning the appointment of the independent certified public accountants and meets with Price Waterhouse LLP and the internal auditors to discuss the results of their audits, the Company's internal accounting controls and financial reporting matters.

    /s/ William C. Erbey                             /s/ Mark S. Zeidman
    --------------------------------------           -------------------
    William C. Erbey                                 Mark S. Zeidman
    Chairman and Chief Executive Officer             Senior Vice President and
                                                     Chief Financial Officer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Asset Investment Corp. (the "Company") and its subsidiaries at December 31, 1997 and the results of their operations and their cash flows for the period from May 14, 1997 to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
------------------------
   Price Waterhouse LLP

Fort Lauderdale, Florida
January 26, 1998

                          OCWEN ASSET INVESTMENT CORP.
                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1997


ASSETS:
Cash and amounts due from depository institutions.............................................     $             331,047
Interest earning deposits.....................................................................                48,346,076
Securities available for sale, at market value................................................               146,026,907
Loan portfolio, net...........................................................................                15,831,479
Discount loan portfolio, net..................................................................                26,978,888
Investment in real estate, net................................................................                45,430,039
Deposits on pending asset acquisitions........................................................                 1,000,000
Principal and interest receivable.............................................................                 2,518,272
Other assets..................................................................................                 1,540,633
                                                                                                   ---------------------
                                                                                                   $         288,003,341
                                                                                                   =====================
LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES:
   Dividends and distributions payable........................................................     $           7,458,750
   Accrued expenses, payables and other liabilities...........................................                 6,344,783
                                                                                                   ---------------------
      Total liabilities.......................................................................                13,803,533
                                                                                                   ---------------------

Minority interest.............................................................................                 2,941,541
                                                                                                   ---------------------

COMMITMENTS AND CONTINGENCIES (NOTE 11)

SHAREHOLDERS' EQUITY:
      Preferred stock, $.01 par value; 25,000,000 shares authorized; 0 shares issued
          and outstanding.....................................................................                        --
      Common Stock, $.01 par value; 200,000,000 shares authorized; 19,125,000
          shares issued; 18,965,000 shares outstanding........................................                   191,250
      Additional paid-in capital..............................................................               283,496,750
      Distributions in excess of earnings.....................................................                (2,107,331)
      Unrealized loss on securities available for sale........................................                (7,327,890)
      Treasury stock at cost (160,000 shares).................................................                (2,994,512)
                                                                                                   ---------------------
          Total shareholders' equity..........................................................               271,258,267
                                                                                                   ---------------------
                                                                                                   $         288,003,341
                                                                                                   =====================

   The accompanying notes are an integral part of these consolidated financial statements

                          OCWEN ASSET INVESTMENT CORP.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997


Interest income:
     Repurchase agreements and interest earning deposits.............................    $         5,538,946
     Securities available for sale...................................................              6,362,909
     Loans...........................................................................                311,157
     Discount loans..................................................................              1,248,703
                                                                                         -------------------
                                                                                                  13,461,715
                                                                                         -------------------

Operating income:
     Investments in real estate, net.................................................              1,481,633
     Other...........................................................................                 12,665
                                                                                         -------------------
                                                                                                   1,494,298
                                                                                         -------------------

Operating expenses:
     Management fees.................................................................              1,796,311
     Due diligence...................................................................                326,025
     Foreign currency loss...........................................................                568,565
     Other ..........................................................................                464,164
                                                                                         -------------------
                                                                                                   3,155,065
                                                                                         -------------------
Income before minority interest......................................................             11,800,948
Minority interest in net income of operating partnership.............................                 (9,430)
                                                                                         -------------------
     Net income......................................................................    $        11,791,518
                                                                                         ===================

Earnings per share:
     Basic...........................................................................    $              0.62
                                                                                         ===================
     Diluted.........................................................................    $              0.60
                                                                                         ===================

Weighted average shares outstanding:
     Basic...........................................................................             19,108,789
                                                                                         ===================
     Diluted.........................................................................             19,564,770
                                                                                         ===================

   The accompanying notes are an integral part of these consolidated financial statements

                          OCWEN ASSET INVESTMENT CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997



                                                                                  Additional
                                          Common Stock            Treasury         paid-in-
                                  ----------------------------
                                     Shares          Amount         stock           capital
                                  -------------   -------------  -------------  --------------
Issuance of common stock........    19,125,000    $    191,250   $         --   $  283,496,750

Repurchase of common stock......      (160,000)             --     (2,994,512)             --

Net income......................            --              --             --              --

Dividends.......................            --              --             --              --

Change in unrealized loss on
 securities available for sale..            --              --             --              --
                                  ------------    ------------   ------------   -------------

Balance at December 31, 1997        18,965,000    $    191,250   $ (2,994,512)  $ 283,496,750
                                  ============    ============   ============   =============

                                                                  Unrealized
                                                                    loss on
                                    Distributions   securities
                                      in excess      available
                                     of earnings      for sale          Total
                                    -------------  ------------    ---------------
Issuance of common stock........    $         --   $         --   $   283,688,000

Repurchase of common stock......              --                       (2,994,512)

Net income......................      11,791,518             --        11,791,518

Dividends.......................     (13,898,849)            --       (13,898,849)

Change in unrealized loss on
 securities available for sale..              --     (7,327,890)       (7,327,890)
                                    ------------   ------------   ---------------

Balance at December 31, 1997        $ (2,107,331)  $ (7,327,890)  $   271,258,267
                                    ============   ============   ===============

   The accompanying notes are an integral part of these consolidated financial statements

                          OCWEN ASSET INVESTMENT CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997

Cash flows from operating activities:
   Net income...................................................................     $        11,791,518
   Adjustments to reconcile net income to net cash provided by operating activities:
      Premium amortization (discount accretion), net ...........................               6,236,654
      Depreciation..............................................................                 179,088
      Foreign exchange loss.....................................................                 568,565
      Increase in interest receivable...........................................              (2,518,272)
      Increase in other assets..................................................              (1,540,633)
      Increase in accrued expenses, payables and other liabilities..............               6,344,783
      Minority interest in earnings.............................................                   9,430
                                                                                     -------------------
Net cash provided by operating activities ......................................              21,071,133
                                                                                     -------------------

Cash flows from investing activities:
   Purchase of securities available for sale....................................            (166,334,140)
   Maturities and principal payments received on securities available
      for sale .................................................................               6,654,881
   Purchase of loans............................................................             (16,091,515)
   Purchase of discount loans...................................................             (28,465,429)
   Principal payments received on discount loans................................                 932,366
   Principal payments received on loans.........................................                 333,454
   Investment in real estate....................................................             (45,609,127)
   Deposits on pending asset acquisitions.......................................              (1,000,000)
                                                                                     -------------------
Net cash used by investing activities ..........................................            (249,579,510)
                                                                                     -------------------

Cash flows from financing activities:
   Proceeds from issuance of common stock, net of offering costs................             283,688,000
   Dividend payments on common stock............................................              (6,502,500)
   Treasury stock acquisition...................................................              (2,994,512)
   Proceeds from sale of  operating partnership units...........................               2,994,512
                                                                                     -------------------
Net cash provided by financing activities.......................................             277,185,500
                                                                                     -------------------

Net increase in cash and cash equivalents.......................................              48,677,123
Cash and cash equivalents at beginning of period................................                      --
                                                                                     -------------------
Cash and cash equivalents at end of period......................................     $        48,677,123
                                                                                     ===================

Reconciliation of cash and cash equivalents at end of period:
   Cash and amounts due from depository institutions............................     $           331,047
   Interest earning deposits....................................................              48,346,076
                                                                                     -------------------
                                                                                     $        48,677,123
                                                                                     ===================

Supplemental schedule of non-cash financing activities:
   Common stock dividends and distributions declared but not paid...............     $         7,458,750
                                                                                     ===================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 1                  ORGANIZATION

            Ocwen Asset Investment Corp. ("OAIC" or the "Company") is a newly formed corporation that has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). As such, OAIC will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 95% of its taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

            The Company was incorporated in the Commonwealth of Virginia on January 22, 1997 and was initially capitalized on February 12, 1997 through the sale of 100 shares of common stock for $1,600. On May 14, 1997, the Company completed an initial public offering ("IPO") with the sale of 19,125,000 shares of common stock, par value $.01 per share, at a price of $16.00 per share (before underwriting and offering expenses), and commenced operations thereon.

            The Company's consolidated financial statements include the accounts of OAIC and its subsidiaries. OAIC directly owns two qualified REIT subsidiaries, Ocwen General Partner, Inc. ("General Partner") and Ocwen Limited, Inc. ("Limited Partner"). General Partner and Limited Partner own 1% and 98.2%, respectively of Ocwen Partnership, L.P. ("Operating Partnership"). Additionally, through General Partner and Limited Partner, the Company established additional partnerships in Florida and California for real estate investment purposes. The minority interest at December 31, 1997 represents a 0.8% interest (160,000 units) in the Operating Partnership held by Investors Mortgage Insurance Holding Company ("IMI"), a wholly owned subsidiary of Ocwen Financial Corporation ("Ocwen"). IMI also owns 1,715,000 shares, or 9.0%, of the Company's outstanding common stock and has 1,912,500 options (25% of which vest each year over the next four years) to purchase, at the election of the Company, either shares of the Company or an equivalent number of units in the operating partnership at an exercise price of $16.00 per share.

            The Company has entered into a management agreement with Ocwen Capital Corporation ("OCC"), a wholly owned subsidiary of Ocwen, under which OCC advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. For its services, OCC receives a base management fee of 1% per annum of average invested assets, as defined in the related agreement, payable quarterly. In addition, OCC is entitled to receive incentive compensation in an amount equal to 25% of the dollar amount by which Funds From Operations ("FFO"), as adjusted, exceeds certain defined levels.

NOTE 2                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

            The Company's consolidated financial statements include the accounts of OAIC and its subsidiaries as described in Note 1 above. All significant intercompany transactions and balances have been eliminated.

SECURITIES AVAILABLE FOR SALE

            Securities available for sale are carried at fair value with the net unrealized gains or losses reported as a separate component of shareholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings. At disposition, the realized net gain or loss is included in earnings on a specific identification basis. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between prepayments originally anticipated and amounts actually received plus anticipated future prepayments.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

LOAN PORTFOLIO

            Loans held for investment are stated at amortized cost, less any allowance for loan losses, because the Company has the ability and the intent to hold them to maturity. Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent greater than 89 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis. Gains and losses on disposal of such assets are computed on a specific identification basis.


DISCOUNT LOAN PORTFOLIO



The acquisition cost for a pool of discount loans is allocated on a relative fair value basis to each loan within the pool. The Company believes that it is able to reasonably estimate the amounts and timing of collections on all of its discounted loans. For those commercial real estate loans which are current and for which the Company believes that collecting the acquisition amount of the loan and discount is probable, the discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For those commercial discount loans that become nonperforming, the Company ceases accretion of the discount. Gains on the repayment or discharge of the discount loans, including any remaining discount, is reported as interest income.



Discount loans are reported at their outstanding principal balance net of any charge-offs and premiums or discounts. The Company periodically evaluates loans in the discount loan portfolio for impairment. Individually identified impaired loans are measured based on one of the following: the present value of payments expected to be received (using a discount rate equating the Company's estimate of expected future cash flows to the acquisition price), observable market prices, or the estimated fair value of the collateral (for loans that are solely dependent on the collateral for repayment). If the recorded investment in the impaired loan exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for loan losses. At December 31, 1997, the Company did not have any impaired loans.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

ALLOWANCE FOR LOAN LOSSES

            The allowance for estimated loan losses is maintained at a level that management, based upon evaluation of known and inherent risks in the portfolio, considers adequate to provide for potential losses. Management's periodic evaluation of the allowance for estimated loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

INVESTMENT IN REAL ESTATE

            Investment in real estate is recorded at cost less accumulated depreciation (which is less than the net realizable value of the property). The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in events or circumstances indicate that the carrying amount of an investment may not be recoverable, an impairment loss would be recorded if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the investment.

            Depreciation is computed on a straight line basis over the estimated useful lives of the assets as follows:


Buildings and improvements                39 years
Tenant improvements                       Lesser of lease term or useful life
Furniture, fixtures and equipment         7 years


            Expenditures for repairs and maintenance are charged to operations as incurred. Significant renovations are capitalized. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Rental revenue is reported on a straight-line basis over the terms of the respective leases.

FOREIGN CURRENCY TRANSACTIONS

            The Company's investment in foreign assets is translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are reflected in the results of operations. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are included in the results of operations as incurred.

INCOME TAXES

            The Company qualifies as a REIT under Sections 856 through 860 of the Code of 1986, as amended. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 95% of its taxable income by the due date of its federal income tax return and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

            For purposes of reporting cash flows, cash and cash equivalents include non-interest earning deposits, interest earning deposits and all highly liquid investments purchased with an original maturity date of three months or less.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

BASIC AND DILUTED EARNINGS PER SHARE

            Basic earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value.

RISKS AND UNCERTAINTIES

            In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the company's loan portfolio that results from a borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities available for sale and investments in real estate due to changes in interest rates or other market factors, including the rate of prepayments of principal, the value of the collateral underlying loans and the valuation of real estate held by the Company.

            Additionally, the Company encounters significant tax risks. If OAIC were to fail to qualify as a REIT in any taxable year, OAIC would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders would not be deductible by OAIC in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to shareholders, which in turn could have an adverse impact on the value of, and trading prices for, the Company's common stock.

            Unless entitled to relief under certain Code provisions, the Company could also be disqualified from taxation as a REIT for the four taxable years following the year during which OAIC ceased to qualify as a REIT.

            The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near or medium term relate to the determination of the allowance for losses on loans and discount loans.

RECENT ACCOUNTING STANDARDS

            The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" during 1997. SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement based on fair value; and (e) pledged financial assets to be classified as collateral. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

with recourse and extinguishments of liabilities. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of FASB Statement No. 125", which delayed implementation of certain provisions of SFAS No. 125.

            In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 simplifies the calculation of earnings per share ("EPS"), and makes them comparable to international standards. Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS No. 128 effective December 31, 1997.

            In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Financial Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS No. 129 makes no changes to previous accounting pronouncements as those pronouncements applied to OAIC, adoption of SFAS No. 129 will have no impact on the Company's results of operations and financial condition.

            In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general- purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS No. 130 requires that comprehensive income be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS No. 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for the Company's fiscal year beginning January 1, 1998. SFAS No. 130 requires the presentation of information already contained in the Company's financial statements and therefore is not expected to have an impact on the Company's financial position or results of operation.

            In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim financial reports issued to shareholders. SFAS No. 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 is effective for the Company's financial statements for periods beginning after December 15, 1997. SFAS No. 131 is a disclosure requirement and therefore is not expected to have an effect on the Company's financial position or results of operations.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 3                  FAIR VALUE OF FINANCIAL INSTRUMENTS

            Substantially all of the Company's assets are considered financial instruments. For the majority of the Company's financial instruments, principally loans, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. In addition, for those financial instruments with option-related features, prepayment assumptions are incorporated into the valuation techniques. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values.

            The fair values reflected below are indicative of the interest rate environments as of December 31, 1997 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized because, except as indicated, the Company generally intends to hold these financial instruments to maturity and realize their recorded values.

            Reasonable comparability of fair values among institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

            The carrying amounts and the estimated fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                                                    Fair
                                                      Carrying Amount               Value
                                                      ---------------           --------------
   Cash and cash equivalents...................         $ 48,677,123             $ 48,677,123
   Securities available for sale...............          146,026,907              146,026,907
   Loan portfolio, net.........................           15,831,479               15,831,479
   Discount loan portfolio.....................           26,978,888               26,978,888


            The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

CASH AND CASH EQUIVALENTS

            Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

SECURITIES AVAILABLE FOR SALE

            For securities available for sale, fair value equals quoted price, if available. For securities for which a quoted market price is not available, fair value is estimated using quoted market prices for

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

similar instruments. At December 31, 1997, the fair value for all securities available for sale was based on quoted market prices.

LOANS AND DISCOUNT LOANS

            The fair value of performing whole loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of the discount loan portfolio is estimated based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows.

NOTE 4                  SECURITIES AVAILABLE FOR SALE

            The amortized cost, fair value and gross unrealized gains and losses on the Company's securities available for sale are as follows at the period ended December 31, 1997:

                                                                    Gross                Gross
                                             Amortized           Unrealized           Unrealized              Fair
                                                Cost                Gains               Losses               Value
                                          -----------------    -----------------   -----------------    -----------------
Mortgage-related securities:
   Single-family residential:
      FHLMC interest only..............   $      26,010,872    $         215,892   $      (5,048,800)   $      21,177,964
      FNMA interest only...............          27,289,844              183,774          (4,900,486)          22,573,132
      Other AAA-rated interest only....           1,090,760                   --            (361,388)             729,372
      Subordinates.....................           8,668,663              806,723             (31,319)           9,444,067
                                          -----------------    -----------------   ------------------   -----------------
                                                 63,060,139            1,206,389         (10,341,993)          53,924,535
                                          -----------------    -----------------   -----------------    -----------------

   Multi-family and commercial:
      AAA-rated interest only..........             913,182                   --             (47,435)             865,747
      A-rated interest only............             503,707                   --             (23,519)             480,188
      Non-rated interest only..........           4,975,589                   --            (172,716)           4,802,873
      Subordinates.....................          83,902,180            2,536,277            (484,893)          85,953,564
                                          -----------------    -----------------   -----------------    -----------------
                                                 90,294,658            2,536,277            (728,563)          92,102,372
                                          -----------------    -----------------   -----------------    -----------------
                                          $     153,354,797    $       3,742,666   $     (11,070,556)   $     146,026,907
                                          =================    =================   =================    =================


            A profile of the maturities of securities available for sale at December 31, 1997 follows. Securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                                            Amortized Cost                Fair Value
                                                      -----------------------    -----------------------
Due within one year...........................             $               --         $               --
Due after 1 through 5 years...................                     79,455,456                 70,323,551
Due after 5 through 10 years..................                     57,361,874                 58,753,733
Due after 10 years............................                     16,537,467                 16,949,623
                                                           ------------------         ------------------
                                                           $      153,354,797         $      146,026,907
                                                           ==================         ==================

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

            Premiums amortized against and discounts accreted to income during the period from May 14, 1997 to December 31, 1997 are as follows:

Premiums amortized against interest income..................       $8,033,504
Discounts accreted to interest income.......................       (1,709,044)
                                                                   ----------
      Net premium amortization..............................       $6,324,460
                                                                   ==========

            During January and February 1998, the Company recorded a charge of $2.5 million against its portfolio of interest-only and inverse interest-only securities (together, "IOs"). The charge results from increases in projected prepayment speeds during this period and a resulting shortening of the weighted average lives of certain individual securities in the portfolio. As a result, a determination was made to write down the recorded investment in those securities where the reduction in fair value was considered to be other than temporary. The Company believes that the current low levels of interest rates, and the inverted shape of the yield curve, are relatively short-term phenomena. To the extent that longer term interest rates increase or the relationship between short-term and long-term rates revert to their historical spreads, the value of the portfolio should recover. To the extent that the current environment persists, or that rates decrease further, additional impairment losses may be recognized.

NOTE 5                  LOAN PORTFOLIO

            The Company's loan portfolio consisted of the following at December 31, 1997:

Single-family residential.......................................        $        6,465,080
Multi-family residential........................................                 3,455,000
 Commercial real estate:

   Office.......................................................                33,058,000
   Hotel........................................................                20,952,000
                                                                        ------------------
     Total loans................................................                63,930,080
Deferred origination fees.......................................                  (458,925)
Loans in process...............................................                (47,639,676)
Allowance for loan losses.......................................                        --
                                                                        ------------------
   Loans, net...................................................        $       15,831,479
                                                                        ==================

            The following table represents a summary of the Company's non-performing loans at December 31, 1997.

NON-PERFORMING LOANS:
     Single-family residential.................................          $          268,689
     Multi-family..............................................                          --
     Commercial................................................                          --
                                                                         ------------------
                                                                         $          268,689
                                                                         ==================

            If non-accrual loans had been current in accordance with their original terms, additional interest income of approximately $5,603 for the period from May 14, 1997 to December 31, 1997 would have been earned. No interest has been accrued on loans greater than 89 days past due.

            At December 31, 1997, the Company had no investment in impaired loans as defined in accordance with SFAS No. 114, and as amended by SFAS No. 118.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

            The following table sets forth the geographic distribution of properties securing the Company's loans at December 31, 1997:

                            Single-family            Multi-family              Commercial
                             Residential              Residential              Real Estate                 Total
                      ----------------------   ----------------------   ----------------------   ----------------------
Georgia............                1,954,863                       --                       --                1,954,863
New York...........                       --                3,455,000                       --                3,455,000
South Carolina.....                3,520,770                       --                       --                3,520,770
Delaware...........                       --                       --               13,300,000               13,300,000
Massachusetts......    $                  --    $                  --    $          40,710,000    $          40,710,000
Other..............                  989,447                       --                       --                  989,447
                       ---------------------    ---------------------    ---------------------    ---------------------
Total..............    $           6,465,080    $           3,455,000    $          54,010,000    $          63,930,080
                       =====================    =====================    =====================    =====================

NOTE 6                  DISCOUNT LOAN PORTFOLIO

            The Company has acquired, through private sales and auctions, mortgage loans at a discount. The Company estimates the amounts it will realize through foreclosure, collection or other resolution efforts and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans.

            The resolution alternatives applied to the discount loan portfolio are (i) the borrower brings the loan current in accordance with original or modified terms; (ii) the borrower repays the loan or a negotiated amount; (iii) the borrower agrees to a deed-in-lieu of foreclosure, in which case it is classified as real estate owned and held for sale by the Company and (iv) the Company forecloses on the loan and the property is either acquired at the foreclosure sale by a third party or by the Company, in which case it is classified as real estate owned and held for sale. The Company periodically reviews the discount loan portfolio performance to ensure that nonperforming loans are carried at the lower of amortized cost or net realizable value of the underlying collateral and the remaining unaccreted discount is adjusted accordingly. Upon receipt of title to the property, the loans are transferred to real estate owned.

            The Company's discount loan portfolio consists of the following at December 31, 1997:

LOAN TYPE:
Commercial real estate loans:
   Office.....................................................            $            11,892,814
   Retail.....................................................                         30,635,968
                                                                          -----------------------
      Total unpaid principal balance..........................                         42,528,782
   Discount...................................................                        (15,549,894)
   Allowance for loan losses..................................                                 --
                                                                          -----------------------
      Discount loans, net.....................................            $            26,978,888
                                                                          =======================

LOAN STATUS:
   Current....................................................            $             7,964,105
   Past due 31 to 89 days.....................................                                 --
   Past due 90 days or more...................................                         34,564,677
                                                                          -----------------------
                                                                          $            42,528,782
                                                                          =======================

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

            The following table sets forth the activity in the Company's gross discount loan portfolio for the period from May 14, 1997 to December 31, 1997:

Principal balance at beginning of period...............................      $                    --
Acquisitions...........................................................                   44,686,413
Resolutions and repayments (1).........................................                   (1,281,846)
Foreign currency loss (2)..............................................                     (875,785)
                                                                             ------------------------
Principal balance at end of period.....................................      $            42,528,782
                                                                             =======================

(1) Resolutions and repayments consists of loans which were resolved in a manner which resulted in full or partial repayment of the loan to the Company and consisted of $1.3 million of negotiated settlements and $16,000 of partial repayments.

(2) The $875,785 represents the gross foreign currency loss related to the unpaid principal balance which, net of $307,220 related to the discount on loans, resulted in a net foreign currency loss of $568,565 for the period from May 14, 1997 to December 31, 1997.

            The following table sets forth the geographic distribution of properties securing the Company's discount loans at December 31, 1997:

Canada.........................................                    $       26,762,692
New York.......................................                             9,208,805
Montana........................................                             3,873,276
Ohio...........................................                             2,684,009
                                                                   ------------------
   Total.......................................                    $       42,528,782
                                                                   ==================

NOTE 7                  INVESTMENT IN REAL ESTATE

            The investments in real estate at December 31, 1997 represent acquisitions of two commercial office properties in San Francisco, California and a shopping plaza in Bradenton, Florida. The investments have been recorded on the books of OAIC California Partnership, L.P. and OAIC Florida Partnership, L.P, respectively, and include:

Land.............................................................                $        5,250,105
Office buildings.................................................                        21,741,968
Retail...........................................................                        18,602,922
Building improvements............................................                            14,132
                                                                                 ------------------
                                                                                         45,609,127

Accumulated depreciation.........................................                          (179,088)
                                                                                 ------------------
   Investment in real estate net.................................                $       45,430,039
                                                                                 ==================

NOTE 8                  SHAREHOLDERS' EQUITY

            On May 14, 1997, the Company completed its initial public offering of 17,250,000 shares, including over-allotments, for an initial public offering price of $16.00 per share, before underwriting discounts and commissions. Additionally, upon the closing of the offering 1,875,000 shares of common stock were sold to IMI at the initial public offering price, net of underwriting discounts and commissions. The total net proceeds from the sale of the above shares was $283,688,000.

            On December 8, 1997 IMI sold to the Company 160,000 shares of the Company's common stock and invested in an equivalent number of units in the Operating Partnership. As a result of this sale, IMI's direct ownership interest in the Company amounted to 9.0% at December 31, 1997. The change in ownership structure resulted in IMI holding a 0.8% minority interest in the Operating Partnership.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

            The Company adopted a non-qualified stock option plan (the "Option Plan"), which provides options to purchase shares of common stock (or, at the election of the Company, limited partnership interests ("Units") in the Operating Partnership that may be redeemed for cash, or, at the election of the General Partner, shares of common stock on a one-for-one basis). The maximum aggregate number of shares of Common stock that may be issued pursuant to options granted under the Option Plan is 5,000,000. The purpose of the Option Plan is to provide a means of performance-based compensation as an incentive for OCC to enhance the value of Company's stock.

            At the closing of the initial public offering, the Company granted to OCC 1,912,500 options under the Option Plan at an exercise price per share equal to the initial offering price of the common stock. The options vest one quarter each year upon the first four anniversaries of the closing date of the initial public offering. The options terminate on the tenth anniversary of the closing date of the initial public offering.

            The Company has recorded $103,578 of compensation expense related to the stock options granted to OCC. The compensation expense is based on the estimated fair value of the options which was determined using the Black-Scholes option-pricing model. The fair value of the options was estimated using the following assumptions:

Expected dividend yield.......................................                    15.625%
Expected stock price volatility...............................                    17.910%
Risk-free interest rate.......................................                     5.391%
Expected life of options......................................                     4 year

NOTE 9                  BASIC AND DILUTED EARNINGS PER SHARE

            The Company is required to present both basic and diluted EPS on the face of its statement of operations. Basic EPS, which replaced primary EPS required by APB 15, is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive potential common shares related to outstanding stock options.

            The following is a reconciliation of the calculation of basic EPS to diluted EPS for the period from May 14, 1997 to December 31, 1997.

Net income.................................................................          $      11,791,518
                                                                                     =================

BASIC EPS:
Weighted average shares of common stock....................................                 19,108,789
                                                                                     =================
Basic EPS..................................................................          $            0.62
                                                                                     =================

DILUTED EPS:
Weighted average shares of common stock....................................                 19,108,789
Effect of dilutive securities:
   Stock options...........................................................                    455,981
                                                                                     -----------------
                                                                                            19,564,770
Diluted EPS................................................................          $            0.60
                                                                                     =================

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 10                 TAXATION

            The Company qualifies as a REIT under Sections 856 through 860 of the Code, as amended. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to its shareholders if it distributes at least 95 percent of its taxable income and meets certain other income and asset tests. The Company has until the filing of its tax return to satisfy the distribution requirement. Since the Company plans to distribute 100% of its taxable income, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying consolidated financial statements. As taxable income is finalized and the tax return is filed, an additional distribution may be required.


NOTE 11                 COMMITMENTS AND CONTINGENCIES

            Noncancelable operating leases with tenants expire on various dates through 2028. The future minimum rental income (base rent) to be received under leases existing as of December 31, 1997, are as follows:

1998.....................................................               $        3,966,128
1999.....................................................                        3,684,755
2000.....................................................                        3,267,164
2001.....................................................                        2,569,014
2002.....................................................                        1,839,674
Thereafter...............................................                       14,747,152

            Office and retail space in the properties is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

            At December 31, 1997, outstanding commitments totaled $74.3 million and included $14.0 million related to the purchase of an office building, $60.3 million related to the origination of three real estate loans with initial fundings of approximately $10.0 million.

            Neither the Company nor the Operating Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Operating Partnership.

NOTE 12                 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

            The following table sets forth the quarterly financial information for the period from May 14, 1997 to December 31, 1997.

                                                                                                     For the Period
                                                               Quarters Ended                          May 14, 1997
                                                --------------------------------------------
                                                  December 31,              September 30,                   to
                                                     1997                       1997                  June 30, 1997
                                                ------------------       -------------------      -------------------
Interest income.............................        $ 5,466,971               $ 5,511,937             $2,482,807
Operating income............................          1,427,260                    67,038                    --
Operating expenses..........................         (1,503,779)               (1,228,703)              (422,583)
                                                ---------------          ----------------             ----------
Income before minority interest.............          5,390,452                 4,350,272              2,060,224

Minority interest in net income of operating
  partnership...............................             (9,430)                       --                     --
                                                ---------------          ----------------             ----------
Net income..................................        $ 5,381,022               $ 4,350,272             $2,060,224
                                                ===============          ================             ==========

Earnings per share:
  Basic.....................................        $      0.28               $      0.23             $     0.11
  Diluted...................................        $      0.28               $      0.22             $     0.11

                          OCWEN ASSET INVESTMENT CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                     September 30,               December 31,
                                                                                         1998                        1997
                                                                                      (Unaudited)                 (Audited)
                                                                                ----------------------     ----------------------
ASSETS:
Cash and amounts due from depository institutions.............................   $          3,135,888       $            331,047
Interest earning deposits.....................................................             15,193,815                 48,346,076
Securities available for sale, at market value................................            395,495,423                146,026,907
Commercial and multifamily loan portfolio, net................................             55,116,284                  9,481,436
Residential loan portfolio, net...............................................            197,495,230                  6,350,043
Discount loan portfolio, net..................................................              8,589,370                 26,978,888
Investment in real estate, net................................................            209,851,125                 45,430,039
Principal and interest receivable.............................................              5,967,421                  2,518,272
Deposits on pending asset acquisitions........................................                     --                  1,000,000
Other assets..................................................................             19,553,108                  1,540,633
                                                                                 --------------------       --------------------
                   Total assets...............................................   $        910,397,664       $        288,003,341
                                                                                 ====================       ====================


LIABILITIES:
     Securities sold under agreements to repurchase...........................   $        143,058,656       $                 --
     Obligation outstanding under line of credit..............................            189,136,665                         --
     Obligation outstanding under line of credit - secured by real estate.....            142,444,500                         --
     11.5% Redeemable Notes due 2005..........................................            143,000,000                         --
     Dividends and distributions payable......................................              9,140,443                  7,458,750
     Accrued expenses, payables and other liabilities.........................             12,267,243                  6,344,783
                                                                                 --------------------       --------------------
                   Total liabilities..........................................            639,047,507                 13,803,533
                                                                                 --------------------       --------------------

Minority interest ............................................................             28,369,583                  2,941,541
                                                                                 --------------------       --------------------

SHAREHOLDERS' EQUITY:
     Preferred stock, $.01 par value; 25,000,000 shares authorized;
         0 shares issued and outstanding......................................                     --                         --
     Common stock, $.01 par value; 200,000,000 shares authorized;                                           --------------------
         18,965,000 shares issued and outstanding ............................                189,650                    189,650
     Additional paid-in capital...............................................            294,461,433                280,503,838
     Distributions in excess of earnings......................................            (35,982,904)                (2,107,331)
     Accumulated other comprehensive income:
          Net unrealized loss on securities available for sale................            (13,719,114)                (7,327,890)
          Accumulative translation adjustments................................             (1,968,491)                        --
                                                                                 ---------------------      --------------------
            Total other comprehensive income..................................            (15,687,605)                (7,357,890)
                                                                                 ---------------------      ---------------------
                 Total shareholders' equity...................................            242,980,574                271,258,267
                                                                                 --------------------       --------------------
                   Total liabilities and shareholders' equity.................   $        910,397,664       $        288,003,341
                                                                                 ====================       ====================

  The accompanying notes are an integral part of these consolidated financial statements.

                          OCWEN ASSET INVESTMENT CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL OPERATIONS
                                   (UNAUDITED)

                                                               For the Three       For the Three
                                                               Months ended         Months ended
                                                            September 30, 1998   September 30, 1997
                                                           -------------------  -------------------
Interest income:
   Repurchase agreements and interest bearing deposits ...  $    713,966         $  2,753,729
   Securities held for trading............................            --                   --
   Securities available for sale..........................    13,806,940            2,492,172
   Commercial and multifamily loans .....................      1,512,508                   --
   Residential loans......................................     3,862,725                5,565
   Discount loans ........................................       393,132              260,471
                                                            ------------         ------------
                                                              20,289,271            5,511,937
                                                            ------------         ------------
Interest expense:
   Securities sold under agreements to repurchase.........     3,082,025                   --
   Obligations outstanding under lines of credit .........     3,828,297                   --
   11.5% Redeemable Notes due 2005 .......................     3,687,347                   --
                                                            ------------         ------------
                                                              10,597,669                   --
                                                            ------------         ------------


   Net interest income before provision for loan losses...     9,691,602            5,511,937
Provision for loan losses.................................       350,682                   --
                                                            ------------         ------------
   Net interest income after provision for loan losses....     9,340,920            5,511,937
                                                            ------------         ------------

Real estate-operating income:
   Rental income..........................................     8,035,170              107,668
   Other..................................................         1,508                7,298
                                                            ------------         ------------
                                                               8,036,678              114,966
                                                            ------------         ------------

Real estate-operating expenses:
   Rental operation.......................................     3,626,054               29,039
   Depreciation & amortization............................     1,159,652               21,386
   Interest...............................................     2,707,478                   --
                                                            ------------         ------------
                                                               7,493,184               50,425
                                                            ------------         ------------
Real estate income, net...................................       543,494               64,541
                                                            ------------         ------------

Other expenses (income):
   Management fees........................................     1,576,379              719,914
   Due diligence expenses.................................       567,981              237,891
   Foreign currency gain..................................            --               (2,497)
   Other..................................................     1,067,996              270,898
                                                            ------------         ------------
                                                               3,212,356            1,226,206
                                                            ------------         ------------

Net losses on securities and derivatives..................    15,646,384                   --
                                                            ------------         ------------

   (Loss) income before minority interest.................    (8,974,326)           4,350,272
Minority interest in net loss of consolidated
subsidiary...........................................            720,513                   --
                                                            ------------         ------------
   Net (loss) income before extraordinary items...........    (8,253,813)           4,350,272


Extraordinary gain on repurchase of debt..................       615,047                   --

                                                            ------------         ------------
      Net (loss) income...................................  $ (7,638,766)        $  4,350,272
                                                            =============        ============


Basic (loss) earnings per share:
      (Loss) income before extraordinary item.............  $      (0.43)        $      0.23
      Extraordinary item..................................          0.03                  --
                                                            -------------        -----------
      Net (loss) income...................................  $      (0.40)        $      0.23
                                                            =============        ===========

Diluted (loss) earnings per share:
      (Loss) income before extraordinary item.............  $      (0.43)        $      0.22
      Extraordinary item..................................          0.03                  --
                                                            -------------        -----------
      Net (loss) income...................................  $      (0.40)        $      0.22
                                                            =============        ===========

Weighted average shares outstanding:
      Basic...............................................     18,965,000          19,125,000
      Diluted.............................................     18,965,000          19,715,712


                                                                For the Nine      For the Period
                                                                Months ended      May 14, 1997 to
                                                             September 30, 1998  September 30, 1997
                                                             ------------------  ------------------
Interest income:
   Repurchase agreements and interest bearing deposits ...    $   1,009,614       $  4,150,857
   Securities held for trading............................          106,892                 --
   Securities available for sale..........................       29,990,157          3,497,356
   Commercial and multifamily loans .....................         3,786,210                 --
   Residential loans......................................        6,475,756              5,565
   Discount loans ........................................        1,719,330            340,966
                                                              -------------       ------------
                                                                 43,087,959          7,994,744
                                                              -------------       ------------
Interest expense:
   Securities sold under agreements to repurchase.........        7,048,840                 --
   Obligations outstanding under lines of credit .........        6,102,066                 --
   11.5%  Notes due 2005 .................................        3,687,347                 --
                                                              -------------       ------------
                                                                 16,838,253                 --
                                                              -------------       ------------


   Net interest income before provision for loan losses...       26,249,706          7,994,744
Provision for loan losses.................................          556,731                 --
                                                              -------------       ------------
   Net interest income after provision for loan losses....       25,692,975          7,994,744
                                                              -------------       ------------

Real estate-operating income:
   Rental income..........................................       14,584,661            107,668
   Other..................................................           28,343              7,298
                                                              -------------       ------------
                                                                 14,613,004            114,966
                                                              -------------       ------------

Real estate-operating expenses:
   Rental operation.......................................        6,901,905             29,039
   Depreciation & amortization............................        2,222,573             21,386
   Interest...............................................        4,396,581                 --
                                                              -------------       ------------
                                                                 13,521,059             50,425
                                                              -------------       ------------
Real estate income, net...................................        1,091,945             64,541
                                                              -------------       ------------

Other expenses (income):
   Management fees........................................        4,110,011          1,060,914
   Due diligence expenses.................................          935,625            285,812
   Foreign currency gain..................................         (116,953)            (2,497)
   Other..................................................        1,644,090            304,562
                                                              -------------       ------------
                                                                  6,572,773          1,648,791
                                                              -------------       ------------

Net losses on securities and derivatives..................       32,723,429                 --
                                                              -------------       ------------

   (Loss) income before minority interest.................      (12,511,282)         6,410,494
Minority interest in net loss of consolidated
subsidiary...........................................               399,359                 --
                                                              -------------       ------------
   Net (loss) income before extraordinary items...........      (12,111,923)         6,410,494


Extraordinary gain on repurchase of debt..................          615,047                 --

                                                              -------------       ------------
      Net (loss) income...................................    $ (11,496,876)      $  6,410,494
                                                              ==============      ============


Basic (loss) earnings per share:
      (Loss) income before extraordinary item.............    $      (0.64)       $      0.34
      Extraordinary item..................................            0.03                 --
                                                              ------------        -----------
      Net (loss) income...................................    $      (0.61)       $      0.34
                                                              =============       ===========

Diluted (loss) earnings per share:
      (Loss) income before extraordinary item.............    $      (0.64)       $      0.33
      Extraordinary item..................................            0.03                 --
                                                              ------------        -----------
      Net (loss) income...................................    $      (0.61)       $      0.33
                                                              =============       ===========

Weighted average shares outstanding:
      Basic...............................................       18,965,000         19,125,000
      Diluted.............................................       18,965,000         19,620,046

  The accompanying notes are an integral part of these consolidated financial statements.

                          OCWEN ASSET INVESTMENT CORP.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
              AND FOR THE PERIOD MAY 14, 1997 TO DECEMBER 31, 1997



                                                                                                                  Distributions
                                                                Common stock                   Additional           in excess
                                                      ----------------------------------
                                                         Shares              Amount          Paid-in-capital       of earnings
                                                      ---------------   ----------------    ------------------   ----------------
   Issuance of common stock....................          19,125,000      $     191,250       $   283,496,750      $            --

   Retirement of common stock..................            (160,000)            (1,600)           (2,992,912)                  --

   Net income..................................                  --                 --                    --           11,791,518

   Dividends...................................                  --                 --                    --          (13,898,849)

   Change in unrealized loss...................                  --                 --                    --                   --
                                                      -------------      -------------       ---------------      ---------------

   Balances at December 31, 1997...............          18,965,000            189,650          280,503,838            (2,107,331)

   Capital contribution........................                  --                 --           13,957,595


   Net loss  ..................................                  --                 --                    --          (11,496,876)

   Dividends ..................................                  --                 --                    --          (22,378,697)

   Change in unrealized loss...................                  --                 --                    --                 --

   Change in cumulative translation
       adjustment..............................                  --                 --                  --                    --
                                                      -------------      -------------       ---------------      ---------------

   Balances at September 30, 1998..............          18,965,000      $     189,650       $  294,461,433       $   (35,982,904)
                                                      =============      =============       ==============       ================

                                                          Net unrealized
                                                              loss on
                                                            securities           Cumulative
                                                             available          translation
                                                             for sale            adjustment            Total
                                                         ----------------     ----------------    ----------------
   Issuance of common stock....................           $          --        $          --       $ 283,688,000

   Retirement of common stock..................                      --                   --          (2,994,512)

   Net income..................................                      --                   --          11,791,518

   Dividends ..................................                      --                   --         (13,898,849)

   Change in unrealized loss...................              (7,327,890)                  --          (7,327,890)
                                                          -------------        -------------       -------------

   Balances at December 31, 1997...............              (7,327,890)                  --         271,258,267

   Capital contribution........................                                                       13,957,595


   Net loss  ..................................                      --                   --         (11,496,876)

   Dividends ..................................                      --                   --         (22,378,697)

   Change in unrealized loss...................              (6,391,224)                  --          (6,391,224)

   Change in cumulative translation
       adjustment..............................                      --           (1,968,491)         (1,968,491)
                                                          -------------        -------------       -------------

   Balances at September 30, 1998..............           $ (13,719,114)       $  (1,968,491)      $  242,980,574
                                                          ==============       ==============      ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                         OCWEN ASSET INVESTMENT CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                For the             For the Period
                                                                                              Nine Months            May 14, 1997
                                                                                                 ended                    to
                                                                                          September 30, 1998      September 30, 1997
                                                                                          ------------------     -------------------
Cash flows from operating activities:
   Net (loss) income...................................................................   $     (11,496,876)     $       6,410,494
      Adjustments to reconcile net (loss) income to net cash provided by operating activities:

         Premium amortization, net.....................................................           7,992,956              1,422,847
         Depreciation..................................................................           2,222,573                 21,386
         Foreign exchange gain.........................................................            (116,953)                    --
         Cumulative translation adjustment ............................................          (1,968,491)                    --
         Extraordinary gain on extinguishment of debt..................................            (615,047)                    --
         Provision for loan losses.....................................................             556,731                     --
         Proceeds received on sale of securities held for sale.........................          39,408,287                     --
         Net losses on securities and derivatives......................................          32,723,429                     --
         Increase in interest receivable...............................................          (3,449,149)            (1,897,189)
         Increase in other assets......................................................         (20,108,845)              (535,106)
         Decrease in accrued expenses, payables and other liabilities..................          (1,071,622)             2,039,437
         Minority interest in net loss of operating partnership........................            (399,359)                    --
                                                                                          ------------------     -----------------
Net cash provided by operating activities..............................................          43,677,634              7,461,869
                                                                                          -----------------      -----------------
Cash flows from investing activities:

   Purchases of securities available for sale..........................................        (357,494,324)           (92,295,129)
   Maturities and principal payments received on securities available for sale.........          30,388,130              2,957,402
   Principal payments received from discount loans.....................................             973,325                  6,915
   Principal payments received from loans..............................................          20,344,923                     --
   Purchase of loans...................................................................        (257,818,817)            (3,773,321)
   Purchase of discount loans..........................................................             (10,031)           (25,191,206)
   Payment received from sale of loans.................................................             111,109                     --
   Investment in real estate...........................................................        (149,017,946)           (26,285,103)
   Deposits on pending asset acquisitions..............................................             996,500             (6,184,300)
                                                                                          -----------------      ------------------
Net cash (used) by investing activities................................................        (711,527,131)          (150,764,742)
                                                                                          ------------------     ------------------
Cash flows from financing activities:

   Proceeds from issuance of common stock, net of offering costs.......................                  --            283,688,000
   Dividend payments on common stock...................................................         (22,378,697)            (1,912,500)
   Proceeds received from sale of securities to affiliates in excess of market value...          13,957,595                     --
   Proceeds from issuance of Notes.....................................................         150,000,000                     --
   Repurchase of Notes.................................................................          (6,309,944)                    --
   Proceeds from sale of operating partnership units...................................          27,593,302                     --
   Increase in securities sold under agreements to repurchase..........................         143,058,656                     --
   Increase in obligations outstanding under lines of credit...........................         331,581,165                     --
                                                                                          -----------------      -----------------
Net cash provided by financing activities..............................................         637,502,077            281,775,500
                                                                                          -----------------      -----------------
Net (decrease) increase in cash and cash equivalents...................................         (30,347,420)           138,472,627
Cash and cash equivalents at beginning of period.......................................          48,677,123                     --
                                                                                          -----------------      -----------------
Cash and cash equivalents at end of period.............................................   $      18,329,703      $     138,472,627
                                                                                          =================      =================
Reconciliation of cash and cash equivalents at end of period:

   Cash and amounts due from depository institutions...................................           3,135,888                 10,850
   Interest bearing deposits...........................................................          15,193,815              8,461,777
   Repurchase agreements...............................................................                  --            130,000,000
                                                                                          -----------------      -----------------
      Total                                                                               $      18,329,703      $     138,472,627
                                                                                          =================      =================
Supplemental schedule of non-cash financing activities:

   Interest paid.......................................................................   $      16,204,823      $              --
Non-cash activities:

   Loans transferred through the foreclosure of a related

      Mortgage loan to real estate owned...............................................          17,625,713                     --
   Change in unrealized (loss) gain on securities available for sale...................          (6,391,224)             1,605,820

   The accompanying notes are an integral part of these consolidated financial statements

                          OCWEN ASSET INVESTMENT CORP.
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 1                  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. The consolidated financial statements include the accounts of Ocwen Asset Investment Corp. ("OAC" or the "Company") and its subsidiaries. The interim financial information should be read in conjunction with the Company's 1997 Annual Report on Form 10-K.

OAC directly owns two qualified real estate investment trust ("REIT") subsidiaries, Ocwen General, Inc. ("General Partner") and Ocwen Limited, Inc. ("Limited Partner"), among others. At September 30, 1998, the General Partner and the Limited Partner owned 0.9% and 90.4%, respectively of Ocwen Partnership, L.P. ("Operating Partnership"). The minority interest at September 30, 1998 represents an 8.7% interest (1,808,733 units) in the Operating Partnership held by Investors Mortgage Insurance Holding Company ("IMI"), a wholly-owned subsidiary of Ocwen Financial Corporation ("OCN"). IMI also owns 1,540,000 shares, or 8.12 percent, of the Company's outstanding common stock.

In the opinion of management, the accompanying financial statements contain all adjustments, consisting of normal and recurring accruals, necessary for a fair presentation of the Company's:

-      financial condition at September 30, 1998 and December 31, 1997,

- the results of its operations for the three and nine months ended September 30, 1998; and for the quarter ended September 30, 1997 and the period May 14, 1997 to September 30, 1997,

- the changes in shareholders' equity for the nine month period ended September 30, 1998 and for the period May 14, 1997 to December 31, 1997, and

- cash flows for the nine months ended September 30, 1998 and for the period May 14, 1997 to September 30, 1997.

Operating results for the period ended September 30, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the statements of financial condition and revenues and expenses for the periods covered. Actual results could differ from those estimates and assumptions.

NOTE 2                  ORGANIZATION AND RELATIONSHIPS

OAC was incorporated in the Commonwealth of Virginia on January 22, 1997 and was initially capitalized on February 12, 1997 through the sale of 100 shares of common stock for $1,600. On May 14, 1997, the Company completed an initial public offering ("IPO") with the sale of 19,125,000 shares of common stock, par value $.01 per share, at a price of $16.00 per share (before underwriting and offering expenses), and commenced operations thereon.

The Company has entered into a management agreement with Ocwen Capital Corporation ("OCC" or the "Manager"), a wholly-owned subsidiary of OCN, under which OCC advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. For its services, OCC receives a quarterly base management fee of 0.25% per quarter on average invested assets except for residential mortgage loans. Effective January 1, 1998, the base management fee for residential loans, was reduced to 0.25% per quarter of average net equity invested. In addition, OCC is entitled to receive an annual incentive fee in an amount equal to 25% of the dollar amount by which funds from operations, as adjusted, exceeds certain defined levels per the management agreement.

OCC has 1,912,500 options (478,125 of which vested in May 1998 and an additional 25% of which vest each year over the next three years) to purchase, at the election of the Company, either shares of the Company or an equivalent number of units in the Operating Partnership, at an exercise price of $16.00 per share.

The Company also has entered into servicing agreements with Ocwen Federal Bank FSB ("OFB" or the "Bank"), a wholly-owned subsidiary of OCN, for the servicing of all of the Company's mortgage loans. In addition, the Bank in its capacity as servicer or special servicer receives fees from certain mortgage-backed securities in which the Company owns a subordinate or residual interest. As a Special Servicer, the Bank provides asset management and resolution services with respect to defaulted mortgage loans subject to the Company's right to direct the foreclosure, the management and disposal of foreclosed properties and all other actions that a servicer may take in connection with a defaulted loan.

On May 7, 1998, the Operating Partnership issued 1,473,733 additional limited partnership units to IMI in exchange for a capital contribution of $24.5 million. At September 30, 1998, IMI's minority interest in the Operating Partnership was 8.7 percent.

Also on May 7, 1998, the Company sold its entire portfolio of AAA-rated interest only ("IO") and inverse floating rate interest only ("Inverse IO") classes of mortgage related securities backed by single-family residential loans (the "IO Portfolio") to affiliates of the Company, the Manager and OCN, for a cash price of $54.6 million, which represents the IO Portfolio's amortized cost plus accrued interest and exceeded the IO Portfolio's market value by approximately $14.0 million. Because the IOs were being sold to a principal shareholder and another related party, the $14.0 million by which amortized cost exceeded market value was recorded as a charge to earnings and has been reflected on the Company's books as a capital contribution.

NOTE 3                  RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends FASB Statements No. 52 and 107, and supersedes FASB Statements No. 80, 105 and 119. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of SFAS No. 133 is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No. 133. The Company has not yet determined the impact on its results of operations, financial position or cash flows as a result of implementing SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", an amendment of FASB Statement No. 65. This statement is effective for the first fiscal quarter beginning after December 15, 1998. This Statement standardizes how mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. Adoption of this pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

                          OCWEN ASSET INVESTMENT CORP.
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 4                  INCOME TAXES

The Company qualifies as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 95% of its taxable income for the year by the due date of its federal income tax return and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying consolidated financial statements.

NOTE 5      COMPREHENSIVE INCOME

Comprehensive income is defined as the change in equity of a business enterprise during a period as a result of transactions and other events and circumstances during such period, excluding those resulting from investments by and distributions to owners. SFAS No. 130 requires that comprehensive income be presented beginning with net income and adding the elements of comprehensive income not included in the determination of net income in order to arrive at comprehensive income.

The following table computes comprehensive income for the periods indicated.

                                                         For the          For the             For the        For the Period
                                                      Three Months     Three Months         Nine Months       May 14, 1997
                                                          Ended            Ended               Ended               to
                                                      September 30,    September 30,       September 30,      September 30,
                                                          1998             1997                1998               1997
                                                     ---------------   -------------     ----------------    --------------
Net (loss) income before extraordinary item......    $   (8,253,813)   $   4,350,272     $   (12,111,923)    $   6,410,494
Other comprehensive (loss) income:
   Foreign currency translation adjustment.......          (916,525)              --          (1,968,491)               --
Unrealized losses on securities:
   Unrealized (losses) gains arising

   During the period.............................       (27,376,733)        (177,989)        (37,044,667)        1,605,820
   Adjustment for losses included in
   Net income....................................         13,576,398              --          30,653,443                --
                                                     ---------------    ------------          ----------     -------------
       Net unrealized (losses) gains.............       (13,800,335)        (177,989)         (6,391,224)        1,605,820

       Other comprehensive (loss) income.........       (14,716,860)        (177,989)         (8,359,715)        1,605,820
                                                     ---------------    -------------         -----------    -------------
Comprehensive (loss) income before
    Extraordinary  item..........................    $  (22,970,673)   $   4,172,283     $   (20,471,638)    $   8,016,314
Extraordinary item...............................           615,047               --             615,047                --
                                                     ---------------    ------------      --------------      ------------
Comprehensive (loss) income......................    $  (22,355,626)   $   4,172,283     $   (19,856,591)    $   8,016,314
                                                     ===============   =============         ============    =============

NOTE 6                  RISK MANAGEMENT INSTRUMENTS

The Company enters into derivatives, particularly interest rate swaps, to hedge interest rate exposures arising from mismatches between assets and liabilities. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount and the London Interbank Offered Rate ("LIBOR"). The terms of these swaps allow the Company to receive a floating rate of interest equal to LIBOR and to pay fixed interest rates.

                          OCWEN ASSET INVESTMENT CORP.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

The swaps are used to hedge current LIBOR rate debt incurred to fund the Company's acquisitions of real estate and subordinate and residual securities. None of the Company's swaps are held for trading purposes. As of September 30, 1998 the Company held swaps with a notional amount of approximately $200.8 million. The fair value of the swaps are not recognized in the Consolidated Financial Statements.


To qualify for hedge accounting the derivative must meet two criteria:

       - the Company is exposed to interest rate risk as the result of a debt it has incurred; and

       - the interest rate protection agreement reduces the Company's exposure to such risk.

If an interest rate protection agreement does not qualify as a hedge, it is accounted for as an investment at fair value, with any gain or loss included as a component of current income.

The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate agreements should the floating interest rates received by the Company exceed the fixed interest rates paid by it. All of the counterparties have long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Although a swap generally may not be sold or transferred without the consent of the counterparty, management does not believe that this consent would be withheld. Although none of the Company's swaps are exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

The following table indicates the interest rate swaps outstanding at September 30, 1998:

                        Notional         LIBOR                         Floating Rate at
       Maturity          Amount          Index         Fixed Rate        End of Period      Fair Value
     ------------  ----------------   ---------      -------------    ------------------  ---------------
                                             (In Thousands)
         2003       $      100,000      1-month           5.75%              5.59%         $      (3,273)
         2001               17,000      1-month           6.00               5.66                   (492)
         2001               75,000      1-month           6.00               5.64                 (2,158)
         2002                8,780      1-month           6.04               5.66                   (341)
                    --------------                                                         --------------
                    $      200,780                                                         $      (6,264)
                    ==============                                                         =============

The Company has a foreign currency swap contract to hedge currency exposure in connection with its investment in residual interests backed by residential mortgage loans originated in the United Kingdom ("U.K."), currently held by OAIC-UK, a wholly owned subsidiary of the Company. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows will be adversely affected by changes in exchange rates. Under the terms of the agreement, the Company will settle in U.S. dollars on January 29, 1999, on the difference between the exchange rate on the effective date of the contract and the exchange rate on January 29, 1999, on a notional amount of 14.7 million British Pounds Sterling. At September 30, 1998, the fair value of the foreign currency contract was ($1.4) million. Gains and losses on foreign currency translation from operations for which the functional currency is other than the U.S. dollar, together with related hedged item, are reported in Shareholders' Equity.

The Company also enters into U.S. Treasury interest rate futures contracts as part of its overall interest rate risk management activity. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. U.S. Treasury futures have been sold by the Company to hedge the risk of a reduction in the market value of fixed-rate mortgage loans and certain fixed-rate mortgage-backed and related securities available for sale in a rising interest rate environment. Gains and losses on the futures contracts are recorded in the Consolidated Statement of Financial Condition offsetting the item being hedged.

                          OCWEN ASSET INVESTMENT CORP.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

Terms and other information on interest rate futures contracts sold short were as follows at the dates indicated:

                                                      Maturity          Notional Principal         Fair Value
                                                  ---------------      -------------------        ------------
                                                                     (Dollars in Thousands)
SEPTEMBER 30, 1998:
U.S. Treasury futures..................               Dec 1998            $      13,400             $    345


The fair value of the interest rate swaps, the foreign currency swap, and the interest rate futures contracts represent the estimated amount that the Company would receive or pay to terminate these agreements taking into account current interest and exchange rates. Market quotes are available for these agreements.

NOTE 7           SECURITIES AVAILABLE FOR SALE

Securities are classified as available for sale when in management's judgement they may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors. Available for sale securities are carried at fair value. Unrealized gains and losses on these securities, along with any unrealized gains and losses on related derivatives, are reported in shareholders' equity. Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. At September 30, 1998, the Company had no securities classified as held-to-maturity. Interest and dividend income on securities, including amortization of premiums and accretion of discounts, are reported in earnings. Interest income is recognized using the interest method. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported in earnings. The carrying value of individual securities is reduced through write-downs in earnings to reflect other-than-temporary impairments in value.

NOTE 8           LOANS

Loans are generally reported at the principal amount outstanding, net of the allowance for loan losses, purchase premium or discount, and any net deferred loan fees. Interest income is recognized using the interest method or on a basis approximating a level yield over the term of the loan. Loans are placed on nonaccrual status when the loan is past due 90 days or more. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Interest income on nonaccrual loans is recognized only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

NOTE 9           COMMITMENTS

As of November 16, 1998, OAC had no outstanding commitments to acquire assets. All other previously announced commitments or negotiations have been closed, discontinued, or failed to close. The unfunded balances on the commercial and multi-family loan portfolio amounted to $65.3 million as of October 31, 1998 and are expected to be funded through working capital and/or a $200.0 million line of credit secured by certain of the Company's investments in real estate and commercial and multi-family loans.

225 BUSH STREET

STATEMENTS OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.

We have audited the accompanying statement of revenue and certain expenses for the property known as 225 Bush Street for the year ended December 31, 1997. This financial statement is the responsibility of the property's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared using the basis described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current report on Form 8-K of Ocwen Asset Investment Corp.) and is not intended to be a complete presentation of the revenues and expenses of the property known as 225 Bush Street.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses for 225 Bush Street on the basis described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Price Waterhouse LLP
San Francisco, California
June 3, 1998

225 BUSH STREET

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1997
----------------------------------------------------------------------------------------

REVENUES:
Base rents (Note 3)................................................
                                                                      $   7,918,726

CERTAIN EXPENSES:
Real estate and property taxes.....................................         381,580
Utilities..........................................................         929,404
Janitorial.........................................................         591,437
Other operating expenses...........................................         750,387
Property management and administrative expenses (Note 4)...........         415,857
                                                                        ------------

                                                                       $  3,068,665
                                                                       ------------

Revenue in excess of certain expenses..............................    $  4,850,061
                                                                       ============

                See accompanying notes to financial statements.

225 BUSH STREET

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
-----------------------------------------------------------------------------------------

REVENUES:
Base rents (Note 3)..............................................
                                                                      $   2,231,098

CERTAIN EXPENSES:
Rel estate and property taxes....................................            93,772
Utilities........................................................           185,957
Janitorial.......................................................           147,241
Other operating expenses.........................................           157,978
Property management and administrative expenses (Note 4).........            98,695
                                                                        -----------

                                                                       $    683,643
                                                                       ------------

Revenue in excess of certain expenses............................      $  1,547,455
                                                                       ============

                See accompanying notes to financial statements.

225 BUSH STREET

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY

      For the purpose of the accompanying statements of revenue and certain expenses, 225 Bush Street (the "Property") is an office building located in San Francisco, CA., which was acquired by Ocwen Asset Investment Corp. (the "Company") on May 8, 1998.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
      The accompanying statements of revenue and certain expenses have been prepared on the accrual basis of accounting.

      The accompanying financial statements are not representative of the actual operations for the periods presented, as certain revenues and expenses which may not be comparable to the revenues and expenses to be earned or incurred by the Company in the future operations of the Property have been excluded. Revenues excluded consist of interest and other revenues unrelated to the continuing operations of the Property. Expenses excluded consist of interest and other finance changes, depreciation of the building and improvements, and amortization of organization and other intangible costs and other expenses not directly related to the future operations of the Property.

INTERIM STATEMENTS

      The interim financial data for the three months ended March 31, 1998 is unaudited. However, in the opinion of the Property's management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

REVENUE RECOGNITION

      Base rents are recognized on a cash basis which does not significantly vary from the accrual basis required under generally accepted accounting principles.

REPAIRS AND MAINTENANCE

      Expenditures for maintenance and repairs are charged to operations as incurred. Betterments which improve or extend the life of the asset beyond its original condition are capitalized.

225 BUSH STREET

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.    LEASES

      Leases for the Property have various remaining lease terms of up to sixteen years with options to certain tenants for renewal. In addition to base rents, the leases provide for the tenants to pay their proportionate share of real estate taxes and operating expenses over base year amounts.

Future minimum rents to be received from tenants as of December 31, 1997 are as follows:

         1998                                            $   8,134,798
         1999                                                7,270,286
         2000                                                6,277,296
         2001                                                5,752,548
         2002                                                4,426,674
         Thereafter                                         15,305,257
                                                         -------------

                                                         $  47,166,859
                                                         =============

      For the year ended December 31, 1997, Chevron USA, Inc. ("Chevron") was the leasee responsible for 43% of total base rents. For the three months ended March 31, 1998, Chevron was the leasee responsible for 34% (unaudited) of total base rents.

1.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES

      The Property incurs salary and benefit expenses for full-time employees. In addition, the Property incurred management fees which totaled $66,000 for the year ended December 31, 1997 and $18,000 for the three months ended March 31, 1998 (unaudited).

841 PRUDENTIAL DRIVE

STATEMENTS OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.

We have audited the accompanying statement of revenues and certain expenses for the property known as 841 Prudential Drive for the year ended December 31, 1997. This financial statement is the responsibility of the property's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared using the basis described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of Ocwen Asset Investment Corp.) and is not intended to be a complete presentation of the revenues and expenses of the property known as 841 Prudential Drive.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses for 841 Prudential Drive on the basis described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
----------------------------------
PricewaterhouseCoopers LLP
Tampa, Florida
July 23, 1998

841 PRUDENTIAL DRIVE

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1997
------------------------------------------------------------------------------------
REVENUES
   Base rents                                                   $         103,329

CERTAIN EXPENSES
   Real estate and property taxes                                         694,282
   Utilities                                                              812,812
   Janitorial                                                             471,115
   Repairs and maintenance                                              1,026,677
   Security                                                               455,908
   Grounds and parking                                                    247,339
   Other operating expenses                                               368,911
   Property management and administrative expenses                        346,787
                                                                -----------------

                                                                        4,423,831
                                                                -----------------

CERTAIN EXPENSES IN EXCESS OF REVENUES                          $      (4,320,502)
                                                                ------------------

   The accompanying notes are an integral part of these financial statements.

841 PRUDENTIAL DRIVE

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 1998
-----------------------------------------------------------------------------------------------------------
REVENUES
   Base rents                                                                         $        53,954

CERTAIN EXPENSES
   Real estate and property taxes                                                             347,141
   Utilities                                                                                  366,466
   Janitorial                                                                                 269,477
   Repairs and maintenance                                                                    353,269
   Security                                                                                   292,114
   Grounds and parking                                                                        205,964
   Other operating expenses                                                                   230,207
   Property management and administrative expenses                                            155,116
                                                                                   ------------------
                                                                                            2,219,754
                                                                                   ------------------
CERTAIN EXPENSES IN EXCESS OF REVENUES                                                $    (2,165,800)
                                                                                   ===================

   The accompanying notes are an integral part of these financial statements.

841 PRUDENTIAL DRIVE

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY:

      For the purpose of the accompanying statements of revenues and certain expenses (the "financial statements"), 841 Prudential Drive (the "Property") is a 22 story, 488,080 square foot office building and adjacent parking lot located in Jacksonville, Florida, which was acquired by Ocwen Asset Investment Corp. (the "Company") on July 22, 1998.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Basis of Presentation

      The accompanying financial statements have been prepared on the accrual basis of accounting.

      The accompanying financial statements are not representative of the actual operations for the periods presented, as certain revenues and expenses which may not be comparable to the revenues and expenses to be earned or incurred by the Company in the future operations of the Property have been excluded. Revenues excluded consist of Prudential Insurance Company of America ("Prudential") tenant rental income and other revenues unrelated to the continuing operations of the Property. Expenses excluded consist of depreciation of the building and improvements, Prudential corporate charges and other expenses not directly related to the future operations of the Property.

      Interim Financial Statement

      The interim financial statement for the six months ended June 30, 1998 is unaudited. However, in the opinion of the Property's management, the interim financial statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Revenue Recognition

      Base rents are recognized on a straight-line basis over the terms of the lease agreements as required under generally accepted accounting principles.

      Repairs and Maintenance

      Expenditures for repairs and maintenance are charged to operations as incurred. Betterments that improve or extend the life of the asset beyond its original condition are capitalized.

841 PRUDENTIAL DRIVE

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.    TENANT LEASES:

      Leases for the Property have various remaining lease terms of up to three years with options to certain tenants for renewal.

      As of December 31, 1997, 100 percent of the total rentable area of the Property was either occupied by Prudential or leased under executed lease agreements. As of December 31, 1997, approximately 2 percent of the total rentable area of the Property had been leased under executed lease agreements. Future base rentals to be received under these executed lease agreements as of December 31, 1997 are as follows:

               YEAR ENDING DECEMBER 31,                      AMOUNT
               1998                                     $       66,615
               1999                                             40,371
               2000                                              9,349
               2001 and thereafter                                  --
                                                     -----------------
                                                        $      116,335
                                                     =================

      For the year ended December 31, 1997 and for the six months ended June 30, 1998 (unaudited), Prudential was the lessee responsible for 98 percent of total base rents. For purposes of these financial statements, rental income earned from Prudential tenants of $6,427,200 for the year ended December 31, 1997 and $3,133,265 for the six months ended June 30, 1998 (unaudited) was excluded, resulting in certain expenses in excess of revenues of $4,320,502 and $2,165,800 (unaudited), respectively.

4.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES:

      The Property incurs salary and benefit expenses for full-time employees. In addition, the Property incurred management fees which totaled $67,500 for the year ended December 31, 1997 and $50,472 for the six months ended June 30, 1998 (unaudited).

5.    RELATED PARTY:

      Prudential, the current owner of the Property, is also the Property's primary tenant. Current administrative and other operating expenses of the Property reflect economies of scale gained by Prudential. There can be no guarantee that future owners of the Property will be able to maintain administrative and other operating expenses at levels obtained in these financial statements.

450 SANSOME STREET

STATEMENTS OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.

We have audited the accompanying statement of revenue and certain expenses for the property known as 450 Sansome Street for the year ended December 31, 1996. This financial statement is the responsibility of the property's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared using the basis described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of Ocwen Asset Investment Corp.) and is not intended to be a complete presentation of the revenues and expenses of the property known as 450 Sansome Street.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses for 450 Sansome Street on the basis described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, CA
June 26, 1998

450 SANSOME STREET

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------------------------------

REVENUE
  Rental income (Note 3)                                                                                     $  2,183,717
  Other Income                                                                                                     71,908
                                                                                                           --------------

                                                                                                                2,255,625
                                                                                                             ------------

CERTAIN EXPENSES
  Real estate and property taxes                                                                                  120,842
  Utilities                                                                                                       390,229
  Janitorial                                                                                                      232,219
  Other operating expenses                                                                                        356,195
  Property management and administrative expenses (Note 4)                                                        121,281
                                                                                                                  -------

                                                                                                                1,220,766
                                                                                                             ------------

REVENUE IN EXCESS OF CERTAIN EXPENSES                                                                        $  1,034,859
                                                                                                             ============

                See accompanying notes to financial statements.

450 SANSOME STREET

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------

REVENUE
  Rental income (Note 3)                                                                                        $  982,853
  Other Income                                                                                                      13,265
                                                                                                                 ---------

                                                                                                                   996,118
                                                                                                                 ---------

CERTAIN EXPENSES
  Real estate and property taxes                                                                                    59,901
  Utilities                                                                                                        152,660
  Janitorial                                                                                                        80,592
  Other operating expenses                                                                                         223,163
  Property management and administrative expenses (Note 4)                                                          49,028
                                                                                                                 ---------

                                                                                                                   565,344
                                                                                                                 ---------
REVENUE IN EXCESS OF CERTAIN EXPENSES                                                                           $  430,774
                                                                                                                 ---------

                See accompanying notes to financial statements.

450 SANSOME STREET

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY:

      For the purpose of the accompanying statements of revenue and certain expenses, 450 Sansome Street (the "Property") is an office building located in San Francisco, California, which was acquired by Ocwen Asset Investment Corp. (the "Company") on September 23, 1997.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Basis of Presentation

      The accompanying statements of revenue and certain expenses have been prepared on the accrual basis of accounting. The accompanying financial statements are not representative of the actual operations for the periods presented, as certain expenses which may not be comparable to the expenses to be incurred by the Company in the future operations of the Property have been excluded. Expenses excluded consist of interest and other finance charges, depreciation of the building and improvements, and amortization of organization and other intangible costs and other expenses not comparable to future operations of the Property.

      Interim Financial Statement

      The interim financial statement for the six months ended June 30, 1997 is unaudited. However, in the opinion of the Property's management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of revenue and certain expenses for the interim period. The revenue and certain expenses for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

      Revenue Recognition

      Rental income is recognized on a straight-line basis over the terms of the underlying leases.

      Repairs and Maintenance

      Expenditures for maintenance and repairs are charged to operations as incurred. Betterments that improve or extend the life of the asset beyond its original condition are capitalized.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

450 SANSOME STREET

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.    TENANT LEASES:

      Leases for the Property have various remaining lease terms of up to ten years with options to certain tenants for renewal. In addition to base rents, the leases provide for the tenants to pay their proportionate share of real estate taxes and operating expenses in excess of base year amounts

      Future minimum rents to be received from tenants under non-cancelable leases as of December 31, 1996 are as follows:

                  YEAR ENDING DECEMBER 31,                         AMOUNT

                  1997                                               $  1,551,783
                  1998                                                  1,353,848
                  1999                                                  1,358,606
                  2000                                                  1,281,262
                  2001                                                    463,171
                  Thereafter                                              403,559
                                                                      -----------
                                                                     $  6,412,229
                                                                      -----------

2.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES:

      The Property incurs salary and benefit expenses for full-time employees. In addition, the Property incurred management fees which totaled $46,631 for the year ended December 31, 1996 and $16,500 for the six months ended June 30, 1997 (unaudited).

CORTEZ PLAZA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.


We have audited the accompanying statement of revenues and certain expenses for the property known as Cortez Plaza for the year ended December 31, 1996. This financial statement is the responsibility of the property's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared using the basis described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of Ocwen Asset Investment Corp.) and is not intended to be a complete presentation of the revenues and expenses of the property known as Cortez Plaza.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses for Cortez Plaza on the basis described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Tampa, Florida
June 19, 1998

CORTEZ PLAZA

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------------------------------------------------


REVENUES
  Base rents                                                                                                  $  2,294,264
  Common area maintenance and property tax recoveries                                                              521,601
                                                                                                                ----------

                                                                                                                 2,815,865
                                                                                                                ----------
CERTAIN EXPENSES
  Real estate and property taxes                                                                                   282,942
  Utilities                                                                                                         29,121
  Land lease                                                                                                        60,720
  Insurance                                                                                                         97,421
  Other operating expenses                                                                                         193,128
  Property management and administrative expenses                                                                  112,437
                                                                                                                ----------

                                                                                                                   775,769
                                                                                                                ----------

REVENUES IN EXCESS OF CERTAIN EXPENSES                                                                        $  2,040,096
                                                                                                                ----------

   The accompanying notes are an integral part of these financial statements.

CORTEZ PLAZA

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------
REVENUES
  Base rents                                                                                                  $  1,658,913
  Common area maintenance and property tax recoveries                                                              391,447
                                                                                                               -----------

                                                                                                                 2,050,360
                                                                                                               -----------
CERTAIN EXPENSES
  Real estate and property taxes                                                                                   246,467
  Utilities                                                                                                         27,150
  Land lease                                                                                                        60,834
  Insurance                                                                                                         77,146
  Other operating expenses                                                                                         150,854
  Property management and administrative expenses                                                                   90,240
                                                                                                               -----------

                                                                                                                   652,691
                                                                                                               -----------

REVENUES IN EXCESS OF CERTAIN EXPENSES                                                                        $  1,397,669
                                                                                                               -----------






















   The accompanying notes are an integral part of these financial statements.

CORTEZ PLAZA

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY:

      For the purpose of the accompanying statements of revenues and certain expenses (the "financial statements"), Cortez Plaza (the "Property") is a 289,686 square foot shopping center located in Bradenton, Florida, which was acquired by Ocwen Asset Investment Corp. (the "Company") on November 10, 1997.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Basis of Presentation

      The accompanying financial statements have been prepared on the accrual basis of accounting.

      The accompanying financial statements are not representative of the actual operations for the periods presented, as certain revenues and expenses which may not be comparable to the revenues and expenses to be earned or incurred by the Company in the future operations of the Property have been excluded. Revenues excluded consist of miscellaneous revenues unrelated to the continuing operations of the Property. Expenses excluded consist of depreciation of the building and improvements and other expenses not directly related to the future operations of the Property.

      Interim Financial Statement

      The interim financial statement for the nine months ended September 30, 1997 is unaudited. However, in the opinion of the Property's management; the interim financial statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Revenue Recognition

      Base rents are recognized on a straight-line basis over the terms of the lease agreements as required under generally accepted accounting principles.

      Repairs and Maintenance

      Expenditures for repairs and maintenance are charged to operations as incurred. Betterments that improve or extend the life of the asset beyond its original condition are capitalized.

CORTEZ PLAZA

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.    Tenant Leases:

      Revenues

      As of December 31, 1996, approximately 97 percent of the total rentable area of the shopping center had been leased under executed lease agreements. Future base rentals to be received under these lease agreements as of December 31, 1996 are as follows:

                             YEAR ENDING DECEMBER 31,                           AMOUNT

                             1997                                             $    2,224,052
                             1998                                                  2,318,903
                             1999                                                  2,200,339
                             2000                                                  1,904,088
                             2001                                                  1,795,029
                             Thereafter                                            4,948,647
                                                                                 -----------
                                                                              $   15,391,058
                                                                                 -----------

      For the year ended December 31, 1996, the Property received approximately $1,379,000, or 60 percent of total base rentals from five leases. For the nine months ended September 30, 1997, the Property received approximately $1,068,000, or 64 percent (unaudited) of total base rentals from five leases.

      Certain lease agreements contain provisions, which enable the Property to increase the tenants' base rental in accordance with the consumer price index.

      In addition to base rents, the leases provide for the tenants to pay their proportionate share of common area maintenance and property taxes ("common area expenses"). Common area expenses are charged back to tenants as defined in each tenant's lease agreement (primarily pro rata based upon square footage) and recorded as revenue in Common area maintenance and property tax recoveries.

      Expenses

      Land lease expenses consist of costs associated with the leases of land on which the Property resides. These costs are expensed on a straight-line basis over the terms of the lease agreements.

      Future lease commitments are approximately $62,000 in 1997 and $41,000 in 1998 and thereafter, subject to certain lease adjustments based on increases in the consumer price index.

1.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES:

      The Property incurred management fees which totaled $112,437 for the year ended December 31, 1996 and $90,240 for the nine months ended September 30, 1997 (unaudited).

BAYERS ROAD SHOPPING CENTRE

STATEMENTS OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1997 (AND FOR THE THREE
MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND THE PERIOD FROM
MAY 14, 1997 TO DECEMBER 31, 1997 (UNAUDITED),

                                AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
OCWEN ASSET INVESTMENT CORP.



We have audited the accompanying statement of revenue and certain expenses for the property known as Bayers Road Shopping Centre for the year ended December 31, 1997. This financial statement is the responsibility of Ocwen Asset Investment Corp. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement.

The accompanying statement of revenue and certain expenses was prepared using the basis described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current report on Form 8-K of Ocwen Asset Investment Corp.) and is not intended to be a complete presentation of the revenues and expenses of the property known as Bayers Road Shopping Centre.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses for Bayers Road Shopping Centre on the basis described in Note 2 for the year ended December 31, 1997 in conformity with generally accepted accounting principles in the United States.

/s/ PricewaterhouseCoopers
--------------------------
PricewaterhouseCoopers

Chartered Accountants
Toronto, Ontario
June 23, 1998

BAYERS ROAD SHOPPING CENTRE

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------------------------------

REVENUE
  Rental (Note 3)                                                                                             $  4,699,923
  Recoveries                                                                                                     2,126,254
                                                                                                               -----------
                                                                                                                 6,826,177
CERTAIN EXPENSES
  Real estate and property taxes                                                                                 1,284,317
  Utilities                                                                                                        530,700
  Janitorial                                                                                                       269,906
  Other operating expenses                                                                                         580,404
  Property management and administrative expenses (Note 4)                                                         656,609
  Repairs and maintenance                                                                                          318,680
                                                                                                               -----------

                                                                                                                 3,640,616
                                                                                                               -----------
REVENUE IN EXCESS OF CERTAIN EXPENSES                                                                         $  3,185,561
                                                                                                               -----------






















                See accompanying notes to financial statements.

BAYERS ROAD SHOPPING CENTRE

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------
REVENUE
  Rental (Note 3)                                                                                             $  1,062,801
  Recoveries                                                                                                       467,686
                                                                                                                ----------
                                                                                                                 1,530,487
CERTAIN EXPENSES
  Real estate and property taxes                                                                                   298,832
  Utilities                                                                                                        131,379
  Janitorial                                                                                                        67,668
  Other operating expenses                                                                                         184,366
  Property management and administrative expenses (Note 4)                                                         130,901
  Repairs and maintenance                                                                                           58,973
                                                                                                                ----------
                                                                                                                   872,119
                                                                                                                ----------
REVENUE IN EXCESS OF CERTAIN EXPENSES                                                                         $    658,368
                                                                                                                ----------

                See accompanying notes to financial statements.

BAYERS ROAD SHOPPING CENTRE

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997
(UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------

REVENUE
  Rental (Note 3)                                                                                             $  2,948,793
  Recoveries                                                                                                     1,164,312
                                                                                                               -----------
                                                                                                                 4,113,105

CERTAIN EXPENSES
  Real estate and property taxes                                                                                   761,445
  Utilities                                                                                                        296,469
  Janitorial                                                                                                       172,353
  Other operating expenses                                                                                         308,772
  Property management and administrative expenses (Note 4)                                                         392,776
  Repairs and maintenance                                                                                          247,819
                                                                                                               -----------

                                                                                                                 2,179,634
                                                                                                               -----------

REVENUE IN EXCESS OF CERTAIN EXPENSES                                                                         $  1,933,471
                                                                                                               -----------
















                See accompanying notes to financial statements.

BAYERS ROAD SHOPPING CENTRE

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY:

      For the purpose of the accompanying statements of revenue and certain expenses, Bayers Road Shopping Centre (the "property") is a shopping center located in Halifax, Nova Scotia, which was acquired through foreclosure by Ocwen Asset Investment Corp. (the "REIT") on April 9, 1998.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      The financial statement is expressed in Canadian dollars and is prepared in accordance with accounting principles generally accepted in the United States.

      Basis of Presentation

      The accompanying statement of revenue and certain expenses has been prepared on the accrual basis of accounting.

      The financial statement is not representative of the actual operations for the periods presented, as certain revenues and expenses which may not be comparable to the revenues and expenses to be earned or incurred by the REIT in the future operations of the property have been excluded. Revenues excluded consist of interest and other revenues unrelated to the continuing operations of the property. Expenses excluded consist of interest and other finance charges, depreciation of the building and improvements, amortization of organization and other intangible costs, capital taxes and other expenses not directly related to the future operations of the property.

      Interim Financial Statements

      The interim financial data for the three months ended March 31, 1998 and the period from May 14, 1997 (the date of inception of the REIT) to December 31, 1997 is unaudited. However, in the opinion of the REIT, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Revenue Recognition

      Rental revenues are recognized on a straight-line basis required under generally accepted accounting principles.

      Repairs and Maintenance

      Expenditures for maintenance and repairs are charged to operations as incurred. Betterments that improve or extend the life of the asset beyond its original condition are capitalized.

BAYERS ROAD SHOPPING CENTRE

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.    TENANT LEASES:

      Leases for the property have various remaining lease terms of up to nine years with options to certain tenants for renewal.

      Future minimum rents to be received from tenants as at December 31, 1997 are as follows:

                                YEAR ENDING DECEMBER 31,                            AMOUNT
                                1998                                           $   3,907,000
                                1999                                               3,080,000
                                2000                                               2,307,000
                                2001                                               1,884,000
                                2002                                               1,320,000
                                Thereafter                                         3,299,000
                                                                                 -----------
                                                                               $  15,797,000
                                                                                 -----------

      For the year ended December 31, 1997, one lessee was responsible for 13 percent of rental revenue. For the three months ended March 31, 1998 and the period from May 14, 1997 to December 31, 1997 (unaudited), the one lessee was responsible for 14 percent and 11 percent of rental revenue, respectively. This one lessee can terminate its lease agreement if the property's vacancy exceeds a certain level.

3.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES:

      The property incurs salary and benefit expenses for full-time employees. In addition, the property incurred management fees which totaled $208,800 for the year ended December 31, 1997, $46,400 for the three months ended March 31, 1998 (unaudited) and $132,717 for the period from May 14, 1997 to December 31, 1997 (unaudited).

TEN UNITED NATIONS PLAZA

STATEMENTS OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.

We have audited the accompanying statement of revenue and certain expenses for the property known as Ten United Nations Plaza for the year ended December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared using the basis described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current report on Form 8-K of Ocwen Asset Investment Corp.) and is not intended to be a complete presentation of the revenues and expenses of the property known as Ten United Nations Plaza.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses for Ten United Nations Plaza on the basis described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
------------------------------
San Francisco, California
January 6, 1999

TEN UNITED NATIONS PLAZA

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------



REVENUE
   Base rents                                                      $   1,188,825
   Escalations and other revenue                                          86,024
                                                                   -------------
                                                                       1,274,849

CERTAIN EXPENSES
   Real estate and property taxes                                         82,189
   Utilities                                                             109,618
   Janitorial                                                            116,030
   Other operating expenses                                              113,345
   Property management and administrative expenses                       119,038
                                                                   -------------

                                                                         540,220
                                                                   -------------

         Revenue in excess of certain expenses                     $     734,629
                                                                   -------------



      See accompanying notes to statements of revenue and certain expenses.

TEN UNITED NATIONS PLAZA

STATEMENT OF REVENUE AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 1997
--------------------------------------------------------------------------------



REVENUE
   Base rents                                                       $    607,259
   Escalations and other revenue                                          55,123
                                                                    ------------
                                                                         662,382

CERTAIN EXPENSES
   Real estate and property taxes                                         41,421
   Utilities                                                              50,591
   Janitorial                                                             52,798
   Other operating expenses                                               66,139
   Property management and administrative expenses                        64,328
                                                                    ------------

                                                                         275,277
                                                                    ------------

         Revenue in excess of certain expenses                      $    387,105
                                                                    ------------



     See accompanying notes to statements of revenue and certain expenses.

TEN UNITED NATIONS PLAZA

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.     ORGANIZATION AND OPERATION OF PROPERTY

For the purpose of the accompanying statements of revenue and certain expenses, Ten United Nations Plaza (the "Property") is an office building located in San Francisco, CA, which was acquired by Ocwen Asset Investment Corp. (the "Company") on September 3, 1997.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses have been prepared on the accrual basis of accounting.

The accompanying financial statements are not representative of the actual operations for the periods presented, as certain revenues and expenses which may not be comparable to the revenues and expenses to be earned or incurred by the Company in the future operations of the Property have been excluded. Revenues excluded consist of interest and other revenues unrelated to the continuing operations of the Property. Expenses excluded consist of interest and other finance changes, depreciation of the building and improvements, amortization of organization and other intangible costs and other expenses not directly related to the future operations of the Property.

INTERIM STATEMENTS

The interim financial data for the six months ended June 30, 1997 is unaudited. However, in the opinion of the Property's management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Base rents are recognized on a cash basis which does not significantly vary from the accrual basis required under generally accepted accounting principles.

REPAIRS AND MAINTENANCE

Expenditures for maintenance and repairs are charged to operations as incurred. Betterments which improve or extend the life of the asset beyond its original condition are capitalized.

TEN UNITED NATIONS PLAZA

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.     LEASES

Leases for the Property have various remaining lease terms of up to 2002 with options to certain tenants for renewal. In addition to base rents, the leases provide for the tenants to pay their proportionate share of real estate taxes and operating expenses over base year amounts.

For the year ended December 31, 1996, the San Francisco AIDS Foundation (the "SF AIDS Foundation"), the Social Security Administration (the "SSA") and Union Bank accounted for 37%, 36% and 26%, respectively, of total base rents. For the six months ended June 30, 1997, the SF AIDS Foundation, the SSA and Union Bank accounted for 36% (unaudited), 35% (unaudited) and 27% (unaudited), respectively, of total base rents. The Dan Francisco AIDS Foundation, SSA and Union Bank are no longer tenants of the Property.

As of December 31, 1998, only two tenants remain in the Property, comprising annual rental income of approximately $112,000. The leases related to the two remaining tenants expire October 31, 999 and January 31, 2002.

4.     PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES

The Property incurs salary and benefit expenses for full-time employees. In addition, the Property incurred management fees which totaled $48,000 for the year ended December 31, 1996 and $24,000 for the six months ended June 30, 1997 (unaudited).

690 MARKET STREET

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

690 MARKET STREET

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

      REVENUES
           Rental (Note 3)                                                                           $  823,687
           Lease termination income                                                                           -
           Recoveries                                                                                    72,772
           Other                                                                                         13,608
                                                                                                        -------

      CERTAIN EXPENSES
           Real estate and property taxes                                                                54,588
           Utilities                                                                                     61,886
           Janitorial                                                                                    43,386
           Service expenses                                                                              52,607
           Repairs and maintenance                                                                       22,765
           Depreciation and amortization                                                                116,602
           Property management and administrative expenses                                              213,821
                                                                                                        -------
           (Note 4)
                                                                                                        565,655
                                                                                                        -------

      REVENUE IN EXCESS OF CERTAIN EXPENSES                                                          $  344,412
                                                                                                        -------






















   The accompanying notes are an integral part of these financial statements.

690 MARKET STREET

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY:

      For the purpose of the accompanying statement of revenues and certain expenses (the "financial statement"), 690 Market Street (the "Property") is a 124,692 square foot, 16-story, Class C office building located in the financial district of San Francisco, California, which was acquired by Ocwen Asset Investment Corp. (the "Company") on January 23, 1998. The Property was purchased for $13.7 million. The Property was originally constructed in 1888 and has undergone numerous renovations. At the date of acquisition, approximately 41% of the building was available for re-leasing by the end of 1998 and existing rents averaged $14.06 per square foot. The building was 72% leased as of September 30, 1998. The Company is investing approximately $4.3 million to install structural upgrades, a sprinkler system and American with Disabilities Act ("ADA") upgrades, fund deferred maintenance and tenant improvements and pay leasing commissions. The Company is currently implementing a new leasing program at the property to coincide with the renovation schedule and has executed nine new leases totaling approximately 13,800 square feet.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Basis of Presentation

      The accompanying financial statement has been prepared on the accrual basis of accounting.

      Interim Financial Statement

      The interim financial statement for the nine months ended September 30, 1998 is unaudited. However, in the opinion of the property's management; the interim financial statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Revenue Recognition

      Base rents are recognized on a straight-line basis over the terms of the lease agreements as required under generally accepted accounting principles.

      Repairs and Maintenance

      Expenditures for repairs and maintenance are charged to operations as incurred. Betterments that improve or extend the life of the asset beyond its original condition are capitalized.

690 MARKET STREET

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

3.    TENANT LEASES:

      Approximately 72 percent of the total rentable area of the office building had been leased under executed lease agreements as of September 30, 1998, and approximately 41 percent of total rentable space will become available for re-leasing by the end of 1998. Future base rentals to be received under these lease agreements as of December 31, 1998 are as follows:

                                         YEAR ENDING                SQUARE FEET OCCUPIED AT
                                         DECEMBER 31,                   DECEMBER 31, (1)                  RENT (2)
                                            1998                             77,514                      $1,999,678
                                            1999                             66,723                       1,552,106
                                            2000                             61,545                       1,441,904
                                            2001                             49,819                       1,326,171
                                            2002                             31,351                       1,141,926
                                         Thereafter                          31,351                       1,369,604

      (1) The square feet projections are based on existing leases only and assume no renewals or new leases.

      (2) Rent projections are based on 12 months and assume rent is recognized on a straight-line basis.


      For the nine months ended September 30, 1998 (unaudited), the property received approximately $823,687, or 90.5 percent of total rental revenue from 59 leases.

4.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES:

      The property incurred management fees, which totaled $20,634 for the nine months ended September 30, 1998. In addition, during the nine months ended September 30, 1998 the property incurred salary and benefit expenses for full time employees of $84,377 and other property administrative costs of $108,810.

PARK CENTER 1

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

PARK CENTER 1

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

      REVENUES
           Rental income (Note 3)                                                                  $         --
           Other                                                                                            175
                                                                                                      ---------
                                                                                                            175
      CERTAIN EXPENSES
           Depreciation and amortization                                                                 16,388
           Property management and administrative expenses                                               20,205
                                                                                                      ---------
           (Note 4)
                                                                                                         36,593
                                                                                                      ---------

      REVENUE IN EXCESS OF CERTAIN EXPENSES                                                        $   (36,418)
                                                                                                      ---------




















   The accompanying notes are an integral part of these financial statements.

PARK CENTER 1

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATION OF PROPERTY:

      For the purpose of the accompanying statement of revenues and certain expenses (the "financial statements"), Park Center I (the "Property") is an approximately 44,000 square foot, four-story, suburban office building located on a frontage road to Interstate 75 in Dayton, Ohio, which was acquired by Ocwen Asset Investment Corp. (the "Company") on April 3, 1998. The Property was constructed in 1981, and the Property was acquired by foreclosure on the loan secured by the Property, which was acquired by the Company at a discount in September 1997. The building is currently vacant and configured for single tenant use, but may be converted to multi-tenant use. The Company currently is preparing an operating plan for this investment.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Basis of Presentation

      The accompanying financial statement has been prepared on the accrual basis of accounting.

      Interim Financial Statement

      The interim financial statement for the nine months ended September 30, 1998 is unaudited. However, in the opinion of the property's management, the interim financial statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results to be expected for the full year or any other period.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Revenue Recognition

      Base rents are recognized on a straight-line basis over the terms of the lease agreements as required under generally accepted accounting principles.

      Repairs and Maintenance

      Expenditures for repairs and maintenance are charged to operations as incurred. Betterments that improve or extend the life of the asset beyond its original condition are capitalized.

3.    TENANT LEASES:

      Currently, the building is vacant and configured for single tenant use, but may be converted to multi-tenant use.

PARK CENTER 1

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
--------------------------------------------------------------------------------

4.    PROPERTY MANAGEMENT AND ADMINISTRATIVE EXPENSES:

      The property incurred management fees and administrative expenses, which totaled $56,542 for the nine months, ended September 30, 1998.

                          OCWEN ASSET INVESTMENT CORP.
       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE PERIOD MAY 14, 1997 TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


The following unaudited pro forma condensed consolidated statements of operations are presented as if each of the following property acquisitions occurred on May 14, 1997. The pro forma condensed consolidated statements of operations should be read in conjunction with the Company's historical financial statements and notes thereto.

The Company accounts for property acquisitions utilizing purchase accounting under generally accepted accounting principles.

The unaudited pro forma condensed consolidated financial statements of operations are not necessarily indicative of what the actual results of operations of the company would have been assuming they had been completed as set forth above, nor does it purport to represent the Company's results of operations for future periods.

                                                              Historical (1)
                                        ----------------------------------------------------------

                                           Company       Bush Street    Prudential    10 Un Plaza
                                        ----------------------------------------------------------
Interest income                         $     13,462    $         --   $         --   $         --

Interest expense                                  --              --             --             --
                                        ------------    ------------   ------------   ------------

Net interest income (expense) before
     Provision for loan losses                13,462              --             --             --
Provision for loan losses                         --              --             --             --
                                        ------------    ------------   ------------   ------------

Net interest income (expense) after
     provision for loan losses                13,462              --             --             --

Real estate-operating income                   2,223           5,196             65            385

Real estate-operating expenses                   728           1,936          2,992            117
                                        ------------    ------------   ------------   ------------

Real estate - net operating income             1,495           3,260         (2,927)           208

Other expenses                                 3,155              --             --             --

(Loss) gain on securities held for
     trading                                      --              --             --             --
                                        ------------    ------------   ------------   ------------

(Loss) income before minority Interest        11,802           3,260         (2,927)           208

Minority interest in net (income)
     loss of operating partnership                (9)             --             --             --
                                        ------------    ------------   ------------   ------------

Net income (loss)                       $     11,793    $      3,260   $     (2,927)  $        208
                                        ============    ============   ============   ============

Funds from operations                   $     11,972
                                        ============

                                         Other            Pro Forma      Total Pro Forma
                                      Acquisitions (2)  Adjustments (3)
                                      --------------------------------------------------
Interest income                         $         --      $          --    $   13,462

Interest expense                                  --              6,461         6,461
                                        ------------      -------------    ----------

Net interest income (expense) before
     Provision for loan losses                    --             (6,461)        7,001
Provision for loan losses                         --                 --            --
                                        ------------      -------------    ----------

Net interest income (expense) after
     provision for loan losses                    --             (6,461)        7,001

Real estate-operating income                   6,214                 --        14,083

Real estate-operating expenses                 2,995              2,505        11,333
                                        ------------      -------------    ----------

Real estate - net operating income             3,219             (2,505)        2,750

Other expenses                                    --              1,029         4,184

(Loss) gain on securities held for
     trading                                      --                 --            --
                                        ------------      -------------    ----------

(Loss) income before minority Interest         3,219             (9,995)        5,567

Minority interest in net (income)
     loss of operating partnership                --                  3(4)         (6)
                                        ------------      -------------    ----------

Net income (loss)                       $      3,219      $      (9,992)   $    5,561
                                        ============      =============    ==========

Funds from operations                                                      $    8,245
                                                                           ==========

                         OCWEN ASSET INVESTMENT CORP.
      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE PERIOD MAY 14, 1997 TO DECEMBER 31, 1997


(1) Historical results are based on the actual results of operations from May 14, 1997 through December 31, 1997. The results of operations from the acquisition date are included in the Company column.

(2)      The following table summarizes the "Other Acquisitions":

                                          Acquisition     Purchase                             Operating            Net
          Property Name                      Date           Price           Revenues            Expenses           Income
          ---------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
          450 Sansome Street.........       9/23/97         17,200              729                  407              322
          Cortez Plaza...............       11/10/97        19,050            1,350                  421              929
          Bayers Road Shopping Centre        4/9/98         16,311            4,135                2,167            1,968
                                                                         ----------           ----------       ----------
                                                                              6,214                2,995            3,219

 (3)
         Pro forma adjustments:

                                                 Acquisition               (a)                   (b)                  (c)
         Property Name                              Date             Interest Expense   Depreciation Expense     Other Expense
         -------------                          -----------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
               10 UN Plaza                         9/3/97             $          --          $          73           $          34
               450 Sansome Street                  9/23/97                       --                    135                      64
               Cortez Plaza                       11/10/97                       --                    258                     101
               221 Bush Street                     4/8/98                     4,697                  1,300                     626
               Bayers Road Shopping Centre         4/9/98                        --                    266                      --
               841 Prudential Drive                7/7/98                     1,764                    473                     204
                                                                -------------------    -------------------     -------------------
                     Total                                            $       6,461          $       2,505           $       1,029
                                                                ===================    ===================     ===================

         (a)         Interest expense is based on the following assumptions:

                     221 Bush Street: Salomon Brothers Realty Corp. $75.0 million loan at LIBOR plus 175 basis points (7.44 percent at April 8, 1998) and from $25.2 million of borrowings from other sources at approximately the same rate. If LIBOR rate were to change by 12.5 basis points, interest expense would change approximately $123,000 during a one-year period.

                     841 Prudential Drive: Salomon Brothers Realty Corp. $24.1 million loan at LIBOR plus 175 basis points (7.41 percent at July 22, 1998) and from $8.6 million of borrowings from other sources at 11.50 percent. If LIBOR rate were to change by 12.5 basis points, interest expense would change approximately $30,200 during a one-year period.

         (b)         Depreciation expense is based on a 39 year useful life.

         (c) Other expense represents management fees paid to Ocwen Capital Corporation. This fee is calculated as .25 percent of invested assets per quarter.

(4) Minority interest in net (income) loss of the operating partnership, which includes historical results for Bush Street, 841 Prudential Drive, 10 UN Plaza, and the other acquisitions, as well as the pro forma adjustments, is calculated by using the weighted average minority interest percentage for the period May 14, 1997 through December 31, 1997.

                          OCWEN ASSET INVESTMENT CORP.
       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                              (DOLLAR IN THOUSANDS)


                                                                    Historical (1)
                                        ----------------------------------------------------------------------

                                              Company        Bush Street       Prudential        10 Un Plaza
                                        ----------------------------------------------------------------------
Interest income                           $     43,088       $          --     $         --       $         --

Interest expense                                16,838                  --               --                 --
                                        --------------    ----------------  ---------------   ----------------

Net interest income (expense) before
     Provision for loan losses                  25,250                  --               --                 --
Provision for loan losses                          557                  --               --                 --
                                        --------------    ----------------  ---------------   ----------------

Net interest income (expense) after
     Provision for loan losses                  25,693                  --               --                 --

Real estate-operating income                    14,613               2,417               60                 --

Real estate-operating expenses                  13,521                 741            2,483                 --
                                        --------------    ----------------  ---------------   ----------------

Real estate - net operating income               1,092               1,676           (2,423)                --

Other expenses                                   6,573                  --               --                 --

(Loss) gain on securities held for
     trading                                    32,723                  --               --                 --
                                        --------------    ----------------  ---------------   ----------------

(Loss) income before minority Interest         (12,511)              1,676           (2,423)                --

Minority interest in net (income)
     loss of operating partnership                 399                  --               --                 --
                                        --------------    ----------------  ---------------   ----------------

Net income (loss) before extraordinary
     Items                                     (12,112)              1,676           (2,423)                --

Extraordinary gain on repurchase of
     debt                                          615                  --               --                 --
                                        --------------    ----------------  ---------------   ----------------

Net (loss) income                         $    (11,497)      $       1,676     $     (2,423)      $         --
                                        ==============    ================  ===============   ================

Funds from operations                     $      4,068
                                        ==============

                                             Other             Pro Forma         Total Pro Forma
                                        Acquisitions (2)     Adjustments (3)
                                        ---------------------------------------------------------
Interest income                             $         --       $          --      $    43,088

Interest expense                                      --               3,615           20,453
                                        ----------------    ----------------    -------------

Net interest income (expense) before
     Provision for loan losses                        --              (3,615)          22,635
Provision for loan losses                             --                  --              557
                                        ----------------    ----------------    -------------

Net interest income (expense) after
     Provision for loan losses                        --              (3,615)          22,078

Real estate-operating income                       1,159                               18,249

Real estate-operating expenses                       668               1,102           18,515
                                        ----------------    ----------------    -------------

Real estate - net operating income                   491              (1,102)            (265)

Other expenses                                        --                 518            7,091

(Loss) gain on securities held for
     trading                                          --                  --           32,723
                                        ----------------    ----------------    -------------

(Loss) income before minority Interest               491              (5,235)         (18,001)

Minority interest in net (income)
     loss of operating partnership                    --                 297(4)           696
                                        ----------------    ----------------   --------------

Net income (loss) before extraordinary
     Items                                           491              (4,938)         (17,306)

Extraordinary gain on repurchase of
     debt                                                                 --              615
                                        ----------------    ----------------    -------------

Net (loss) income                           $        491       $      (4,938)     $   (16,691)
                                        ================    ================    =============

Funds from operations                                                             $       (24)
                                                                                =============

                         OCWEN ASSET INVESTMENT CORP.
      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE PERIOD JANUARY 1, 1998 TO SEPTEMBER 30, 1998



(1) Historical results are based on the actual results of operations for the nine month period form January 1, 1998 through September 30, 1998. The results of operations from this property are included in the Company column.

(2)      The following table summarizes the "other acquisitions":

                                                                 Purchase                        Operating            Net
              Property Name                  Acquisition Date     Price         Revenues          Expenses          Income
              -------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
              450 Sansome Street.........        9/23/97           17,200
              Cortez Plaza...............        11/10/97          19,050
              Bayers Road Shopping Centre         4/9/98           16,311          1,159              668              491
                                                                              ----------         --------         --------
                                                                                   1,159              668              491

 (3)
            Pro forma adjustments:

                                               Acquisition           (a)                     (b)                    (c)
            Property Name                         Date         Interest Expense     Depreciation Expense       Other Expense
            -------------                      ----------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
                  450 Sansome Street             9/23/97                       --                     --                     --
                  Cortez Plaza                  11/10/97                       --                     --                     --
                  221 Bush Street                4/8/98                     2,048                    564                    271
                  Bayers Road Shopping Centre    4/9/98                        --                    114                     64
                  841 Prudential Drive           7/7/98                     1,567                    424                    183
                                                              -------------------    -------------------    -------------------
                        Total                                       $       3,615          $       1,102          $         518
                                                              ===================    ===================    ===================

            (a)         Interest expense is based on the following assumptions:

                        221 Bush Street: Salomon Brothers Realty Corp. $75.0 million loan at LIBOR plus 175 basis points (7.44 percent at April 8, 1998) and from $25.2 million of borrowings from other sources at approximately the same rate. If LIBOR rate were to change by 12.5 basis points, interest expense would change approximately $123,000 during a one-year period.

                        841 Prudential Drive: Salomon Brothers Realty Corp. $24.1 million loan at LIBOR plus 175 basis points (7.41 percent at July 22, 1998) and from $8.6 million of borrowings from other sources at 11.50 percent. If LIBOR rate were to change by 12.5 basis points, interest expense would change approximately $30,200 during a one-year period.

            (b)         Depreciation expense is based on a 39 year useful life.

            (c) Other expense represents management fees paid to Ocwen Capital Corporation. This fee is calculated as .25 percent of invested assets per quarter.

(4) Minority interest in net (income) loss of the operating partnership, which includes historical results for 221 Bush Street, 841 Prudential Drive, 10 UN Plaza, and the other acquisitions, as well as the pro forma adjustments, is calculated by using the weighted average minority interest percentage for the period October 1, 1997 through September 30, 1998.

                         OCWEN ASSET INVESTMENT CORP.
      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE PERIOD OCTOBER 1, 1997 TO SEPTEMBER 30, 1998
                            (DOLLARS IN THOUSANDS)


                                                                    Historical (1)
                                        ----------------------------------------------------------------------

                                              Company        Bush Street       Prudential        10 Un Plaza
                                        ----------------------------------------------------------------------
Interest income                           $     48,555       $          --     $         --     $           --

Interest expense                                16,838                  --               --                 --
                                        --------------     ---------------   --------------   ----------------

Net interest income (expense) before
     Provision for loan losses                  31,717                  --               --                 --
Provision for loan losses                          557                  --               --                 --
                                        --------------     ---------------   --------------   ----------------

Net interest income (expense) after
     Provision for loan losses                  31,160                  --               --                 --

Real estate-operating income                    16,721               4,669               86                 --

Real estate-operating expenses                  14,199               1,522            3,680                 --
                                        --------------     ---------------   --------------   ----------------

Real estate - net operating income               2,522               3,147           (3,594)                --

Other expenses                                   8,079                  --               --                 --

(Loss) gain on securities held for
     trading                                    32,723                  --               --                 --
                                        --------------     ---------------   --------------   ----------------

(Loss) income before minority Interest          (7,120)              3,147           (3,594)                --

Minority interest in net (income)
     loss of operating partnership                 390                  --               --                 --
                                        --------------     ---------------   --------------   ----------------

Net income (loss) before extraordinary
     Items                                      (6,730)              3,147           (3,594)                --

Extraordinary gain on repurchase of
     debt                                          615                  --               --                 --
                                        --------------     ---------------   --------------   ----------------

Net (loss) income                         $     (6,115)      $       3,147     $     (3,594)    $           --
                                        ==============     ===============   ==============   ================

Funds from operations                     $      9,522
                                        ==============



                                              Other            Pro Forma       Total Pro Forma
                                        Acquisitions (2)    Adjustments (3)
                                        --------------------------------------------------------
Interest income                           $           --    $           --      $    48,555

Interest expense                                      --             6,195           23,033
                                        ----------------  ----------------    -------------

Net interest income (expense) before
     Provision for loan losses                        --            (6,195)          25,522
Provision for loan losses                             --                --              557
                                        ----------------  ----------------    -------------

Net interest income (expense) after
     Provision for loan losses                        --            (6,195)          24,965

Real estate-operating income                       2,593                             24,069

Real estate-operating expenses                     1,369             1,972           22,742
                                        ----------------  ----------------    -------------

Real estate - net operating income                 1,224            (1,972)           1,327

Other expenses                                        --               930            9,009

(Loss) gain on securities held for
     trading                                          --                --           32,723
                                        ----------------  ----------------    -------------

(Loss) income before minority Interest             1,224            (9,097)         (15,440)

Minority interest in net (income)
     loss of operating partnership                    --               339(4)           729
                                        ----------------  ----------------    -------------

Net income (loss) before extraordinary
     Items                                         1,224            (8,758)         (14,711)

Extraordinary gain on repurchase of
     debt                                                               --              615
                                        ----------------  ----------------    -------------

Net (loss) income                         $        1,224    $       (8,758)     $   (14,096)
                                        ================  ================    =============

Funds from operations                                                           $     2,898
                                                                              =============

                         OCWEN ASSET INVESTMENT CORP.
      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE PERIOD OCTOBER 1, 1997 TO SEPTEMBER 30, 1998


(1) Historical results are based on the actual results of operations for the twelve month period form January 1, 1998 through September 30, 1998. The results of operations from this property are included in the Company column.

(2)         The following table summarizes the "other acquisitions":

                                                                 Purchase                         Operating            Net
              Property Name                 Acquisition Date      Price          Revenues          Expenses           Income
              -------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
              450 Sansome Street.........        9/23/97           17,200
              Cortez Plaza...............       11/10/97           19,050             272                85             187
              Bayers Road Shopping Centre        4/9/98            16,311           2,321             1,284           1,037
                                                                             ------------       -----------     -----------
                                                                                    2,593             1,369           1,224

 (3)
            Pro forma adjustments:


                                                   Acquisition            (a)                  (b)                   (c)
            Property Name                             Date         Interest Expense   Depreciation Expense      Other Expense
            -------------                      -----------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
                  450 Sansome Street                 9/23/97                      --                    --                    --
                  Cortez Plaza                      11/10/97                      --                    53                    21
                  221 Bush Street                    4/8/98                    3,927                 1,087                   523
                  Bayers Road Shopping Centre        4/9/98                       --                   219                   121
                  841 Prudential Drive               7/7/98                    2,268                   613                   265
                                                                   -----------------    ------------------     -----------------
                        Total                                            $     6,195          $      1,972           $       930
                                                                   =================    ==================     =================

            (a) Interest expense is based on the following assumptions:

                              221 Bush Street: Salomon Brothers Realty Corp. $75.0 million loan at LIBOR plus 175 basis points (7.44 percent at April 8, 1998) and from $25.2 million of borrowings from other sources at approximately the same rate. If LIBOR rate were to change by 12.5 basis points, interest expense would change approximately $123,000 during a one-year period.

                              841 Prudential Drive: Salomon Brothers Realty Corp. $24.1 million loan at LIBOR plus 175 basis points (7.41 percent at July 22, 1998) and from $8.6 million of borrowings from other sources at
                              11.50 percent. If LIBOR rate were to change by
                              12.5 basis points, interest expense would change approximately $30,200 during a one-year period.

            (b) Depreciation expense is based on a 39 year useful life.

            (c) Other expense represents management fees paid to Ocwen Capital Corporation. This fee is calculated as .25 percent of invested assets per quarter.


(4) Minority interest in net (income) loss of the operating partnership, which includes historical results for 221 Bush Street, 841 Prudential Drive, 10 UN Plaza, and the other acquisitions, as well as the pro forma adjustments, is calculated by using the weighted average minority interest percentage for the period October 1, 1997 through September 30, 1998.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Restated and Amended Articles of Incorporation of the Registrant contain a provision which, subject to certain exceptions described below, eliminates the liability of a Director or officer to the Registrant or its shareholders for monetary damages for any breach of duty as a Director or officer. This provision does not eliminate such liability to the extent that it is proved that the Director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

       The Registrant's Restated and Amended Articles of Incorporation also require the Registrant to indemnify any Director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Registrant, by reason of the fact that he or she is or was a Director or officer or is or was serving at the request of the Registrant as a Director, officer, employee or agent of another entity provided that the Board of Directors determines that the conduct in question was in the best interest of the Registrant and such person was acting on behalf of the Registrant. A Director or officer of the Registrant is entitled to be indemnified against all liabilities and expenses incurred by the Director or officer in the proceeding, except such liabilities and expenses as are incurred (i) if such person is an Independent Director or officer, because of his or her gross negligence, willful misconduct or knowing violation of the criminal law or (ii) in the case of the Director other than the Independent Directors, because of his or her negligence or misconduct. Unless a determination has been made that indemnification is not permissible, a Director or officer also is entitled to have the Registrant make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the Director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Such advance shall be permissible when the proceeding has been initiated by a shareholder of the Registrant only if such advance is approved by the court of competent jurisdiction. The Board of Directors of the Registrant also has the authority to extend to any person who is an employee or agent of the Registrant, or who is or was serving at the request of the Registrant as a Director, officer, employee or agent of another entity, the same indemnification rights held by Directors and officers, subject to all of the accompanying conditions and obligations.

       The Virginia Stock Corporation Act (the "Virginia Act") permits indemnification of the Registrant's Directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally may indemnify its officers and Directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Virginia Act also permits a corporation to require indemnification of officers and Directors with respect to any action except in the case of willful misconduct or knowing violation of the criminal law. In addition, the Virginia Act limits the damages that may be assessed against a Director or officer of the Registrant in a shareholder or derivative proceeding to the greater of (a) $100,000 or (b) the amount of cash compensation received by him from the Registrant in the twelve months immediately preceding the act or omission giving rise to liability. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws.

       The Registrant carries an insurance policy providing directors' and officers' liability insurance for any liability its Directors or officers or the Directors or officers of any of its subsidiaries may incur in their capacities as such.

       The Registrant will indemnify Ocwen Capital Corporation, a Florida corporation (the "Manager"), and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that the Manager for one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of the Registrant or its affiliates. In addition, the Manager and its officers and directors will not be liable to the Registrant, and the Registrant will indemnify the Manager and its officers and directors for acts performed pursuant to the management agreement between the Registrant and the Manager, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

       (a) List of Exhibits:


Exhibit No.                               Exhibit                                        Location
-----------                               -------                                        --------
      4.1        Form of Indenture between the Company and Norwest                         (1)
                   Bank Minnesota, National Association, as Trustee
                   thereunder

      4.2        Form of Old Note (attached as Exhibit A to the Indenture                  (1)
                   included as Exhibit 4.1)

      4.3        Form of New Note

      4.4        Registration Rights Agreement, dated July 14, 1998,                       (1)
                   among the Company and the Initial Purchasers
                   of the Notes

      5          Opinion of Elias, Matz, Tiernan & Herrick L.L.P.                           *
                   regarding legality of securities being registered

      8.1        Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding tax             *
                  consequences of the Exchange Offer

      8.2        Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding the             *
                  Company's status as a REIT

     12          Computation of ratio of earnings to fixed charges                          *

     23.1        Consents of Elias, Matz, Tiernan & Herrick L.L.P.                          *
                   (contained in the opinions included as Exhibits 5, 8.1 and 8.2)

     23.2        Consent of PricewaterhouseCoopers LLP                                      *

     24          Powers of Attorney (included in the signature page                         *
                  to this Registration Statement)

     25          Form T-1, Statement of Eligibility of Norwest                              *
                    Bank Minnesota, National Association to act
                    as trustee under the Indenture

     99.1        Form of Letter of Transmittal

     99.2        Form of Notice of Guaranteed Delivery


-------------------

     *      Previously filed.

     (1) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on July 16, 1998.

       (b) Financial Statement Schedules.

       No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

       (a) The undersigned Registrant hereby undertakes as follows:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a) (1) (i) and (a) (1)
       (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on the 27th day of January 1999.



OCWEN ASSET INVESTMENT CORP.



By:    /s/ William C. Erbey
       ------------------------------------
       William C. Erbey
       Chairman and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ William C. Erbey                          Date: January 27, 1999
------------------------------------
William C. Erbey
Chairman and Chief Executive Officer
(principal executive officer)




/s/ Christine A. Reich *                      Date: January 27, 1999
------------------------------------
Christine A. Reich
Director and President




 /s/ Benjamin W. Navarro*                     Date: January 27, 1999
------------------------------------
Benjamin W. Navarro
Director

------------

*By William C. Erbey, Attorney-in-fact.

 /s/ Peter M. Small*                          Date: January 27, 1999
------------------------------------
Peter M. Small
Director



/s/ Mark S. Zeidman                           Date: January 27, 1999
------------------------------------
Mark S. Zeidman
Senior Vice President and Chief
  Financial Officer (principal
  financial and accounting officer)


------------

*By William C. Erbey, Attorney-in-fact.


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by Stuart L. Silpe as a director on the date indicated. In addition, Stuart L. Silpe hereby appoints William C. Erbey and Christine A. Reich, and each of them severally, as his attorney-in-fact to sign in his name and behalf in his capacity as director, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, making such changes in the Registration Statement as appropriate, and generally to do all such things in his behalf in their capacities as directors and/or officers to enable Ocwen Asset Investment Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


                                                   Date:
-------------------------------
Stuart L. Silpe
Director